Filed Pursuant To Rule 424B(3)
Registration No. 333-110097

Rural Cellular Corporation

$325,000,000

9 7/8% Senior Notes

due 2010

        Offer to exchange 9 7/8% senior notes due 2010 that have been registered under the Securities Act of 1933 for any and all outstanding 9 7/8% senior notes due 2010.

Terms of Exchange Offer

•	Expires 5:00 p.m., New York City time, on December 10, 2003, unless extended.

•	All old notes that are validly tendered and not withdrawn will be exchanged.

•	Tenders of old notes may be withdrawn any time prior to the expiration of the exchange offer.

•	The exchange of old notes for new notes will not be a taxable exchange for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	The terms of the new notes we will issue in the exchange offer are substantially identical to the old notes, except that certain transfer restrictions and registration rights relating to the old notes will not apply to the new notes.

      The notes will not be listed on any national securities exchange or The Nasdaq Stock Market.

      Each broker-dealer that receives new notes for its own account in exchange for old notes represents that the old notes to be exchanged for the new notes were acquired by it as a result of marketmaking activities or other trading activities (and not acquired directly from Rural Cellular Corporation or any of its affiliates) and acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any resale of the new notes; however, by so acknowledging and by delivering a prospectus, the participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. Rural Cellular Corporation has agreed that during the period ending on the earlier of (1) one year from the date on which the exchange offer is consummated, subject to extension in limited circumstances, and (2) the date on which all transfer restricted securities covered by the exchange offer registration statement have been sold pursuant thereto, it will use commercially reasonable efforts to keep the exchange offer registration statement effective to the extent necessary to ensure that this prospectus is available for sales of the new notes by participating broker-dealers. See “Plan of Distribution and Selling Restrictions.”

      We are not making an offer to exchange notes in any jurisdiction where the offer is not permitted.

      For a discussion of certain factors that you should consider before participating in this exchange offer, see “Risk Factors” commencing on page 15.

       Neither the Securities and Exchange Commission nor any state securities commission has approved the notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 10, 2003.

DEALER PROSPECTUS DELIVERY OBLIGATION
FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PRINCIPAL SHAREHOLDERS
DESCRIPTION OF FINANCING ARRANGEMENTS
THE EXCHANGE OFFER
DESCRIPTION OF THE NOTES
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION AND SELLING RESTRICTIONS
LEGAL MATTERS
INDEPENDENT AUDITORS
MARKET DATA
AVAILABLE INFORMATION
INCORPORATION BY REFERENCE
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
RURAL CELLULAR CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS
RURAL CELLULAR CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
RURAL CELLULAR CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
INDEPENDENT AUDITORS’ REPORT
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
RURAL CELLULAR CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
RURAL CELLULAR CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
RURAL CELLULAR CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ (DEFICIT) EQUITY
CONSOLIDATED STATEMENTS OF CASH FLOWS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to holders of the old notes upon written or oral request to Rural Cellular Corporation, 3905 Dakota Street, SW, P.O. Box 2000, Alexandria, Minnesota 56308, Attention: Treasurer, telephone number (320) 762-2000. To obtain timely delivery, noteholders must request the information no later than December 3, 2003.

      In making your investment decision, you should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date. Neither the delivery of this prospectus nor any sale made under this prospectus shall under any circumstances imply that the information herein is correct as of any date subsequent to the date on the cover of this prospectus.

      This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any note offered hereby by any person in any jurisdiction in which it is unlawful for such person to make an offer or solicitation. The distribution of this prospectus and the offer and sale of the new notes may be restricted by law in certain jurisdictions. Persons who come into possession of this prospectus or any of the new notes must inform themselves about and observe any such restrictions. You must comply with all applicable laws and regulations in force in any jurisdiction in which you purchase, offer, or sell the new notes or possess or distribute this prospectus and, in connection with any purchase, offer, or sale by you of the new notes, must obtain any consent, approval, or permission required under the laws and regulations in force in any jurisdiction to which you are subject or in which you make such purchase, offer, or sale.

      This prospectus has been prepared based on information provided by us and by other sources that we believe are reliable. This prospectus summarizes certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this prospectus.

      You should not consider any information in this prospectus to be legal, business, or tax advice. You should consult your own attorney, business adviser, and tax adviser for legal, business, and tax advice regarding the exchange offer.

DEALER PROSPECTUS DELIVERY OBLIGATION

      Until December 5, 2003, all dealers that effect transactions in the new notes, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

      Our principal executive offices are located at 3905 Dakota Street, SW, Alexandria, Minnesota 56308. Our telephone number is 320-762-2000, and our website is located at www.rccwireless.com. The information on our website is not part of this prospectus.

FORWARD-LOOKING STATEMENTS

      This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. All statements regarding us and our expected financial position, business, and financing plans are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends,” or the negative or other variations of any such term or comparable terminology, or by discussions of strategy or intentions. Although we believe that the expectations reflected in such forward-looking statements are reasonable, our expectations may prove not to be correct. A number of factors could cause our actual results, performance, and achievements or industry results to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to:

•	the competitive environment in the wireless and telecommunications industries and in the markets we serve, including the quality and pricing of comparable wireless communications services offered by our competitors;

•	economic conditions in our geographic markets and in general, including those resulting from geopolitical concerns;

•	demographic changes;

•	our ability to attract and retain qualified personnel;

•	our ability to meet the obligations of or refinance our indebtedness and preferred stock on favorable terms;

•	our ability to meet our schedule for buildout and upgrade of our wireless network;

•	our business plan and our strategy for implementing our plan;

•	the market acceptance of the technology we use;

•	our capital expenditures and funding requirements, including our ability to access sufficient capital to meet operating and financing needs;

•	the availability of adequate quantities of system infrastructure and customer equipment and components to meet our service deployment and marketing plans and customer demand;

•	our ability to achieve and maintain market penetration and average customer revenue levels sufficient to provide financial viability;

•	our ability to integrate the operations of any businesses we acquire;

•	future legislation, regulatory actions, or judicial decisions relating to commercial mobile radio services, local multipoint distribution services, other wireless communications services, or telecommunications services generally;

ii

•	other risks and uncertainties described from time to time in our reports filed with the SEC; and

•	other factors described in this prospectus, including, without limitation, under “Risk Factors.”

      In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates, and data that may be incorrect or imprecise and involve known and unknown risks, uncertainties, and other factors. Accordingly, forward-looking statements included in this prospectus do not purport to be predictions of future events or circumstances and may not be realized. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, we disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements contained in this prospectus to reflect future events or developments.

iii

PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all information that may be important to you. This summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information, including the financial statements and related notes and the factors set forth under “Risk Factors,” included elsewhere or incorporated by reference in this prospectus. Some statements in this Prospectus Summary are forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors.” Please see “Forward-Looking Statements.”

      References in this prospectus to “Rural Cellular,” “RCC,” “we,” “our,” and “us” refer to Rural Cellular Corporation and its subsidiaries as a combined entity, except where it is made clear that those terms mean only the parent company.

      The term “old notes” refers to our 9 7/8% senior notes due 2010, which were issued in a transaction exempt from registration under the Securities Act of 1933; the term “new notes” refers to our 9 7/8% senior notes due 2010, which have been registered under the Securities Act pursuant to a registration statement of which this prospectus is a part, and the term “notes” refers to the old notes and the new notes collectively, unless the context requires otherwise. The term “9 5/8% notes” refers to our outstanding 9 5/8% senior subordinated notes due 2008 and the term “9 3/4% notes” refers to our outstanding 9 3/4% senior subordinated notes due 2010. The 9 5/8% notes and the 9 3/4% notes may be refined to collectively as “senior subordinated notes.”

      Information presented in this prospectus “on a pro forma basis” gives effect to the offering of the old notes, repayment of a portion of our revolving credit facility and term loan borrowings, payment of fees and expenses associated with the offering, and write-off of capitalized debt issuance costs.

Rural Cellular Corporation

General

      We are a wireless communications service provider focusing primarily on rural markets in the United States. Our marketed cellular networks covered a total population of approximately 5.2 million and served approximately 662,000 voice customers, excluding wholesale customers, as of June 30, 2003. Our operational regions include six states in the Northeast, two states in the Northwest, three states in the Midwest, and three states in the South. Within each of our four regions, we have deployed a strong local sales and customer service presence in the communities we serve, which we believe provides us with a substantial competitive advantage, particularly when coupled with the comprehensive coverage of our network. In addition, we believe our market characteristics, network quality, and the lower number of competitors in our markets relative to more urban markets make us an attractive roaming partner for other wireless communications service providers. We have preferred roaming relationships with AT&T Wireless Services, Inc., Cingular Wireless, LLC, and Verizon Wireless in our various regions.

      We also own personal communication services, or “PCS,” licenses that cover a total population of 1.5 million in our Midwest and Northeast regions. Our networks in these areas enable our customers and those of our roaming partners to use our service. We do not yet directly market our services in these areas.

      Our marketed PCS networks, which we operate through Wireless Alliance, a 70%-owned joint venture with T-Mobile, covered a total population of approximately 754,000 and served approximately 17,000 voice customers as of as of June 30, 2003.

      The following chart summarizes our existing wireless systems as of June 30, 2003:

		Total	Voice
	Percentage	Licensed	Customers	Square
Regions	Ownership	POPS(1)	(2)	Miles	States

Directly Marketed
Cellular:
Midwest	100%	741,000	117,039	45,000	MN, SD
Northeast	100%	2,066,000	266,383	46,000	MA, ME, NH, NY, VT
South	100%	1,467,000	111,338	71,000	AL, KS, MS
Northwest	100%	934,000	167,415	81,000	OR, WA

Total		5,208,000	662,175	243,000
PCS:
Wireless Alliance	70%	754,000	16,842	19,000	MN, ND, SD, WI

Total Directly Marketed		5,962,000	679,017	262,000
Not Directly Marketed (3)
PCS:
Midwest	100%	300,000		4,000	MN
Northeast	100%	1,173,000		6,000	NH, ME

Total Not Directly Marketed		1,473,000		10,000

Total		7,435,000		272,000

(1)	Reflects 2000 U.S. Census Bureau population data updated for December 2002.

(2)	Customer numbers exclude wholesale, paging, and long distance customers.

(3)	In these licensed areas we do not currently market our services on a per customer basis.

Competitive Strengths

      We believe we have a number of competitive strengths, including:

•	Strong cash flow from operations. Our cash flow from operations for the year ended December 31, 2002 was $138.3 million and for the six months ended June 30, 2003 was $109.1 million. Our strong cash flow from operations is the result of our rural market strategy, our focus on consistent cost reduction, our network operating efficiency, and our favorable roaming characteristics and will help us to fund our network upgrade during the next several years and enhance our ability to service our debt.

•	Attractive rural markets. We believe our markets have favorable characteristics for the growth and deployment of wireless networks. Because of the rural demographics of our markets, which typically have lower population densities, we are faced with an average of only three competitors per market, while larger, more urban markets typically have six or more competitors. Also, in a number of our service areas, we are entitled to federal support funds that subsidize our expansion into high-cost regions that otherwise would not have telephone service, including wireless services. Finally, we believe penetration in rural markets like ours is substantially less than the national average penetration, which presents a growth opportunity for us.

•	Local market presence. We believe that our extensive network of local distribution channels and our focus on local customer service promote substantial loyalty from our customers and provide us with a competitive advantage over larger wireless providers. We have tailored our marketing and distribution strategy to rely on local distributors and agents in areas where locating a direct retail store might not be cost-effective based on the demographic characteristics of those areas. As a result of these factors, our retention rate, which was 98.2% for the twelve months ended December 31, 2002 and 98.3% for the six months ended June 30, 2003, has been among the highest in the industry.

•	Attractive roaming characteristics. Our coverage areas have a large number of vacation destinations, substantial highway miles, and long distances between population centers, all of which we believe contribute to frequent roaming on our network by customers of other wireless providers. As a result, we have been able to negotiate favorable, long-term roaming agreements with many larger wireless carriers that do not have a presence in our markets. Our roaming characteristics and agreements with other carriers help to provide us with a stable base of roaming revenue, which generates higher margins than local service revenue.

•	Network quality. We have constructed a comprehensive network that allows both digital and analog access in our service areas. As of June 30, 2003, approximately 80% of our wireless customers were using digital handsets with advanced features that can be utilized in approximately 85% of our service areas. We believe our customers also receive regional and local wireless coverage with minimal call blocking and dropped calls and seamless call delivery and hand-off.

•	Experienced management team. Our executive management team has an average of seventeen years of experience in the wireless and communications industries.

Business Strategy

      Our objective is to continue to enhance our position in our markets by offering a full range of high-quality products and services to meet our customers’ needs, while continuing to provide extensive coverage and responsive customer service at competitive prices.

      The key elements of our strategy are to:

•	Maximize customer retention by capitalizing on our strong local presence and our high-quality networks. We have developed a strong local presence in the rural communities that we serve through our extensive network of local distribution channels and customer service, which we believe provides us a competitive advantage, particularly relative to larger, national wireless providers. We seek to position ourselves as the highest quality provider in our markets, and we are committed to making the capital investment required to maintain and operate a comprehensive network. Finally, we will continue to pursue federal support funds, which we expect will allow us to expand into new markets in which wireless services would not otherwise be provided.

•	Maintain mutually beneficial roaming arrangements. We have roaming agreements in our markets with various national carriers and have recently signed new long-term nationwide roaming agreements with AT&T Wireless effective through June 2006, renewable until 2008 at our option, and with Cingular effective through June 2007. Under these agreements, we are able to attain preferred roaming status by overlaying our existing TDMA networks with GSM/ GPRS technology. We already have opted to overlay our Northeast and Northwest networks with GSM/ GPRS technology. We are planning to overlay our Midwest region with CDMA technology and currently are considering the overlay options for our South region. We have selected infrastructure suppliers and commenced construction of GSM/ GPRS and CDMA overlays, which we expect to be completed during 2005. To facilitate our Northeast region GSM/ GPRS overlays, we have acquired 1900 MHz spectrum from AT&T Wireless and an affiliate covering 1.8 million POPs in our Northeast region. To facilitate our Northwest region GSM/ GPRS overlay, in October 2003 we agreed to transfer ownership of our Oregon RSA 4 property to AT&T Wireless in exchange for 1900 MHz licenses in our Northwest region covering 406,000 total POPs and 35,000 incremental POPs. This exchange also includes 1900 MHz licenses in our Midwest and South regions. We also received additional 1900 MHz licenses covering 200,000 POPs in our Northwest region as part of our June 2003 agreement with AT&T.

We will continue to evaluate carefully the deployment of next generation wireless technologies that deepen our coverage and provide the most efficient interconnection with our roaming partners. We will continue to work closely with our roaming partners to ensure our roaming arrangements are mutually beneficial, by providing us stable roaming revenue and by providing our partners the ability to provide cost-efficient coverage for their customers. Our carrier services department continually evaluates new roaming agreements and opportunities.

•	Introduce enhanced products and services. We will evaluate deployment of new and enhanced products and services on an ongoing basis to ensure our customers have access to the best available wireless technology and to enhance our local service revenue. Some of these new technologies and features include wireless e-mail access and internet access.

Recent Developments

      Property Exchange. On October 14, 2003, RCC and AT&T Wireless Services, Inc. (“AT&T Wireless”) announced the signing of an agreement to exchange certain wireless properties. The transaction remains subject to federal regulatory approvals and certain other conditions, with closing anticipated in the first quarter of 2004. Under the agreement, we will transfer to AT&T Wireless our operations in Oregon RSA 4, covering 226,000 POPs and including 36 cell sites and approximately 38,000 customers as of September 30, 2003. RCC will receive from AT&T Wireless operations in Alabama and Mississippi covering 732,000 total POPs and 545,000 incremental POPs and including 98 cell sites and approximately 16,000 customers as of September 30, 2003. In addition, RCC will receive from AT&T Wireless unbuilt licenses covering portions of RCC’s South, Midwest, and Northwest regions that incorporate 2.4 million total POPs and 1.3 million incremental POPs. In conjunction with this agreement, the parties amended an existing roaming agreement effective through June 2006, expanding territory in which AT&T Wireless customers will be able to roam on RCC’s network, including RCC’s GSM/GPRS network under development in the Northwest region. We will also receive $13.5 million in cash that we will use to permanently reduce our credit facility. Because our carrying value of certain intangible assets associated with this transaction (goodwill, licenses, and subscriber lists) is in excess of their fair market value, we anticipate recording a noncash impairment charge of approximately $40 million to $50 million.

      Credit Agreement Amendment. In connection with the issuance of the notes on August 1, 2003, we amended our credit agreement to, among other things, permit us to issue the notes. We used the proceeds from the issuance of the notes, net of fees relating to the offering and the amendment, and available cash to make a total of approximately $356.1 million in repayments of outstanding indebtedness under our credit agreement, consisting of:

•	$131.1 million of outstanding debt under the revolving credit facility maturing in April 2008,

•	$99.4 million of debt under Term Loan A due April 2008,

•	$54.7 million of debt under Term Loan B due October 2008,

•	$54.7 million of debt under Term Loan C due April 2009, and

•	$16.2 million of debt under Term Loan D due October 2009.

      Under the amendment, the commitment under our revolving credit facility was reduced to $60.0 million. Additionally, there are no mandatory amortization payments under the credit agreement until June 2005 and no reductions in commitments under the revolving credit facility until June 2007. Other amendments to the credit agreement included, among others, provisions that:

•	establish a basket for repurchases, repayments, redemptions, or other acquisitions of subordinated debt, preferred stock, or the notes, equal to $100.0 million, which amount will increase by two-thirds of the amount of any of our future voluntary prepayments of term loans from our “Excess

Cash Flow,” as defined in the credit agreement, and reduced by the amount of any dividends paid on our preferred stock,

•	amend the financial covenants,

•	require us to refinance or extend the maturity date of the notes beyond March 31, 2010, on or before July 31, 2009, or an event of default will occur,

•	require us to refinance or extend the maturity date of our 9 5/8% notes beyond January 1, 2010, on or before November 15, 2007, or an event of default will occur,

•	add a letter of credit subfacility of up to $5.0 million,

•	increase the “Applicable Margins” with respect to the interest rates applicable to outstanding debt under the credit agreement, and

•	require that no less than 50% of our total debt be fixed rate debt, after giving effect to our interest rate hedging agreements.

      For more information regarding the credit agreement amendment, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Credit Agreement — Credit Agreement Amendment.”

      On July 21, 2003, Standard & Poor’s Ratings Services lowered its ratings on our senior subordinated notes to CCC, the rating on our senior exchangeable preferred stock to D, and the rating on our junior exchangeable preferred stock to CCC-. On July 22, 2003, Moody’s Investors Service announced that it had lowered the rating on our senior subordinated notes to Caa2, the rating on our senior exchangeable preferred stock to Ca, and the rating on our junior exchangeable preferred stock to C.

      Eligible Telecommunications Carrier Status. Under current federal regulations, with Eligible Telecommunications Carrier, or “ETC,” certification, we are eligible for federal Universal Service Fund, or “USF,” support for serving low-income customers and customers in geographic areas in which telephone services would otherwise be too costly to provide. We are already receiving USF support payments in Alabama, Mississippi, and Washington. We recently received ETC certification in Minnesota and anticipate receiving USF support in early 2004. We have received ETC designation in Maine and Vermont and have applied for ETC certification in these states, which is necessary before we can begin receiving USF support. We have filed applications for ETC designation in Kansas, New Hampshire, and Oregon.

Risk Factors

      See “Risk Factors” for a discussion of factors that should be considered by prospective investors in evaluating an investment in the notes.

Ratio of Earnings to Fixed Charges

      The following table presents our ratios of earnings to fixed charges for the periods indicated.

Fiscal Year Ended December 31,
					Six Months Ended
1998	1999	2000	2001	2002	June 30, 2003

—	1.17	—	—	1.19	1.85

      The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings. Fixed charges consist of all interest, whether expensed or capitalized, amortization of debt costs, and the portion of rent expense representing interest. Earnings consist of income before income tax, cumulative effect adjustment, and preferred stock dividends plus fixed charges reduced by capitalized interest. On this basis, earnings for some periods were not adequate to cover fixed charges, and, accordingly, no ratio is shown. The deficiency of earnings to fixed charges for 1998, 2000, and 2001 was $6.8 million, $39.7 million, and $49.2 million, respectively.

The Exchange Offer

Registration Rights Agreement	You have the right to exchange your old notes for new notes with substantially identical terms. This exchange offer is intended to satisfy this right. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your notes.

The Exchange Offer	We are offering to exchange $1,000 principal amount of our 9 7/8% senior notes due 2010, which have been registered under the Securities Act, for each $1,000 principal amount of our outstanding 9 7/8% senior notes due 2010, which were issued in August 2003 in a private offering. In order to be exchanged, an old note must be validly tendered and accepted. We will exchange all notes validly tendered and not validly withdrawn. As of the date of this prospectus, there is $325,000,000 aggregate principal amount of old notes. We will issue new notes on or promptly after the expiration of the exchange offer.

Resale	We believe that, if you are not a broker-dealer, you may offer new notes for resale, resell, or otherwise transfer the new notes without complying with the registration and prospectus delivery requirements of the Securities Act if you:

• are not an “affiliate,” as defined under the Securities Act, of RCC;

• acquired the new notes in the ordinary course of business;

• are not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in a “distribution,” as defined under the Securities Act, of the new notes; and

• are not acting on behalf of any person who could not truthfully make the foregoing representations.

Our belief that resales and other transfers of new notes would be permitted without registration or prospectus delivery under the conditions described above is based on interpretations of the SEC given to other, unrelated issuers in transactions similar to the exchange offer. We cannot assure you that the SEC would take the same position with respect to the exchange offer. If any of the above conditions is not satisfied, you may not rely on the applicable interpretations of the staff of the SEC and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale or other transfer transaction. Failure to so comply may result in liability to you under the Securities Act. We will not be responsible for or indemnify you against any liability you may incur under the Securities Act.

Notwithstanding the foregoing, any holder who acquired its old notes to be exchanged for new notes in the exchange offer directly from RCC or any of its affiliates must acknowledge and agree that it:

• may not rely on the applicable interpretations of the staff of the SEC and

• must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by the securities laws.

Any broker-dealer that receives new notes for its own account in exchange for old notes may be deemed to be an “underwriter” within the meaning of the Securities Act. Each broker-dealer that receives new notes for its own account in exchange for old notes must represent that the old notes to be exchanged for the new notes were acquired by it as a result of marketmaking activities or other trading activities (and not acquired directly from RCC or any of its affiliates) and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes; however, by so acknowledging and by delivering a prospectus, the participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. We have agreed that during the period ending on the earlier of (1) one year from the date on which the exchange offer is consummated, subject to extension in limited circumstances, and (2) the date on which all transfer restricted securities covered by the exchange offer registration statement have been sold pursuant thereto, we will use commercially reasonable efforts to keep the exchange offer registration statement effective to the extent necessary to ensure that this prospectus is available for sales of the new notes by participating broker-dealers. See “Plan of Distribution and Selling Restrictions.”

Record Date	We mailed this prospectus and the related exchange offer documents to registered holders of old notes as determined on November 10, 2003.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on December 10, 2003, unless we decide to extend the expiration date.

Conditions to the Exchange Offer	We may terminate or amend the exchange offer if:

• any legal proceeding, government action, or other adverse development materially impairs our ability to complete the exchange offer;

• any SEC rule, regulation, or interpretation materially impairs the exchange offer; or

• we have not obtained any necessary governmental approvals with respect to the exchange offer.

Procedures for Tendering Old Notes	Each registered holder of old notes wishing to accept the exchange offer must:

• complete, sign, and date the accompanying letter of transmittal, or a facsimile thereof; or

• arrange for The Depository Trust Company, or DTC, to transmit certain required information to the exchange agent in connection with a book-entry transfer. See “The Exchange Offer — Procedures for Tendering.”

You must mail or otherwise deliver the documentation listed above and your old notes to U.S. Bank National Association, as exchange agent, at the address set forth under “The Exchange Offer — Exchange Agent.” By tendering your old notes in this manner, you will be representing, among other things, that you meet the three requirements set forth under “— Resale” above.

Remaining Old Notes	If you are eligible to participate in the exchange offer and you do not tender your old notes or if we do not accept your old notes for exchange as described under “The Exchange Offer — Procedures for Tendering,” you will not have any further registration or exchange rights, and your old notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for such old notes could be adversely affected.

You do not have any appraisal or dissenters’ rights in connection with the exchange offer.

Special Procedures for Beneficial Owners	If you beneficially own old notes registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your old notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal for the exchange offer and delivering your old notes, either arrange to have your old notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery Procedures	If you wish to tender your old notes and time will not permit your required documents to reach the exchange agent by the expiration date of the exchange offer, or you cannot complete the procedure for book-entry transfer on time or you cannot deliver certificates for your old notes on time, you may tender your old notes according to the procedures described in this prospectus under the heading “The Exchange Offer — Guaranteed Delivery Procedures.”

Withdrawal Rights	You may withdraw the tender of your old notes at any time prior to 5:00 p.m., New York City time, on December 10, 2003. Any withdrawal must be in accordance with the procedures described in “The Exchange Offer — Withdrawal of Tenders.”

Taxation	The exchange of old notes for new notes will not be a taxable event for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Consequences.”

Use of Proceeds	We will not receive any proceeds from the issuance of new notes in the exchange offer. We will pay all of our expenses incident to the exchange offer. See “Use of Proceeds.”

Exchange Agent	U.S. Bank National Association is serving as the exchange agent in connection with the exchange offer. The address and facsimile and telephone numbers of the exchange agent are provided in this prospectus under “The Exchange Offer — Exchange Agent.”

The New Notes

      The form and terms of the new notes are the same as the form and terms of the old notes except that the new notes will be registered under the Securities Act and, therefore, will not bear legends restricting their transfer. The new notes will evidence the same debt as the old notes, and the same indenture will govern both the new notes and the old notes.

Issuer	Rural Cellular Corporation

Securities Offered	$325.0 million in aggregate principal amount of its 9 7/8% senior notes due 2010.

Maturity Date	February 1, 2010.

Interest Payment Dates	February 1 and August 1 of each year commencing on February 1, 2004.

Optional Redemption	We may redeem the notes, in whole or in part, at any time, on one or more occasions, on or after August 1, 2007, at the redemption prices set forth in the “Description of the Notes” section under the heading “Optional Redemption,” together with accrued and unpaid interest to, but excluding, the date fixed for redemption. At any time, which may be more than once, before

August 1, 2006, we can choose to redeem up to 35% of the notes with money that we raise in certain equity offerings, as long as:

• we pay 109.875% of the aggregate principal amount of the notes bought, plus accrued and unpaid interest to, but excluding, the date of redemption;

• we redeem the notes within 45 days after completing the equity offering; and

• at least 65% of the aggregate principal amount of the notes issued remains outstanding after the redemption.

See “Description of the Notes — Optional Redemption.”

Ranking	The notes will be our senior, unsecured obligations and will rank

• equally in right of payment to all our existing and future senior indebtedness; and

• senior in right of payment to all of our existing and future indebtedness that expressly provides for its subordination to the notes, including our existing senior subordinated notes.

Our subsidiaries will not guarantee the notes. The assets of our subsidiaries will be subject to the prior claims of all creditors of our subsidiaries, including trade creditors and, in the case of our subsidiaries that are guarantors under the credit agreement, the lenders thereunder. In the event of a bankruptcy, administrative receivership, composition, insolvency, liquidation, or reorganization of any of our subsidiaries, such subsidiaries will pay the holders of their liabilities, including trade payables, before they will be able to distribute any of their assets to us. At June 30, 2003, on a pro forma basis, our subsidiaries would have had $563.4 million of outstanding liabilities, including trade payables and obligations under guarantees of the credit agreement, but excluding intercompany indebtedness, and would have had $1,300.8 million of our consolidated assets.

Change of Control	Upon the occurrence of specified change of control events, we will be required to make an offer to repurchase all of the notes. The purchase price will be 101% of the outstanding principal amount of the notes plus accrued and unpaid interest to the date of repurchase. See “Description of the Notes — Change of Control.” Our ability to complete a change of control repurchase may be limited by the terms of our credit agreement or our other future indebtedness.

Certain Covenants	The indenture governing the notes will contain certain covenants that limit our ability and the ability of our restricted subsidiaries to:

• incur additional indebtedness or, in the case of our restricted subsidiaries, issue preferred stock;

• sell or make certain dispositions of assets;

• sell the stock of restricted subsidiaries;

• pay dividends and make certain distributions and payments in respect to capital stock;

• make certain investments;

• in the case of our restricted subsidiaries, permit the imposition of dividend or other payment restrictions;

• engage in transactions with affiliates;

• create liens; and

• consolidate or merge or sell substantially all of our or our restricted subsidiaries’ assets.

These covenants are subject to important qualifications and exceptions, which are described under “Description of the Notes — Certain Covenants.”

Fall-Away Covenants	Under the indenture governing the notes, in the event, and only for so long as, the notes are rated investment grade, many of the covenants described above will not be applicable to us and our subsidiaries.

Summary Historical Financial and Operating Data

      Our consolidated financial data for the period from January 1, 2001 through December 31, 2002 are derived from our consolidated financial statements, which have been audited by Deloitte & Touche LLP, and are included elsewhere in this prospectus. Our consolidated financial data for the period from January 1, 1998 through December 31, 2000 are derived from our consolidated financial statements, which have been audited by Arthur Andersen LLP. Arthur Andersen LLP has ceased operations and has not consented to the inclusion of its report in this prospectus. For a discussion of the risks relating to Arthur Andersen LLP’s audit of our financial statements, see “Risk Factors — You may be unable to pursue any legal claims against Arthur Andersen LLP, our former independent public accountants.” The consolidated financial data for the six months ended June 30, 2002 and 2003 are derived from our unaudited consolidated financial statements and include all adjustments, consisting only of normal recurring accruals, that management considers necessary for a fair presentation of the financial results for these periods. The results of operations for the six months ended June 30, 2003 are not necessarily indicative of the results for the full year.

     The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and accompanying notes included elsewhere in this prospectus.

						Six Months Ended
	Years Ended December 31,					June 30,

	1998	1999	2000(1)	2001	2002	2002	2003

	(In thousands, except per share amounts)
Statement of Operations Data:
Revenue:
Service	$90,997	$125,361	$238,556	$310,520	$319,933	$155,970	$171,827
Roaming	19,821	43,081	98,693	116,541	122,703	60,017	60,851
Equipment	2,700	7,299	18,848	18,627	20,442	7,843	8,303

Total revenue	113,518	175,741	356,097	445,688	463,078	223,830	240,981

Operating expenses:
Network costs	33,863	38,549	85,988	101,509	97,200	48,898	48,804
Cost of equipment sales	5,968	10,951	34,711	28,415	29,184	7,971	17,124
Selling, general and administrative	39,156	54,753	95,034	122,387	119,185	57,849	62,967
Depreciation and amortization	26,532	41,277	91,078	112,577	82,497	39,509	39,753

Total operating expenses	105,519	145,530	306,811	364,888	328,066	154,227	168,648

Operating income	7,999	30,211	49,286	80,800	135,012	69,603	72,333

Other income (expense):
Interest expense(2)	(20,102)	(27,116)	(90,764)	(130,432)	(114,478)	(59,460)	(51,062)
Interest and dividend income	1,461	467	2,249	1,172	562	375	440
Minority interest	4,553	1,663	—	—	—	—	—
Other	(535)	(338)	(24)	(752)	66	78	988

Other expense, net	(14,623)	(25,324)	(88,539)	(130,012)	(113,850)	(59,007)	(49,634)

Income (loss) before income taxes and cumulative change in accounting principle	(6,624)	4,887	(39,253)	(49,212)	21,162	10,596	22,699
Income tax provision	—	37	—	—	—	—	—

Income (loss) before cumulative change in accounting principle	(6,624)	4,850	(39,253)	(49,212)	21,162	10,596	22,699
Cumulative change in accounting principle(3)	—	—	—	1,621	(417,064)	(417,064)	—

Net income (loss)	(6,624)	4,850	(39,253)	(47,591)	(395,902)	(406,468)	22,699
Preferred stock dividend	(9,090)	(15,912)	(44,081)	(54,545)	(60,556)	(29,473)	(32,782)

Net loss applicable to common shares	$(15,714)	$(11,062)	$(83,334)	$(102,136)	$(456,458)	$(435,941)	$(10,083)

Weighted average common shares outstanding
Basic	8,916	9,047	11,510	11,865	11,920	11,919	12,050
Diluted	8,916	9,047	11,510	11,865	11,920	11,919	12,050
Net loss applicable to common shares before cumulative change in accounting principle	$(1.76)	$(1.22)	$(7.24)	$(8.74)	$(3.30)	$(1.59)	$(0.84)
Cumulative change in accounting principle	—	—	—	.13	(34.99)	(34.99)	—

Net loss per basic and diluted share	$(1.76)	$(1.22)	$(7.24)	$(8.61)	$(38.29)	$(36.58)	$(0.84)

						Six Months Ended
	Years Ended December 31,					June 30,

	1998	1999	2000(1)	2001	2002	2002	2003

	(In thousands, except “Operating Data” and “Other Operating Data”)
Statement of Operations Data:
Net cash provided by operating activities	$28,564	$40,412	$82,172	$75,503	$138,322	$64,166	$52,223
Capital expenditures	41,491	26,287	54,832	45,979	59,835	25,630	19,757
Operating Data:
Retention(4)	98.3%	98.3%	98.2%	97.8%	98.2%	98.3%	98.3%
Average monthly revenue per customer(5)	$55	$54	$61	$59	$57	$57	$58
Average monthly local service revenue per customer(6)	$44	$45	$44	$42	$41	$40	$42
Acquisition cost per customer(7)	$395	$365	$358	$287	$373	$331	$420

	As of December 31,					As of June 30,

	1998	1999	2000(1)	2001	2002	2002	2003

Other Operating Data:
Customers (not including long distance and paging):
Postpaid	203,100	243,277	531,290	599,514	639,221	622,059	651,737
Prepaid	296	2,494	20,832	33,255	27,452	34,612	27,280
Wholesale	—	—	12,727	29,139	55,700	42,252	59,998

Total customers	203,396	245,771	564,849	661,908	722,373	698,923	739,015
Marketed POPs(8)	3,049,000	3,118,000	5,443,000	5,893,000	5,893,000	5,893,000	5,962,000
Penetration(8)(9)	6.7%	7.9%	10.1%	10.7%	11.3%	11.1%	11.4%
Cell sites/base stations	286	328	654	684	732	705	770

	As of December 31,
						As of June 30,
	1998	1999	2000(1)	2001	2002	2003

Balance Sheet Data:
Cash and cash equivalents	$2,062	$1,285	$2,205	$1,995	$53,788	$147,033
Property, plant and equipment	131,714	130,651	234,490	244,980	240,536	230,583
Total assets	480,524	522,463	1,771,796	1,836,779	1,462,978	1,545,082
Senior debt(10)	173,000	213,000	1,018,350	1,111,510	836,941	896,866
Total debt(11)	298,000	338,000	1,143,350	1,236,510	1,261,941	1,321,866
Balance Sheet Ratio:
Ratio of earnings to fixed charges(12)	—	1.17	—	—	1.19	1.85

(1)	In April 2000, we acquired wireless operations and licenses covering portions of Alabama, Kansas, Mississippi, Oregon, and Washington. These acquired operations are reflected in our financial statements only after the date of acquisition. Our results of operations for the years beginning after December 31, 2000 reflect these operations for the full year. As a result, our results of operations for the year ended December 31, 2000 are not fully comparable to those of subsequent years.

(2)	Interest expense for 1998, 2000, and 2002 reflects the reclassification of extraordinary costs related to the early extinguishment of debt to interest expense as required under SFAS No. 145.

(3)	Cumulative effect changes in 2001 and 2002 reflect certain adjustments as required under SFAS No. 133 and SFAS No. 142, respectively.

(4)	Determined for each period by dividing total postpaid wireless voice customers discontinuing service during such period by the average postpaid wireless voice customers for such period (customers at the beginning of the period plus customers at the end of the period, divided by two), dividing that result by the number of months in the period, and subtracting such result from one.

(5)	Determined for each period by dividing service revenue and roaming revenue for such period by the monthly average postpaid wireless voice customers for such period (customers at the beginning of the period plus customers at the end of the period, divided by two), and dividing that result by the number of months in such period.

(6)	Determined for each period by dividing the sum of access, airtime, roaming, long distance, features, connection, disconnection, and other revenue for such period by the monthly average postpaid wireless voice customers for such period (customers at the beginning of the period plus customers at the end of the period, divided by two), and dividing that result by the number of months in such period.

(7)	Determined for each period by dividing selling and marketing expenses, net cost of equipment sales, and depreciation of rental telephone equipment by the gross postpaid and prepaid wireless voice customers added during such period.

(8)	Reflects 2000 U.S. Census Bureau data updated for December 2002. For years 1998 through 2000, updated to reflect July 1, 1997, 1990 U.S. Census Bureau Official Statistics.

(9)	Represents the ratio of wireless voice customers, excluding wholesale customers, at the end of the period to POPs.

(10)	Includes amounts outstanding under our credit agreement.

(11)	Includes amounts outstanding under our credit agreement and our senior subordinated notes.

(12)	The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings. Fixed charges consist of all interest, whether expensed or capitalized, amortization of debt costs, and the portion of rent expense representing interest. Earnings consist of income before income tax, cumulative effect adjustment, and preferred stock dividends plus fixed charges reduced by capitalized interest. On this basis, earnings for some periods were not adequate to cover fixed charges, and, accordingly, no ratio is shown. The deficiency of earnings to fixed charges for 1998, 2000, and 2001 was $6.8 million, $39.7 million, and $49.2 million, respectively.

RISK FACTORS

      Investing in the notes involves a high degree of risk. Prospective purchasers of the notes should carefully consider the following matters, as well as the other information contained in this prospectus, including our financial statements and the related notes, before making an investment in the notes. While these are the risks and uncertainties we believe are most important for you to consider, you should know that they are not the only risks or uncertainties facing us or that may adversely affect our business. Information contained in this section may be “forward-looking statements.” See “Forward-Looking Statements” for a discussion of certain qualifications regarding such statements.

      Information presented in this prospectus “on a pro forma basis” gives effect to the offering of the old notes, repayment of a portion of our revolving credit facility and term loan borrowings, payment of fees and expenses associated with the offering, and write-off of capitalized debt issuance costs.

Risks Related to Our Indebtedness and Preferred Stock

We have a significant amount of debt and preferred stock, which may limit our ability to meet our debt service and dividend obligations, obtain future financing, make capital expenditures in support of our business plan, react to a downturn in our business, or otherwise conduct necessary corporate activities.

      As of June 30, 2003, on a pro forma basis, we would have had approximately $1,290.7 million of total debt, approximately $579.3 million total liquidation preference of preferred stock, and shareholders’ deficit of approximately $493.3 million. Of that pro forma total debt, approximately $965.7 million matures prior to the maturity date of the notes. The outstanding preferred stock is mandatorily redeemable at various dates after the maturity date of the notes. Of the $579.3 million of preferred stock, $461.8 million can be exchanged for senior subordinated indebtedness, at our option, subject to compliance with certain leverage ratios under our credit agreement and the indentures related to the notes and our senior subordinated notes.

      We currently pay dividends on our senior and junior exchangeable preferred stock by issuing additional shares. Beginning in August 2003, dividends on our senior exchangeable preferred stock are to be paid in cash, and beginning in May 2005, our junior exchangeable preferred stock dividends are to be paid in cash. The indenture governing the notes restricts but does not prohibit the payment of dividends on our preferred stock. For more information regarding these restrictions, see “Description of the Notes — Certain Covenants — Limitation on Restricted Payments.” We may choose to accrue these dividends indefinitely, but we may experience changes in our board composition if we do so. For more information regarding these possible changes, see “— We are subject to limitations on our ability to pay cash dividends on and repurchase or otherwise satisfy our obligations under our senior exchangeable preferred stock and junior exchangeable preferred stock. If we do not satisfy these obligations, the holders of these series of preferred stock may have the right to elect additional members to our board of directors.”

      The current levels of our debt and preferred stock entail a number of risks, including the following:

•	we must use a substantial portion of our cash flows from operations to make principal and interest payments on our debt and pay cash dividends on our preferred stock, thereby reducing funds that would otherwise be available to us for working capital, capital expenditures, future business opportunities, and other purposes;

•	we may not be able to obtain additional financing for working capital, capital expenditures, and other purposes on terms favorable to us or at all;

•	borrowings under our credit agreement are at variable interest rates, making us vulnerable to increases in interest rates;

•	we may have more debt than many of our competitors, which may place us at a competitive disadvantage;

•	we may have limited flexibility to react to changes in our business; and

•	we may not be able to refinance our indebtedness and preferred stock on terms that are commercially reasonable or at all.

      Our ability to generate sufficient cash flow from operations to pay the principal or liquidation preference of, and interest or preferred dividends on, our indebtedness and preferred stock is not certain. In particular, if we do not meet our anticipated revenue growth and operating expense targets, our future debt and preferred stock service obligations could exceed the amount of our available cash.

      For more information regarding the terms of our debt and preferred stock, please see “Description of Financing Arrangements.”

Despite our substantial indebtedness and preferred stock, we may still be able to incur significantly more debt and issue more preferred stock, intensifying the risks described above.

      The terms of the indenture governing the notes, the credit agreement, and the agreements governing our other indebtedness limit, but do not prohibit, us or our subsidiaries from incurring significant additional indebtedness in the future, some of which may rank equally with or mature prior to the maturity date of the notes. As of June 30, 2003, on a pro forma basis, we would have had $60.0 million available for additional borrowing under the revolving credit facility under our credit agreement, including the subfacility for letters of credit, and the covenants under our debt agreements would allow us to incur a significant amount of additional indebtedness. See “Description of Financing Arrangements.”

The restrictive covenants associated with our debt and preferred stock may limit our ability to operate our business.

      The instruments governing our debt and the certificates of designation governing our preferred stock impose significant operating and financial restrictions on us. These restrictions limit, among other things, our ability and the ability of certain of our subsidiaries to:

•	incur additional debt;

•	pay cash dividends on capital stock;

•	repay junior debt and preferred stock prior to stated maturities;

•	allow the imposition of dividend restrictions on certain subsidiaries;

•	sell assets;

•	make investments;

•	engage in transactions with shareholders and affiliates;

•	create liens; and

•	engage in some types of mergers or acquisitions.

      Our credit agreement requires us to maintain specified financial ratios. Substantially all our assets are subject to liens securing indebtedness under our credit agreement. These restrictions could limit our ability to obtain future financing, make needed capital expenditures, withstand a downturn in our business, or otherwise conduct necessary corporate activities.

      Our failure to comply with these restrictions could lead to a default under the terms of the relevant debt or a violation of the terms of the preferred stock even if we are able to meet debt service and dividend obligations.

      If there were an event of default under our credit agreement or other debt, the holders of the affected debt could elect to declare all of that debt to be due and payable, which, in turn, could cause all of our other debt to become due and payable. We might not have sufficient funds available, and we might be unable to obtain sufficient funds from alternative sources on terms favorable to us or at all. If the amounts outstanding under our credit agreement were accelerated and we could not obtain sufficient funds to satisfy our obligations, our lenders could proceed against our assets and the stock and assets of our subsidiaries that guarantee our credit agreement.

Our future growth and our network upgrades may require significant capital expenditures, and our capital structure could impair our ability to fund our capital expenditure requirements.

      We began next generation network overlays during the second half of 2003 and expect to substantially complete them by the end of 2005. Including the cost of our anticipated overlays, our total capital expenditures for 2003 through 2005 are expected to range from $190 million to $230 million. We believe that we have sufficient funds to finance our planned capital expenditures for network construction, but we may require additional capital in the event of significant departures from our current business plan, unforeseen delays, cost overruns, unanticipated expenses, regulatory changes, engineering design changes, and other technological issues or if we acquire additional licenses. Our planned capital expenditures include the deployment of CDMA and GSM/ GPRS technology to provide advanced wireless services to our customers. Sources of funding for our future capital expenditures may include any or all of the following:

•	public offerings or private placements of equity and debt securities;

•	commercial bank loans; and

•	equipment lease financing.

      Due to our capital structure, additional financing may not be available to us or may not be available on a timely basis, on terms acceptable to us, and within the limitations contained in the documents governing our indebtedness, including the notes, our credit agreement, and our preferred stock. Failure to obtain appropriate financing, should the need for it develop, could result in the delay or abandonment of our development and expansion plans and our failure to meet regulatory requirements. It could also impair our ability to meet our debt service requirements and our customers’ needs and could have a material adverse effect on our business. A failure to upgrade could also have a negative effect on our roaming revenues, since most of our roaming partners’ customers will likely use CDMA or GSM/ GPRS handsets as our roaming partners upgrade their networks. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

A substantial portion of our indebtedness matures prior to the notes. We may not be able to repay or refinance that indebtedness.

      As of June 30, 2003, on a pro forma basis, we had approximately $1,290.7 million of outstanding indebtedness. That indebtedness consisted of $325.0 million under the notes, $540.7 million outstanding under our credit agreement, maturing during 2008 and 2009, $125.0 million of 9 5/8% notes due May 2008, and $300.0 million of 9 3/4% notes due January 2010. We may not be able to repay or refinance this indebtedness at maturity. Under the indenture governing the notes, our ability to refinance such indebtedness is subject to certain limitations. For example, we may be required to refinance our senior subordinated notes with capital stock or new indebtedness that ranks equally with or junior to the senior subordinated notes, and we may not be able to obtain such financing on terms that are satisfactory to us or at all.

      In addition, under the terms of our credit agreement, if we are unable to repay, refinance, or extend the maturity of our 9 5/8% notes due 2008 beyond January 1, 2010, on or before November 15, 2007, it will constitute an event of default under the credit agreement, entitling our lenders to accelerate all outstanding indebtedness under the credit agreement. Similarly, if we are unable to repay, refinance, or extend the maturity of the notes beyond March 31, 2010, on or before July 31, 2009, it will also constitute an event of default under the credit agreement.

We are subject to limitations on our ability to pay cash dividends on and repurchase or otherwise satisfy our obligations under our senior exchangeable preferred stock and junior exchangeable preferred stock. If we do not satisfy these obligations, the holders of these series of preferred stock may have the right to elect additional members to our board of directors.

      Our ability to pay cash dividends on and to redeem our senior exchangeable preferred stock and junior exchangeable preferred stock for cash when required is substantially restricted under various covenants contained in documents governing our outstanding preferred stock and our indebtedness, including the notes. In addition, under Minnesota law, we are permitted to pay dividends on or redeem our capital stock, including the senior exchangeable preferred stock and the junior exchangeable preferred stock, only if our board of directors determines that we will be able to pay our debts in the ordinary course of business after paying the dividends or completing the redemption. In addition, in order to redeem the junior exchangeable preferred stock, our board of directors must determine that we have sufficient assets to satisfy the liquidation preferences of the senior exchangeable preferred stock.

      To date, we have paid dividends on our senior and junior exchangeable preferred stock by issuing additional shares of preferred stock. Beginning in August 2003 dividends on our senior exchangeable preferred stock are to be paid in cash, and beginning in May 2005 our junior exchangeable preferred stock dividends are to be paid in cash. We did not declare or pay the cash dividend on the senior exchangeable preferred stock due on August 15, 2003. We may choose to accrue these dividends indefinitely, but if we do so for more than six fiscal quarters or otherwise fail to comply with the terms of the senior exchangeable preferred stock or the junior exchangeable preferred stock, the holders of a majority of the outstanding shares of the affected series of exchangeable preferred stock, voting as a class, will be entitled to elect the lesser of two directors or that number of directors constituting 25% of the members of our board.

      Although we are continuing to evaluate our alternatives, we do not currently anticipate that we will be able to declare or pay cash dividends on our senior exchangeable preferred stock for the foreseeable future, except to the extent, if any, that we may be legally required to do so.

We may be subject to laws relating to fraudulent conveyance.

      Various fraudulent conveyance laws have been enacted for the protection of creditors and may be used by a court to subordinate or void the notes in favor of our other existing and future creditors. If a court, in a lawsuit on behalf of any of our unpaid creditors or a representative of those creditors, were to find that, at the time we issued the notes, we:

•	intended to hinder, delay, or defraud any existing or future creditor or contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or did not receive fair consideration or reasonably equivalent value for issuing the notes; and

•	were insolvent;

•	were rendered insolvent by reason of that issuance;

•	were engaged or about to engage in a business or transaction for which our remaining assets constituted unreasonably small capital to carry on our business; or

•	intended to incur, or believed that we would incur, debts beyond our ability to pay as they matured,

the court could void our obligations under the notes. Alternatively, the noteholders’ claims could be subordinated to claims of the other creditors. The measures of insolvency for purposes of these fraudulent conveyance laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent conveyance has occurred. Generally, however, we would be considered insolvent if:

•	the sum of our debts, including contingent liabilities, was greater than the fair saleable value of all of our assets;

•	the present fair saleable value of our assets was less than the amount that would be required to pay our probable liability on our existing debts, including contingent liabilities, as they become absolute and mature; or

•	we could not pay our debts as they become due.

Based upon financial and other information currently available to us, we believe:

•	the notes were issued for proper purposes and in good faith;

•	we were solvent after issuing the notes;

•	we were able to pay our debts as they mature after issuing the notes; and

•	we did not have unreasonably small capital for the business in which we are engaged.

      We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

Risks Related to Our Business

The upgrade of our wireless systems from TDMA to next generation technology will require substantial capital expenditures and may negatively impact our future results of operations and financial condition.

      In an effort to expand the capacity of our wireless network, accommodate additional roaming usage, enable us to provide new and enhanced services to our customers, and facilitate our relationships with our roaming partners, we are currently overlaying our TDMA systems with GSM/ GPRS or CDMA technology. This upgrade involves a number of significant risks, including:

•	increased capital expenditures, as discussed under the heading, “Our future growth and our network upgrades may require significant capital expenditures, and our capital structure could impair our ability to fund our capital expenditure requirements”;

•	difficulties in selecting the most appropriate technology, as discussed under the heading, “Our business could be materially and adversely affected by our failure to anticipate and react to frequent and significant technological changes”;

•	possible customer dissatisfaction and increased support costs, as discussed under the heading, “Our transition from TDMA to next generation technologies could have a negative impact on customer satisfaction and retention and our financial results”; and

•	difficulties encountered in the construction and operation of our upgraded wireless network, as discussed under the heading, “Difficulties in upgrading our wireless systems could increase our planned capital expenditures, delay the continued buildout of our networks, and negatively impact our roaming arrangements.”

      Any of these factors may negatively affect our business and financial condition.

Our business could be materially and adversely affected by our failure to anticipate and react to frequent and significant technological changes.

      The telecommunications industry is subject to rapid and significant changes in technology that are evidenced by:

•	the increasing pace of technological upgrades;

•	evolving industry standards;

•	the availability of new radio frequency spectrum allocations for wireless services;

•	ongoing improvements in the capacity and quality of digital technology;

•	shorter development cycles for new products and enhancements;

•	developments in emerging wireless transmission technologies; and

•	changes in customer requirements and preferences.

      We may be required to select in advance one technology over another. At the time we make our selection, it may be impossible to predict accurately which technology may prove to be the most economic, efficient, or capable of attracting customer usage. Consequently, it is possible that we may select a technology that does not achieve widespread commercial success or that is not compatible with the technology selected by one or more of our roaming partners, and as a result, our business, results of operations, and financial condition could be materially and adversely affected. Moreover, one or more of the technologies that we currently utilize may become inferior or obsolete at some time in the future.

A significant portion of our revenue is from roaming charges. Based on industry trends, outcollect roaming yield has been declining over the last few years and is expected to continue to decline in the future. As a result, our future operating results could be adversely affected if increases in roaming minutes do not offset anticipated decreases in roaming yield.

      In 2000, 2001, 2002, and the six months ended June 30, 2003, approximately 28%, 26%, 27%, and 25%, respectively, of our revenue was derived from roaming charges incurred by other wireless providers for use of our network by their customers who traveled within our coverage areas. Changes in the network footprints of these providers could have a material adverse effect on the terms of our roaming agreements and on our outcollect revenue and incollect expenses. For example, if a roaming partner from which we derive a significant amount of revenue in one of our service areas were to build its own network in that service area, our outcollect revenue derived from our roaming relationship with that partner in that area might decrease or even cease altogether, and our ability to negotiate favorable incollect rates in that partner’s network areas could decrease as well.

      In addition, our most significant roaming partners are performing overlays of their existing networks with GSM/GPRS or CDMA technology. If these partners convert their customer base to GSM/GPRS or CDMA technology more quickly than anticipated, the progress of our overlays may be insufficient to maintain the roaming revenue we have historically realized. Further, if we encounter delays in completing our overlays, we could miss upgrade milestones in our roaming agreements or our roaming partners may decide to expand their networks into our service areas in order to provide coverage for their customers, which would lead to a decline in our outcollect roaming revenue. Failure to meet upgrade milestones may result in reduced outcollect rates or loss of preferred roaming status under our roaming agreements. As required under our new roaming agreements, we have engaged an equipment vendor for our planned GSM/GPRS upgrade. Any overbuild of our service areas by our roaming partners would also result in increased competition, which could have a negative impact on our business, operating results, retention, and financial condition.

      A substantial portion of our roaming revenue is derived from agreements with AT&T Wireless, Verizon Wireless, and Cingular. Changes in their operations or a significant decline in the number of their customers could adversely affect our business. In the six months ended June 30, 2003 and year ended December 31, 2002, AT&T Wireless, Verizon Wireless, and Cingular accounted for approximately 85.1% of our total outcollect roaming minutes. For the six months ended June 30, 2003 and the year ended December 31, 2002, outcollect roaming revenue received from AT&T Wireless accounted for 9.3% and 10.2%, respectively, of our total revenue.

      Our roaming agreements have varying terms, from month-to-month to up to five years, and some are terminable with 30 days’ written notice. When these agreements expire or are terminated, we may be unable to renegotiate these roaming agreements or to obtain roaming agreements with other wireless providers upon acceptable terms. Failure to obtain acceptable roaming agreements could lead to a substantial decline in our revenue and operating income.

Difficulties in upgrading our wireless systems could increase our planned capital expenditures, delay the continued buildout of our networks, and negatively impact our roaming arrangements.

      Whenever we need to upgrade our networks, we will need to:

•	select appropriate equipment vendors;

•	select and acquire appropriate sites for our transmission equipment, or cell sites;

•	purchase and install low-power transmitters, receivers, and control equipment, or base radio equipment;

•	build out any required physical infrastructure;

•	obtain interconnection services from local telephone service carriers on a timely basis; and

•	test cell sites.

      Our ability to perform these necessary steps successfully may be hindered by, among other things, any failure to:

•	obtain necessary zoning and other regulatory approvals;

•	lease or obtain rights to sites for the location of our base radio equipment;

•	obtain any necessary capital;

•	acquire any additional necessary spectrum from third parties; and

•	commence and complete the construction of sites for our equipment in a timely and satisfactory manner.

      In addition, we may experience cost overruns and delays not within our control caused by acts of governmental entities, design changes, material and equipment shortages, delays in delivery, and catastrophic occurrences. Any failure to upgrade our wireless systems on a timely basis may affect our ability to provide the quality of service in our markets consistent with our current business plan, and any significant delays could have a material adverse effect on our business. Failure to meet upgrade milestones or to comply with other requirements under our roaming agreements could have an adverse effect on our roaming revenue.

Our designation or certification as an ETC in any state where we conduct business could be refused, conditioned, or revoked due to circumstances beyond our control, thus depriving us of financial support in that state from the USF.

      In order to receive financial support from the USF in any state, we must receive ETC certification in that state. In order to receive ETC certification in any state, we must first receive ETC designation in that state. We are currently ETC designated in the states of Maine and Vermont and have applied for ETC certification in those states. We are ETC designated and certified in the states of Alabama, Minnesota, Mississippi, and Washington. We also have pending applications for ETC designation in Kansas, New Hampshire, and Oregon. If any of these or future applications for ETC designation or certification are denied or if our ETC designation or certification in these or other states is revoked or conditioned, our financial results could be adversely affected.

Our transition from TDMA to next generation technologies could have a negative impact on customer satisfaction and retention and our financial results.

      Our current technology strategy involves overlaying GSM/GPRS and CDMA networks on our existing TDMA networks. We anticipate that our current customers using TDMA handsets will migrate to handsets using the upgraded technology. As these customers migrate and as roaming usage by our roaming partners’ GSM/GPRS or CDMA customers increases, we will be required to allocate spectrum and capacity based on anticipated customer usage of the existing and new technologies. If we do not allocate spectrum and capacity appropriately, our service quality could suffer, and our customer satisfaction and retention could decrease, which could have an adverse effect on our results of operations. In addition, as our current customers migrate from TDMA handsets to GSM/GPRS or CDMA handsets, our cost of equipment may increase as a result of increased handset subsidies.

      Further, reliance on our customer service functions may increase as we upgrade our wireless systems. Our inability to timely and efficiently meet the demands for these services could lead to customer dissatisfaction and decreased retention. We may also experience increased billing and technical support costs as a result of maintaining both TDMA and upgraded networks in our service areas, which would adversely affect our results of operations.

If we do not compete successfully, our results of operations could be adversely affected.

      The wireless communications industry is highly competitive, and we anticipate that this competition will cause the prices for wireless products and services to decline in the future. Many of our competitors and potential competitors have substantially greater financial, personnel, technical, marketing, and other resources than we do, as well as other competitive advantages. Further, there has been a recent trend in the wireless communications industry towards consolidation of wireless service providers through joint ventures, reorganizations, and acquisitions. We expect this consolidation, over time, to lead to larger and better capitalized competitors. Some competitors may market services we do not offer, such as cable television, internet access, landline local exchange, or long distance services, which may make their service offerings more attractive to customers.

      Competition for customers is based principally upon services and features offered, system coverage, technical quality of wireless systems, price, customer service, capacity, and strength of distribution channels. In each of our markets we compete with several other wireless licensees. To a lesser extent, we also compete in many of our service areas with dispatch and conventional mobile telephone companies, satellite telephone service providers, resellers of wireless services, paging companies, and landline telephone service providers. We expect this competition to increase in the future, and we may not be able to compete successfully. See “Business — Competition.”

We may not be able to obtain additional spectrum, which may adversely impact our ability to implement our business plan.

      We may seek to acquire additional spectrum, including through participation as a bidder, or member of a bidding group, in auctions administered by the Federal Communications Commission (the “FCC”). We may not be able to acquire any additional spectrum or the additional capital necessary for that purpose may not be available on acceptable terms or at all. If sufficient additional capital is not available, to the extent we are able to complete any spectrum acquisition, the amount of funding available to us for our existing business would be reduced.

      We may also be required to obtain additional spectrum in our service areas to facilitate upgrades of our existing networks. For example, we have recently reached agreement with AT&T Wireless to purchase a number of PCS licenses in our Northeast and Northwest regions. In some of our service areas, additional spectrum may not be available on commercially reasonable terms or at all. The acquisition of additional spectrum also requires approval by the FCC. Failure to obtain additional spectrum in areas in which we are upgrading our networks or to obtain regulatory approval for those acquisitions may cause delays in our upgrades, which could have a negative impact on our roaming arrangements.

Our future financial results could be adversely impacted by asset impairments or other charges.

      Effective January 1, 2002, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” As a result, we are required to test both goodwill and other indefinite-lived intangible assets, consisting primarily of our spectrum licenses, for impairment on an annual basis based upon a fair value approach, rather than amortizing them over time. We are also required to test goodwill for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce our enterprise fair value below its book value. These events or circumstances could include a significant change in the business climate, regulatory requirements, operating performance indicators, competition, sale or disposition of a significant portion of the business, or other factors. If our fair value continues to be less than our book value for an extended period of time, it could trigger the need for impairment tests of goodwill between annual tests. Additionally, the value of our licenses must be tested between annual tests if events or changes in circumstances indicate that the value might be impaired. The amount of any such annual or interim impairment charge could be significant and could have a material adverse effect on our reported financial results for the period in which the charge is taken.

      In 2002, upon adoption of SFAS No. 142, we completed an impairment test of both our goodwill and our licenses and determined that there were impairments of $5.0 million and $412.0 million, respectively. We recorded those impairment charges upon adoption as a cumulative change in accounting principle. In accordance with SFAS No. 142, any future impairment charges will be recorded as operating losses. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Goodwill and Indefinite-Lived Intangible Assets.”

      Effective January 1, 2002, we adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” As a result, we are required to assess the impairment of our long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable as measured by the sum of the expected future undiscounted cash flows. Factors management considers that could trigger an impairment review include significant underperformance relative to minimum future operating results, significant change in the manner of use of the assets, significant technological or industry changes, or changes in the strategy for our overall business. When we determine that the carrying value of certain long-lived assets may not be recoverable based upon the existence of one or more of the above impairment indicators, we then measure any impairment based on a projected discounted cash flow method using a discount rate determined by management to be commensurate with the risk inherent in our current business model. In accordance with SFAS No. 144, any such impairment charges will be recorded as operating losses. See “Management’s Discussions and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Impairment of Long-Lived Assets.”

      On October 14, 2003, we announced a property exchange in which we will transfer ownership of our Oregon 4 RSA to AT&T Wireless in exchange for certain other properties. Because our carrying value of certain intangible assets associated with this transaction (goodwill, licenses, and subscriber lists) is in excess of their fair market value, we anticipate recording a noncash impairment charge of approximately $40 million to $50 million.

      Any operating losses resulting from impairment charges under SFAS No. 142 or No. 144 could have an adverse effect on the market price of our securities, including the notes.

Our future operating results could fluctuate significantly.

      We believe that our future operating results and cash flows may fluctuate due to many factors, some of which are outside our control. These factors include the following:

•	increased costs we may incur in connection with the buildout of our networks and the further development, expansion, and upgrading of our wireless systems;

•	fluctuations in the demand for our services and equipment and wireless services in general;

•	increased competition, including price competition;

•	changes in our roaming revenue and expenses due to renegotiation of our roaming agreements and the development of neighboring or competing networks;

•	changes in the regulatory environment;

•	changes in the level of support provided by the USF;

•	the cost and availability of equipment components;

•	seasonality of roaming revenue;

•	changes in travel trends;

•	acts of terrorism, political tensions, unforeseen health risks, unusual weather patterns, and other catastrophic occurrences that could affect travel and demand for our services; and

•	changes in general economic conditions that may affect, among other things, demand for our services and the creditworthiness of our customers.

Wireless number portability may decrease our customer retention and increase our marketing costs.

      The FCC has mandated that wireless carriers provide for wireless number portability in the top 100 markets by November 2003 and in all other markets by May 2004. Of our service areas, only Cambridge, Minnesota is a top 100 market for purposes of this regulation. Wireless number portability will allow customers to keep their wireless phone number when switching to a different service provider. We anticipate wireless number portability will increase price competition and reduce retention. We may be required to grant promotional credits, subsidize product upgrades, and/or reduce pricing to match competitors’ initiatives and to retain customers, which could adversely impact our operating results.

Our business is subject to extensive government regulation, which could adversely affect our business by increasing our expenses. We also may be unable to obtain or retain regulatory approvals necessary to operate our business, which could negatively affect our results of operations.

      The FCC regulates many aspects of our business, including the licensing, construction, interconnection, operation, acquisition, and sale of our wireless systems, as well as the number of wireless licenses issued for each of our markets. State and local regulatory authorities, to a lesser extent, also regulate aspects of our business and services. In addition, the Federal Aviation Administration regulates aspects of construction, marking, and lighting of communications towers on which we place our wireless transmitters. Changes in legislation and regulations governing wireless activities, wireless carriers, and availability of USF support, our failure to comply with applicable regulations, or our loss of or failure to obtain any license or licensed area could have a material adverse effect on our operations.

      The FCC and state authorities are increasingly looking to the wireless industry to fund various initiatives, including federal and state universal service programs, telephone number administration, services to the hearing-impaired, and emergency 911 services. In addition, many states have imposed significant taxes on providers in the wireless industry and have adopted or are considering adoption of regulatory requirements regarding customer billing and other matters. These initiatives have imposed and will continue to impose increased costs on us and other wireless carriers and may otherwise adversely affect our business. Under Phase II of its emergency 911 service rules, for example, the FCC has mandated that wireless providers supply the geographic coordinates of a customer’s location, by means of network-based or handset-based technologies, to public safety dispatch agencies. We believe that we will be able to implement most aspects of the required Phase II systems by the applicable deadlines; however, it appears unlikely that our network-based systems will be able to comply fully with the FCC’s current accuracy requirements for these systems. Although we intend to continue working with the FCC to seek relaxed standards or extended deadlines for Phase II implementation in rural areas, there can be no assurance that the FCC ultimately will adopt such relaxed standards or extended deadlines, that we will be able to comply with any such relaxed standards or extended deadlines, or that we will not be subject to fines by the FCC in connection with our failure to comply with the FCC’s emergency 911 service rules. These initiatives will impose significant costs on us and there can be no assurance that we will be able to meet these various requirements or that we will not be subject to fines or license revocation by the FCC in connection with our failure to comply with these requirements. See “Business — Legislation and Regulation.”

      Each of our wireless licenses is subject to renewal upon expiration of its current term, which is generally ten years. Grants of wireless license renewals are governed by FCC rules establishing a presumption in favor of incumbent licensees that have complied with their regulatory obligations during the ten-year license period. However, we cannot assure you that the FCC will grant us any future renewal applications or that our applications will be free from challenge. In addition, FCC rules require wireless licensees to meet buildout requirements with respect to particular licenses, and failure to comply with these and other requirements in a given licensed area could result in revocation or nonrenewal of our license for that area or the imposition of fines by the FCC.

Equipment failure, intentional or other destruction of equipment, and natural disasters may adversely affect our operations.

      A major equipment failure, intentional or other destruction of equipment, or a natural disaster affecting any of our central switching offices, microwave links, or cell sites could have a material adverse effect on our operations. Our inability to operate any portion of our wireless system for an extended time period could result in a loss of customers or impair our ability to attract new customers, which would have a material adverse effect on our business, results of operations, and financial condition.

If wireless handsets are perceived to pose health and safety risks, we may be subject to new regulations, and demand for our services may decrease.

      It has been suggested that certain radio frequency emissions from wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over radio frequency emissions may have the effect of discouraging the use of wireless handsets, which would decrease demand for our services. There also are some safety risks associated with the use of wireless handsets while driving. Legislation has been proposed in the United States Congress and many state and local legislative bodies to restrict or prohibit the use of wireless phones while driving motor vehicles. Similar laws have been enacted in other countries and, to date, the State of New York and a small number of localities in the United States have passed restrictive laws. Concerns over these safety risks and the effect of any legislation that may be adopted in response to these risks could limit our ability to market and sell our wireless services. Additionally, litigation relating to illness, accidents, deaths, or serious bodily injuries allegedly incurred as a result of wireless phone use could result in damage awards and adverse publicity.

Other Risks Related to Our Company

We have shareholders who could exercise significant influence on management.

      The holders of our Class M convertible preferred stock currently are able to elect two members to our board of directors and can vote, on an as-converted basis, approximately 2,075,471 shares of our Class A common stock, which represented, as of June 30, 2003, approximately 10.6% of the voting power of our common stock. The holders of our senior exchangeable preferred stock and junior exchangeable preferred stock, under certain circumstances, may also be able to elect members of our board of directors in the future. If any of these holders were to disagree with decisions made by management or the board of directors about our plans or operations, they might be able to bring significant pressure to change such plans or operations.

The market price of our securities has been and may continue to be volatile. Recently, litigation has been instituted against us and our officers and directors that could materially and adversely affect our business, financial condition, and operating results.

      The trading price of our securities has been and is likely to continue to be highly volatile and could be subject to wide fluctuations in response to a number of factors. In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the affected companies. These broad market and industry factors may materially and adversely affect the market price of our securities, regardless of our actual operating performance.

      Recently, we and certain of our officers and directors have been sued for alleged violations of securities laws. See “Business — Legal Proceedings.” The defense and eventual settlement of or judgment rendered in these actions could result in substantial costs. Also, the defense of these actions could divert management’s attention and resources. Both the costs and the diversion of management could materially and adversely affect our business, financial condition, and operating results. In addition, any material adverse judgment could trigger an event of default under our credit agreement or other indebtedness.

You may be unable to pursue any legal claims against Arthur Andersen LLP, our former independent public accountants.

      This prospectus contains our audited consolidated financial statements for fiscal 2000, which were audited by Arthur Andersen LLP, our former independent public accountant. Arthur Andersen LLP has not reissued its audit report with respect to our consolidated financial statements included in this prospectus. Further, Arthur Andersen LLP has not consented to the inclusion of its audit report in this prospectus and registration statement or in any other filings we may make with the SEC following the exchange offer. As a result, you may not have an effective remedy against Arthur Andersen LLP in connection with a material misstatement or omission in the consolidated financial statements for fiscal 2000 that are included in this prospectus and registration statement. Even if you were able to assert such a claim, because Arthur Andersen LLP’s operations have ceased, there will likely be insufficient assets to satisfy claims made by investors or by us that might arise under federal securities laws or otherwise. In addition, in connection with any future capital markets transaction in which we are required to include financial statements that were audited by Arthur Andersen LLP, as a result of the foregoing, investors may elect not to participate in any such offering or, in the alternative, may require us to obtain a new audit with respect to financial statements previously audited by Arthur Andersen LLP. Consequently, our financing costs may increase or we may miss attractive capital market opportunities.

We may incur increased costs as a result of recently enacted and proposed changes in securities laws and regulations.

      Recently enacted and proposed changes in the laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002 and rules proposed by the SEC and by the stock exchanges and the Nasdaq Stock Market, could result in increased costs to us as we evaluate the implications of any new rules and respond to their requirements. The new rules could make it more difficult for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees, or as executive officers. We are currently evaluating and monitoring developments with respect to new and proposed rules and cannot predict or estimate the amount of the additional costs we may incur or the timing of such costs.

Risks Related to the Notes and the Exchange Offer

Our secured creditors, including the lenders under our credit agreement, will be entitled to be paid in full from the proceeds from the sale of our pledged assets before such proceeds will be available for payment on the notes.

      The notes will be our unsecured obligations. In the event that our secured creditors, including the lenders under our credit agreement, exercise their rights with respect to our pledged assets, they would be entitled to be repaid in full from the proceeds of those assets before those proceeds would be available for distribution to our other senior creditors, including the holders of the notes. At June 30, 2003, on a pro forma basis, we would have had $540.7 million of secured indebtedness. The indenture governing the notes permits us to incur additional secured indebtedness provided specified conditions are met. See “Description of the Notes — Certain Covenants — Limitation on Liens.” In addition, if we are involved in a bankruptcy, liquidation, dissolution, reorganization, or similar proceeding or upon a default in payment on, or the acceleration of, any indebtedness under our credit agreement and other secured indebtedness, our assets that secure such indebtedness will be available to pay obligations on the notes only after indebtedness under our credit agreement and other secured indebtedness has been paid in full from those assets. We may not have sufficient assets remaining to pay amounts due on any or all of the notes then outstanding.

Our subsidiaries will not guarantee the notes. The assets of our subsidiaries will be subject to the prior claims of all of their creditors, including trade creditors and, in the case of subsidiaries guaranteeing our credit agreement, the lenders thereunder.

      The notes are obligations solely of us. Our subsidiaries are a significant source of income and we rely on that income to make payments on indebtedness. However, our subsidiaries are separate and distinct legal entities. Holders of the notes cannot demand repayment of the notes from our subsidiaries. Therefore, although our subsidiaries may have cash, they may not be able to make payments on our debt. Moreover, applicable state laws may impose restrictions that limit payments to us from our subsidiaries, including laws that require subsidiaries to maintain minimum amounts of capital or to make payments to shareholders only from profits.

      The assets of our subsidiaries will be subject to the prior claims of all creditors, including trade creditors, and, in the case of subsidiaries guaranteeing the credit agreement, the lenders thereunder. In the event of a bankruptcy, liquidation, dissolution, reorganization, or similar proceeding of any of our subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment on their claims for assets of those subsidiaries before any assets are made available for distribution to us.

In the event of a change of control, we would be obligated to offer to repurchase the notes. Such a repurchase could be prohibited by the terms of our credit agreement. In addition, we may not have sufficient funds to fulfill our obligation to repurchase the notes upon the occurrence of a change of control.

      We must offer to purchase the notes within 30 days after the occurrence of a change of control at a purchase price equal to 101% of the aggregate principal amount of all old notes plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of the Notes — Change of Control.”

      Prior to commencing such an offer to purchase, we would be required to repay in full all our indebtedness that would prohibit us from prepaying the notes, including indebtedness under the credit agreement, or obtain any requisite consent to permit the prepayment. If we are unable to repay such indebtedness or are unable to obtain the necessary consent, then we will be unable to offer to purchase the notes, and such failure will constitute an event of default under the indenture governing the notes. The terms of our senior subordinated notes, our senior exchangeable preferred stock, our junior exchangeable preferred stock, and our Class M preferred stock also contain provisions requiring the repurchase of such securities in certain circumstances upon a change of control. As a result, we may not have sufficient funds available at the time any change of control offer is required to be made to repurchase the notes and to fulfill our other obligations.

      The events that constitute a change of control or the failure to make the required offer to purchase the notes, the senior subordinated notes, and the preferred stock may also be events of default under the credit agreement. Such events may permit the lenders under such indebtedness to accelerate the indebtedness. If the indebtedness under our credit agreement is not paid, the lenders under our credit agreement will be able to enforce security interests they have in our assets, thereby limiting our ability to raise cash to repurchase the notes and reducing the practical benefit of the offer to purchase provisions to the holders of the notes. We may not be able to repurchase all of our outstanding instruments that have change of control provisions in the event of a change of control. See “Description of Financing Arrangements.”

There is no public market for the notes, and if a market does develop, the price of the notes could be subject to volatility.

      While the old notes are currently eligible for trading in the PORTAL® Market, there is no existing market for the new notes. We do not intend to apply for a listing of the new notes on any securities exchange. The initial purchasers have advised us that they currently intend to make a market in the notes, but they are not obligated to do so and any such marketmaking activities may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes. If a market for the notes were to develop, future trading prices could depend upon many factors, including prevailing interest rates, our operating results, and the markets for similar securities. Historically, the market for non-investment grade securities has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. There can be no assurance that if a market for the notes were to develop, such a market would not be subject to similar disruptions. In addition, the liquidity and the market price of the notes may be adversely affected by changes in the overall market for securities similar to the notes, by changes in our business, financial condition, or results of operations and by changes in conditions in our industry.

You will be subject to transfer restrictions if you fail to exchange your old notes.

      We did not register the old notes under the Securities Act or any state securities laws, nor do we intend to do so after the exchange offer. Old notes that are not tendered or are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to existing restrictions on transfer, and, upon completion of the exchange offer, registration rights with respect to the old notes will terminate. If you continue to hold old notes after the exchange offer, you may be unable to sell the old notes. In addition, any holder of old notes who tenders in the exchange offer for the purpose of participating in a distribution of the new notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent old notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted old notes could be adversely affected due to a reduction in market liquidity.

We are not obligated to notify you of untimely or defective tenders of old notes.

      We will issue new notes in this exchange offer only after a timely receipt of your old notes, a properly completed and duly executed letter of transmittal, and all other required documents. Therefore, if you want to tender your old notes, please allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange.

Antitakeover provisions could prevent a sale of our business to a third party.

      Some of the provisions of our Articles of Incorporation, Amended and Restated Bylaws, and Minnesota law could delay or prevent a change of control or a change in management that may be beneficial to shareholders and holders of the notes, including:

•	provisions for a classified board of directors;

•	provisions for advance notice for director nominations and shareholder proposals;

•	provisions allowing holders of our Class B common stock ten votes per share as compared to one vote per share for our Class A common stock;

•	provisions for supermajority votes to approve mergers or amend specified provisions of the Articles and Bylaws; and

•	statutory limits regarding share acquisitions and business combinations.

      We also have adopted a rights plan that could discourage, delay, or prevent someone from acquiring us at a premium price. The rights plan provides for preferred stock purchase rights to attach to each share of our common stock, causing substantial dilution to a person or group acquiring 15% or more of our common stock if the acquisition is not approved by our board of directors.

      In addition, the documents governing our indebtedness, including the notes, contain limitations on our ability to enter into a change of control transaction. Under these documents, the occurrence of a change of control transaction, in some cases after notice and grace periods, would constitute an event of default permitting acceleration of the indebtedness.

USE OF PROCEEDS

      We will not receive any cash proceeds from the issuance of the new notes in exchange for the old notes. In consideration for issuing the new notes, we will receive old notes of like original principal amount, the terms of which are identical in all material respects to the new notes. Old notes received in the exchange offer will be cancelled. Accordingly, the issuance of the new notes will not result in any increase in our indebtedness.

      The net proceeds from the original issuance of the old notes in August 2003 was $317.2 million. We used the net proceeds from the sale of the old notes, together with available cash, to prepay a portion of the term loans and the revolver under our credit facility. Following such payments, the term loans were permanently reduced, and the revolver had borrowing availability of approximately $60.0 million. The following table sets forth the outstanding balances as of June 30, 2003, the amount paid from the net proceeds of the sale of the notes, interest rates, and maturity dates of these loans:

	Outstanding	Amount	Interest	Maturity
	Balance	Paid	Rate(1)	Date

	(In thousands)	(In thousands)
Revolver	$131,142	$131,100	5.91%	April 3, 2008
Term Loan A	338,371	99,400	5.75	April 3, 2008
Term Loan B	186,156	54,700	6.00	October 3, 2008
Term Loan C	186,156	54,700	6.25	April 3, 2009
Term Loan D	55,041	16,200	7.34	October 3, 2009

(1)	All interest rates under the credit facility are floating and are based on LIBOR or a Base Rate defined in the credit facility.

CAPITALIZATION

      The following table sets forth our cash and capitalization as of June 30, 2003:

•	on an actual basis; and

•	on an as adjusted basis to reflect the following:

•	our $325.0 million offering of the old notes;

•	our $131.1 million repayment of our revolving credit facility borrowings;

•	our $225.0 million repayment of term loan borrowings in accordance with our credit agreement amendment;

•	our $12.5 million payment of fees and expenses associated with the offering of the old notes and the amendment of our credit agreement; and

•	our estimated $5.9 million write-off of capitalized debt issuance costs resulting from the early repayment of term loans and revolving credit facility commitment reductions.

This table should be read in conjunction with our consolidated financial statements, including the related notes, included in this prospectus.

	As of June 30, 2003

	Actual	As Adjusted

Cash	$147,033	$103,343

Credit Agreement
Revolving Credit Facility(1)	$131,142	$—
Term Loan A	338,371	238,944
Term Loan B	186,156	131,456
Term Loan C	186,156	131,456
Term Loan D	55,041	38,868
9 7/8% Senior Notes due 2010	—	325,000
9 5/8% Senior Subordinated Notes due 2008	125,000	125,000
9 3/4% Senior Subordinated Notes due 2010	300,000	300,000

Total debt	1,321,866	1,290,724
Exchangeable Preferred Stock	605,343	605,343
Shareholders’ Deficit	(487,380)	(493,322)

Total Capitalization	$1,439,829	$1,402,745

(1)	In conjunction with the amendment of our credit agreement, commitments under our revolving credit facility were reduced to $60.0 million.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

      The following tables set forth certain of our consolidated financial and operating data as of and for each of the five years in the period ended December 31, 2002 and unaudited financial statements for six months ended June 30, 2002 and 2003.

      The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and accompanying notes included elsewhere in this prospectus.

      Our financial performance, and the year-to-year comparability of such performance, have been affected by acquisitions, increased borrowings under our credit facility, issuance of preferred securities, and the issuance of senior subordinated notes to fund our growth. Accordingly, we do not believe our historical financial condition and results of operations set forth below are indicative nor should they be relied upon as an indicator of our future performance.

						Six Months Ended
	Years Ended December 31,					June 30,

	1998	1999	2000(1)	2001	2002	2002	2003

	(In thousands, except per share amounts)
Statement of Operations Data:
Revenue:
Service	$90,997	$125,361	$238,556	$310,520	$319,933	$155,970	$171,827
Roaming	19,821	43,081	98,693	116,541	122,703	60,017	60,851
Equipment	2,700	7,299	18,848	18,627	20,442	7,843	8,303

Total revenue	113,518	175,741	356,097	445,688	463,078	223,830	240,981

Operating expenses:
Network costs	33,863	38,549	85,988	101,509	97,200	48,898	48,804
Cost of equipment sales	5,968	10,951	34,711	28,415	29,184	7,971	17,124
Selling, general and administrative	39,156	54,753	95,034	122,387	119,185	57,849	62,967
Depreciation and amortization	26,532	41,277	91,078	112,577	82,497	39,509	39,753

Total operating expenses	105,519	145,530	306,811	364,888	328,066	154,227	168,648

Operating income	7,999	30,211	49,286	80,800	135,012	69,603	72,333

Other income (expense):
Interest expense	(20,102)	(27,116)	(90,764)	(130,432)	(114,478)	(59,460)	(51,062)
Interest and dividend income	1,461	467	2,249	1,172	562	375	440
Minority interest	4,553	1,663	—	—	—	—	—
Other	(535)	(338)	(24)	(752)	66	78	988

Other expense, net	(14,623)	(25,324)	(88,539)	(130,012)	(113,850)	(59,007)	(49,634)

Income (loss) before income taxes and cumulative change in accounting principle	(6,624)	4,887	(39,253)	(49,212)	21,162	10,596	22,699
Income tax provision	—	37	—	—	—	—	—

Income (loss) before cumulative change in accounting principle	(6,624)	4,850	(39,253)	(49,212)	21,162	10,596	22,699
Cumulative change in accounting principle	—	—	—	1,621	(417,064)	(417,064)	—

Net income (loss)	(6,624)	4,850	(39,253)	(47,591)	(395,902)	(406,468)	22,699
Preferred stock dividend	(9,090)	(15,912)	(44,081)	(54,545)	(60,556)	(29,473)	(32,782)

Net loss applicable to common shares	$(15,714)	$(11,062)	$(83,334)	$(102,136)	$(456,458)	$(435,941)	$(10,083)

Weighted average common shares outstanding
Basic	8,916	9,047	11,510	11,865	11,920	11,919	12,050
Diluted	8,916	9,047	11,510	11,865	11,920	11,919	12,050
Net loss applicable to common shares before cumulative change in accounting principle	$(1.76)	$(1.22)	$(7.24)	$(8.74)	$(3.30)	$(1.59)	$(0.84)
Cumulative change in accounting principle	—	—	—	.13	(34.99)	(34.99)	—

Net loss per basic and diluted share	$(1.76)	$(1.22)	$(7.24)	$(8.61)	$(38.29)	$(36.58)	$(0.84)

						Six Months
	Years Ended December 31,					Ended June 30,

	1998	1999	2000(1)	2001	2002	2002	2003

Operating Data:
Retention(2)	98.3%	98.3%	98.2%	97.8%	98.2%	98.3%	98.3%
Average monthly revenue per customer(3)	$55	$54	$61	$59	$57	$57	$58
Acquisition cost per customer(4)	$395	$365	$358	$287	$373	$331	$420

	As of December 31,					As of June 30,

	1998	1999	2000(1)	2001	2002	2003

	(In thousands)
Balance Sheet Data:
Working capital (deficit)	$(9,538)	$(5,887)	$(30,404)	$(18,273)	$(55,496)	$82,987
Net property and equipment	131,714	130,651	234,490	244,980	240,536	230,583
Total assets	480,524	522,463	1,771,796	1,836,779	1,462,978	1,545,082
Total long-term liabilities	298,851	339,742	1,157,472	1,286,301	1,211,026	1,296,551
Total shareholders’ (deficit) equity	$19,279	$9,427	$79,955	$(33,830)	$(483,115)	$(487,380)

	As of December 31,
						As of June 30,
	1998	1999	2000(1)	2001	2002	2003

Other Operating Data:
Customers (not including long distance and paging):
Postpaid Cellular	203,100	243,277	531,290	599,514	639,221	651,737
Prepaid Cellular	296	2,494	20,832	33,255	27,452	27,280
Wholesale	—	—	12,727	29,139	55,700	59,998

Total customers	203,396	245,771	564,849	661,908	722,373	739,015
Marketed POPs(5)	3,049,000	3,118,000	5,443,000	5,893,000	5,893,000	5,962,000
Cell sites/Base stations:	286	328	654	684	732	770
Penetration(6)	6.7%	7.9%	10.1%	10.7%	11.3%	11.4%

(1)	In April 2000, we acquired wireless operations and licenses covering portions of Alabama, Kansas, Mississippi, Oregon, and Washington. These acquired operations are reflected in our financial statements only after the date of acquisition. Our results of operations for the years beginning after December 31, 2000 reflect these operations for the full year. As a result, our results of operations for the year ended December 31, 2000 are not fully comparable to those of subsequent years

(2)	Determined for each period by dividing total postpaid wireless voice customers discontinuing service during such period by the average postpaid wireless voice customers for such period (customers at the beginning of the period plus customers at the end of the period, divided by two), dividing that result by the number of months in the period, and subtracting such result from one.

(3)	Determined for each period by dividing the sum of access, airtime, roaming, long distance, features, connection, disconnection, and other revenue for such period by the monthly average postpaid wireless voice customers for such period (customers at the beginning of the period plus customers at the end of the period, divided by two), and dividing that result by the number of months in such period.

(4)	Determined for each period by dividing selling and marketing expenses, net costs of equipment sales, and depreciation of rental telephone equipment by the gross postpaid wireless voice customers added during such period.

(5)	For 2002 and 2001, updated to reflect 2000 U.S. Census Bureau Official Statistics. For years 1998 through 2000, updated to reflect July 1, 1997, 1990 U.S. Census Bureau Official Statistics.

(6)	Represents the ratio of wireless voice customers, excluding wholesale, at the end of the period to marketed POPs.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      You should read the following discussion in conjunction with “Summary Financial and Operating Data” and our consolidated financial statements included elsewhere in this prospectus. Some of the statements in this discussion are forward-looking statements. See “Forward-Looking Statements.”

Business Overview

      We have materially expanded our business since 1996 through a series of acquisitions, increasing the population to whom we market our services from 636,000 to 5.9 million, covering portions of the Midwest, Northeast, South, and Northwest regions. As of June 30, 2003, we provided wireless voice services to approximately 679,000 customers, excluding wholesale customers.

      We were founded in 1991 through the combination of five partnerships holding cellular licenses for five rural service areas, or “RSAs,” in northern Minnesota. Since then, we have completed the following acquisitions, all of which have been accounted for as purchases. Operating results of the acquired businesses have been included in our historical financial statements after the acquisition dates.

•	In May 1997, we acquired wireless operations and licenses covering portions of Maine for approximately $85.7 million.

•	In July 1998, we acquired wireless operations and licenses covering all of Vermont and portions of Massachusetts, New Hampshire, and New York for approximately $262.5 million.

•	In August 1998, we acquired wireless operations and a license in western Maine for approximately $7.5 million.

•	In February 1999, we acquired wireless operations and a license in South Dakota for approximately $11.9 million.

•	In April 2000, we acquired wireless operations and licenses covering portions of Alabama, Kansas, Mississippi, Oregon, and Washington for approximately $1.265 billion.

•	In January 2001, we acquired wireless operations and licenses in the Portsmouth, New Hampshire service area for approximately $194.3 million. In the acquisition, we also acquired an incumbent local exchange carrier, or “ILEC,” business of the seller. We sold the ILEC business in October 2001 for approximately $35.5 million.

      On October 14, 2003, RCC and AT&T Wireless announced the signing of an agreement to exchange certain wireless properties. The transaction remains subject to federal regulatory approvals and certain other conditions, with closing anticipated in the first quarter of 2004. Under the agreement, we will transfer to AT&T Wireless our operations in Oregon RSA 4, covering 226,000 POPs and including 36 cell sites and approximately 38,000 customers as of September 30, 2003. RCC will receive from AT&T Wireless operations in Alabama and Mississippi covering 732,000 total POPs and 545,000 incremental POPs and including 98 cell sites and approximately 16,000 customers as of September 30, 2003. In addition, RCC will receive from AT&T Wireless unbuilt licenses covering portions of RCC’s South, Midwest, and Northwest regions that incorporate 2.4 million total POPs and 1.3 million incremental POPs. In conjunction with this agreement, the parties amended an existing roaming agreement effective through June 2006, expanding territory in which AT&T Wireless customers will be able to roam on RCC’s network, including RCC’s GSM/GPRS network under development in the Northwest region. We will also receive $13.5 million in cash that we will use to permanently reduce our credit facility. Because our carrying value of certain intangible assets associated with this transaction (goodwill, licenses, and subscriber lists) is in excess of their fair market value, we anticipate recording a noncash impairment charge of approximately $40 million to $50 million.

      Our principal financial objective is to increase revenue and achieve profitability through increased penetration in existing markets. We believe that we can achieve this objective because our rural markets have reduced competition, lower penetration, and favorable roaming characteristics. Also, we have focused on consistent cost reduction and network operating efficiency.

      Our revenue primarily consists of service, roaming, and equipment revenue, each of which is described below:

•	Service revenue includes monthly access charges, charges for airtime used in excess of the time included in the service package purchased, activation fees, long distance charges derived from calls placed by customers as well as wireless and paging equipment lease revenue. Also included are charges for features such as voicemail, call waiting, call forwarding, and incollect revenue, which consists of charges to our customers when they use their wireless phones in other wireless markets. We do not charge installation or connection fees.

We include in service revenue the USF support funding that we are eligible for as a result of our ETC status in certain states. We have adopted the provision of Emerging Issues Task Force’s (“EITF”) No. EITF 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred,” which requires reimbursements received for out-of-pocket expenses to be characterized as service revenue with offsetting expenses included in operating expenses.

•	Roaming revenue includes only outcollect revenue, which we receive when other wireless providers’ customers use our network.

•	Equipment revenue includes sales of wireless and paging equipment and accessories to customers and network equipment reselling.

      Our operating expenses include network costs, cost of equipment sales, selling, general and administrative expenses, and depreciation and amortization, each of which is described below:

•	Network costs include switching and transport expenses and expenses associated with the maintenance and operation of our wireless network facilities, including salaries for employees involved in network operations, site costs, charges from other service providers for resold minutes, and the expense associated with incollect revenue.

•	Cost of equipment sales includes costs associated with telephone equipment and accessories sold to customers. In recent years, we and other wireless providers have increased the use of discounts on phone equipment as competition between service providers has intensified. As a result, we have incurred, and expect to continue to incur, losses on equipment sales per gross additional customer. We expect to continue these discounts and promotions because we believe they will increase the number of our wireless customers and, consequently, increase service revenue.

•	Selling, general and administrative (“SG&A”) expenses include salaries, benefits, and operating expenses such as marketing, commissions, customer support, accounting, administration, and billing. We also include in SG&A the charge to our customers for USF contributions, which are offset by a corresponding increase in service revenue.

•	Depreciation and amortization represents the costs associated with the depreciation of fixed assets and the amortization of customer lists. Under the rules of SFAS No. 142, RCC treats licenses and goodwill as having indefinite useful lives and, therefore, as of January 1, 2002, they are no longer being amortized. Depreciation and amortization also includes the depreciation of the capitalized cost of handsets leased to customers.

In addition to the operating expenses discussed above, we also incur other expenses, primarily interest expense and preferred stock dividends.

•	Interest expense primarily results from borrowings under our credit facility and senior subordinated notes, the proceeds of which were used to finance acquisitions, repay other borrowings, and further develop our wireless network.

Also contributing to interest expense are adjustments reflecting:

•	the ineffective portion of a derivative’s change in fair value,

•	the change in fair market value of derivatives not accounted for as accounting hedges under SFAS No. 133,

•	the amortization of deferred financing costs,

•	the write-off of deferred financing costs due to the early extinguishment of debt, and

•	the noncash amortization of costs incurred from unwinding certain financial instruments.

All of our derivative financial instruments entered into after January 1, 2003 are marked to market, with changes in fair value included in interest expense.

•	Preferred stock dividends are paid on our outstanding preferred securities. We have been paying dividends on our senior and junior exchangeable preferred stock by issuing additional shares. Although we are continuing to evaluate our alternatives, we do not currently anticipate that we will declare cash dividends on our senior exchangeable preferred stock for the foreseeable future, except to the extent, if any, that we may be legally required to do so. Also included in preferred stock dividends are dividends related to our Class M convertible preferred stock and Class T convertible preferred stock.

Critical Accounting Policies and Estimates

      The following discussion and analysis is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of our consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of revenue, expenses, assets, and liabilities during the periods reported. Estimates are used when accounting for certain items such as unbilled revenue, allowance for doubtful accounts, depreciation and amortization periods, income taxes, valuation of intangible assets, and litigation contingencies. We base our estimates on historical experience, where applicable, and other assumptions that we believe are reasonable under the circumstances. We believe that the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Goodwill and Indefinite-Lived Intangible Assets

      We evaluate our goodwill and indefinite-lived intangible assets for impairment at least annually and more frequently when indicators of impairment exist. Effective with the adoption of SFAS No. 142, we are no longer amortizing goodwill or indefinite-lived assets. Additionally, we have reassessed the useful lives of previously recognized intangible assets (primarily customer lists and FCC licensing costs). Regarding the useful life of our customer lists, we determined our current policy continues to be appropriate. A significant portion of our intangible assets consists of licenses that provide our wireless operations with the exclusive right to utilize certain radio frequency spectrum to provide cellular communication services. While licenses are issued for only a fixed time, generally ten years, such licenses are subject to renewal by the FCC. Renewals of licenses have occurred routinely and at nominal cost. Moreover, we have determined that there are currently no legal, regulatory, contractual, competitive, economic, or other factors that limit the useful lives of our wireless licenses. As a result, licenses will be treated as indefinite-lived intangible assets under the provisions of SFAS No. 142 and will not be amortized but rather will be tested for impairment. We will reevaluate the useful life determination for licenses each quarter to determine whether events and circumstances continue to support an indefinite useful life.

      Following adoption of SFAS No. 142 in 2002, we completed an impairment test for both our goodwill and licenses and determined that there were impairments of $5.0 million and $412.0 million, respectively. We used a fair value approach, using primarily discounted cash flows, to complete the transitional impairment tests. In accordance with SFAS No. 142, the impairment charges were recorded as a cumulative change in accounting principle in our consolidated financial statements for the first quarter of 2002.

      On a prospective basis, we are required to test both consolidated goodwill and other indefinite-lived intangible assets, including licenses, for impairment on an annual basis (October 1) using a fair value approach. Additionally, goodwill and other indefinite-lived assets must be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of an entity below its carrying value. These events or circumstances would include a significant change in the business climate, including a significant sustained decline in an entity’s market value, regulatory requirements, operating performance indicators, competition, sale or disposition of a significant portion of the business, or other factors. We performed our annual impairment test for both goodwill and licensing costs during the fourth quarter of 2002, using methodologies consistent with those applied for our transitional impairment tests performed as of January 1, 2002. No further impairment was recognized as a result of this testing.

      We believe that the accounting estimate related to determining the fair value of goodwill and indefinite-lived intangible assets, and thus any impairment, is a “critical accounting estimate” because (i) it is highly susceptible to change from period to period since it requires management to make cash flow assumptions about future sales, operating costs, and discount rates over an indefinite life and (ii) the impact that recognizing an impairment would have on the assets reported on our balance sheet as well as our net income (loss) would be material. In estimating future operations, we use our internal budgets, which require significant judgment regarding anticipated customer growth and business trends.

Revenue Recognition — Service

      We recognize service revenue based upon minutes of use processed and contracted fees, net of credits and adjustments for service discounts. As a result of our billing cycle cut-off times, we are required to make estimates for service revenue earned, but not yet billed, at the end of each month. These estimates are based primarily upon historical minutes of use processed. We follow this method since reasonable, dependable estimates of the revenue can be made. Actual billing cycle results and related revenue may vary from the results estimated at the end of each quarter, depending on customer usage and rate plan mix.

      Recently, we started to receive Universal Service Fund revenue reflecting our Eligible Telecommunications Carrier (“ETC”) status in certain states. We have a limited historical basis in determining the time required for reimbursement subsequent to our request. Therefore, until we have adequate experience or have a reasonable assurance as to the amount and timing of the receipt of these funds, we will recognize revenue upon cash receipt.

Revenue Recognition — Roaming Revenue and Incollect Cost

      Roaming revenue and incollect cost information is provided to us primarily through a third party centralized clearinghouse. From the clearinghouse we receive monthly settlement data. We base our accrual of roaming revenue and incollect expense on these clearinghouse reports. We follow this method since reasonably dependable estimates of roaming revenue and incollect cost can be made.

Allowance for Doubtful Accounts

      We maintain an allowance for doubtful accounts for estimated losses that will result from failure of our customers to pay amounts owed. We base our estimates on the aging of our accounts receivable balances and our historical write-off experience, net of recoveries. If the financial condition of our customers were to deteriorate, we may be required to maintain higher allowances.

Depreciation of Property and Equipment

      When recording the depreciation expense associated with our wireless communications equipment, we use estimated useful lives. To monitor for changes in technology and industry conditions, we periodically evaluate the useful lives of our wireless communications equipment. These evaluations could result in a change in their useful lives in future periods. While we believe our estimates of useful lives are reasonable, significant differences in actual experience or significant changes in our assumptions may materially affect future depreciation expense.

Impairment of Long-Lived Assets

      In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). SFAS No. 144 supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” SFAS No. 144 develops a single accounting model for long-lived assets to be disposed of, whether previously held and used or newly acquired. We adopted this statement on January 1, 2002.

      Under SFAS No. 144, we assess the impairment of our long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable as measured by the sum of the expected future undiscounted cash flows. Factors management considers that could trigger an impairment review include significant underperformance relative to minimum future operating results, significant change in the manner of use of the assets, significant technological or industry changes, or changes in the strategy for our overall business. When we determine that the carrying value of certain long-lived assets may not be recoverable based upon the existence of one or more of the above impairment indicators, we then measure any impairment based on a projected discounted cash flow method using a discount rate determined by management to be commensurate with the risk inherent in our current business model.

Income Taxes

      We account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” As part of the process of preparing the consolidated financial statements, we are required to estimate income taxes in each of the jurisdictions in which we operate. This process involves estimating actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities. We must then assess the likelihood that deferred tax assets will be recovered from future taxable income and, to the extent we believe that recovery is not likely, we must establish a valuation allowance. To the extent RCC increases or decreases the valuation allowance in a period, we must include an expense or benefit within the tax provision in the consolidated statement of operations.

      Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities, and any valuation allowance recorded against net deferred tax assets. As of June 30, 2003, our valuation allowance was $158.2 million due to uncertainties related to our ability to utilize the deferred tax assets. The deferred tax assets consist principally of certain net operating losses (“NOLs”) being carried forward, as well as impairment write-downs of intangible assets not currently deductible for tax purposes. The valuation allowance is based on our historical operations projected forward and our estimate of future taxable income and the period over which deferred tax assets will be recoverable. It is possible that we could be profitable in the future at levels that cause us to conclude that it is more likely than not that we will realize a portion or all of the NOL carryforward. Upon reaching such a conclusion, we would immediately record the estimated net realizable value of the deferred tax asset at that time and would then provide for income taxes at a rate equal to our combined federal and state effective rates, which would be approximately 38% under current tax law. Subsequent revisions to the estimated net realizable value of the deferred tax asset could cause the provision for income taxes to vary significantly from period to period, although our cash tax payments would remain unaffected until the benefit of the NOLs is utilized or the NOLs expire unused.

Litigation and Other Loss Contingencies

      In the ordinary course of business, we are subject to litigation and other contingencies. Management must use its best judgment and estimates of probable outcomes when determining the impact of these contingencies. We assess the impact of claims and litigation on a regular basis and update the assumptions and estimates used to prepare the consolidated financial statements.

Results of Operations

      The following table presents certain statement of operations data as a percentage of total revenue for the periods indicated.

				Six Months
	Years Ended			Ended
	December 31,			June 30,

	2000	2001	2002	2002	2003

				(Unaudited)
REVENUE:
Service	67.0%	69.7%	69.1%	69.7%	71.3%
Roaming	27.7	26.1	26.5	26.8	25.3
Equipment	5.3	4.2	4.4	3.5	3.4

Total revenue	100.0	100.0	100.0	100.0	100.0
OPERATING EXPENSES:
Network costs	24.1	22.8	21.0	21.8	20.3
Cost of equipment sales	9.7	6.4	6.3	3.6	7.1
Selling, general and administrative	26.7	27.5	25.7	25.8	26.1
Depreciation and amortization	25.6	25.2	17.8	17.7	16.5

Total operating expenses	86.1	81.9	70.8	68.9	70.0

OPERATING INCOME	13.9	18.1	29.2	31.1	30.0
OTHER INCOME (EXPENSE):
Interest expense	(25.5)	(29.3)	(24.7)	(26.5)	(21.1)
Interest and dividend income	0.6	0.3	0.1	0.1	0.1
Other	0.0	(0.2)	0.0	0.0	0.4

Other expense, net	(24.9)	(29.2)	(24.6)	(26.4)	(20.6)
INCOME (LOSS) BEFORE CUMULATIVE
CHANGE IN ACCOUNTING PRINCIPLE	(11.0)	(11.1)	4.6	4.7	9.4
CUMULATIVE CHANGE IN ACCOUNTING
PRINCIPLE	—	0.4	(90.1)	(186.3)	—

NET LOSS	(11.0)	(10.7)	(85.5)	(181.6)	9.4
PREFERRED STOCK DIVIDEND	(12.4)	(12.2)	(13.1)	(13.2)	(13.6)

NET LOSS APPLICABLE TO COMMON SHARES	(23.4)%	(22.9)%	(98.6)%	(194.8)%	(4.2)%

Six Months Ended June 30, 2003 and 2002

Revenue

      Service Revenue. Service revenue for the six months ended June 30, 2003 increased 10.2% to $171.8 million from $156.0 million in the six months ended June 30, 2002. The revenue growth reflects the revenue resulting from additional customers added through increased penetration in existing markets together with increases in local service revenue per customer (“LSR”). The increase in LSR to $42 in the six months ended June 30, 2003 from $40 in the six months ended June 30, 2002 is the result of several factors, including increases in per customer access and features fees.

      During the six months ended June 30, 2003, total customers, including wholesale, increased by 16,642 and totaled 739,015 at June 30, 2003. During the six months ended June 30, 2003, postpaid retention was 98.3%. Postpaid net customer additions were 12,516. In addition, during the six months ended June 30, 2003, wholesale customers increased by 4,298, and prepaid customers decreased by 172. Wireless Alliance accounted for 16,842 customers.

      We recognized $2.8 million in ETC support payments from the states of Alabama, Mississippi, and Washington during the six months ended June 30, 2003. We did not recognize ETC support in the six months ended June 30, 2002.

      Effective June 30, 2003, we have adopted the provisions of EITF No. 01-14, which requires reimbursements received for out-of-pocket expenses to be characterized as revenue with offsetting expenses included in operating expenses. USF contributions included as service revenue for the six months ended June 30, 2003 and 2002 were $3.6 million and $2.4 million, respectively.

      Roaming Revenue. For the six months ended June 30, 2003, roaming revenue increased 1.4% to $60.9 million as compared to $60.0 million in the six months ended June 30, 2002. Roaming yield for the six months ended June 30, 2003, was $0.21 per minute as compared to $0.29 per minute in the six months ended June 30, 2002. Affecting year-over-year comparability, however, was a $2.0 million one-time retroactive roaming payment to Wireless Alliance during the six months ended June 30, 2002.

      Equipment Revenue. Equipment revenue increased 5.9% for the six months ended June 30, 2003 to $8.3 million from $7.8 million in the six months ended June 30, 2002. The overall increase in equipment revenue reflects discontinuance of our phone rental program in the six months ended June 30, 2003. Under the phone rental programs that were used in the six months ended June 30, 2002, RCC retained ownership of the customer’s handset, recording no actual equipment sale to the customer. The increase in phone equipment revenue was partially offset by a decline in equipment reselling.

Operating Expenses

      Network Costs. For the six months ended June 30, 2003, network costs were $48.8 million as compared to $48.9 million in the six months ended June 30, 2002. The decrease in network cost is partially a result of a decline in incollect cost, a material component of network costs, reflecting per minute price declines outpacing minute increases. Incollect cost declined 3.4% in the six months ended June 30, 2003 to $22.9 million as compared to $23.7 million in the six months ended June 30, 2002. Per minute incollect cost for the six months ended June 30, 2003 was $0.15 per minute in the six months ended June 30, 2003 as compared to $0.19 in the six months ended June 30, 2002. Also contributing to decreases in network cost were decreases in wholesale toll charges resulting from customer service plans that encourage expanded wireless usage, partially offset by an increase in rent for our cell sites.

      Cost of Equipment Sales. Cost of equipment sales for the six months ended June 30, 2003 increased 114.8% to $17.1 million as compared to $8.0 million in the six months ended June 30, 2002. As a percentage of revenue, cost of equipment sales for the six months ended June 30, 2003 increased to 7.1% as compared to 3.6% in the six months ended June 30, 2002. Contributing to the increase in cost of equipment sales was our decision not to utilize our phone service leasing plans during the six months ended June 30, 2003, under which the cost of handsets is capitalized rather than expensed as cost of equipment sales. For the six months ended June 30, 2002, we capitalized $13.2 million in phone service handsets.

      Selling, General and Administrative. For the six months ended June 30, 2003, SG&A increased 8.8% to $63.0 million as compared to $57.8 million in the six months ended June 30, 2002. The increase in SG&A primarily reflects increases in ETC administration and costs related to pending ETC applications and sales and marketing. Also contributing to the increase in SG&A was an increase in reimbursed out-of-pocket expenses under EITF 01-14 totaling $3.6 million in the six months ended June 30, 2003 as compared to $2.4 million in the six months ended June 30, 2002. Sales and marketing costs were $25.1 million in the six months ended June 30, 2003 as compared to $24.7 million in the six months ended June 30, 2002. As a percentage of revenue, SG&A increased to 26.1% in the six months ended June 30, 2003 from 25.8% in the six months ended June 30, 2002.

      Depreciation and Amortization. Depreciation and amortization expense for the six months ended June 30, 2003 increased 0.6% to $39.8 million as compared to $39.5 million in the six months ended June 30, 2002. The increase in depreciation expense primarily reflects phone service equipment depreciation expense for the six months ended June 30, 2003 declining to $5.0 million as compared to $7.7 million in the six months ended June 30, 2002, partially offset by depreciation relating to additional cell site construction. As of June 30, 2003, our network is comprised of 770 cell sites.

Other Income (Expense)

      Interest Expense. Interest expense (net) for the six months ended June 30, 2003, including the effect of SFAS No. 133, decreased 14.3% to $50.6 million as compared to $59.1 million in the six months ended June 30, 2002. The decline in interest expense primarily reflects:

•	noncash adjustments related to the accounting for derivative instruments pursuant to SFAS No. 133;

•	$2.3 million we received from the counterparty as the result of unwinding our reverse swap derivatives;

•	declines in interest rates; and

•	the reclassification of $3.3 million in extraordinary costs during the three months ended March 31, 2002 related to the early extinguishment of debt to interest expense as required under SFAS No. 145.

Partially offsetting the decline in interest expense was an increase in principal outstanding under our credit facility.

      The following table sets forth adjustments relating to SFAS No. 133:

	Six Months Ended June 30, 2003			Six Months Ended June 30, 2002

	Prior to			Prior to
	SFAS No. 133	SFAS No. 133		SFAS No. 133	SFAS No. 133
	Adjustment	Adjustment	As Reported	Adjustment	Adjustment	As Reported

(In thousands)
Statement of Operations Data:
Interest expense, net	$49,186	$1,436	$50,622	$49,968	9,117	$59,085

Preferred Stock Dividends

      Preferred stock dividends in the six months ended June 30, 2003 increased 11.2% to $32.8 million as compared to $29.5 million in the six months ended June 30, 2002. The increase primarily resulted from our practice of paying dividends by issuing additional shares of exchangeable preferred stock rather than in cash, thereby increasing the basis for subsequent dividend distributions. On August 15, 2003, RCC distributed 6,342 shares of junior exchangeable preferred stock in payment of dividends to holders of record as of August 1, 2003. We did not declare or pay the cash dividend on the senior exchangeable preferred stock scheduled for August 15, 2003.

Years Ended December 31, 2002 and 2001

Revenue

      Service Revenue. Service revenue for 2002 increased 3.0% to $319.9 million from $310.5 million in 2001. The revenue growth reflects the revenue resulting from additional customers added through increased penetration in existing markets partially offset by moderate declines in LSR.

      The decline in LSR to $41 in 2002 from $42 in 2001 is the result of several factors, including larger home calling areas, more rate plans that included long distance at no additional charge, and an increase in numbers of rate plans that share minutes with an existing plan at lower access rates. We continue to focus on attracting and retaining customers with rate plans that provide more features and include minutes at a higher average recurring access charge.

      For all of 2002, retention was 98.2% as compared to 97.8% in 2001. Postpaid net customer additions for all of 2002 were 42,832 as compared to 46,520 in 2001. For all of 2002, we reported 179,069 postpaid gross adds as compared to 199,598 in 2001. Because of the growing popularity of wholesale distribution programs, wholesale customer additions increased to 55,700, a 91.2% increase over 2001. Prepaid customers for all of 2002 declined by 5,803.

      Roaming Revenue. For all of 2002, increases in outcollect minutes continued to offset declines in yield, resulting in roaming revenue increasing 5.3% to $122.7 million as compared to $116.5 million in 2001. Roaming yield for all of 2002 was $0.26 as compared to $0.34 in 2001.

      In 2002, AT&T Wireless, Verizon Wireless, and Cingular accounted for approximately 85% of our outcollect minutes. During 2002, AT&T Wireless outcollect revenue accounted for 10.1% of our total revenue. Under our agreements with AT&T Wireless, Verizon Wireless, Cingular and other roaming partners, the roaming yield per minute we receive from outcollect calling minutes, in addition to the cost per minute we pay for our customers’ incollect activity, declines over time.

      Equipment Revenue. Equipment revenue increased 9.7% for 2002 to $20.4 million from $18.6 million in 2001. The increase in equipment revenue reflects additional average revenue per handset sold, increased network equipment reselling, and a decrease in handset leasing.

Operating Expenses

      Network Costs. For the year ended December 31, 2002, network costs declined 4.2% to $97.2 million as compared to $101.5 million in 2001. Contributing to this decline was a decrease in incollect cost, a material component of network costs, reflecting reduced pricing contained in new roaming arrangements. For 2002, incollect cost declined 5.4% to $47.1 million as compared to $49.8 million in 2001. Per minute incollect cost for the year ended December 31, 2002 was $0.18 per minute as compared to $0.25 in 2001.

      Cost of Equipment Sales. Cost of equipment sales for 2002 increased 2.7% to $29.2 million as compared to $28.4 million in 2001. As a percentage of revenue, cost of equipment sales for 2002 remained unchanged at 6.4% as compared to 2001. Contributing to the increase in cost of equipment sales was a reduced emphasis on our handset leasing program during 2002, under which the cost of handsets was capitalized rather than expensed as cost of equipment sales. During 2002, we capitalized approximately $13.3 million in handsets as compared to $20.1 million capitalized in 2001.

      Selling, General and Administrative. For the year ended December 31, 2002, SG&A expense decreased 2.6% to $119.2 million as compared to $122.4 million in 2001. As a percentage of revenue, SG&A decreased to 25.7% in 2002 from 27.5% in 2001. Bad debt expense for the year ended December 31, 2002 declined to $8.0 million as compared to $13.9 million in 2001.

      Depreciation and Amortization. Depreciation and amortization expense for 2002 decreased 26.7% as compared to 2001 to $82.5 million from $112.6 million. The decrease primarily reflects the January 1, 2002 adoption of SFAS No. 142 and the corresponding discontinuance of amortization of goodwill and licenses, partially offset by the growth in our wireless network assets. During 2001, we amortized $62.8 million in licenses, goodwill and customer lists. During 2002, we amortized $20.6 million in customer lists. Leased handset equipment depreciation expense for 2002 was $15.8 million as compared to $8.5 million in 2001.

Other Income (Expense)

      Interest Expense. Interest expense for 2002, including the effect of SFAS No. 133, decreased 12.2% to $114.5 million as compared to $130.4 million in 2001. The decline in interest expense primarily reflects noncash adjustments related to the accounting for derivative instruments pursuant to SFAS No. 133, declines in interest rates, and an overall reduction in our long-term debt. In January 2002, we issued $300.0 million of 9 3/4% senior subordinated notes, the proceeds of which were used to pay down a portion of the credit agreement. In connection with this issuance and in accordance with SFAS No. 145, we reclassified to interest expense $3.3 million of unamortized deferred financing cost related to the early extinguishment of the repaid debt.

      The following table sets forth adjustments relating to SFAS No. 133:

	Year Ended December 31, 2002			Year Ended December 31, 2001

	Prior to			Prior to
	SFAS No. 133	SFAS No. 133		SFAS No. 133	SFAS No. 133
	Adjustment	Adjustment	As Reported	Adjustment	Adjustment	As Reported

(In thousands)
Statement of Operations Data:
Interest expense	$99,374	$15,104	$114,478	$114,007	$16,425	$130,432

      As of December 31, 2002, the effective rate of interest on borrowing under our credit agreement, excluding the impact of hedge agreements, was 4.5% as compared to 4.9% at December 31, 2001. Long-term debt as of December 31, 2002 was $1.211 billion as compared to $1.286 billion as of December 31, 2001.

Cumulative Change in Accounting Principle

      Because of our adoption of SFAS No. 142 on January 1, 2002, we tested our goodwill and our FCC licenses for impairment and determined that there were impairments of $5.0 million and $412.0 million, respectively. We recorded the impairment charge as a cumulative change in accounting principle. See “— Critical Accounting Policies and Estimates — Goodwill and Indefinite-Lived Intangibles.”

Preferred Stock Dividends

      Preferred stock dividends in 2002 increased 11.0% to $60.6 million as compared to $54.5 million in 2001. The increase primarily resulted from our practice of paying dividends by issuing additional shares of exchangeable preferred stock rather than in cash, thereby increasing the basis for subsequent dividend distributions. During 2002, we issued 25,509 and 22,134 shares of senior and junior exchangeable preferred stock, respectively, as dividends.

Years Ended December 31, 2001 and 2000

Revenue

      Service Revenue. Service revenue for 2001 increased 30.2% to $310.5 million from $238.6 million in 2000. The revenue growth reflects the additional revenue resulting from the acquisitions of wireless operations and licenses covering what are now our South and Northwest regions from Triton Cellular in April 2000 and wireless operations and licenses in the Portsmouth, New Hampshire area from affiliates of the Saco River Telephone and Telegraph Company in January 2001, together with additional customers added through increased penetration in existing markets.

      Roaming Revenue. Reflecting the Triton Cellular and Saco River acquisitions, together with increases in outcollect roaming minutes, roaming revenue for 2001 increased 18.1% to $116.5 million from $98.7 million in 2000. Roaming minutes in existing markets increased in part due to activation of additional cell sites and increased industry-wide wireless usage. Partially offsetting the effect from increases in roaming minutes during 2001 was the decrease in outcollect roaming yield per minute. Including toll, outcollect roaming yield decreased to $0.34 per minute in 2001 as compared to $0.49 in 2000. AT&T Wireless and Verizon Wireless accounted for approximately 70% of our outcollect minutes in 2001.

      Equipment Revenue. Equipment revenue for 2001 decreased 1.2% to $18.6 million from $18.8 million in 2000. The decrease in equipment revenue reflects reductions in network equipment reselling together with an increase in handset leasing offset in part by the additional equipment revenue from the Triton Cellular and Saco River acquisitions.

Operating Expenses

      Network Costs. Primarily reflecting the additional network costs from the acquisition of Triton Cellular and Saco River and increases in incollect minutes, network costs for 2001 increased 18.1% over 2000 to $101.5 million as compared to $86.0 million in 2000. Also contributing to this increase was the cost relating to greater incollect activity resulting from service plans with expanded local service areas. Total incollect cost was $49.8 million in 2001 as compared to $48.6 million in 2000. Offsetting the increase in incollect minutes was a decline in per minute cost in 2001 to $0.25 from $0.40 in 2000. As a percentage of total revenue, network costs for 2001 decreased to 23.0% from 24.1% in 2000.

      Cost of Equipment Sales. Cost of equipment sales for 2001 decreased 18.1% to $28.4 million as compared to $34.7 million in 2000. As a percentage of revenue, cost of equipment sales for 2001 decreased to 6.4% as compared to 9.7% in 2000. Contributing to the decrease in cost of equipment sales was a greater emphasis on our handset leasing program during 2001, under which the cost of handsets was capitalized rather than expensed as cost of equipment sales. The initial cost of these capitalized handsets was not included in acquisition cost per customer, contributing to the decrease in 2001 as compared to 2000. The capitalized cost of the handset was depreciated over a period of 19-24 months. During 2001, we capitalized approximately $20.1 million in handsets.

      Selling, General and Administrative. SG&A for 2001 increased 28.8% over 2000 to $122.4 million from $95.0 million. The increase in SG&A primarily reflects our ownership of the Triton Cellular and Saco River operations in 2001. Also contributing to the increase in SG&A was an increase in bad debt expense to $13.9 million in 2001 as compared to $5.1 million in 2000. SG&A, as a percentage of sales, was 26.7% in 2000 and 27.5% in 2001.

      Depreciation and Amortization. Depreciation and amortization expense for 2001 increased 23.6% over 2000 to $112.6 million from $91.1 million. The increase reflects a full year of Triton Cellular asset depreciation, together with amortization of intangible assets acquired from Saco River and depreciation attributable to Saco River’s existing property, plant, and equipment. Also contributing to added depreciation expense during 2001 was $46.0 million of capital expenditures during the year ended December 31, 2001.

Other Income (Expense)

      Interest Expense. Interest expense for 2001 increased 43.7% to $130.4 million as compared to $90.8 million in 2000. The increase primarily reflects increased borrowings under the credit agreement to complete the acquisitions of Triton Cellular and Saco River and a $16.4 million noncash charge reflecting accounting for derivative instruments pursuant to SFAS No. 133, which we adopted on January 1, 2001.

Preferred Stock Dividends

      Preferred stock dividends in 2001 increased 23.7% to $54.5 million as compared to $44.1 million in 2000. The increase primarily resulted from the issuances of junior and senior exchangeable preferred stock in February 2000, Class T preferred stock in March 2000, and Class M preferred stock in April 2000. Also contributing to the increase in preferred stock dividends is our practice of paying dividends by issuing additional shares of exchangeable preferred stock rather than in cash, thereby increasing the basis for subsequent dividend distributions. During 2001, we issued 22,817 and 19,618 shares of senior and junior exchangeable preferred stock, respectively, as dividends.

Liquidity and Capital Resources

      We need cash primarily for working capital, capital expenditures, debt service, customer growth, and purchases of additional spectrum. In past years, we have met these requirements through cash flow from operations, borrowings under our credit agreement, sales of common and preferred stock, and issuance of debt securities.

      Capital expenditures for the six months ended June 30, 2003 were approximately $19.8 million compared to approximately $25.6 million for the six months ended June 30, 2002. These amounts reflect the continued expansion of our existing wireless coverage, the leasing of handsets to certain customer groups in 2002, and upgrading of existing cell sites and switching equipment.

      Capital expenditures for the year ended December 31, 2002 were approximately $59.8 million. This amount reflects the continued expansion of our existing wireless coverage, the leasing of handsets to certain customer groups in 2002, and upgrading of existing cell sites and switching equipment.

      We anticipate incurring substantial capital expenditures in connection with the implementation of CDMA and GSM/GPRS network overlays and upgrades in our markets. We expect to fund these capital expenditures primarily from cash on hand, operating cash flow, and borrowings under our revolving credit facility. We began the overlays during the second half of 2003 and expect to substantially complete them by the end of 2005. Including the cost of our anticipated overlays, our total capital expenditures for 2003 through 2005 are expected to range from $190 million to $230 million.

      We have been paying dividends on our senior and junior exchangeable preferred stock by issuing additional shares of exchangeable preferred stock. Beginning in August 2003 dividends on our senior exchangeable preferred stock are to be paid in cash, and beginning in May 2005 our junior exchangeable preferred stock dividends are to be paid in cash. Although we are continuing to evaluate our alternatives, we do not currently anticipate that we will declare or pay cash dividends on our senior exchangeable preferred stock for the foreseeable future, except to the extent, if any, that we may be legally required to do so. We did not declare or pay the dividend on our senior exchangeable preferred stock scheduled for August 15, 2003.

      In conjunction with our recent senior notes offering, we amended our credit facility. The credit facility amendment includes a $100 million basket that may be used toward the repurchase of our senior notes, senior subordinated notes, or preferred stock. Such repurchases are further limited by covenants in other governing instruments, which may fluctuate. We may, in our sole discretion, determine to acquire such securities through open market purchases, privately negotiated transactions, or otherwise, upon such terms and at such prices as we may determine from time to time. Prior to any acquisition of preferred shares, we would pay any previously unpaid cash dividends on the senior preferred stock. Any such dividends would reduce the credit facility basket referred to above.

Credit Facility

      We have a credit facility with a consortium of lenders which, as of June 30, 2003, provided up to $266.4 million in revolving loans and $765.7 million of outstanding term loans. As of June 30, 2003, $896.9 million was outstanding under the credit facility. Our credit facility contains certain financial and other covenants that, among other things, limit our ability to incur indebtedness, make investments, create or permit liens, make capital expenditures, provide guarantees, and pay dividends. In August 2003, January 2002, March 2001 and December 2000, and, we obtained amendments and waivers of certain of the financial covenants and other provisions in the credit facility. As of June 30, 2003, we were in compliance with all financial and material non-financial covenants. Our financial covenants do not apply to Wireless Alliance.

August 2003 Credit Facility Amendment

      We recently amended our credit agreement to, among other things, permit us to issue the notes. We used the proceeds from the sale of the senior notes, net of fees relating to the notes offering and the amendment, and available cash to repay a total of approximately $356.1 million of outstanding indebtedness under our credit agreement, as follows:

•	$131.1 million under the revolving credit facility,

•	$99.4 million under Term Loan A

•	$54.7 million under Term Loan B

•	$54.7 million under Term Loan C, and

•	$16.2 million under Term Loan D.

      Under the amendment, the commitment under our revolving credit facility was reduced to $60.0 million. Additionally, there will be no mandatory amortization payments under the credit agreement until June 2005 and no reductions in commitments under the revolving credit facility until June 2007. Other amendments to the credit agreement include, among others, provisions that:

•	amend the financial covenants,

•	require us to refinance or extend the maturity date of the notes beyond March 31, 2010, on or before July 31, 2009, or an event of default will occur,

•	require us to refinance or extend the maturity date of our 9 5/8% notes due 2008 beyond January 1, 2010, on or before November 15, 2007, or an event of default will occur,

•	add a letter of credit subfacility of up to $5.0 million,

•	increase the “Applicable Margins” with respect to the interest rates applicable to outstanding debt under the credit agreement, and

•	require that no less than 50% of our total debt be fixed rate debt, after giving effect to our interest rate hedging agreements.

      The following table indicates the various financial ratios under the amended credit agreement with which we are required to comply as of various dates:

	2003		2004				2005				2006				2007

	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Thereafter

Total leverage ratio	6.50	6.50	6.50	6.50	6.25	6.25	6.25	6.25	6.00	6.00	5.75	5.50	5.00	5.00	5.00	5.00	5.00	5.00	4.00
Senior leverage ratio(1)	3.00	3.00	3.00	3.00	3.00	3.00	3.00	3.00	3.00	3.00	2.50	2.50	2.50	2.50	2.00	2.00	2.00	2.00	2.00
Annualized operating cash flow to interest expense	1.50	1.50	1.50	1.50	1.50	1.50	1.50	1.50	1.50	1.50	2.00	2.00	2.00	2.00	2.00	2.00	2.00	2.00	2.00
Fixed charge ratio	1.00	1.00	1.00	1.00	1.10	1.10	1.10	1.10	1.10	1.10	1.10	1.10	1.10	1.10	1.10	1.10	1.10	1.10	1.10
Annualized operating cash flow to pro forma debt service	1.05	1.05	1.20	1.20	1.20	1.20	1.15	1.15	1.15	1.15	1.15	1.20	1.20	1.20	—	—	—	—	—

(1)	Defined as the ratio of borrowings under our credit agreement to “Annualized Operating Cash Flow,” as defined in the credit agreement.

      The following table indicates margins applicable to various outstanding borrowings under our amended credit agreement:

	Revolver &
	Term Loan A		Term Loan B		Term Loan C		Term Loan D

	Base Rate	LIBOR	Base Rate	LIBOR	Base Rate	LIBOR	Base Rate	LIBOR
Total Leverage Ratio	Margin	Margin	Margin	Margin	Margin	Margin	Margin	Margin

Greater than 6.5x	2.75%	3.75%	2.75%	3.75%	3.00%	4.00%	3.25%	4.25%
Greater than 6.0x but less than or equal to 6.5x	2.25%	3.25%	2.50%	3.50%	2.75%	3.75%	3.00%	4.00%
Greater than 5.5x but less than or equal to 6.0x	1.75%	2.75%	2.50%	3.50%	2.75%	3.75%	3.00%	4.00%
Greater than 5.0x but less than or equal to 5.5x	1.25%	2.25%	2.50%	3.50%	2.75%	3.75%	3.00%	4.00%
Greater than 4.0x but less than or equal to 5.0x	1.00%	2.00%	2.50%	3.50%	2.75%	3.75%	3.00%	4.00%
Less than or equal to 4.0x	0.75%	1.75%	2.50%	3.50%	2.75%	3.75%	3.00%	4.00%

     Giving effect to the issuance of the notes, and the repayments and amendments described above, as of June 30, 2003, there would have been $540.7 million of outstanding indebtedness under the credit agreement, with an additional $60.0 million available for borrowing under the revolving credit facility. See “Description of Financing Arrangements — Credit Agreement.”

Contractual Obligations

      The following table summarizes our anticipated cash requirements under our contractual obligations on a pro forma basis as of June 30, 2003, excluding interest payable under the amended credit agreement, the 9 7/8% notes, the 9 5/8% notes, and the 9 3/4% notes.

	Total	2003	2004	2005	2006	2007		Thereafter

	(In thousands)
Credit agreement	$540,724	$—	$—	$46,836	$82,954	$87,320	(1)	$323,614	(2)
9 7/8% Senior notes (due 2/1/2010)	325,000	—	—	—	—	—		325,000	(2)
9 3/4% Senior subordinated notes (due 1/15/2010)	300,000	—	—	—	—	—		300,000
9 5/8% Senior subordinated notes (due 5/15/2008)	125,000	—	—	—	—	—	(1)	125,000
Senior exchangeable preferred stock (due 5/15/2010)(3)	254,776	—	—	—	—	—		254,776
Senior exchangeable preferred stock cash dividends beginning August 15, 2003(3)	202,860	14,492	28,980	28,980	28,980	28,980		72,448
Junior exchangeable preferred stock (due 2/15/2011)(4)	255,863	—	—	—	—	—		255,863
Junior exchangeable preferred stock cash dividends beginning May 15, 2005(4)	188,040	—	—	23,505	31,340	31,340		101,855
Class M voting convertible preferred stock	288,155	—	—	—	—	—		288,155

	2,480,418	14,492	28,980	99,321	143,274	147,640		2,046,711
Operating lease obligations	34,370	4,887	8,401	6,660	4,840	3,526		6,056

Total contractual cash obligations	$2,514,788	$19,379	$37,381	$105,981	$148,114	$151,166		$2,052,767

(1)	The amended credit agreement requires that the 9 5/8% notes be refinanced or extended beyond January 1, 2010, on or before November 15, 2007, or an event of default will occur.

(2)	The amended credit agreement requires that the notes be refinanced or extended beyond March 31, 2010, on or before July 31, 2009, or an event of default will occur.

(3)	Senior exchangeable preferred stock dividends were paid in kind through May 15, 2003.

(4)	Assumes that junior exchangeable preferred stock dividends are paid in kind through February 15, 2005.

      Net cash provided by operating activities was $52.2 million for the six months ended June 30, 2003. Adjustments to the $22.7 million net income to reconcile to net cash provided by operating activities included $39.8 million in depreciation and amortization, a $9.6 million increase in accounts receivable, a $3.7 million change in financial instruments valuation, and a $4.6 million decrease in accounts payable.

      Net cash provided by operating activities was $138.3 million for the year ended December 31, 2002. Adjustments to the $395.9 million net loss to reconcile to net cash provided by operating activities included $82.5 in depreciation and amortization, a $15.1 million change in financial instruments valuation, a cumulative change in accounting principle of $417.1 million, a $6.5 million increase in accounts payable, a $1.1 million increase in advance billings and customer deposits, $3.3 million for early extinguishment of debt reflected in interest expense, and a $6.7 million increase in other accrued expenses.

      Net cash used in investing activities for the six months ended June 30, 2003 was $19.6 million, primarily related to purchases of property and equipment. These purchases reflect the continued expansion of our existing wireless coverage and upgrading of existing cell sites and switching equipment.

      Net cash used in investing activities for the year ended December 31, 2002 was $58.7 million. The principal use of cash was $59.8 million in purchases of property and equipment. These purchases reflect the continued expansion of our existing wireless coverage, leasing of handsets to certain customer groups, and upgrading of existing cell sites and switching equipment.

      Net cash provided by financing activities was $60.6 million for the six months ended June 30, 2003, consisting primarily of $96.5 million from additional net borrowings under the credit facility partially offset by a $34.2 million repayment of a swaption.

      Net cash used in financing activities was $27.8 million for the year ended December 31, 2002, consisting primarily of $362.6 million from the issuance of long-term debt, partially offset by $380.4 million in repayments of long-term debt. In addition, we incurred $10.3 million in debt issuance costs relating the offering of the 9 3/4% notes in January 2002 and amending the terms of our credit agreement.

Seasonality

      We experience seasonal fluctuations in revenue and operating income. Our average monthly roaming revenue per cellular customer increases during the second and third calendar quarters. This increase reflects greater usage by our roaming customers who travel in our cellular service area for weekend and vacation recreation or work in seasonal industries. Because our cellular service area includes many seasonal recreational areas, we expect that roaming revenue will continue to fluctuate seasonally more than service revenue.

	2003 Quarter Ended		2002 Quarter Ended				2001 Quarter Ended

	Mar	Jun	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec

Revenue:
Service	$80,923	$90,904	$75,497	$80,473	$83,224	$80,739	$70,862	$81,453	$81,396	$76,809
Roaming	29,062	31,789	26,162	33,855	35,400	27,286	23,215	28,350	38,106	26,870
Equipment	3,876	4,427	3,279	4,564	7,098	5,501	5,133	4,545	4,842	4,107

Total Revenue	$113,861	$127,120	$104,938	$118,892	$125,722	$113,526	$99,210	$114,348	$124,344	$107,786
Operating income	$31,101	$41,232	$31,425	$38,178	$38,627	$26,782	$15,833	$23,534	$27,971	$13,462
Net income (loss) before cumulative change in accounting principle	$5,708	$16,991	$(707)	$11,303	$10,236	$330	$(21,271)	$(7,075)	$(12,310)	$(8,556)
Net income (loss)	$5,708	$16,991	$(417,771)	$11,303	$10,236	$330	$(19,650)	$(7,075)	$(12,310)	$(8,556)
Net income (loss) applicable to common shares	$(10,465)	$382	$(432,312)	$(3,629)	$(5,098)	$(15,419)	$(32,813)	$(20,505)	$(26,101)	$(22,717)
Net income (loss) per share applicable to common shares before cumulative change in accounting principle	$(0.87)	$0.03	$(1.28)	$(0.30)	$(0.43)	$(1.29)	$(2.91)	$(1.73)	$(2.20)	$(1.91)
Net income (loss) per basic and diluted share	$(0.87)	$0.03	$(36.27)	$(0.30)	$(0.43)	$(1.29)	$(2.77)	$(1.73)	$(2.20)	$(1.91)

Quantitative and Qualitative Disclosures About Market Risk

Market Risk

      In the normal course of business, we are exposed to market risk from fluctuations in interest rates. We address this risk through a risk management program that includes the use of derivative financial instruments. The counterparties to these instruments are major financial institutions and we believe that credit loss in the event of nonperformance is remote. We do not enter into any derivative transactions for speculative purposes.

Interest Rate Risk

      We have used senior subordinated notes and bank credit facilities to finance, in part, capital requirements and operations. These on-balance sheet financial instruments, to the extent they provide for variable rates of interest, expose us to interest rate risk.

      Prior to the recent amendment, we were required by the terms of our credit agreement to maintain interest rate swaps on at least 50% of the principal amount of the loans outstanding under the credit agreement for an average period of three years from the date of the hedge agreements. On June 30, 2003, we held interest rate swap agreements with a notional amount of $284.0 million to convert variable rate debt to fixed rate debt and an interest rate cap with a total notional amount of $175.0 million to reduce the effective borrowing rate on our bank debt in a declining interest rate environment.

      During May and June 2003, $591.1 million notional amount of swap, reverse swap, swaption, and collar agreements expired or were terminated. To replace expiring agreements, in March 2003, we entered into a $200.0 million swap, with a rate of 2.34%, and a $175.0 million cap, with a cap rate of 6.25%. As of June 30, 2003, the swap and cap were carried on our balance sheet at their fair market values of $(2.9) million and $0.5 million, respectively. We have not designated the interest rate swap and interest rate cap as hedges for accounting purposes.

      To manage the effective interest on our 9 3/4% notes, we used two reverse swaps in February 2002 to change 50% of this fixed rate debt to floating rate debt and initially reflected the valuation of these instruments as a $16.3 million liability. In June 2003, we terminated the reverse swaps and received $2.3 million from the counterparties.

      Our 9 5/8% notes mature in 2008 and are redeemable at our option for a premium after May 15, 2003. Under some conditions, it could become economically desirable to redeem the 9 5/8% notes. In order to monetize the value of the option to redeem the 9 5/8% notes, in March 2001, we entered into a swaption with respect to the 9 5/8% notes and received $8.7 million. On May 15, 2003, the swaption’s counterparty exercised its optional termination right, requiring us to pay the counterparty $34.2 million, the value of the swaption on May 15, 2003.

      RCC’s derivative instruments and valuations are set forth in the table below. The fair values, except for the Class M and Class T convertible preferred stock, are based on quoted market prices or, if quoted market prices are not available, estimates using present value and other valuation techniques. During the second quarter of 2003, derivative instruments with a notional amount of $843.1 million expired under contract or were terminated at the option of RCC or the counterparty.

				Estimated Fair Market
		Carrying Value		Value

	Notional	December 31,	June 30,	December 31,	June 30,
	Amount	2002	2003	2002	2003

	(Dollars in thousands)
Financial assets
Interest rate flooridors:
Fleet Bank (terminated May 12, 2003)	$—	$631	$—	$631	$—
Interest rate cap(1):
Bear Stearns Bank (terminates March 27, 2006)	175,000	—	522	—	522

Total financial assets	$175,000	$631	$522	$631	$522

Financial liabilities
Credit facility	$—	$793,853	$896,866	$689,064	$834,085
9 5/8% senior subordinated notes	—	125,000	125,000	81,250	110,313
9 3/4% senior subordinated notes	—	300,000	300,000	195,000	268,875
11 3/8% senior exchangeable preferred stock	—	240,882	254,676	57,812	160,446
12 1/4% junior exchangeable preferred stock	—	195,035	207,085	42,908	84,391
Class M convertible preferred stock(2)	—	110,000	110,000	110,000	110,000
Class T convertible preferred stock(2)	—	7,541	7,541	7,541	7,541

	—	1,772,311	1,901,168	1,183,575	1,575,651

				Estimated Fair Market
		Carrying Value		Value

	Notional	December 31,	June 30,	December 31,	June 30,
	Amount	2002	2003	2002	2003

	(Dollars in thousands)
Derivative financial instruments
Interest rate swap agreements(1):
TD Securities (terminates May 16, 2005)	84,000	9,010	8,066	9,010	8,066
PNC Bank (terminated May 16, 2003)	—	975	—	975	—
Fleet Bank (terminates March 7, 2006)	200,000	—	2,912	—	2,912
Reverse swap agreements:
Fleet Bank (terminated June 2, 2003)	—	1,832	—	1,832	—
Dresdner Bank (terminated June 2, 2003)	—	1,316	—	1,316	—
Interest rate collar agreements:
PNC Bank (terminated May 25, 2003)	—	966	—	966	—
Union Bank (terminated June 5, 2003)	—	1,622	—	1,622	—
PNC Bank (terminated June 6, 2003)	—	1,827	—	1,827	—
Union Bank (terminated June 5, 2003)	—	936	—	936	—
Swaption (3):
TD Securities (terminated May 15, 2003)	—	30,072	—	30,072	—

	284,000	48,556	10,978	48,556	10,978
Other long-term liabilities	—	323	367	323	367

Total financial liabilities	$284,000	$1,821,190	$1,912,513	$1,232,454	$1,586,996

(1)	Recorded on our balance sheet at fair value, with related changes in fair value included in the statement of operations, and is not accounted for as a hedge under SFAS No. 133.

(2)	These financial instruments are not actively traded and, therefore, the estimated fair market value is stated at the carrying value.

(3)	We issued $125 million in subordinated debt in May 1998 that matures in May 2008. The $8.7 million value of an embedded call option within the subordinated debt was monetized in March 2001, resulting in a swaption. The swaption did not qualify for hedge accounting treatment under SFAS No. 133 and, as such, is recorded in the balance sheet at fair value with related changes in fair value included in the statement of operations. On May 15, 2003, the counterparty exercised its option to terminate the swaption, and we paid the counterparty $34.2 million.

Recently Issued Accounting Pronouncements

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The requirements of this statement apply to an issuer’s classification and measurement of freestanding financial instruments, including those that comprise more than one option or forward contract. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 applies to our senior exchangeable preferred stock and our junior exchangeable preferred stock. The carrying values of these classes will be presented as long-term liabilities on the balance sheet with dividends presented as interest expense in the statement of operations.

      In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure, an Amendment of FASB Statement No. 123.” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for employee stock-based compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosure in annual and interim financial statements about the method of accounting used by the issuer for stock-based compensation and its effect on the issuer’s reported results. The disclosure provisions of SFAS No. 148 were adopted December 31, 2002. We apply the principles of APB Opinion No. 25 and related interpretations in accounting for our stock-based compensation plans.

      In November 2002, the Emerging Issues Task Force reached consensus on EITF No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” EITF No. 00-21 requires that revenue arrangements with multiple deliverables be divided into separate units of accounting if the deliverables in the arrangement meet specific criteria. In addition, arrangement consideration must be allocated among the separate units of accounting based on their relative fair values, with certain limitations. The sale of wireless service with an accompanying handset constitutes a revenue arrangement with multiple deliverables. We are required to adopt the provisions of EITF No. 00-21 for revenue arrangements entered into after June 30, 2003. We have determined that this new accounting standard will not materially affect our results of operations, financial position, and cash flows.

      In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 clarifies the requirements for a guarantor’s accounting for and disclosure of certain issued and outstanding guarantees. The initial recognition and initial measurement provisions of FIN 45 are applicable to guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for financial statements for interim or annual periods ending after December 15, 2002.

      In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 supersedes previous accounting guidance, principally EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring).” SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by SFAS No. 146 include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. We have adopted SFAS No. 146 prospectively for exit or disposal activities initiated after December 31, 2002.

      In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS No. 145 requires that gains and losses from the extinguishments of debt be classified as extraordinary items only if they meet the criteria in Accounting Principles Board Opinion No. 30. We adopted SFAS No. 145 effective January 1, 2003 and reclassified prior period statements of operations to conform to the presentation required by SFAS No. 145 by reporting gains and losses on extinguishments of debt in interest expense.

      In July 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 provides accounting and reporting standards for costs associated with the retirement of long-lived assets. It requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. We have determined that this standard will not have a material impact on our results of operations and financial position.

BUSINESS

General

      We are a wireless communications service provider focusing primarily on rural markets in the United States. Our marketed cellular networks covered a total population of approximately 5.2 million and served approximately 662,000 voice customers, excluding wholesale customers, as of June 30, 2003. Our operational regions include six states in the Northeast, two states in the Northwest, three states in the Midwest, and three states in the South. Within each of our four regions, we have deployed a strong local sales and customer service presence in the communities we serve, which we believe provides us with a substantial competitive advantage, particularly when coupled with the comprehensive coverage of our network. In addition, we believe our market characteristics, network quality, and the lower number of competitors in our markets relative to more urban markets make us an attractive roaming partner for other wireless communications service providers. We have preferred roaming relationships with AT&T Wireless Services, Inc., Cingular Wireless, LLC, and Verizon Wireless in our various regions.

      We also own personal communication services, or “PCS,” licenses that cover a total population of 1.5 million in our Midwest and Northeast regions. Our networks in these areas enable our customers and those of our roaming partners to use our service. We do not yet directly market our services in these areas.

      Our marketed PCS networks, which we operate through Wireless Alliance, a 70%-owned joint venture with T-Mobile, covered a total population of approximately 754,000 and served approximately 17,000 voice customers as of June 30, 2003.

      The following chart summarizes our existing wireless systems as of June 30, 2003:

		Total
	Percentage	Licensed	Voice	Square
Regions	Ownership	POPS(1)	Customers(2)	Miles

Directly Marketed
Cellular:
Midwest	100%	741,000	117,039	45,000
Northeast	100%	2,066,000	266,383	46,000
South	100%	1,467,000	111,338	71,000
Northwest	100%	934,000	167,415	81,000

Total		5,208,000	662,175	243,000
PCS:
Wireless Alliance	70%	754,000	16,842	19,000

Total Directly Marketed		5,962,000	679,017	262,000
Not Directly Marketed(3)
PCS:
Midwest	100%	300,000		4,000
Northeast	100%	1,173,000		6,000

Total Not Directly Marketed		1,473,000		10,000

Total		7,435,000		272,000

(1)	Reflects 2000 U.S. Census Bureau data updated for December 2002.

(2)	Customer numbers exclude wholesale customers.

(3)	In these licensed areas we do not currently market our services on a per customer basis.

      On October 14, 2003, RCC and AT&T Wireless announced the signing of an agreement to exchange certain wireless properties. The transaction remains subject to federal regulatory approvals and certain other conditions, with closing anticipated in the first quarter of 2004. Under the agreement, we will transfer to AT&T Wireless our operations in Oregon RSA 4, covering 226,000 POPs and including 36 cell sites and approximately 38,000 customers as of September 30, 2003. RCC will receive from AT&T Wireless operations in Alabama and Mississippi covering 732,000 total POPs and 545,000 incremental POPs and including 98 cell sites and approximately 16,000 customers as of September 30, 2003. In addition, RCC will receive from AT&T Wireless unbuilt licenses covering portions of RCC’s South, Midwest, and Northwest regions that incorporate 2.4 million total POPs and 1.3 million incremental POPs. In conjunction with this agreement, the parties amended an existing roaming agreement effective through June 2006, expanding territory in which AT&T Wireless customers will be able to roam on RCC’s network, including RCC’s GSM/ GPRS network under development in the Northwest region. RCC will also receive $13.5 million in cash that will be used to permanently reduce its credit facility. Because our carrying value of certain intangible assets associated with this transaction (goodwill, licenses, and subscriber lists) is in excess of their fair market value, we anticipate recording a noncash impairment charge of approximately $40 million to $50 million.

Competitive Strengths

      We believe we have a number of competitive strengths, including:

•	Strong cash flow from operations. Our cash flow from operations for the year ended December 31, 2002 was $138.3 million and for the six months ended June 30, 2003 was $109.1 million. Our strong cash flow from operations is the result of our rural market strategy, our focus on consistent cost reduction, our network operating efficiency, and our favorable roaming characteristics and will help us to fund our network upgrade during the next several years and enhance our ability to service our debt.

•	Attractive rural markets. We believe our markets have favorable characteristics for the growth and deployment of wireless networks. Because of the rural demographics of our markets, which typically have lower population densities, we are faced with an average of only three competitors per market, while larger, more urban markets typically have six or more competitors. Also, in a number of our service areas, we are entitled to federal support funds that subsidize our expansion into high-cost regions that otherwise would not have telephone service, including wireless services. Finally, we believe penetration in rural markets like ours is substantially less than the national average penetration, which presents a growth opportunity for us.

•	Local market presence. We believe that our extensive network of local distribution channels and our focus on local customer service promote substantial loyalty from our customers and provide us with a competitive advantage over larger wireless providers. We have tailored our marketing and distribution strategy to rely on local distributors and agents in areas where locating a direct retail store might not be cost-effective based on the demographic characteristics of those areas. As a result of these factors, our retention rate, which was 98.3% for the six months ended June 30, 2003, has been among the highest in the industry.

•	Attractive roaming characteristics. Our coverage areas have a large number of vacation destinations, substantial highway miles, and long distances between population centers, all of which we believe contribute to frequent roaming on our network by customers of other wireless providers. As a result, we have been able to negotiate favorable, long-term roaming agreements with many larger wireless carriers that do not have a presence in our markets. Our roaming characteristics and agreements with other carriers help to provide us with a stable base of roaming revenue, which generates higher margins than local service revenue.

•	Network quality. We have constructed a comprehensive network that allows both digital and analog access in our service areas. As of June 30, 2003, approximately 80% of our wireless customers were using digital handsets with advanced features that can be utilized in approximately

85% of our service areas. We believe our customers also receive regional and local wireless coverage with minimal call blocking and dropped calls and seamless call delivery and hand-off.

•	Experienced management team. Our executive management team has an average of 17 years of experience in the wireless and communications industries.

Business Strategy

      Our objective is to continue to enhance our position in our markets by offering a full range of high-quality products and services to meet our customers’ needs, while continuing to provide extensive coverage and responsive customer service at competitive prices.

      The key elements of our strategy are to:

•	Maximize customer retention by capitalizing on our strong local presence and our high-quality networks. We have developed a strong local presence in the rural communities that we serve, through our extensive network of local distribution channels and customer service, which we believe provides us a competitive advantage, particularly relative to larger, national wireless providers. We seek to position ourselves as the highest quality provider in our markets, and we are committed to making the capital investment required to maintain and operate a comprehensive network. Finally, we will continue to pursue federal support funds, which we expect will allow us to expand into new markets in which wireless services would not otherwise be provided.

•	Maintain mutually beneficial roaming arrangements. We have roaming agreements in our markets with various national carriers and have recently signed new long-term agreements with our largest partners. In connection with these agreements, we intend to deploy next generation wireless technologies, such as CDMA and GSM/GPRS. We will continue to carefully evaluate the deployment of next generation wireless technologies that deepen our coverage and provide the most efficient interconnection with our roaming partners. We will continue to work closely with our roaming partners to ensure our roaming arrangements are mutually beneficial, by providing us stable roaming revenue and by providing our partners the ability to provide cost-efficient coverage for their customers. Our carrier services department continually evaluates new roaming agreements and opportunities.

•	Introduce enhanced products and services. We will evaluate deployment of new and enhanced products and services on an ongoing basis to ensure our customers have access to the best available wireless technology and to enhance our local service revenue. Some of these new technologies and features include wireless e-mail access and internet access.

Marketing of Products and Services

Local Service

      We have developed our marketing strategy on a market-by-market basis and offer service plan options to our customers tailored to address their specific needs and to encourage cellular usage. In general, because our customers typically live in rural areas, they are more likely to purchase plans that provide a regional footprint rather than a national one. Most of our service plans have a fixed monthly access fee, which includes a specified number of minutes, and incremental fees for enhanced services. As a result of our focus on marketing strategies as well as the upgrade of our networks to digital capability, we are able to offer our customers a wide array of services on an individual or bundled basis. We believe these services, which include the following, stimulate demand for wireless usage and increase customer loyalty:

•	Caller ID — Allows a customer to see the phone number and name of the calling party before answering the call or after not answering a call.

•	Short Message Service — Allows a customer to receive and send text messages or content messages.

•	Numeric Paging — Allows a caller to leave a phone number rather than a voice message.

•	Visual Message Notification — Allows a customer to know that a text or voice message has been received by displaying an icon on the customer’s phone.

•	Group Ring — Allows a customer to have multiple phones ring simultaneously when a single cellular phone number is called.

•	Add-A-Line — Allows an additional phone to be included on a single account for a flat fee, permitting a customer to share the service plan minutes.

•	Voicemail — Allows a customer to receive and retrieve voicemail.

•	Regional Personal Toll-Free Number — Provides a customer with a regional personal toll-free number, which encourages customers to distribute their cellular numbers and keep their telephones turned on to accept incoming calls.

•	Nationwide Calling Option — Allows a customer to pay a flat fee for all long distance calls made from our service areas.

•	Voice Activated Dialing — Provides speech recognition services to wireless customers and requires no extra equipment for the customer to buy or install.

      In addition to tailoring our service plans based on features and minutes of use, we also offer our customers regional calling plans and roaming packages that allow our customers to pay home usage rates while traveling within specified regional zones, both within and outside of our cellular service areas. We have also established preferred roaming contracts and developed system integration with adjacent cellular carriers, which permit our customers to receive automatic call delivery, call forwarding, toll-free access to voicemail, call hand-off, and reduced roaming rates nationwide.

Roaming

      Roaming is an integral component of our service offerings. We have structured our roaming agreements to enable us to provide expanded network access to our customers both regionally and nationally and provide roaming rates based upon factors such as network coverage, feature functionality, and number of customers. A substantial portion of our roaming revenue is derived from agreements with three national wireless providers, AT&T Wireless, Verizon Wireless, and Cingular, which, for both the six months ended June 30, 2003 and the year ended December 31, 2002, accounted for approximately 85% of our total roaming minutes. For the six months ended June 30, 2003 and the year ended December 31, 2002, outcollect roaming revenue received from AT&T Wireless accounted for 10.3% and 10.2%, respectively, of our total revenue. Under most of our roaming agreements, the roaming yield per minute we receive from outcollect calling minutes, in addition to the cost per minute we pay for our customers’ incollect activity, declines over time.

      We have roaming agreements in our markets with various national carriers and have recently signed new long-term nationwide roaming agreements with AT&T Wireless effective through June 2006, renewable until 2008 at our option, and with Cingular effective through June 2007. Under these agreements, we are able to attain preferred roaming status by overlaying our existing TDMA networks with GSM/GPRS technology. We already have opted to overlay our Northeast and Northwest networks with GSM/GPRS technology. We plan to overlay our Midwest region with CDMA technology and currently are considering the overlay options for our South region. We have selected infrastructure suppliers and commenced construction of GSM/GPRS and CDMA overlays, which we expect to complete in 2005.

      To facilitate our Northeast GSM/ GPRS overlay, we acquired 1900 MHz spectrum from AT&T Wireless and an affiliate covering 1.8 million POPs in our Northeast region. To facilitate our Northwest region GSM/GPRS overlay, in October 2003 we agreed to transfer ownership of our Oregon RSA 4 property to AT&T Wireless in exchange for 1900 MHz licenses in our Northwest region covering 406,000 total POPs and 35,000 incremental POPs. This exchange also includes 1900 MHz licenses in our Midwest and South regions. We also received additional 1900 MHz licenses covering 200,000 POPs in our Northwest region as part of our earlier agreement with AT&T.

      Wireless Alliance has a roaming agreement with its joint venture partner T-Mobile.

Customer Equipment

      We currently sell handsets manufactured by Motorola, Inc., Ericsson, Inc., and Nokia Telecommunications, Inc. and accessories manufactured by a number of sources.

Distribution and Sales

      We market our wireless products and services through direct sales distribution channels, which include company-owned retail stores and account executives. We also utilize indirect sales distribution channels, including independent sales agents. All distribution channels are managed on a regional basis. We believe that our decentralized sales distribution strategy contributes to our service offering success because our regions are able to tailor their respective programs to meet the needs of each local market.

      Our distribution channels include the following:

•	direct sales through:

•	retail stores and kiosks that we operate and staff with our employees. As of June 30, 2003, we had 92 stores, primarily located in our more densely populated markets. In addition, we had six stand-alone kiosks. Our retail locations help us establish our local presence and promote customer sales and service; and

•	account executives who are our employees and focus on business and major account sales and service; and

•	indirect sales through independent sales agents. Our independent sales agents are established businesses in their communities and include retail electronics stores, farm implement dealers, automobile dealers, automotive parts suppliers, college and university bookstores, video and music stores, and local telephone companies. Most of the agents sell our services in conjunction with their principal business. We provide cellular, digital, and paging equipment to the agents for sale or lease to customers, and the agents market our services utilizing a cooperative advertising program.

      Each region is responsible for recruiting, training, and supporting sales personnel for each distribution channel. We provide extensive, ongoing training and support to sales personnel.

Customer Base

      At June 30, 2003 our customer base contains three types of customers: postpaid, wholesale, and prepaid. Postpaid customers account for the largest portion of our customer base, at 88.2%. These customers pay a monthly access fee for a wireless service plan that generally includes a fixed amount of minutes and certain service features. In addition to the monthly access fee, these customers are typically billed in arrears for long-distance charges, roaming charges, and minutes of use exceeding the rate plans. Our wholesale customers are similar to our postpaid customers in that they pay monthly fees to utilize our network and services; however, the customers are billed by a third party (reseller), who has effectively resold our service to the end user (customer). We in turn bill the third party for the monthly usage of the end user. The wholesale base accounts for 8.1% of our total customer base. Our prepaid customers account for 3.7% of our customer base.

Customer Service

      To provide consistent customer service in our service centers, we have implemented local monitoring and control systems and maintain customer service departments consisting of trained personnel who are aware of the needs of the customers in our local markets. Our customer service centers are located in Alexandria, Minnesota; Bangor, Maine; Enterprise, Alabama; and Bend, Oregon. Our customer service centers can be accessed 24 hours a day, 365 days a year, and are responsible for processing new service orders and service changes for existing customers and maintaining customer records.

Service Marks

      The following table summarizes the brand names we use to market our services in our different regions.

Region	Brand Name

Northeast	UNICEL®
Midwest	CELLULAR 2000®, UNICEL®
Northwest	CELLULARONE®
South	UNICEL®

      We own the UNICEL® mark. The CELLULAR 2000® name and related marks are owned by Cellular 2000, Inc., of which we currently own a 50% interest. The only business of Cellular 2000, Inc. is the licensing of its service mark to its shareholders. We do not pay any license fees for the use of the CELLULAR 2000® mark. The CELLULARONE® mark is owned by Cellular One Group. Our license agreement with Cellular One Group for use of the mark has expired, but we continue to use the mark and make payments to Cellular One Group for that use.

Network Operations

Licenses

      The following tables summarize our wireless markets as of June 30, 2003:

Summary of Licenses Directly Marketed

	%	Marketed			Date of
	Ownership	POPs(1)	License	Spectrum	Acquisition

Cellular
Midwest:
Minnesota RSA 1.	100%	49,000	Cellular — B side	25MHz	04/01/91
Minnesota RSA 2.	100%	66,000	Cellular — B side	25MHz	04/01/91
Minnesota RSA 3.	100%	58,000	Cellular — B side	25 MHz	04/01/91
Minnesota RSA 5.	100%	216,000	Cellular — B side	25 MHz	04/01/91
Minnesota RSA 6.	100%	284,000	Cellular — B side	25 MHz	04/01/91
South Dakota RSA 4.	100%	68,000	Cellular — B side	25 MHz	02/01/99

Total Midwest		741,000
Northeast:
Maine, Bangor MSA	100%	146,000	Cellular — B side	25 MHz	05/01/97
Maine, RSA 1.	100%	85,000	Cellular — B side	25 MHz	07/31/98
Maine, RSA 2.	100%	141,000	Cellular — B side	25 MHz	05/01/97
Maine, RSA 3.	100%	231,000	Cellular — B side	25 MHz	05/01/97
Massachusetts RSA 1.	100%	72,000	Cellular — A side	25 MHz	07/01/98
New Hampshire, Portsmouth MSA	100%	233,000	Cellular — B side	25 MHz	01/01/01
New Hampshire RSA 1.	100%	312,000	Cellular — A side	25 MHz	07/01/98
New York RSA 2.	100%	231,000	Cellular — A side	25 MHz	07/01/98
Vermont, Burlington MSA	100%	156,000	Cellular — A side	25 MHz	07/01/98
Vermont RSA 1.	100%	221,000	Cellular — A side	25 MHz	07/01/98
Vermont RSA 2.	100%	239,000	Cellular — A side	25 MHz	07/01/98

Total Northeast		2,067,000
South:
Alabama RSA 3.	100%	134,000	Cellular — A side	25 MHz	04/01/00
Alabama RSA 4.	100%	146,000	Cellular — A side	25 MHz	04/01/00
Alabama RSA 5.	100%	221,000	Cellular — A side	25 MHz	04/01/00
Alabama RSA 7.	100%	170,000	Cellular — A side	25 MHz	04/01/00
Kansas RSA 1.	100%	27,000	Cellular — A side	25 MHz	04/01/00
Kansas RSA 2.	100%	29,000	Cellular — A side	25 MHz	04/01/00
Kansas RSA 6.	100%	19,000	Cellular — A side	25 MHz	04/01/00
Kansas RSA 7.	100%	79,000	Cellular — A side	25 MHz	04/01/00
Kansas RSA 11.	100%	93,000	Cellular — A side	25 MHz	04/01/00
Kansas RSA 12.	100%	48,000	Cellular — A side	25 MHz	04/01/00
Kansas RSA 13.	100%	28,000	Cellular — A side	25 MHz	04/01/00
Mississippi RSA 1.	100%	185,000	Cellular — A side	25 MHz	04/01/00
Mississippi RSA 3.	100%	157,000	Cellular — A side	25 MHz	04/01/00
Mississippi RSA 4.	100%	130,000	Cellular — A side	25 MHz	04/01/00

Total South		1,466,000
Northwest:
Oregon RSA 3.	100%	158,000	Cellular — A side	25 MHz	04/01/00
Oregon RSA 4.	100%	228,000	Cellular — A side	25 MHz	04/01/00
Oregon RSA 6.	100%	224,000	Cellular — A side	25 MHz	04/01/00
Washington RSA 2.	100%	140,000	Cellular — A side	25 MHz	04/01/00
Washington RSA 3.	100%	60,000	Cellular — A side	25 MHz	04/01/00
Washington RSA 8.	100%	124,000	Cellular — A side	25 MHz	04/01/00

Total Northwest		934,000

Total Cellular		5,208,000

Wireless Alliance (PCS)
Duluth, Minnesota/ Superior, Wisconsin BTA 119.	70%	293,000	PCS — B Block	20 MHz	04/10/97
Fargo, North Dakota/ Moorhead, Minnesota BTA 166.	70%	185,000	PCS — B Block	20 MHz	04/10/97
Grand Forks, North Dakota BTA 166	70%	96,000	PCS — B Block	20 MHz	04/10/97
Sioux Falls, South Dakota BTA 422	70%	180,000	PCS — B Block	20 MHz	11/06/97

Total PCS		754,000

Total		5,962,000

Summary of Licenses Not Directly Marketed

	%				Date of
	Ownership	POPs(1)	License	Spectrum	Acquisition

Midwest
St. Cloud, MN BTA 391	100%	300,000	PCS — C Block	30 MHz	07/01/99
Northwest
Manchester & Nashua, NH BTA 274	100%	638,000	PCS — F Block	10 MHz	01/01/01
Portland, ME BTA 357	100%	535,000	PCS — F Block	10 MHz	01/01/01

Total		1,473,000

Recently Acquired Nonincremental 1900 MHz Licenses

		Non-
	%	incremental			Date of
	Ownership	POPs(1)	License	Spectrum	Acquisition

Northeast:
Lewiston, ME BTA 251	100%	223,000	PCS A5-Block	10 MHz	10/15/03
Waterville, ME BTA 465	100%	169,000	PCS A5-Block	10 MHz	10/15/03
Bangor, ME BTA 30	100%	327,000	PCS A5-Block	10 MHz	10/15/03
Presque Isle, ME BTA 363	100%	73,000	PCS A5-Block	10 MHz	10/15/03
Lebanon, NH BTA 249	100%	183,000	PCS A4-Block	10 MHz	10/15/03
Keene, NH BTA 227	100%	120,000	PCS A5-Block	10 MHz	10/15/03
Plattsburg, NY BTA 352	100%	120,000	PCS E-Block	10 MHz	10/15/03
Burlington, VT BTA 63	100%	414,000	PCS F-Block	10 MHz	10/15/03
Fulton County, NY 36035	100%	55,000	PCS D-Block	10 MHz	10/15/03
Hamilton County, NY 36041	100%	5,000	PCS D-Block	10 MHz	10/15/03
Rutland-Bennington, VT BTA 388	100%	100,000	PCS E-Block	10 MHz	10/15/03

Total Northeast		1,789,000
Northwest:
Ferry County, WA 53019	100%	7,000	PCS E-Block	10 MHz	10/15/03
Pend Oreille County, WA 53051	100%	12,000	PCS E-Block	10 MHz	10/15/03
Stevens County, WA 53065	100%	41,000	PCS E-Block	10 MHz	10/15/03
Chelan County, WA 53007	100%	67,000	PCS D-Block	10 MHz	10/15/03
Douglas County, WA 53017	100%	33,000	PCS D-Block	10 MHz	10/15/03
Okanogan County, WA 53047	100%	39,000	PCS D-Block	10 MHz	10/15/03

Total Northwest		199,000

Total		1,988,000

(1)	Reflects 2000 U.S. Census Bureau data updated for December 2002.

      On October 14, 2003, RCC and AT&T Wireless announced the signing of an agreement to exchange certain wireless properties. The transaction remains subject to federal regulatory approvals and certain other conditions, with closing anticipated in the first quarter of 2004. Under the agreement, we will transfer to AT&T Wireless our operations in Oregon RSA 4, covering 226,000 POPs and including 36 cell sites and approximately 38,000 customers as of September 30, 2003. RCC will receive from AT&T Wireless operations in Alabama and Mississippi covering 732,000 total POPs and 545,000 incremental POPs and including 98 cell sites and approximately 16,000 customers as of September 30, 2003. In addition, RCC will receive from AT&T Wireless unbuilt licenses covering portions of RCC’s South, Midwest, and Northwest regions that incorporate 2.4 million total POPs and 1.3 million incremental POPs. In conjunction with this agreement, the parties amended an existing roaming agreement effective through

June 2006, expanding territory in which AT&T Wireless customers will be able to roam on RCC’s network, including RCC’s GSM/ GPRS network under development in the Northwest region. We will also receive $13.5 million in cash that we will use to permanently reduce our credit facility. Because our carrying value of certain intangible assets associated with this transaction (goodwill, licenses, and subscriber lists) is in excess of their fair market value, we anticipate recording a noncash impairment charge of approximately $40 million to $50 million.

      Pursuant to the agreement, we will receive the following properties:

			Total	Incremental
	MHz	Block	POPs	POPs

Service Areas — “Built-Out”
South Region
Dothan, AL BTA	25 MHz PCS	F & C2	224,700	155,400
Tupelo, MS BTA	30 MHz PCS	C	326,000	253,900
Columbus-Starkville, MS BTA	30 MHz PCS	B4/5 & E	151,600	136,100
Montgomery, AL BTA (Pike County only)	10 MHz PCS	C3	29,600	—

Total Built-Out			731,900	545,400
Service Areas — “Not Built-Out”
Midwest Region
Duluth, MN	10 MHz PCS	D	414,700	64,000
Fargo, ND	10 MHz PCS	F	316,600	81,100
Grand Forks, ND	10 MHz PCS	E	194,000	49,600

Total Midwest			925,300	194,700
Northwest Region
Baker & Malheur Counties, OR	10 MHz PCS	D	47,800	—
Bend, OR	10 MHz PCS	C5	165,000	19,800
Portland, OR (Grand, Wheeler & Harney Counties)	10 MHz PCS	D	16,400	1,500
Walla Walla, WA	10 MHz PCS	F	176,600	13,400

Total Northwest			405,800	34,700
South Region
Opelika, AL	10 MHz PCS	F	154,400	118,100
Albany, GA	10 MHz PCS	A5	359,000	359,000
Columbus, GA	10 MHz PCS	A5	365,900	365,900
Meridian, MS	10 MHz PCS	B5	208,200	178,400

Total South			1,087,500	1,021,400

Total Not Built-Out			2,418,600	1,250,800

Cellular Operations

      We develop and build our wireless service areas in response to customer demand by adding channels to existing cell sites and by building new cell sites to increase coverage and capacity. Where appropriate, we also upgrade acquired properties to enable us to provide similar quality service over our entire network. We expect to continue our wireless system expansion where necessary to add and retain customers, enhance customer usage on our systems, and increase roaming traffic. We also enhance our systems through scalable network equipment, cell site splitting, cell site sectorization, and digital upgrades of our systems. In addition to the customer quality aspects, these enhancements generally provide improved network system performance and efficiency of operations.

      We have constructed a comprehensive network that allows both digital and analog access in our covered service areas. We believe that our network quality and coverage result in a low rate of dropped and blocked calls, providing us with a competitive advantage. Our cellular network consisted of 770 cell sites as of June 30, 2003. We will continue to develop our wireless service areas by building new cell sites in locations that increase capacity and improve coverage. During 2002 and through June 30, 2003, we added 86 sites through collocation or construction. We plan to collocate and purchase additional cell sites during the remainder of 2003. The additional cell sites will further expand capacity and will allow customers to use lower-powered or hand-held portable telephones throughout our service areas and network.

      We currently rely on TDMA as the primary digital standard for our wireless systems. With TDMA technology, our customers’ phones have digital compatibility with other wireless systems using TDMA service. Further, the built-in intelligence of digital handsets allows us to manage our roaming related incollect costs by allowing a customer’s handset to connect with the lowest cost incollect provider.

      We have opted to overlay our Northeast and Northwest networks with GSM/GPRS technology. We are planning to overlay our Midwest region with CDMA technology and currently are considering the overlay options for our South region. We have selected infrastructure suppliers and commenced construction of GSM/GPRS and CDMA overlays, which we expect to be completed during 2005. To facilitate our Northeast region GSM/GPRS overlays, we have acquired 1900 MHz spectrum from AT&T Wireless and an affiliate covering 1.8 million POPs in our Northeast region.

      To facilitate our Northwest region GSM/GPRS overlay, in October 2003 we agreed to transfer ownership of our Oregon RSA 4 property to AT&T Wireless in exchange for 1900 MHz licenses in our Northwest region covering 406,000 total POPs and 35,000 incremental POPs. This exchange also includes 1900 MHz licenses in our Midwest and South regions. We also received additional 1900 MHz licenses covering 200,000 POPs in our Northwest region as part of our June 2003 agreement with AT&T.

      We also have PCS networks in our Midwest and Northeast regions. Although we do not directly market our service to the residents of these areas, these networks satisfy FCC buildout requirements and allow us to receive outcollect revenue from our national roaming partners and minimize our incollect cost from our existing customers.

Wireless Alliance

      Wireless Alliance operates a GSM network and at June 30, 2003, had 63 cell sites using T-Mobile’s switch.

Suppliers and Equipment Partners

      We do not manufacture any customer or network equipment. The high degree of compatibility among different manufacturers’ models of handsets and network facilities equipment allows us to design, supply, and operate our systems without being dependent upon a single source of equipment. We currently use network equipment manufactured by Northern Telecom, Inc., Lucent Technologies Inc., Harris, Inc., Nokia Telecommunications, Inc., Alcatel, Ericsson, Inc., and Motorola, Inc. We also resell network equipment.

Competition

      We compete against wireless carriers in each of our markets and also compete with a number of enhanced specialized mobile radio service providers. We compete for customers based on numerous factors, including wireless system coverage and quality, service value equation (minutes and features over price), local market presence, digital voice and features, customer service, distribution strength, and brand name recognition. Some competitors also market other services, such as long distance, landline local exchange, and internet access service, with their wireless telecommunication service offerings. Many of our competitors have been operating for a number of years, currently serve a substantial customer base, and have significantly greater financial, personnel, technical, marketing, sales, and distribution resources than we do.

      The following table lists our major competitors by market:

US
	Alltel	AT&T	Cingular	Nextel	Sprint	T-Mobile	Cellular	Verizon	Other

Midwest:

Minnesota RSA 1 and 2				X	X				Western Wireless, Dobson Communications

Minnesota RSA 3, 5 and 6					X	X			Dobson Communications

South Dakota RSA 4					X				Western Wireless

Northeast:

Maine, Bangor MSA, RSA 1, 2 and 3		X				X	X

Massachusetts RSA 1		X	X	X	X	X

New Hampshire, Portsmouth, MSA		X		X	X	X	X		SunCom

New Hampshire RSA 1				X	X		X

New York RSA 2				X	X			X

Vermont, Burlington MSA, RSA 1				X	X		X	X

Vermont RSA 2				X	X		X	X

Northwest

Oregon RSA 3		X	X	X	X	X	X		Qwest, Inland Cellular, Snake River PCS

Oregon RSA 4		X		X	X	X		X	Qwest

Oregon RSA 6				X	X	X	X

Washington RSA 2			X	X	X	X		X

Washington RSA 3					X			X

Washington RSA 8		X	X	X	X	X			Qwest, Inland Cellular

South

Alabama RSA 3			X			X

Alabama RSA 4	X					X			Pine Belt Wireless

Alabama RSA 5	X		X	X		X			Public Service Telephone

Alabama RSA 7	X				X	X

Kansas RSA 1, 2, 6, 7, 12 and 13	X								Westlink Communications (1,2,6,7,12)

Kansas RSA 11	X								Panhandle Telecommunications

Mississippi RSA 1 and 4			X			X			Cellular Telepak, Inc., Telcorp PCS

Mississippi RSA 3						X			Cellular Telepak, Inc., Telcorp PCS

Wireless Alliance

Duluth, Minnesota/ Superior, Wisconsin				X	X			X

Fargo, North Dakota/ Moorhead, Minnesota, Grand Forks, North Dakota				X	X			X	Western Wireless

Sioux Falls, South Dakota				X	X			X	Western Wireless

      On October 14, 2003, RCC and AT&T Wireless announced the signing of an agreement to exchange certain wireless properties. The transaction remains subject to federal regulatory approvals and certain other conditions, with closing anticipated in the first quarter of 2004. Under the agreement, we will transfer to AT&T Wireless our operations in Oregon RSA 4, covering 226,000 POPs and including 36 cell sites and approximately 38,000 customers as of September 30, 2003. RCC will receive from AT&T Wireless operations in Alabama and Mississippi covering 732,000 total POPs and 545,000 incremental

POPs and including 98 cell sites and approximately 16,000 customers as of September 30, 2003. In addition, RCC will receive from AT&T Wireless unbuilt licenses strategically covering portions of RCC’s South, Midwest, and Northwest regions that incorporate 2.4 million total POPs and 1.3 million incremental POPs. In conjunction with this agreement, the parties amended an existing roaming agreement effective through June 2006, expanding territory in which AT&T Wireless customers will be able to roam on RCC’s network, including RCC’s GSM/GPRS network under development in the Northwest region. RCC will also receive $13.5 million in cash that will be used to permanently reduce its credit facility. Because our carrying value of certain intangible assets associated with this transaction (goodwill, licenses, and subscriber lists) is in excess of their fair market value, we anticipate recording a noncash impairment charge of approximately $40 million to $50 million.

      The following table lists the major competitors by market for the licensed areas RCC is acquiring from AT&T Wireless:

US
	Alltel	AT&T	Cingular	Nextel	Sprint	T-Mobile	Cellular	Verizon	Other

Covered POPs
South Region

Dothan, AL BTA	X			X	X	X		X	Southern Line

Tupelo, MS BTA			X	X	X	X			Cellular South

Columbus-Starkville, MS BTA	X		X	X	X	X			Cellular South

POPs not covered

South Region

Opelika, AL	X		X	X	X	X		X	Southern Line, Virgin

Albany, GA	X		X	X	X	X		X	Virgin, Georgia Wireless PCS

Columbus, GA			X	X	X	X		X	Virgin, Southern Line, Public Service Cellular

Meridian, MS	X		X	X	X	X			Cellular South

Northwest Region

Baker & Malheur Counties, OR			X	X	X	X	X		Qwest, Inland Cellular, Snake River PCS

Bend, OR				X	X	X	X

Portland, OR (Grand, Wheeler & Harney Counties)			X	X	X	X	X

Walla Walla, WA			X	X	X	X			Qwest, Inland Cellular

Midwest Region

Duluth, MN				X	X			X

Fargo, ND				X	X			X	Western Wireless

Grand Forks, ND				X	X			X	Western Wireless

      The telecommunications industry is experiencing significant technological changes, as evidenced by the increasing pace of improvements in the capacity and quality of digital technology, shorter cycles for new products and enhancements, and changes in consumer preferences and expectations. Accordingly, with the entry of new competitors and the development of new technologies, products, and services, competition in the wireless telecommunications industry has been dynamic and intense.

      In the future, we expect to face increased competition from entities holding licenses for PCS spectrum not yet operating in our markets. The FCC has issued licenses for both narrowband and broadband PCS, and six broadband licenses were issued in each of our cellular service areas. Narrowband PCS typically provides advanced paging and messaging services. Broadband PCS consists of wireless two-way telecommunications services for voice, data, and other transmissions employing digital micro-cellular technology. Many broadband PCS providers compete with existing wireless systems. Under FCC rules,

PCS license holders are allowed to disaggregate the spectrum covered by their license. Accordingly, we may face competition from additional providers of PCS if the FCC approves a disaggregation of spectrum for any license for PCS in one of our service areas. In addition, the Omnibus Budget Reconciliation Act of 1993 required, among other things, the allocation to commercial use of a portion of 200 MHz of the spectrum currently reserved for government use. Some portion of this spectrum may be used to create new land-mobile services or to expand existing land-mobile services. Further, the FCC has auctioned or announced plans to auction licenses in the 39 GHz spectrum and 700 MHz spectrum that may be used for wireless communications that would compete with our services.

      We may also face competition from our roaming partners if they decide to overbuild or acquire networks in our service areas. Many of our roaming partners are national carriers with greater financial resources and access to capital than we have.

      Specialized mobile radio and other private radio systems, such as those generally used by local dispatch, fleet services, and other communications services that have the technical capability to handle mobile telephone calls, including interconnection to the landline telephone network, may provide competition in some markets. In addition, enhanced specialized mobile radio systems may compete with our wireless services by providing high quality digital communication technology, lower rates, enhanced privacy, and additional features such as paging, particularly in metropolitan areas.

      We also compete to a lesser extent with resellers, landline telephone service providers, fixed wireless services, and satellite-based telecommunications systems. A reseller provides wireless services to customers but does not hold an FCC license and might not own facilities. Instead, the reseller buys blocks of wireless telephone numbers and capacity from a licensed carrier and resells service through its own distribution network to the public. Thus, a reseller is both a customer of a wireless licensee’s service and also a competitor of that licensee. Several small resellers currently operate in our service areas.

      Our ability to compete successfully is dependent, in part, on our ability to anticipate and respond to various competitive factors affecting the industry. Our marketing and sales organization includes a group that carefully monitors and analyzes competitive products and service offerings, changes in consumer preferences, changes in demographic trends and economic conditions, and pricing strategies by competitors that could adversely affect our operations or present strategic opportunities.

      We believe that we are strategically positioned to compete with other communications technologies that now exist. Continuing technological advances in telecommunications and FCC policies that encourage the development of new spectrum-based technologies make it difficult, however, to predict the extent of future competition.

Legislation and Regulation

      The following summary of regulatory developments and legislation does not purport to describe all present and proposed federal, state, and local regulation and legislation affecting the telecommunications industry. Many existing federal, state, and local laws and regulations are currently the subject of judicial proceedings, legislative hearings, and administrative proposals that could change, in varying degrees, the manner in which the telecommunications industry operates. Neither the outcome of these proceedings nor their impact upon the telecommunications industry or us can be predicted.

Overview

      Our business is subject to varying degrees of federal, state, and local regulation. The FCC has jurisdiction over all facilities of, and services offered by, wireless licensees such as us, to the extent those facilities are used to provide, originate, or terminate interstate or international communications. The Communications Act of 1934, as amended (the “Communications Act”), preempts state and local regulation of the entry of, or the rates charged by, any provider of commercial mobile radio service (“CMRS”), which includes our cellular service and broadband personal communications service. Otherwise, state and local regulatory commissions may exercise jurisdiction over most of the same facilities and services to the extent they are used to originate or terminate intrastate communications and with respect to zoning and similar matters. The manner in which we are regulated is subject to change in ways we cannot predict.

Federal Licensing of Wireless Systems

      Geographic Market Area Licenses. CMRS providers operate under licenses granted by the FCC within a specified geographic market area. For cellular systems, those market areas are typically Metropolitan Statistical Areas (“MSAs”) or Rural Service Areas (“RSAs”) as defined by the FCC. PCS systems are normally licensed within market areas known as Major Trading Areas (“MTAs”) or Basic Trading Areas (“BTAs”), although it is possible to obtain, and we currently hold, some PCS licenses that are for market areas smaller than an entire MTA or BTA, known as a partitioned area.

      While the FCC has used an assortment of methods in the past to grant licenses, most if not all new CMRS licenses granted by the FCC are by auction. The FCC determines the availability of licenses in particular frequency ranges, as well as the terms under which license auctions are conducted. Our ability to secure new licenses that could be used to introduce advanced “third generation” wireless services may depend upon our success in future FCC auctions. On October 16, 2003, the FCC adopted rules to auction and license 90 megahertz of spectrum for third generation and advanced wireless services, specifying comparatively large geographic areas, known as Regional Economic Area Groups, for licensing of 60 megahertz of the available spectrum.

      Construction and Operation. A cellular licensee has the exclusive right to build out its cellular system and serve the entire area that falls within its MSA or RSA for a period of five years following grant of the initial construction permit. At the end of the five-year period, however, the licensee’s exclusive MSA or RSA rights become limited to the Cellular Geographic Service Area (“CGSA”) actually served by the licensee, as determined pursuant to a formula adopted by the FCC and set forth in a System Information Update filing with the FCC. At the end of the five-year period, any entity may apply to serve portions of the MSA or RSA outside the CGSA. The five-year exclusivity period has expired for most licensees and parties have filed unserved area applications and obtained licenses that cut off rights of earlier licensees to expand CGSA in such MSAs or RSAs.

      To maintain our PCS licenses we are required by the FCC’s rules to construct facilities covered by such licenses and to offer services to a certain percentage of the population covered by those licenses within specified periods, based on the date of the grant of the licenses. Our PCS licenses are subject to revocation or nonrenewal by the FCC, as are all similar licenses held by other companies, if these buildout requirements are not satisfied in a timely manner. In the St. Cloud, Minnesota BTA, we are in the process of building out a PCS system under a license that requires a certification of sufficient construction by September 29, 2004, and a certification of sufficient additional construction by September 29, 2009, to avoid a revocation or nonrenewal of the license. Similar buildout requirements apply as to certain PCS licenses we have agreed to acquire from other entities. We believe that our construction will progress at a pace that allows for timely compliance with the construction requirements.

      Because we hold PCS licenses, we must comply with FCC microwave relocation rules. A block of spectrum licensed for PCS may be encumbered by a previously licensed microwave system. In such a case, if the PCS licensee cannot avoid interference with the microwave system, the FCC requires the PCS licensee to pay the microwave licensee’s reasonable costs to relocate to other spectrum, including costs for new equipment and possibly new towers up to limits specified in FCC rules. A PCS licensee is also obligated to participate in cost-sharing if a previous relocation of a microwave incumbent benefits more than one PCS licensee. We believe that we are in compliance with applicable microwave relocation and cost-sharing rules adopted by the FCC.

      CMRS providers also must satisfy a variety of FCC requirements relating to technical and reporting matters, including coordination of proposed frequency usage with adjacent systems in order to avoid electrical interference between adjacent systems. The FCC also requires licensees to secure FCC consent to system modifications in specified instances.

      Entities such as RCC that own towers used for radio systems are subject to Federal Aviation Administration and FCC regulations respecting the location, marking, lighting, and construction of towers and are subject to the requirements of the National Environmental Policy Act, National Historic Preservation Act, and other environmental statutes enforced by the FCC. The FCC has also adopted guidelines and methods for evaluating human exposure to radio frequency emissions from radio equipment. We believe that all wireless devices we currently provide to our customers, and all our radio systems on towers that we own or occupy, comply with these requirements, guidelines, and methods.

      We use, among other facilities, common carrier point-to-point microwave facilities to connect cell sites and to link the cell sites to the main switching office. These facilities are separately licensed by the FCC and are subject to regulation as to technical parameters, frequency protection, and service.

      Renewal of Licenses. Near the conclusion of the generally ten-year term of a spectrum license, a licensee must file an application for renewal of the license to obtain authority to operate for up to an additional ten-year term. An application for license renewal may be denied if the FCC determines that the renewal would not serve the public interest, convenience, or necessity. The FCC also may revoke a license prior to the end of its term in extraordinary circumstances. In addition, at license renewal time, other parties may file competing applications for the authorization. The FCC has adopted specific standards stating renewal expectancy will be awarded to a spectrum licensee that has provided substantial service during its license term and has substantially complied with applicable FCC rules and policies and the Communications Act. If the FCC awards the licensee a renewal expectancy, its license renewal application generally is granted and the competing applications are dismissed.

      Although we are unaware of any circumstances that would prevent the approval of any future renewal application, no assurance can be given that the FCC will renew any of our licenses. Moreover, although revocation and involuntary modification of licenses are extraordinary measures, the FCC has the authority to restrict the operation of a licensed facility or revoke or modify licenses. None of our licenses has ever been revoked or involuntarily modified.

      Assignment of Licenses or Transfer of Control of Licensees. FCC licenses generally may be transferred and assigned, subject to specified limitations prescribed by the Communications Act and the FCC. One notable limitation is the FCC’s cellular cross-interest rule that precludes attributable ownership interests in both frequency Block A and frequency Block B cellular carriers in the same RSA, absent a waiver of the rule. The FCC’s prior approval is required for the assignment or transfer of control of a license for a wireless system. Before we can complete a purchase or sale, we must file appropriate applications with the FCC, and the public is by law granted a period of time, typically 30 days, to oppose or comment on them. In addition, the FCC has established transfer disclosure requirements that require licensees who assign or transfer control of a license acquired through an auction within the first three years of their license terms to file associated sale contracts, option agreements, management agreements, or other documents disclosing the total consideration that the licensee would receive in return for the transfer or assignment of its license. Non-controlling minority interests in an entity that holds a FCC license generally may be bought or sold without FCC approval, subject to the FCC’s cellular cross-interest rule and any applicable FCC notification requirements.

      Limitation on Foreign Ownership. Ownership of our capital stock by non-U.S. citizens is subject to limitations under the Communications Act and FCC regulations. Under existing law, no more than 20% of a licensee’s capital stock may be directly owned or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives, or by a foreign corporation. If an FCC licensee is controlled by another entity, up to 25% of that entity’s capital stock may be owned or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives, or by a foreign corporation. Indirect foreign ownership above the 25% level may be allowed should the FCC find such higher levels not inconsistent with the public interest.

Regulatory Matters and Developments

      Enhanced 911 Services. Cellular and PCS licensees must comply with the FCC’s rules regarding emergency 911 service. There is a staged process for the required deployment of enhanced 911 services, referred to by the FCC as Phase I and Phase II. Under Phase I, cellular and PCS licensees were required as of April 1, 1998, or within six months of a request from the designated Public Safety Answering Point (“PSAP”), whichever is later, to be able to provide, if available to the serving carrier, the telephone number of the originator of a 911 call and to provide to the designated PSAP the location of the cell site or base station receiving a 911 call from any mobile handset accessing their systems through the use of Automatic Number Identification and Pseudo-Automatic Number Identification. We are in substantial compliance with Phase I requirements. Under Phase II, cellular and PCS licensees must be able to provide to the designated PSAP the location of all wireless 911 callers, by longitude and latitude, in conformance with particular accuracy requirements. To comply, licensees may elect either network-based or mobile radio handset-based location technologies and thereafter meet, according to a phased-in schedule, the enhanced 911 service standards stated in the FCC’s rules. We notified the FCC of our intention to utilize network-based location technologies to provide Phase II enhanced 911 service. Pursuant to terms and conditions of an FCC “Order to Stay” adopted in July 2002, granting us an extension of the compliance deadlines, we are subject to requirements of the FCC that we provide Phase II enhanced 911 service to at least 50% of a requesting PSAP’s coverage area or population beginning March 1, 2003, or within six months of a PSAP request, whichever is later, and to 100% of a requesting PSAP’s coverage area or population by March 1, 2004 or within 18 months of such a request, whichever is later. We have received requests from PSAPs for deployment of Phase II enhanced 911 service that relate to all areas in the states of Minnesota and Vermont and to two rural counties of Alabama where we provide cellular or PCS service. We implemented Phase II service in Minnesota and Vermont by the applicable deadlines and we have met the applicable 50%-coverage benchmark; however, recent field tests have shown that our network-based systems do not produce location accuracy results that meet the standards set out in the FCC’s rules. We plan to request a waiver of FCC rules relating to location accuracy standards and to request additional time to deploy Phase II service in areas where we believe that a handset-based technology will produce better location accuracy results than would new deployments of network-based systems. We have no assurance that our petitions will be granted, or that we will not be subject to one or more enforcement orders or fines by the FCC in connection with our failure to comply with Phase II enhanced 911 requirements. In November 1999, the FCC determined that a cost recovery mechanism no longer has to be in place before a carrier is obligated to provide enhanced 911 services. The FCC has issued notices of apparent liability requiring other CMRS providers to pay fines based upon violations of enhanced 911 service requirements. The implementation of enhanced 911 obligations may have a financial impact on us. We are not yet able to predict the extent of that impact.

      Interconnection. FCC rules provide that a local exchange carrier (“LEC”) must provide CMRS providers interconnection within a reasonable time after it is requested, unless such interconnection is not technically feasible or economically reasonable, and that CMRS providers are entitled to compensation from LECs for terminating wireline-to-wireless traffic that originates and terminates within the same MTA. There are several proceedings pending before the FCC relating to interconnection and the compensation arrangements for the exchange of local and long distance telecommunications traffic. These proceedings could result in changes to compensation arrangements we have with LECs and interexchange carriers for the exchange of telecommunications traffic. Additionally, although key provisions of FCC orders implementing the Communication Act’s interconnection requirements have been affirmed by the courts, certain court challenges to the FCC rules are pending.

      Universal Service. The Communications Act mandates that telecommunications carriers, such as us, contribute to the federal USF, the purpose of which is to ensure that basic telephone services are available and affordable for all citizens. The USF is intended to promote access to communications services in high cost areas and for low income persons, schools, libraries, and rural health care providers. We also are required to contribute to state universal service programs administered by some states. The federal USF is administered jointly by the FCC, the fund administrator, and state regulatory authorities. Because we are a collection agent for customer contributions, we expect that our obligation to remit USF contributions will have a minimal financial impact on us.

      Beginning in 2003, we and other rural wireless carriers are eligible for the first time to receive USF funding for constructing, maintaining and improving our facilities and services in high-cost areas. We are also obligated to offer discounts to low-income subscribers, which amounts are reimbursed to us through the federal Lifeline and Link-up programs. We must be ETC designated and then ETC certified to ultimately receive USF support. We recently received ETC designation in the states of Maine and Vermont and are now pursuing ETC certification in these states. We have filed additional applications for ETC designation in Kansas and Oregon. We have received ETC designation and certification and we are receiving USF support in the states of Alabama, Mississippi, and Washington. Recently, we received ETC certification in Minnesota and anticipate receiving USF support in early 2004. To be eligible from year-to-year to receive USF support, our ETC certifications must be renewed each year. Our ability to receive USF support, and our obligations to pay into state and federal universal service funds, are subject to change based upon pending regulatory proceedings, court challenges, and marketplace conditions.

      Local Number Portability. The FCC has adopted rules on telephone number portability in an effort to achieve more efficient number utilization. Cellular and PCS licensees are required to provide number portability, which enables customers to change providers and services without changing their telephone number. By November 24, 2003, CMRS providers in the top 100 markets must be able to offer number portability without impairment of quality, reliability, or convenience when customers switch service providers, including the ability to support roaming throughout their networks. Providers in other markets must comply by May 24, 2004. Our Cambridge, Minnesota market is our only top 100 market. A failure to comply with this obligation could result in a fine or revocation of our licenses. In addition, on January 23, 2003, the Cellular Telecommunications & Internet Association filed a petition with the FCC requesting that wireline carriers be required to allow their customers to retain their numbers when switching to a wireless carrier. The FCC has stated it intends to address issues relating to wireline-wireless porting in advance of November 24, 2003.

      CALEA. Telecommunications carriers also are subject to the Communications Assistance for Law Enforcement Act (“CALEA”), which is administered by the Department of Justice and the FCC. CALEA requires carriers to have a specific number of open ports available for law enforcement personnel with the appropriate legal authority to perform wiretaps on each carrier’s network. Full implementation of CALEA’s assistance capability requirements was previously required by June 30, 2000. However, because the FCC found that there was a lack of equipment available to meet these requirements, it accepted petitions for a two-year extension of this deadline on a carrier-by-carrier basis. We submitted such a petition and were granted a two-year extension, until June 30, 2002, to comply with CALEA’s assistance capability requirements. We are not yet in compliance for the same reason, and we petitioned the FCC for another two-year extension, which remains pending. Additional requirements have been adopted to require cellular and PCS licensees to accommodate interception of digital packet mode telecommunications. We will become obligated to comply with these requirements only if and when we commence to offer services that make use of digital packet mode technology. If we are not able to comply with CALEA prior to the applicable deadlines, we could be subject to substantial fines that, under existing law, could be as much as $10,000 per day. We cannot predict yet whether we will be able to comply with CALEA requirements prior to the applicable deadlines.

      Other FCC-Mandated Payments. We also are required to contribute annually to the Telecommunications Relay Service Fund and the North American Numbering Plan Administration Fund and to remit regulatory fees to the FCC with respect to our licenses and operations. We do not expect that these financial obligations will have a material impact on us.

      Access by the Disabled. The FCC has adopted rules that determine the obligations of telecommunications carriers to make their services accessible to individuals with disabilities. The rules require wireless and other providers to offer equipment and services that are accessible to and useable by persons with disabilities. While the rules exempt telecommunications carriers from meeting general disability access requirements if these results are not readily achievable, it is not clear how the FCC will construe this exemption. Accordingly, the FCC occasionally adopts rules that may require us to make material changes to our network, product line, or services at our expense. By September 16, 2006, we must begin to offer hearing aid compatible handsets, and by February 28, 2008, 50% of all phone models offered must meet the U3 performance level for acoustic coupling to accommodate hearing aid compatible functions. Beginning March 16, 2004, we will be required to file with the FCC periodic progress reports on our preparation for implementing these offerings.

      Health and Safety. Various media reports and plaintiffs’ attorneys in lawsuits not involving us have suggested that radio frequency emissions from wireless handsets may be linked to an assortment of health concerns, including cancer, and may interfere with some electronic medical devices, including hearing aids and pacemakers. The FCC and foreign regulatory agencies have updated and may continue to update the guidelines and methods they use for evaluating radio frequency emissions from radio equipment, including wireless handsets. In addition, interest groups have requested that the FCC investigate claims that wireless technologies pose health concerns and cause interference with airbags, hearing aids, and medical devices. The FDA has issued guidelines for the use of wireless phones by pacemaker wearers. Safety concerns have also been raised with respect to the use of wireless handsets while driving. Federal, state, and local legislation has been proposed and, in some instances, enacted in response to these issues. Concerns over radio frequency emissions may have the effect of discouraging the use of wireless handsets, and thus decrease demand for wireless products and services.

      Regulatory Oversight. The rapid growth and penetration of wireless services has prompted the interest of the FCC, state legislatures, and state public utility commissions to oversee certain practices by the wireless industry, generally in the form of efforts to regulate service quality, customer billing, termination of service arrangements, advertising, filing of “informational” tariffs, certification of operation, and other matters. While the Communications Act generally preempts state and local governments from regulating the entry of, or the rates charged by, wireless carriers, a state has authority to regulate “other terms and conditions” of service offerings by CMRS providers and may petition the FCC to allow it to regulate the rates of CMRS providers. Several states have proposed or imposed consumer protection regulations on CMRS providers. Moreover, in securing ETC status, we may become subject to such rules (as we already are in Maine and Vermont), may be required to offer a specific “universal service” rate plan, as we have in Maine, or may become subject to other state-imposed requirements as a condition of their granting ETC status. In some states, we are or expect to be required annually to demonstrate that funds we collect from the high-cost fund are used for the required purpose of constructing, maintaining, or improving our facilities and services. These additional regulatory obligations can be expected to increase our costs of doing business.

      At the local level, wireless facilities typically are subject to zoning and land use regulation and may be subject to fees for use of public rights of way. Although local and state governments cannot categorically prohibit the construction of wireless facilities in any community, or take actions that have the effect of prohibiting construction, securing state and local government approvals for new tower sites may become a more difficult and lengthy process.

      The FCC has expanded the flexibility of cellular, PCS, and other CMRS providers to provide fixed as well as mobile services. Such fixed services include, but need not be limited to, “wireless local loop” services to apartment and office buildings and wireless backup services to private business exchanges and local area networks to be used in the event of interruptions due to weather or other emergencies. The FCC has determined that fixed services provided as ancillary services to a carrier’s mobile service will be regulated as commercial mobile radio services.

      The FCC recently adopted new rules authorizing spectrum leasing for a variety of wireless services. In addition, proceedings relating to human exposure to radio frequency emissions, the feasibility of making additional spectrum available for unlicensed devices, and the provision of spectrum-based services in rural areas are pending before the FCC. All of these initiatives could have an effect on the way we do business and the spectrum that is available to us and our competitors.

      The FCC does not currently specify the rates CMRS carriers may charge for their services, nor does it require the filing of tariffs for wireless operations. However, the FCC has the authority to regulate the rates, terms, and conditions under which we provide service because CMRS carriers are statutorily considered to be common carriers and thus are required to charge just and reasonable rates and are not allowed to engage in unreasonable discrimination. The FCC has adopted rules and has proposed further rules relating to the use of customer proprietary network information (“CPNI”). Petitions for reconsideration of the CPNI rules are pending before the FCC. Additionally, the FCC has adopted rules governing billing practices. While none of these existing requirements have a material impact on our operations, there is no assurance that future regulatory changes will not materially impact us. The FCC has ruled that the Communications Act does not preempt state damages claims as a matter of law, but whether a specific damage award is prohibited would depend upon the facts of a particular case. This ruling may affect the number of class action suits brought against CMRS providers and the amount of damages awarded by courts.

Employees and Sales Agents

      As of June 30, 2003, we had 1,041 employees, including 449 in sales and marketing, 281 in customer service, 172 in network and systems operations, 87 in administration, and 52 in finance and accounting. Approximately 40 of our employees were part-time. None of our employees is represented by a labor organization, and we believe we have excellent relations with our employees. In addition, we utilize approximately 400 independent sales agents. Wireless Alliance has no full-time or part-time employees but operates utilizing our employees.

Properties

      Our corporate facilities include the following:

		Leased/	Square
	Address	Owned	Feet

Midwest:
Principal Corporate HQ	3905 Dakota Street SW Alexandria, Minnesota	Owned	50,000
Northeast:
Regional Office	1100 Mountain View Drive Colchester, Vermont	Leased	10,413
Regional HQ	6 Telcom Drive Bangor, Maine	Owned	36,250
Regional Office	323 North Street Saco, Maine	Owned	4,000
Northwest:
Regional HQ	300 SE Reed Market Road Bend, Oregon	Leased	9,272
South:
Regional HQ	621 Boll Weevil Circle, Suite 2 Enterprise, Alabama	Leased	18,000

      As June 30, 2003, our network consisted of the following cell sites:

Midwest	161
Wireless Alliance	63
Northeast	217
Northwest	167
South	162

Total	770

      Our leased sites consist of either land leases, tower leases, or both. We own all the equipment within the leased sites. The leases covering these sites have various expiration dates and are with numerous lessors. These leases generally have renewal options that we would anticipate exercising. Due to our network design, loss of a leased location would not have a material impact on the operations of a region’s business.

      We have 98 retail locations, of which almost all are leased. The leases covering these locations have various expiration dates. We believe that the loss of any one of these retail sites would not have a material impact on our business as we would likely be able to obtain substantially equivalent alternative space.

Legal Proceedings

      Securities Claims. We and certain of our officers and directors have been named as defendants in the following action:

In re Rural Cellular Corporation Securities Litigation, Civil Action No.: 02-4893 PAM/RLE, U.S. District Court for the District of Minnesota.

      Between December 24, 2002 and February 14, 2003, four securities class actions were commenced against us and three of our executive officers. On April 4, 2003, the court consolidated the four actions into the single action identified above and appointed two lead plaintiffs. The lead plaintiffs originally sought to represent a class consisting of all persons (except defendants) who purchased our common stock in the market during the time period commencing in either May 2001 or on January 6, 2002, and continuing through November 12, 2002.

      We received a consolidated amended complaint on July 3, 2003. The consolidated amended complaint adds as defendants four directors who were members of our audit committee during the class period and Arthur Andersen LLP, our former independent auditors. The lead plaintiffs seek to represent a class consisting of all persons (except defendants and members of their families and entities in which they held interests) who purchased or otherwise obligated themselves to purchase our publicly traded equity and debt securities between May 7, 2001 and November 12, 2002. The lead plaintiffs allege that our publicly-announced financial results were false and misleading and that we made false and misleading statements about our operating performance and financial condition. The lead plaintiffs further allege that, as a result, the market price of our securities was artificially inflated during the class period and investors were deceived into buying our securities at artificially inflated prices. The lead plaintiffs allege that defendants are liable under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. The lead plaintiffs seek compensatory damages in an unspecified amount, plus their attorneys’ fees and costs.

      On September 2, 2003, we served a motion to dismiss the consolidated amended complaint as against RCC and the defendant directors, on the grounds that it fails to plead fraud with the particularity required by Rule 9(b) of the Federal Rules of Civil Procedure and the Private Securities Litigation Reform Act of 1995, 15 U.S.C. § 78u-4, and fails to state a claim upon which relief may be granted. Arthur Andersen LLP also filed a motion to dismiss. The motions to dismiss currently are being briefed. A hearing on these motions has been scheduled for December 15, 2003.

      The individual defendants have requested that we indemnify them and advance the costs of their defense in connection with this action. Our board of directors authorized advancing the costs of defense to the executive officers and directors named as defendants in the initial complaints and has appointed a committee of certain non-party directors, as required by statute, to consider the request of the directors added as defendants in the consolidated amended complaint.

      We and the officer and director defendants are beneficiaries of liability insurance, which includes coverage for securities claims, subject to certain exclusions. We have tendered these claims to the carriers. The primary carrier has responded by raising certain issues with regard to coverage, which have not been resolved.

      Since this action is currently at a very early stage, we are unable to determine the potential effects of this action. It is possible that if this action is determined in a manner that is adverse to us, it could result in a material and adverse effect on our financial condition and results of operations, to the extent that any potential liability is not covered by our litigation insurance.

      Derivative Action. The following is a purported derivative action brought against all of our directors and against us, as a nominal defendant:

Hiene Junge v. Richard P. Ekstrand, Wesley E. Schultz, Ann K. Newhall, Jeffrey S. Gilbert, Marvin C. Nicolai, George M. Revering, Don C. Swenson, George W. Wikstrom, Paul J. Finnegan, and John Hunt; and Rural Cellular Corporation as nominal defendant, commenced on or about February 20, 2003 in Douglas County District Court, Alexandria, Minnesota.

      The plaintiff is one of our shareholders and claims to bring suit on behalf of RCC. No pre-lawsuit demand to investigate the allegations or bring the action was made on the board of directors. The plaintiff alleges that the directors breached their fiduciary duties to our shareholders, or abused their control, or grossly mismanaged, or wasted corporate assets, by allowing or causing RCC to improperly account for certain transactions in our financial statements during the time period from May 2001 through November 12, 2002. The plaintiff further alleges that the improper accounting eventually led to the commencement of federal securities class actions (described above) against us, which allegedly will cause us to expend significant sums of money. The plaintiff seeks compensatory damages against the directors in an unspecified amount, plus his attorneys’ fees and costs.

      The defendant directors have requested that we indemnify them and advance the costs of defense in connection with the derivative action. Our board of directors appointed a special counsel, as required by statute, who considered this request and determined that the defendant directors are entitled to advance of costs of defense.

      We and the defendant directors are named or defined as insureds under insurance policies that include coverage for certain shareholders’ derivative claims, subject to certain exclusions. This matter has been tendered to the insurers. Although the response from the primary carrier regarding the class action does not specifically address coverage of this claim, the same issues could be raised to dispute coverage of this matter.

      Since this action is currently at a very early stage, we are unable to determine the potential effects of this action. It is possible that if this action is determined in a manner that is adverse to us, it could result in a material and adverse effect on our financial condition and results of operations, to the extent that any potential liability is not covered by our litigation insurance.

      Other Claims. We are involved from time to time in other routine legal matters and other claims incidental to our business. We believe that the resolution of such routine matters and other incidental claims, taking into account established reserves and insurance, will not have a material adverse impact on our consolidated financial position or results of operations.

MANAGEMENT

Directors and Executive Officers

Name	Age	Position

Richard P. Ekstrand	54	President, Chief Executive Officer and Director
Wesley E. Schultz	46	Executive Vice President, Chief Financial Officer and Director
Ann K. Newhall	52	Executive Vice President, Chief Operating Officer and Director
David J. Del Zoppo	48	Vice President, Finance and Accounting
Paul J. Finnegan	50	Director
John Hunt	38	Director
Marvin C. Nicolai	62	Director
George M. Revering	62	Director
Don C. Swenson	61	Director
George W. Wikstrom	66	Director

      Richard P. Ekstrand has served as our President, Chief Executive Officer, and a director since 1990. He currently serves on the board of directors and executive committee of the Cellular Telecommunications & Internet Association (CTIA) and the Wireless Foundation. Mr. Ekstrand previously served as Chairman of the Board of Directors of both CTIA and the Wireless Foundation. He also was a founding director of the Rural Cellular Association and served as a director until 2000. In addition, he is a past President of the Minnesota Telephone Association, the Association of Minnesota Telephone Utilities, and the Minnesota Telecommunications Association. Mr. Ekstrand is the sole shareholder, president, and a director of North Holdings, Inc. (formerly Lowry Telephone Co., Inc.), which is a shareholder of Rural Cellular and a member of Lowry Telephone Company, LLC. From 1980 through 2000, Mr. Ekstrand had served as vice president and a director of Lowry Telephone Co., Inc. Mr. Ekstrand also serves as the treasurer and a member of the board of governors of Lowry Telephone Company, LLC.

      Wesley E. Schultz has served as Executive Vice President and Chief Financial Officer since 2000 and as a director since 1999. He joined us in 1996 as Vice President of Finance and Chief Financial Officer. In 1999, he was appointed Senior Vice President and Chief Financial Officer and Assistant Secretary. Mr. Schultz is a certified public accountant and served for three years as an auditor with Deloitte & Touche LLP.

      Ann K. Newhall has served as Executive Vice President, Chief Operating Officer, and Secretary since 2000 and as a director since 1999. She joined us as Senior Vice President and General Counsel in 1999. Prior to joining us, Ms. Newhall was a shareholder attorney with Moss & Barnett, A Professional Association, most recently serving as President and a director of the firm. Ms. Newhall received her J.D. from the University of Minnesota Law School in 1977.

      David J. Del Zoppo has served as Vice President, Finance and Accounting since 1999. He joined us in 1997 as Controller and was appointed Vice President in 1998. Mr. Del Zoppo is a certified public accountant and served for four years as an auditor with KPMG, LLP.

      Paul J. Finnegan has been a director since 2000. He is a Managing Director of Madison Dearborn Partners, Inc., where he concentrates on investments in the communications industry. Mr. Finnegan has been with Madison Dearborn Partners since he co-founded the company in 1993. Prior to that time, Mr. Finnegan worked at First Chicago Venture Capital for ten years. Mr. Finnegan serves on the board of directors of Allegiance Telecom, Inc. and Focal Communications, Inc. He also serves on the Board of Trustees of The Skyline Fund, a small cap mutual fund. Mr. Finnegan received his B.A. from Harvard College and his M.B.A. from the Harvard Graduate School of Business Administration. Mr. Finnegan was elected to the board of directors by the holders of our Class M convertible preferred stock.

      John Hunt has been a director since 2000. He is a General Partner of Boston Ventures Management, Inc. He joined Boston Ventures in 1990 as an associate, became a managing director in 2000, and was named to his current position in 2003. Prior to joining Boston Ventures, Mr. Hunt was an investment analyst at Bear, Stearns & Co., Inc. Mr. Hunt also serves on the board of directors of Integra Telecom, Vista III Media, and Sports Trend Info. Mr. Hunt received a bachelor’s degree in finance from the University of Massachusetts at Amherst in 1988. Mr. Hunt was elected to the board of directors by the holders of our Class M convertible preferred stock.

      Marvin C. Nicolai has been a director since 1995. Mr. Nicolai served from 1995 until his retirement in 2001 as General Manager of Consolidated Telephone Company, a local exchange telephone company and one of our shareholders, and Northland Communications Corporation, a wholly-owned subsidiary of Consolidated. Mr. Nicolai is a director of Cellular 2000, Inc.

      George M. Revering has been a director since 1990. Mr. Revering is currently retired and had served as president and general manager of Midwest Information Systems Inc. from 1976 until 2001. Mr. Revering is also a director of Cellular 2000, Inc.

      Don C. Swenson has been a director since 1990 and served as Secretary from 1995 until 2000. Mr. Swenson served as Director of Operations of Arvig Communications Systems, Inc. from 1981 until his retirement in 2001. Mr. Swenson also serves as a director of Arvig Enterprises, Inc. and Cellular 2000, Inc. Arvig Enterprises, Inc. is one of our shareholders. Mr. Swenson has also been a member of the board of directors of United Community Bank, Perham, Minnesota, since 1993.

      George W. Wikstrom has been a director since 1990 and was Vice President from 1991 until 2000. Mr. Wikstrom has been Vice President of Wikstrom Telephone Company, Incorporated, a local exchange telephone company and a shareholder of Rural Cellular, for more than ten years. He also serves as president and a director of Cellular 2000, Inc. Mr. Wikstrom has been the Commissioner of the Northwest Regional Development Commission since 1979 and has served as a director of the Minnesota Association of Rural Telecommunications. Mr. Wikstrom is also a director of the Minnesota Telephone Association.

Compensation of Directors

      Directors’ Fees. Each of our nonemployee directors is paid an annual fee of $16,000. In addition, each nonemployee director is paid $1,000 for each board meeting attended in person, $500 for each committee meeting attended in person, and $350 for each board meeting and committee meeting attended via telephone conference and is reimbursed for travel and other expenses incurred in attending meetings and serving as a director. Total fees paid to all nonemployee directors as a group for services rendered during 2002 were $201,217.

      Directors’ Stock Option Plan. Directors who are not employees are eligible for options under our stock option plan for nonemployee directors. The plan provides that all nonemployee directors serving as of the day following an annual meeting will be granted options to purchase 5,250 shares of Class A Common Stock on that date. Pursuant to the plan, nonemployee directors serving as of the day following the 2002 annual meeting were granted options to purchase an aggregate of 36,750 shares of Class A Common Stock at $3.18 per share.

Executive Compensation

Summary Compensation Table

      The following table sets forth information with regard to compensation paid to our Chief Executive Officer and to each other executive officer whose total annual salary and bonus for fiscal 2002 exceeded $100,000 (the “Named Executive Officers”).

				Long-Term
				Compensation
		Annual Compensation		Awards
	Fiscal				All Other
Name and Principal Position	Year	Salary	Bonus	Options	Compensation(1)

Richard P. Ekstrand	2002	$490,000	$467,614	80,000	$19,129	(3)
President and Chief Executive	2001	490,000	230,300	109,193	15,524
Officer	2000	417,000	—	56,900 (2)	5,250
Wesley E. Schultz	2002	$380,000	$292,719	60,000	$14,695	(4)
Executive Vice President and	2001	380,000	161,120	76,485	12,847
Chief Financial Officer	2000	294,000	—	37,100 (2)	5,250
Ann K. Newhall	2002	$380,000	$292,719	60,000	$13,418	(5)
Executive Vice President and	2001	380,000	118,560	76,485	12,847
Chief Operating Officer	2000	294,000	—	37,100 (2)	5,250
David J. Del Zoppo	2002	$160,000	$31,391	10,000	$4,142
Vice President Finance and	2001	160,000	26,194	12,614	3,978
Accounting	2000	145,000	20,000	—	2,134

(1)	Except as otherwise indicated, for all years, All Other Compensation consists of our contributions on behalf of each Named Executive Officer to our 401(k) Plan. In 2001 and 2002, the amount also includes matching contributions to the deferred compensation plan on behalf of Messrs. Ekstrand and Schultz and Ms. Newhall.

(2)	These options were forfeited by the holders in November 2002. See “— Option Grants in Last Fiscal Year.”

(3)	Includes our matching contribution to the 401(k) Plan of $5,500 and our matching contribution to the deferred compensation plan of $13,629.

(4)	Includes our matching contribution to the 401(k) Plan of $5,500 and our matching contribution to the deferred compensation plan of $9,195.

(5)	Includes our matching contribution to the 401(k) Plan of $5,500 and our matching contribution to the deferred compensation plan of $7,918.

Option Grants in Last Fiscal Year

      The following table sets forth information regarding options granted to the Named Executive Officers during the 2002 fiscal year.

	Individual Grants

						Potential Realizable Value
		Number of	Percent of			at Assumed Annual Rates
		Shares	Total Options			of Stock Price Appreciation
		Underlying	Granted to	Exercise		for Option Term(3)
		Options	Employees in	Price	Expiration
Name	Grant Date	Granted(1)(2)	Fiscal Year	($/Share)	Date	5%	10%

Richard P. Ekstrand	05/02/02	80,000	15.6%	$3.37	05/02/12	$169,550	$429,673
Wesley E. Schultz	05/02/02	60,000	11.7%	$3.37	05/02/12	$127,162	$322,255
Ann K. Newhall	05/02/02	60,000	11.7%	$3.37	05/02/12	$127,162	$322,255
David J. Del Zoppo	05/02/02	10,000	1.9%	$3.37	05/02/12	$21,194	$53,709

(1)	The number indicated is the number of shares of Class A Common Stock that can be acquired upon the exercise of options. We have not granted any stock appreciation rights.

(2)	Each is an incentive stock option, which becomes exercisable in five equal annual installments beginning May 2, 2003, and expires on May 2, 2012.

(3)	The assumed rates of 5% and 10% are hypothetical rates of stock price appreciation selected by the SEC and are not intended to, and do not, forecast or assume actual future stock prices. We believe that future stock appreciation, if any, is unpredictable, and we are not aware of any formula that will determine with any reasonable accuracy the present value of stock options. No gain to optionees is possible without an appreciation in stock prices, and any increase will benefit all shareholders commensurately. There can be no assurance that the amounts reflected in this table will be achieved.

      Effective November 6, 2002, Messrs. Ekstrand and Schultz and Ms. Newhall each forfeited their rights to options to purchase 56,900 shares, 37,100 shares, and 37,100 shares, respectively. These options had been granted on January 3, 2000, were exercisable at $78.75 per share, and would have expired on January 3, 2010. These options were forfeited in order to replenish the number of shares available for options under the 1995 Stock Compensation Plan. These individuals received no consideration in connection with the forfeiture.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

      The following table provides information relating to option exercises during fiscal 2002 and the number and value of shares of Class A Common Stock subject to options held by the Named Executive Officers as of December 31, 2002.

			Number of		Value of
			Shares Underlying		Unexercised
			Unexercised Options		In-the-Money Options
	Shares		at Fiscal Year-End		at Fiscal Year-End(1)
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Richard P. Ekstrand	—	—	196,743	169,000	—	—
Wesley E. Schultz	—	—	150,485	117,500	—	—
Ann K. Newhall	—	—	85,485	136,000	—	—
David J. Del Zoppo	—	—	26,614	21,000	—	—

(1)	Value is calculated as the difference between the closing price of Class A Common Stock on December 31, 2002 ($0.85) and the related in-the-money option exercise price multiplied by the number of shares underlying the option.

Employment Agreements/ Change in Control Provisions

      We have entered into employment agreements with Messrs. Ekstrand and Schultz and Ms. Newhall. Each employment agreement prohibits the individual from engaging in any activity competitive with our business or contacting our customers or employees for that purpose for a period of one year (for Mr. Ekstrand) or six months (for Mr. Schultz and Ms. Newhall) following termination of employment. The employment agreements, which were entered into in January 1999, provide for an initial term ending December 31, 2001 and, unless we or the individual gives notice otherwise, are automatically renewed each year so that the remaining term of the employment agreement is never less than two years. Each employment agreement may be terminated at any time by either the individual or us. If any of the employment agreements is terminated at any time by us for other than “just cause” (as defined in the employment agreements), we are obligated to continue payment of salary and other benefits for the remainder of the term of the employment agreement. The employment agreements provide for annual base salaries plus increases as may be determined from time to time, but at least annually.

      In the event any of these individuals is terminated for other than just cause or terminates his or her employment for “good reason” (as defined in the employment agreements), within 24 months following a change in control of us, he or she will be entitled to receive compensation in an amount equal to 2.99 times his or her “base amount” of compensation (as defined in Section 280G(b)(3) of the Internal Revenue Code), or, if our EBITDA margins for the three immediately preceding years have averaged 30% or greater, an amount equal to 2.99 times the sum of his or her highest annual base salary as in effect during the period from twelve months prior to the change in control until the date of termination and the highest annual incentive payment to that individual for any fiscal year that ended during the period beginning twelve months prior to the date of the change in control until the date of termination. In addition, the individual will be entitled to continue to participate in our group medical, dental, life, and disability plans on the same basis as he or she participated immediately prior to termination for a period of eighteen months following the date of termination. The individual shall be responsible for payment of premiums under those plans to the same extent as active employees and we will reimburse the individual for any amount by which the premium exceeds the amount for which the individual was responsible at the time of termination. If the individual obtains substantially equivalent coverage or benefits from another source, we will have no further obligation for these benefits other than as may be required by law.

      We have also entered into a change in control agreement with Mr. Del Zoppo providing that in the event his employment is terminated for other than “just cause” or he terminates his employment for “good reason” (each as defined in the agreement), within 24 months following a change in control of us, he will be entitled to receive compensation in an amount equal to 100% of the sum of his highest annual base salary as in effect during the period beginning twelve months prior to the change in control until the date of termination and the highest annual incentive payment to him for the period beginning twelve months prior to the change in control until the date of termination. In addition, he will be entitled to continue to participate in our group medical, dental, life, and disability plans on the same basis as he participated immediately prior to termination for a period of six months following the date of termination. He shall be responsible for payment of premiums to the same extent as active employees, and we will reimburse him for any amount by which the premium exceeds the amount for which he was responsible at the time of termination. If he obtains substantially equivalent coverage or benefits from another source, we will have no further obligation for these benefits other than as may be required by law.

      In addition, in the event of a change in control, any award granted under our 1995 Stock Compensation Plan will become fully vested and exercisable.

      For purposes of the employment agreements, the change in control agreement, and our 1995 Stock Compensation Plan, a change in control occurs when:

•	the majority of our directors are not persons whose election was solicited by our board or who were appointed by our board,

•	any person or group of persons acquires 30% or more of our outstanding voting stock, or

•	the shareholders approve a liquidation, or dissolution, or specified mergers or consolidations or exchanges of shares, or dispositions of substantially all of our assets.

Deferred Compensation Plan

      We have adopted a deferred compensation plan, which permits designated key employees to defer between 5% and 100% of their compensation during any plan year. In fiscal 2002, Messrs. Ekstrand and Schultz and Ms. Newhall were eligible to participate in the deferred compensation plan. The purpose of the deferred compensation plan is to allow the individual to defer amounts in addition to the amounts permitted under the tax rules for contributions to 401(k) plans. Under the terms of the plan, we are required to make a matching contribution in an amount equal to 50% of the individual’s deferred amount, but only to the extent the deferred amount, when added to any amounts contributed by the individual to our 401(k) plan, does not exceed 6% of the individual’s compensation. The matching contribution is made in the discretion of RCC at the end of the year and is contingent upon reaching established financial goals.

      Payment of benefits from the deferred compensation plan is to be made upon termination of the participant’s employment. In the event of the participant’s death, the balance in the participant’s account is to be paid to the participant’s beneficiary. Payment may be made by lump sum or in up to ten annual installments, as elected by the participant prior to the date the payments are to be made.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Rural Cellular Corporation and its security holders and their respective affiliates engage in a variety of transactions between or among each other in the ordinary course of their respective businesses. As a general rule, we have not retained an independent third party to evaluate these transactions, and there has been no independent committee of our board of directors to evaluate these transactions. Notwithstanding this fact, we believe that the terms and conditions of these transactions, including the fees or other amounts paid by us, were established through arm’s-length negotiations that adequately took into account transactions of a similar nature entered into by us with unaffiliated third parties and/or market transactions of a similar nature entered into by unaffiliated third parties. There can be no assurance that we could not have obtained more favorable terms from an unaffiliated third party.

Transactions with Security Holders

      We have entered into various arrangements with our shareholders or their affiliates. Arrangements involving shareholders or their affiliates that beneficially own more than 5% of any class of our stock and in which total payments for all of these arrangements exceeded $60,000 in fiscal 2000, 2001, or 2002 or during the six months ended June 30, 2003, are described below. Except as may be otherwise indicated below, we anticipate that amounts earned or incurred in 2003 will be similar to the 2002 amounts.

      Leases, Transmission Services, and Agency Agreements. We have arrangements with several of our shareholders for leasing cell sites and using telephone lines for transmission between cell sites and the switch serving our cellular network. We currently lease office space in Detroit Lakes, Minnesota, from an affiliate of Arvig Enterprises, Inc. In addition, several of our shareholders and their affiliates serve as agents for the sale of our cellular and paging services.

•	During 2000, 2001, 2002, and the six months ended June 30, 2003, we paid to Arvig Enterprises, Inc. and its affiliates for all services $780,125, $902,986, $876,023, and $379,908, respectively. Arvig Enterprises, Inc. is the beneficial owner of more than 5% of our outstanding Class B Common Stock. Don C. Swenson, one of our directors, chairman of our audit committee, and former member of our compensation committee, serves as a director of Arvig Enterprises, Inc. and had served as director of operations for Arvig Communications, Inc., an affiliate of Arvig Enterprises, Inc., from 1981 until his retirement in 2001.

•	During 2000, 2001, 2002, and the six months ended June 30, 2003, we paid to Paul Bunyan Rural Telephone Cooperative and its affiliates, which beneficially own more than 5% of our outstanding Class B Common Stock, $261,701, $211,136, $331,434, and $174,817, respectively, for all services. Jeffrey S. Gilbert, one of our directors until his resignation in 2002, is general manager of Northern Communications, Inc., a subsidiary of Paul Bunyan, and assistant manager of Paul Bunyan.

•	During 2000, 2001, 2002, and the six months ended June 30, 2003, we paid to Consolidated Telephone Company and its affiliates $229,549, $146,162, $116,365, and $11,187, respectively, for all services. Consolidated Telephone Company beneficially owns more than 5% of our outstanding Class B Common Stock. Marvin C. Nicolai, one of our directors and a member of our compensation and audit committees, served as the general manager of Consolidated Telephone Company until his retirement in 2001.

•	During 2000, 2001, 2002, and the six months ended June 30, 2003, we paid to Garden Valley Telephone Co. and its affiliates, which beneficially own more than 5% of our outstanding Class B Common Stock, $139,995, $121,144, $118,811, and $68,951, respectively, for all services.

      Roaming Arrangements. We have roaming agreements with United States Cellular Corporation, a subsidiary of Telephone & Data Systems, Inc. Affiliates of Telephone & Data Systems, Inc. beneficially own, in the aggregate, more than 5% of our Class A and Class B Common Stock. Under the roaming agreements, we pay for service provided to our customers in areas served by United States Cellular Corporation and receive payment for service provided to customers of United States Cellular Corporation in our cellular service areas. We negotiated the rates of reimbursement with United States Cellular Corporation, and the rates reflect those charged by all carriers. Roaming charges are passed through to the customer. During 2000, 2001, 2002, and the six months ended June 30, 2003, charges to our customers for services provided by United States Cellular Corporation totaled $2,323,955, $1,447,047, $2,136,134, and $830,390, respectively. During 2000, 2001, 2002, and the six months ended June 30, 2003, charges by us to customers of United States Cellular Corporation totaled $1,647,038, $2,051,933, $4,412,168, and $2,518,928, respectively.

      Cellular and Paging Service and Equipment. Several of our shareholders are customers for our cellular and paging services and, in connection therewith, also purchase or lease cellular telephones and pagers from us. During 2000, 2001, 2002, and the six months ended June 30, 2003, Arvig Enterprises, Inc. and its affiliates were billed $124,608, $201,102, $192,707, and $67,745, respectively, and Paul Bunyan and its affiliates were billed $138,989, $68,643, $70,824, and $34,477, respectively, for these services and equipment.

PRINCIPAL SHAREHOLDERS

      The following table sets forth information provided to us by the holders, or contained in our stock ownership records, regarding beneficial ownership of our common stock as of June 30, 2003 (except as otherwise noted) by:

•	each person known by us to be the beneficial owner of more than 5% of any class of our outstanding common stock;

•	each Named Executive Officer (as defined in the rules of the SEC);

•	each director; and

•	all directors and executive officers as a group.

      Unless otherwise indicated, each person has sole voting and investment power with respect to the shares listed. A “currently exercisable” option is an option exercisable as of, or becoming exercisable within 60 days following, June 30, 2003.

					Percentage
	Class A		Class B		of
					Combined
	Number of	Percentage	Number	Percentage	Voting
Name and Address of Beneficial Owner	Shares	of Class	of Shares	of Class	Power

Five Percent Holders
Kevin Douglas(1)	1,619,000	14.12%	—	—	9.2%
1101 Fifth Avenue, Suite 360
San Rafael, California 94901
Gabelli Asset Management Inc.(2)	1,045,775	9.1	—	—	5.9
One Corporate Center
Rye, NY 10580-1442
Madison Dearborn Partners(3)	1,053,486	8.4	—	—	5.7
Three First Plaza Suite 330
Chicago, IL 60602
Knickerbocker Partners LLC(4)	806,000	7.0	—	—	4.6
237 Park Avenue, Suite 801
New York, New York 10017
Boston Ventures Management, Inc.(5)	711,574	5.8	—	—	3.9
One Federal Street
23rd Floor
Boston, MA 02110-2003
Telephone & Data Systems, Inc.(6)	586,799	4.9	132,597	18.4%	10.0
30 North LaSalle Street
Chicago, IL 60602
Arvig Enterprises, Inc.(7)	243,000	2.1	121,664	19.8	8.3
160 2nd Ave. S.W
Perham, MN 56573
Consolidated Telephone Company	131,107	1.1	86,189	14.1	5.6
1102 Madison Street
Brainerd, MN 56401
Paul Bunyan Rural Telephone Cooperative(8)	49,821	*	85,332	13.9	5.1
1831 Anne Street NW
Bemidji, MN 56601
Garden Valley Telephone Co.	85,418	*	45,035	7.3	3.0
201 Ross Avenue
Erskine, MN 56535

					Percentage
	Class A		Class B		of
					Combined
	Number of	Percentage	Number	Percentage	Voting
Name and Address of Beneficial Owner	Shares	of Class	of Shares	of Class	Power

Communication Alternatives, Inc.	16,000	*	46,376	7.6	2.7
2220 125th Street NW
Rice, MN 56367-9701
Directors and Executive Officers
Richard P. Ekstrand(9)	386,963	3.3%	32,708	5.3%	4.0%
Paul J. Finnegan(10)	1,053,486	8.4	—	—	5.7
John Hunt(11)	711,574	5.9	—	—	3.9
Ann K. Newhall(12)	133,047	1.1	—	—	*
Marvin C. Nicolai(13)	29,650	*	—	—	*
George M. Revering(14)	120,100	1.1	—	—	*
Wesley E. Schultz(15)	205,160	1.8	—	—	1.1
Don C. Swenson(16)	66,314	*	—	—	*
George W. Wikstrom(17)	56,973	*	—	—	*
David J. Del Zoppo(18)	34,344	*	—	—	*
All directors and executive officers as a group (10 persons)(19)	2,797,611	20.1	32,708	5.3	15.6

   *     Denotes less than 1%

(1)	Based on Report on Form 4 dated February 27, 2003, filed jointly on behalf of Kevin Douglas, the Douglas Family Trust, the James Douglas and Jean Douglas Irrevocable Descendants’ Trust, the Estate of Cynthia Douglas, and James E. Douglas III.

(2)	Based on Schedule 13D/ A dated June 5, 2003, filed jointly by GAMCO Investors, Inc., Gabelli Funds, LLC, MJG Associates, Inc., Gabelli Group Capital Partners, Inc., Gabelli Asset Management Inc., Marc J. Gabelli, and Mario J. Gabelli.

(3)	Based on Schedule 13D dated April 13, 2000 (the “April 2000 13D”) filed jointly by Boston Ventures Company V, L.L.C., Boston Ventures Limited Partnership V, Madison Dearborn Capital Partners III, L.P., Madison Dearborn Partners III, L.P., Madison Dearborn Partners, LLC, Madison Dearborn Special Equity III, L.P., Special Advisors Fund I, LLC, The Toronto-Dominion Bank, Toronto Dominion Holdings (U.S.A.), Inc., and Toronto Dominion Investments, Inc. Reflects 1,037,736 shares of Class A common stock into which 55,000 shares of Class M convertible preferred stock held by certain affiliates of Madison Dearborn Partners, LLC may be converted. The shares of Class M preferred stock may vote on all matters submitted for a vote of the holders of the common stock on an as-converted basis. Also includes 15,750 shares of Class A common stock that may be issued upon exercise of currently exercisable options.

(4)	Based on Schedule 13D/ A dated June 13, 2003, filed jointly by Marc Buchheit and Knickerbocker Partners LLC.

(5)	Based on the April 2000 13D. Reflects 691,824 shares of Class A common stock into which 36,667 shares of Class M convertible preferred stock owned by Boston Ventures Limited Partnership V may be converted. The shares of Class M preferred stock may vote on all matters submitted for a vote of the holders of the common stock on an as-converted basis. Also includes 15,750 shares of Class A common stock that may be issued upon exercise of currently exercisable options.

(6)	Based on Schedule 13G/ A dated January 22, 2002, filed jointly by Arvig Telcom, Inc., Arvig Cellular, Inc., Arvig Telephone Company, Mid-State Telephone Company, Minnesota Invco of RSA #5, Inc., United States Cellular Corporation, United States Cellular Investment Company, and

TDS Telecommunications Corporation. Includes 43,000 shares of Class A common stock and 105,940 shares of Class B common stock into which shares of Series A and Series B Class T convertible preferred stock, respectively, may be converted at any time that the ownership by Telephone & Data Systems, Inc., or its affiliates, of such shares will not violate the cross-ownership rules of the FCC.

(7)	Not included are 101,350 shares of Class A Common Stock owned beneficially by members of the Arvig family, who may be deemed to be controlling shareholders of Arvig Enterprises, Inc. and who serve on its board of directors. Arvig Enterprises, Inc. disclaims beneficial ownership of such shares.

(8)	Includes 15,000 shares of Class A common stock owned by a subsidiary of Paul Bunyan Rural Telephone Cooperative.

(9)	Includes 97,276 shares of Class A common stock and 32,708 shares of Class B common stock owned by North Holdings, Inc., of which Mr. Ekstrand is the sole shareholder and president, and 500 shares of Class A common stock held by or on behalf of one of Mr. Ekstrand’s children. Also includes 248,743 shares of Class A common stock that may be purchased upon exercise of currently exercisable options.

(10)	Reflects 1,037,736 shares of Class A common stock into which 55,000 shares of Class M convertible preferred stock held by certain affiliates of Madison Dearborn Partners, LLC may be converted. The shares of Class M preferred stock may vote on all matters submitted for a vote of the holders of the common stock on an as-converted basis. Also includes 15,750 shares of Class A common stock that may be issued upon exercise of currently exercisable options. Paul J. Finnegan is a Managing Director of Madison Dearborn Partners, Inc., an affiliate of Madison Dearborn Partners, LLC.

(11)	Reflects 691,824 shares of Class A common stock into which 36,667 shares of Class M convertible preferred stock held by Boston Ventures Limited Partnership V may be converted. The shares of Class M preferred stock may vote on all matters submitted for a vote of the holders of the common stock on an as-converted basis. Also includes 15,750 shares of Class A common stock that may be issued upon exercise of currently exercisable options. John Hunt is a general partner of Boston Ventures Management, Inc., an affiliate of Boston Ventures Limited Partnership V.

(12)	Includes 123,485 shares of Class A common stock that may be purchased upon exercise of currently exercisable options. Also includes 5,000 shares of Class A common stock held by Ms. Newhall’s spouse and 1,000 shares of Class A common stock held in an IRA account.

(13)	Includes 26,250 shares of Class A common stock that may be purchased upon exercise of currently exercisable options and 3,400 shares held as cotrustee of a revocable trust in the name of Mr. Nicolai’s spouse.

(14)	Includes 26,250 shares of Class A common stock that may be purchased upon exercise of currently exercisable options.

(15)	Includes 181,485 shares of Class A common stock that may be purchased upon exercise of currently exercisable options.

(16)	Includes 26,250 shares of Class A common stock that may be purchased upon exercise of currently exercisable options.

(17)	Includes 30,723 shares of Class A common stock owned by Wikstrom Telephone Company, Inc., of which Mr. Wikstrom is a shareholder and Vice President. Mr. Wikstrom disclaims beneficial ownership of these shares. Also includes 26,250 shares of Class A common stock that may be purchased upon exercise of currently exercisable options.

(18)	Includes 33,614 shares of Class A common stock that may be purchased upon exercise of currently exercisable options.

(19)	Includes 730,827 shares of Class A common stock that may be purchased upon exercise of currently exercisable options.

DESCRIPTION OF FINANCING ARRANGEMENTS

      The following is a summary of our financing arrangements. This summary is qualified in its entirety by reference to the various documents governing the financing arrangements.

Credit Agreement

      As of June 30, 2003, following a permanent reduction in the amount available under the Senior Secured 8 year Reducing Credit Facility and the balances under the term loans, our credit agreement consisted of:

•	a $266.4 million Senior Secured 8 year Reducing Credit Facility;

•	a $338.3 million 8 year Senior Secured Term Loan A;

•	a $186.2 million 8 1/2 year Senior Secured Term Loan B;

•	a $186.2 million 9 year Senior Secured Term Loan C; and

•	a $55.0 million 8 3/4 year Senior Secured Term Loan D.

      Our obligations under the credit agreement are secured by a first security interest in substantially all of our assets and our ownership interest in some of our subsidiaries, including our wholly owned subsidiaries, each of which has executed a security agreement in favor of the lenders granting a first security interest in substantially all of its property and assets, excluding certain real estate. The security interests granted by us and our wholly owned subsidiaries include substantially all property, whenever acquired, including inventory, accounts, equipment, contracts and leases, general intangibles, licenses, furniture and fixtures, deposit accounts, miscellaneous items, and proceeds of any of the above.

      Interest is payable on borrowings under the credit agreement at rates based on, at our option, either (i) the 1, 2, 3, 6, or, if made available by the lender, nine or twelve month LIBOR or (ii) the Base Rate, which is the higher of the prime rate of one of our lenders or the Federal Funds Rate, plus 0.50%. In each case, we are required to pay an additional margin of interest above the Base Rate or LIBOR. The margin is based on the ratio of our debt (including the debt of our subsidiaries) to our annualized operating cash flow as of the end of the most recently completed fiscal quarter. The margin above the Base Rate ranges from 0.75% to 3.25%. The margin above LIBOR fluctuates from 1.75% to 4.25%.

      Under specified terms and conditions, the amount available under the credit agreement may be increased by an incremental facility, of which $200.0 million remains available after $75.0 million was used to fund Term Loan D. Any incremental facility will have a maturity no earlier than twelve months after the maturity of the existing debt under the credit agreement, with principal payments commencing not earlier than and in amounts not larger than, the repayments on the existing debt under the credit agreement.

      If an event of default under the credit agreement occurs that continues beyond the applicable cure period, interest on all outstanding amounts will be payable at 2% per annum over the highest applicable margin otherwise applicable under the Base Rate option.

      Under the credit agreement, there are no mandatory scheduled principal or amortization payments until June 30, 2005, and no reductions in commitments under the revolving credit facility until June 30, 2007. Thereafter, the commitment under the revolving credit facility will be reduced, and outstanding borrowings under the term loans will be repaid in installments over their respective terms. Payment in full of the revolver and Term Loan A is due April 3, 2008. The balance of Term Loan B is due October 3, 2008, the balance of Term Loan C is due April 3, 2009, and the balance of Term Loan D is due October 3, 2009.

      In addition to the scheduled reductions of outstanding principal described above, we will be required to reduce the amount of commitment available under the revolving credit facility on each March 31, beginning on March 31, 2004, by an amount equal to 50% of our Excess Cash Flow, as defined in the credit agreement, for the immediately preceding year or portion thereof. We must also pay specified costs if we prepay LIBOR advances. We will also be required, subject to specified exceptions, to reduce the amount of commitments available under the revolving credit facility upon any material sale of assets.

      The credit agreement contains covenants that, subject to specified exceptions, restrict our ability to, among other things:

•	make capital expenditures;

•	sell or dispose of our assets;

•	incur additional debt;

•	incur contingent liabilities and liens;

•	merge with or acquire other companies or be subject to a change of control;

•	make loans or advances or stock repurchases;

•	engage in transactions with affiliates; and

•	make investments.

      We will also have a basket to repurchase, repay, redeem, or otherwise acquire subordinated debt, preferred stock, or the notes offered hereby, equal to $100.0 million, which amount will increase by two-thirds of the amount of any of our future voluntary prepayments of outstanding term loans from our Excess Cash Flow and will be reduced by the amount of any dividends paid on our preferred stock.

      The credit agreement also requires that we satisfy specified financial tests and maintain specified financial ratios and that under certain circumstances we enter into interest rate hedge agreements, which may rank pari passu with the credit agreement. For further discussion of these financial covenants, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Credit Agreement — Credit Agreement Amendment.” Upon the occurrence of an event of default under the credit agreement, the lenders may cease making loans, terminate the credit agreement, and declare all amounts outstanding to be immediately due and payable. The credit agreement specifies a number of events of default including, among others, the failure to make timely principal and interest payments, to perform the covenants, or to maintain the required financial performance ratios. The credit agreement also provides that if we do not refinance or extend the maturity of our 9 5/8% notes beyond January 1, 2010, on or before November 15, 2007 or do not refinance or extend the maturity on the notes beyond March 31, 2010, on or before July 31, 2009, it will constitute an event of default under the credit agreement.

9 5/8% Senior Subordinated Notes Due 2008

      In 1998, we issued $125.0 million aggregate principal amount 9 5/8% senior subordinated notes due 2008. The 9 5/8% notes are unsecured, senior subordinated obligations, subordinated in right of payment to our senior debt, including amounts outstanding under the credit agreement, pari passu in right of payment with all of our future senior subordinated debt, and senior in right of payment to any future subordinated debt. The 9 5/8% notes mature on May 15, 2008. Interest on the 9 5/8% notes accrues at a rate of 9 5/8% per annum and is payable in cash semiannually on each May 15 and November 15. After May 15, 2003, at our option, we may redeem the 9 5/8% notes at prices starting at 104.813% of the principal amount at May 15, 2003, declining to 103.208%, 101.604%, and 100.000% at May 15, 2004, 2005, and 2006, respectively.

      The indenture governing the 9 5/8% notes contains specified restrictions with respect to the conduct of our business and specified restrictive covenants, including, among others, limitations on our ability to:

•	incur additional debt;

•	pay dividends;

•	repay junior debt prior to stated maturities;

•	allow the imposition of dividend restrictions on certain subsidiaries;

•	sell assets;

•	make investments;

•	engage in transactions with shareholders and affiliates;

•	create liens; and

•	engage in some types of mergers or acquisitions.

      The indenture also provides that we will be required to make an offer to repurchase all of the 9 5/8% notes at 101% of the outstanding principal amount of the notes (plus any accrued and unpaid interest thereon) upon the occurrence of a “change of control,” as defined in the indenture. In addition, the indenture requires that we offer to repurchase all or a portion of the 9 5/8% notes at 100% of the principal amount, plus accrued and unpaid interest, from the net cash proceeds of certain asset sales if those proceeds are not reinvested or used to repay certain indebtedness.

      The indenture specifies a number of events of default, including, among others, a failure to make timely principal or interest payments or to perform the covenants contained in the indenture. If an event of default occurs and is continuing, the trustee under the indenture or the holders of a specified principal amount of the outstanding 9 5/8% notes may declare the principal of and accrued but unpaid interest on all the notes to be due and payable on the date provided for in accordance with the indenture. An acceleration of the 9 5/8% notes may, under specified circumstances, be rescinded by the holders of a majority of the total principal amount of the then outstanding 9 5/8% notes.

9 3/4% Senior Subordinated Notes Due 2010

      In 2002, we issued $300.0 million aggregate principal amount 9 3/4% senior subordinated notes due 2010. The 9 3/4% notes are unsecured, senior subordinated obligations, subordinated in right of payment to our senior debt, including amounts outstanding under the credit agreement, pari passu in right of payment with all of our future senior subordinated debt, and senior in right of payment to any future subordinated debt. The 9 3/4% notes mature on January 15, 2010. Interest on the 9 3/4% notes accrues at a rate of 9 3/4% per annum and is payable in cash semiannually on each January 15 and July 15. After January 15, 2006, at our option, we may redeem the 9 3/4% notes at prices starting at 104.875% of the principal amount at January 15, 2006, declining to 103.250%, 101.625%, and 100.000% at January 15, 2007, 2008, and 2009, respectively. Prior to January 15, 2005, at our option, we may redeem up to 35% of the outstanding principal amount of the 9 3/4% notes, at a price of 109 3/4% of the principal amount, with the proceeds of certain equity offerings.

      The indenture governing the 9 3/4% notes contains specified restrictions with respect to the conduct of our business and specified restrictive covenants, including, among others, limitations on our ability to:

•	incur additional debt;

•	pay dividends;

•	repay junior debt prior to stated maturities;

•	allow the imposition of dividend restrictions on certain subsidiaries;

•	sell assets;

•	make investments;

•	engage in transactions with shareholders and affiliates;

•	create liens; and

•	engage in some types of mergers or acquisitions.

      The indenture also provides that we will be required to make an offer to repurchase all of the 9 3/4% notes at 101% of the outstanding principal amount of the 9 3/4% notes (plus any accrued and unpaid interest thereon) upon the occurrence of a “change of control,” as defined in the indenture. In addition, the indenture provides that we offer to repurchase all or a portion of the 9 3/4% notes at 100% of the principal amount, plus accrued and unpaid interest, from the net cash proceeds of certain asset sales if those proceeds are not reinvested or used to repay certain indebtedness.

      The indenture specifies a number of events of default, including, among others, a failure to make timely principal or interest payments or to perform the covenants contained in the indenture. If an event of default occurs and is continuing, the trustee under the indenture or the holders of a specified principal amount of the outstanding 9 3/4% notes may declare the principal of and accrued but unpaid interest on all the 9 3/4% notes to be due and payable on the date provided for in accordance with the indenture. An acceleration of the 9 3/4% notes may, under specified circumstances, be rescinded by the holders of a majority of the total principal amount of the then outstanding 9 3/4% notes. The indenture also provides that most of the covenants will be suspended in any period during which the 9 3/4% notes are rated investment grade.

Preferred Stock

      We have issued the following preferred stock with liquidation preferences of $1,000 per share:

				Other		Shares
			Conversion	Features,	Number	Distributed
		Dividend	Price to	Rights,	of Shares	as Dividends	Accrued
	Mandatory	Rate per	Common	Preferences	Originally	Through	Dividends at
	Redemption Date	Annum	Stock	and Powers	Issued	June 30, 2003	June 30, 2003

							(In thousands)
Senior Exchangeable Preferred Stock	May 2010	11.375%	—	Non-Voting	150,000	104,676	$3,621
Junior Exchangeable Preferred Stock	February 2011	12.250%	—	Non-Voting	140,000	67,085	3,171
Class M Voting Convertible Preferred Stock	April 2012	8.000%	$53.000	Voting	110,000	—	32,235
Class T Convertible Preferred Stock	April 2020	4.000%	$50.631	Non-Voting	7,541	—	979

Total					407,541	171,761	$40,006

      Preferred security balance sheet reconciliation (in thousands):

As of
June 30, 2003

Preferred securities originally issued	$407,541
Preferred dividends issued (junior and senior )	171,761
Accrued long-term preferred security dividends (Senior, Class M and Class T)	36,835
Unamortized issuance costs	(10,794)

Net preferred securities	$605,343

      Dividends on the senior exchangeable preferred stock are cumulative, are payable quarterly, and may be paid, at our option, on any dividend payment date occurring on or before May 15, 2003, either in cash or by the issuance of additional shares of senior exchangeable preferred stock having an aggregate liquidation preference equal to the amount of such dividends. Although we are continuing to evaluate our alternatives, we do not currently anticipate that we will declare cash dividends on our senior exchangeable preferred stock for the foreseeable future, except to the extent, if any, that we may be legally required to do so.

      Dividends on the junior exchangeable preferred stock are cumulative, are payable quarterly, and may be paid, at our option, on any dividend payment date occurring on or before February 15, 2005, either in cash or by the issuance of additional shares of junior exchangeable preferred stock having an aggregate liquidation preference equal to the amount of such dividends.

      The senior and junior exchangeable preferred stock are non-voting, except as otherwise required by law and as provided in their respective certificates of designation. Each certificate of designation provides that at any time cash dividends on the outstanding exchangeable preferred stock are in arrears and unpaid for six or more quarterly dividend periods (whether or not consecutive), the holders of a majority of the outstanding shares of the affected exchangeable preferred stock, voting as a class, will be entitled to elect the lesser of two directors or that number of directors constituting 25% of the members of our board of directors. The voting rights will continue until such time as all dividends in arrears on the exchangeable preferred stock are paid in full (and in the case of dividends payable on the senior exchangeable preferred stock after May 15, 2003, or in the case of dividends payable on the junior exchangeable preferred stock after February 15, 2005, are paid in cash) at which time the terms of any directors elected pursuant to such voting rights will terminate. Voting rights may also be triggered by other events described in the certificates of designation.

      Dividends on the Class M convertible preferred stock are compounded, accrue at 8% per annum, and are payable upon redemption or upon our liquidation. The Class M convertible preferred stock is convertible into our Class A common stock at $53.00 per share subject to certain adjustments. Dividends are not payable if the shares are converted. The holders of the Class M convertible preferred stock are entitled to vote on all matters submitted to the holders of the common stock on an as-converted basis.

      In order to comply with the FCC rules regarding cross-ownership of cellular licensees within a given market, we issued 7,541 shares of Class T convertible preferred stock to Telephone & Data Systems, Inc. (“TDS”) in exchange for 43,000 shares of Class A common stock and 105,940 shares of Class B common stock owned by TDS. We or TDS can convert the convertible preferred stock into the original number of shares of Class A or Class B common stock in the future if ownership by TDS of the common stock would then be permissible under FCC rules. Dividends on the Class T convertible preferred stock are cumulative, have a fixed coupon rate of 4% per annum, and are payable in April 2020. Dividends are not payable if the shares are converted.

      The senior exchangeable preferred stock is senior to our junior exchangeable preferred stock, Class M convertible preferred stock, Class T convertible preferred stock, and common stock with respect to dividend rights and rights upon our liquidation, winding-up, and dissolution. The junior exchangeable preferred stock is junior to our senior exchangeable preferred stock and Class T convertible preferred stock and senior to our Class M convertible preferred stock and common stock with respect to dividend rights and rights upon our liquidation, winding-up, and dissolution. Shares of senior and junior exchangeable preferred stock and Class T convertible preferred stock are nonvoting, except as otherwise provided in their respective certificates of designation.

      We are required to redeem the senior exchangeable preferred stock, junior exchangeable preferred stock, Class M convertible preferred stock, and Class T convertible preferred stock at 100% of their total liquidation preference plus accumulated and unpaid dividends at their respective redemption dates. Under certain circumstances, upon the occurrence of a “change of control” (as defined in the relevant certificate of designation), we will also be required to make an offer to repurchase the senior exchangeable preferred stock and the junior exchangeable preferred stock at a purchase price equal to 101% of their respective liquidation preferences (plus accumulated and unpaid dividends thereon) and the Class M convertible preferred stock at a purchase price equal to the greater of 101% of its liquidation preference (plus accumulated and unpaid dividends thereon) and the fair market value that the holders of the Class M convertible preferred stock would have received in connection with the change of control had they converted their Class M convertible preferred stock into our Class A common stock prior to such change of control.

THE EXCHANGE OFFER

General

      In connection with the sale of the old notes pursuant to a purchase agreement dated as of July 23, 2003, between us and the initial purchasers, the initial purchasers and their assignees became entitled to the benefits of a registration rights agreement.

      Under the registration rights agreement, we have agreed to use our commercially reasonable efforts to cause to be filed with the Securities and Exchange Commission an exchange offer registration statement (the “Exchange Offer Registration Statement”) on the appropriate form under the Securities Act as soon as practicable after the date of issuance of the old notes (the “Issue Date”), with respect to an offer to exchange the old notes for new notes (“Exchange Notes”) that are identical in all material respects to the old notes, except that the new notes will not contain terms with respect to transfer restrictions (other than those that might be imposed by state or foreign securities laws), and their issuance will be registered under the Securities Act. We will use our best efforts to cause the registration statement to become effective at the earliest possible time. Upon the effectiveness of the registration statement, pursuant to the exchange offer, we will offer to holders of Transfer Restricted Notes, as defined below, who are able to make certain representations, the opportunity to exchange their Transfer Restricted Notes for new notes.

      If:

(1) we are not

(a) required to file the exchange offer Registration Statement; or

(b) permitted to consummate the Exchange Offer because the exchange offer is not permitted by applicable law or Commission policy,

(2) any Holder of Transfer Restricted Notes notifies us prior to the 20th day following consummation of the Exchange Offer that:

(a) it is prohibited by law or Commission policy from participating in the exchange offer, or

(b) it may not resell the Exchange Notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales, or

(c) it is a broker-dealer and owns notes acquired directly from us or one of our affiliates,

we will cause to be filed with the Commission a shelf registration statement (a “Shelf Registration Statement”) to cover resales of the notes by the Holders of the notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

      For purposes of the preceding, “Transfer Restricted Securities” means each note until:

(1) the date on which such note has been exchanged by a Person other than a broker-dealer for an Exchange Note in the exchange offer;

(2) following the exchange by a broker-dealer in the exchange offer of a note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement;

(3) the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement;

(4) the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the Securities Act (or similar provisions then in effect); or

(5) the date on which such note ceases to be outstanding.

      We will keep the exchange offer open for not less than 20 business days (or longer, if required by applicable law) after the date notice of the exchange offer is given to the holders of the notes.

      Upon the terms and subject to the conditions set forth in this prospectus and in the letters of transmittal (which together constitute the exchange offer), we will accept for exchange all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City Time, on the Expiration Date. We will issue new notes in exchange for an equal principal amount at maturity of old notes accepted in the exchange offer. As of the date of this prospectus, there was outstanding $325,000,000 aggregate principal amount of old notes.

      This prospectus, together with the letters of transmittal, is being made available to all registered holders of old notes. Our obligation to accept old notes for exchange pursuant to the exchange offer is subject to certain conditions as set forth under “— Conditions.”

      We will be deemed to have accepted validly tendered old notes when, as and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purposes of receiving the new notes from us and delivering new notes to such holders.

      In the event the exchange offer is consummated, subject to certain limited exceptions, we will not be required to register the old notes. In such event, holders of old notes seeking liquidity in their investment would have to rely on exemptions to registration requirements under the federal and state securities laws. See “Risk Factors — You will be subject to transfer restrictions if you fail to exchange your old notes.”

Expiration Date; Extensions; Amendments

      The term “Expiration Date” shall mean December 10, 2003, unless we, in our sole discretion, extend the exchange offer, in which case the term “Expiration Date” shall mean the latest date to which the exchange offer is extended. In order to extend the Expiration Date, we will notify the exchange agent by oral or written notice and will make timely public announcement of any extension, each prior to 9:00 a.m., New York City Time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that we are extending the exchange offer for a specified period of time.

      Notwithstanding any extension of the exchange offer, if for any reason the exchange offer is not consummated before December 24, 2003, we will, at our own expense, (a) as promptly as practicable, file a Shelf Registration Statement covering resales of the old notes, (b) use our best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act, and (c) keep the Shelf Registration Statement effective until the earlier of two years following the Issue Date and such time as all of the old notes have been sold or otherwise can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f), and (h) of Rule 144. We will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of such Shelf Registration Statement, notify each such holder when such Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the old notes. A holder selling old notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales, and will be bound by the provisions of the registration rights agreement which are applicable to such a holder (including certain indemnification obligations).

      We reserve the right, in our reasonable discretion and in accordance with applicable law, at any time

•	to delay accepting any old notes, to extend the exchange offer or to terminate the exchange offer and not accept old notes not previously accepted if any of the conditions set forth under

“— Conditions” shall have occurred and shall not have been waived by us, by giving oral or written notice of such delay, extension, or termination to the exchange agent or

•	to amend the terms of the exchange offer in any manner we deem to be advantageous to the holders of the old notes.

Any such delay in acceptance, extension, termination, or amendment will be followed as promptly as practicable by oral or written notice thereof. If the exchange offer is amended in a manner we have determined to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the old notes of such amendment and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to holders of the old notes, if the exchange offer would otherwise expire during such five to ten business day period.

      Without limiting the manner in which we may choose to make public announcement of any delay, extension, amendment, or termination of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

      NO VOTE OF OUR SECURITY HOLDERS IS REQUIRED UNDER APPLICABLE LAW TO EFFECT THE EXCHANGE OFFER AND NO SUCH VOTE (OR PROXY THEREFOR) IS BEING SOUGHT HEREBY.

      Neither we, our board of directors, nor our management recommends that you tender or not tender old notes in the exchange offer or has authorized anyone to make any recommendation. You must decide whether to tender in the exchange offer and, if you decide to tender, the aggregate amount of old notes to tender.

      Holders of old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer under the Minnesota Business Corporation Act, the governing law of the state of incorporation of RCC.

Procedures for Tendering

      To tender in the exchange offer, a holder must complete, sign, and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal and mail or otherwise deliver the letter of transmittal or such facsimile, together with any other required documents, to the exchange agent prior to 5:00 p.m. New York City Time, on the Expiration Date. In addition, either

•	certificates for such tendered old notes must be received by the exchange agent along with the letter of transmittal prior to the Expiration Date,

•	a timely confirmation of a book-entry transfer (a “Book-Entry Confirmation”) of such old notes, if such procedure is available, into the exchange agent’s account at the Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the Expiration Date, or

•	the holder must comply with the guaranteed delivery procedures described below.

      THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL, AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OUTSTANDING NOTES SHOULD BE SENT TO US. To be tendered effectively, the old notes, the letter of transmittal, and all other required documents must be received by the exchange agent prior to 5:00 p.m., New York City Time, on the Expiration Date. Delivery of all

documents must be made to the exchange agent at the address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies, or nominees to effect such tender for such holders.

      The tender by a holder of old notes will constitute an agreement between such holder and Rural Cellular Corporation in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

      Only a holder of old notes may tender such old notes in the exchange offer. The term “holder” with respect to the exchange offer means any person in whose name old notes are registered on the books of Rural Cellular Corporation or any other person who has obtained a properly completed bond or stock power from the registered holder.

      Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender shall contact such registered holder promptly and instruct such registered holder to tender on his behalf.

      If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the letter of transmittal and delivering his old notes, either make appropriate arrangements to register ownership of the old notes in such owner’s name or obtain a properly completed bond or stock power from the registered holder. The transfer of registered ownership may take considerable time.

      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the U.S. (an “Eligible Institution”) unless the old notes tendered pursuant thereto are tendered

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or

•	for the account of an Eligible Institution.

In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by an Eligible Institution.

      If the letter of transmittal is signed by a person other than the registered holder of any old notes listed therein, such old notes must be endorsed or accompanied by bond powers and a proxy which authorizes such person to tender the old notes on behalf of the registered holder, in each case as the name of the registered holder or holders appears on the old notes.

      If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such person should so indicate when signing and, unless waived by Rural Cellular Corporation, submit evidence satisfactory to Rural Cellular Corporation of their authority to so act with the letter of transmittal.

      All questions as the validity, form, eligibility (including time of receipt), and withdrawal of the tendered old notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes which, if accepted by us, would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. None of Rural Cellular, the exchange agent, or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of old notes, nor shall any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived.

Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders of such old notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the Expiration Date without cost to such holders.

      In addition, we reserve the right in our sole discretion, subject to the provisions of the indenture, to terminate the exchange offer in accordance with the terms of the registration rights agreement.

Resales of New Notes

      Based on interpretive letters issued by the SEC staff to other, unrelated issuers in transactions similar to the exchange offer, we believe that a holder of new notes, other than a broker-dealer, may offer new notes for resale, resell, or otherwise transfer the new notes without delivering a prospectus to prospective purchasers, if the holder:

•	is not an “affiliate,” as defined under the Securities Act, of RCC;

•	acquired the new notes in the ordinary course of business;

•	is not engaged in, does not intend to engage in, and has no arrangement or understanding with any person to participate in a “distribution,” as defined under the Securities Act, of the new notes; and

•	is not acting on behalf of any person who could not truthfully make the foregoing representations.

      We will not seek our own interpretive letter. As a result, we cannot assure you that the SEC staff would take the same position with respect to this exchange offer as it did in interpretive letters to other parties in similar transactions.

      If any of the above conditions is not satisfied or if you acquired your old notes to be exchanged for new notes in the exchange offer directly from RCC or any of its affiliates, you must acknowledge and agree that you:

•	may not, under SEC policy as in effect on July 1, 2003, rely on the position of the SEC enunciated in Morgan Stanley and Co., Inc.(available June 5, 1991) and Exxon Capital Holdings Corporation(available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling dated July 2, 1993, and similar no-action letters and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K.

      By tendering old notes, the holder of those old notes will represent to us that, among other things, the holder:

•	is not an affiliate of RCC;

•	is acquiring the new notes in its ordinary course of business;

•	is not engaged in, does not intend to engage in, and has no arrangement or understanding with any person to participate in a distribution of the new notes; and

•	is not acting on behalf of any person who could not truthfully make the foregoing representations.

      Any broker-dealer that receives new notes for its own account in exchange for old notes may be deemed to be an “underwriter” within the meaning of the Securities Act. Each broker-dealer that receives new notes for its own account in exchange for old notes must represent that the old notes to be exchanged for the new notes were acquired by it as a result of marketmaking activities or other trading activities (and not acquired directly from RCC or any of its affiliates) and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes; however, by so acknowledging and by delivering a prospectus, the participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. We have agreed that during the period ending on the earlier of (1) one year from the date on which the exchange offer is consummated, subject to extension in limited circumstances, and (2) the date on which all transfer restricted securities covered by the exchange offer registration statement have been sold pursuant thereto, we will use commercially reasonable efforts to keep the exchange offer registration statement effective to the extent necessary to ensure that this prospectus is available for sales of the new notes by participating broker-dealers. See “Plan of Distribution and Selling Restrictions” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer and the new notes.

Acceptance of Old Notes for Exchange; Delivery of New Notes

      Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the Expiration Date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See “— Conditions” below. For purposes of the exchange offer, we shall be deemed to have accepted validly tendered old notes for exchange when, as and if we have given oral or written notice thereof to the exchange agent.

      For each old note tendered for exchange, the holder of such old note will receive a new note having a principal amount equal to that of the surrendered old note.

      In all cases, issuance of new notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates for such old notes or a timely Book-Entry Confirmation of such old notes into the exchange agent’s account at the Book-Entry Transfer Facility, a properly completed and duly executed letter of transmittal, and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or nonexchanged old notes will be returned without expense to the tendering holder thereof (or, in the case of old notes tendered by book-entry transfer procedures described below, such nonexchanged old notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the exchange offer.

Registration Default; Liquidated Damages

      If:

•	we fail to file any registration statement required to be filed under the registration rights agreement on or prior to the date specified for such filing,

•	any such registration statement is not declared effective by the Commission on or prior to the date specified for effectiveness in the registration rights agreement,

•	we fail to consummate the exchange offer on or prior to 30 business days following the effectiveness of the Exchange Offer Registration Statement, or

•	the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective by the Commission, but thereafter ceases to be effective or useable in connection with resales of Transferred Restricted Notes during the periods specified in the registration rights agreement without being succeeded within two business days by a post-effective amendment to such Registration Statement that cures such failure and that is itself declared effective within five business days of filing such post-effective amendment to such Registration Statement.

(each of the events referred to in clauses (1) through (4) above being collectively referred to as a “Registration Default”), then we will be required to pay liquidated damages to each holder of notes in an amount equal to $.05 per week per $1,000 principal amount of notes outstanding for the first 90-day period immediately following the occurrence of the first Registration Default. The amount of liquidated damages will increase by an additional $.05 per week per $1,000 principal amount outstanding for each subsequent

90-day period, to a maximum of $0.50 per week per $1,000 principal amount of notes, until all Registration Defaults have been cured. All accrued liquidated damages will be paid by us on each interest payment date to the note holder as specified in the indenture.

Book-Entry Transfer

      The exchange agent will make a request to establish an account with respect to the old notes at the Book-Entry Transfer Facility for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry delivery of old notes by causing the Book-Entry Transfer Facility to transfer such old notes into the exchange agent’s account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility’s procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the letter of transmittal or facsimile with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the exchange agent at the address set forth below under “— Exchange Agent” on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery Procedures

      If a registered holder of old notes desires to tender such old notes, and the old notes are not immediately available, or time will not permit such holder’s old notes or other required documents to reach the exchange agent before the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if

•	the tender is made through an Eligible Institution,

•	prior to the Expiration Date, the exchange agent receives from such Eligible Institution a properly completed and duly executed letter of transmittal (or a facsimile thereof) and notice of guaranteed delivery, substantially in the form provided by us (by facsimile transmission, mail, or hand delivery),

•	setting forth the name and address of the holder of such old notes and the amount of old notes tendered, stating that the tender is being made thereby and

•	guaranteeing that within five New York Stock Exchange (“NYSE”) trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form to transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent, and

•	the certificates for all physically tendered old notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within five NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal of Tenders

      Except as otherwise provided in this prospectus, holders of old notes may withdraw their tenders at any time prior to 5:00 p.m. New York City Time, on the Expiration Date; otherwise, such tenders are irrevocable.

      For a withdrawal to be effective, a written notice of withdrawal sent by telegram or facsimile, with receipt confirmed by telephone, or letter must be received prior to the Expiration Date by the exchange agent at the address or numbers set forth below under “— Exchange Agent.” Any such notice of withdrawal must specify the name of the person having tendered the old notes to be withdrawn, identify the old notes to be withdrawn (including the principal amount of such old notes), and (where certificates for old notes have been transmitted) specify the name in which such old notes are registered, if different from that of the withdrawing holder. If certificates for the old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If old notes have been tendered pursuant to the procedures of book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. All questions as to the validity, form, and eligibility (including time of receipt) of such notices will be determined by Rural Cellular, whose determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such old notes will be credited to an account maintained with such Book-Entry Transfer Facility for the old notes) as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under the “— Procedures for Tendering” above at any time on or prior to the Expiration Date.

Conditions

      Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer as provided herein before the acceptance of such old notes, if because of any changes in law, or applicable interpretations thereof by the Commission, we determine that we are not permitted to effect the exchange offer. In addition, we have no obligation to, and will not knowingly, accept tenders of old notes from any affiliates of ours (within the meaning of Rule 405 under the Securities Act) or from any other holder or holders who are not eligible to participate in the exchange offer under applicable law or interpretations thereof by the Commission, or if the new notes to be received by such holder or holders of old notes in the exchange offer, upon receipt, will not be tradable by such holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the “blue sky” or securities laws of substantially all of the states.

Exchange Agent

      U.S. Bank National Association has been appointed as exchange agent in connection with the exchange offer. Questions and requests for assistance in connection with the exchange offer and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Messenger, Mail or Overnight Delivery:

U.S. Bank National Association
60 Livingston Avenue
St. Paul, MN 55107
Attention: Specialized Finance Dept.
or
100 Wall Street, Suite 1600
New York, NY 10005
Attention: Specialized Finance Dept.

Facsimile Transmission:

(651) 495-8097
Confirm by Telephone:
(800) 934-6802

In Person or by Hand:

U.S. Bank National Association
60 Livingston Avenue
St. Paul, MN 55107
Attention: Specialized Finance Dept.
or
100 Wall Street, Suite 1600
New York, NY 10005
Attention: Specialized Finance Dept.

Fees and Expenses

      The expenses of soliciting tenders pursuant to the exchange offer will be borne by Rural Cellular. The principal solicitation for tender pursuant to the exchange offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy, or in person by officers and regular employees of Rural Cellular.

      We will not make any payments to brokers, dealers, or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection therewith. We may also pay brokerage houses and other custodians, nominees, and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

      The expenses to be incurred in connection with the exchange offer will be paid by us, including fees and expenses of the exchange agent, the Trustee (as defined herein), and accounting, legal, printing, and related fees and expenses.

      We will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer. If, however, certificates representing new notes or old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the old notes tendered, or if tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than exchange of old notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Transfer Taxes

      Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, new notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then any such transfer taxes, whether imposed on the registered holder or on any other person, will be payable by the holder or such other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

      The new notes will be recorded in our accounting records at the same carrying values as the old notes reflected in our accounting records on the date of the exchange. Accordingly, we will recognize no gain or loss for accounting purposes upon the consummation of the exchange offer. The expense of the exchange offer will be amortized by us over the term of the new notes in accordance with generally accepted accounting principles.

Consequences of Failure to Exchange Old Notes

      Holders of the old notes do not have any appraisal or dissenters’ rights in the exchange offer. Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, remain outstanding and continue to be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legends on the old notes. In general, the old notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Following the consummation of the exchange offer, except in limited circumstances with respect to specific types of holders of old notes, the issuer will have no further obligation to provide for the registration under the Securities Act of the old notes. See “— Registration Default; Liquidated Damages.” We do not currently anticipate that we will take any action following the consummation of the exchange offer to register the old notes under the Securities Act or under any state securities laws.

      Consummation of the exchange offer may have adverse consequences to non-tendering old note holders, including that the reduced amount of old notes that remain outstanding as a result of the exchange offer may adversely affect the trading market, liquidity, and market price of the old notes.

      The new notes and any old notes that remain outstanding after consummation of the exchange offer will vote together for all purposes as a single class under the indenture.

Book-Entry; Delivery and Form

      The new notes will initially be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. The registered global notes will be deposited upon issuance with the trustee as custodian for the Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

      Except as set forth below, the registered global notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the registered global notes may not be exchanged for notes in certificated form except in the limited circumstances described below.

      Transfers of beneficial interests in the registered global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

      The notes may be presented for registration of transfer and exchange at the offices of the registrar.

      The following description of the operations and procedures of DTC, Euroclear, and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

      DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

      Holders of the registered global notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Holders of the registered global notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are Participants in such system. All interests in a registered global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a registered global note to such persons may be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a registered global note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

      Except as described below, owners of interests in the registered global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form, and will not be considered the registered owners or Holders thereof under the indenture for any purpose.

      Payments in respect of the principal of, and interest and premium and Liquidated Damages, if any, on a registered global note registered in the name of DTC or its nominee will be payable to DTC or its nominee in its capacity as the registered Holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including the registered global notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee, nor any agent of ours or the trustee has or will have any responsibility or liability for:

(i) any aspect or accuracy of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the registered global notes or for maintaining, supervising, or reviewing any of DTC’s records or any Participant’s or

Indirect Participant’s records relating to the beneficial ownership interests in the registered global notes; or

(ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

      DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee, or us. Neither we nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the notes for all purposes.

      Transfer between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

      Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant registered global note in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

      DTC has advised us that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the registered global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the registered global notes for new notes in certificated form and to distribute such new notes to its Participants.

      Although DTC, Euroclear, and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the registered global notes among participants in DTC, Euroclear, and Clearstream, they are under no obligation to perform or to continue to perform such procedures and may discontinue such procedures at any time. Neither we nor the trustee nor any of our respective agents will have any responsibility for the performance by DTC, Euroclear, or Clearstream, or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

      A registered global note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(i) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the registered global notes and we fail to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

(ii) we, at our option, notify the trustee in writing that we elect to cause the issuance of the Certificated Notes; or

(iii) there has occurred and is continuing a Default or Event of Default with respect to the notes.

      In addition, beneficial interests in a registered global note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any registered global note or beneficial interests in registered global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear any restrictive legend required by applicable law.

DESCRIPTION OF THE NOTES

      We will issue the new notes under an indenture dated August 1, 2003, with U.S. Bank National Association, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

      The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as Holders of the notes. Copies of the indenture are available as set forth below under the caption “Available Information.” Certain defined terms used in this description but not defined below under the caption “— Certain Definitions” have the meanings assigned to them in the indenture. In this description, the terms “Rural Cellular,” “we,” or “us” refer only to Rural Cellular Corporation and not to any of its Subsidiaries.

      The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

Brief Description of the Notes and Ranking

      The notes:

•	are senior, unsecured obligations of Rural Cellular maturing on February 1, 2010;

•	are not guaranteed by any of our Subsidiaries, all of which, other than Wireless Alliance, are guarantors under the Credit Agreement, and the Holders of the notes will not have any direct claim on the assets of our Subsidiaries;

•	rank equally in right of payment with all existing and future Senior Indebtedness of Rural Cellular; and

•	rank senior in right of payment to all existing and future Indebtedness of Rural Cellular that expressly provides for its subordination to the notes, including our existing senior subordinated notes.

      The Credit Agreement is guaranteed by all of Rural Cellular’s Subsidiaries, other than Wireless Alliance, and secured by all of the assets of Rural Cellular and those guarantor Subsidiaries. In the event that our secured creditors, including the lenders under the Credit Agreement, exercise their rights with respect to those pledged assets, our secured creditors would be entitled to be repaid in full from the proceeds from the sale of those pledged assets before those proceeds would be available for distribution to our other creditors, including Holders of the notes. There may not be sufficient assets remaining to pay amounts due on any or all of the notes. At June 30, 2003, on a pro forma basis, we would have had $540.7 million of secured Indebtedness, with an additional $60.0 million available for borrowing on a secured basis under the revolving portion of the Credit Agreement. Under the indenture, we and our Subsidiaries will be able to Incur additional secured debt. See “Risk Factors — Our secured creditors, including the lenders under our credit agreement, will be entitled to be paid in full from the proceeds from the sale of our pledged assets before such proceeds will be available for payment on the notes.”

      Our Subsidiaries have not guaranteed the notes. The assets of our Subsidiaries will be subject to the prior claims of all creditors of our Subsidiaries, including trade creditors and, in the case of our Subsidiaries that are guarantors under the Credit Agreement, the lenders thereunder. In the event of a bankruptcy, administrative receivership, composition, insolvency, liquidation, or reorganization of any of our Subsidiaries, such Subsidiaries will pay the holders of their liabilities, including trade payables, before they will be able to distribute any of their assets to us. At June 30, 2003, on a pro forma basis, our Subsidiaries would have had $565.3 million of outstanding liabilities, including trade payables and obligations under guarantees of the Credit Agreement, but excluding intercompany Indebtedness, and would have had $1,300.6 million of our consolidated assets. See “Risk Factors — Our subsidiaries will not guarantee the notes, although most of our subsidiaries guarantee our credit agreement. The assets of our subsidiaries will be subject to the prior claims of all of their creditors, including trade creditors and, in the case of subsidiaries guaranteeing our credit agreement, the lenders thereunder.”

Unrestricted Subsidiaries

      Under the indenture, Rural Cellular is permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” Rural Cellular’s Unrestricted Subsidiaries are not subject to the restrictive covenants in the indenture. Wireless Alliance, a joint venture in which Rural Cellular owns 70% of the equity interests, is not an Unrestricted Subsidiary.

Principal, Maturity and Interest

      Rural Cellular has issued $325,000,000 aggregate principal amount of notes under the indenture. From time to time Rural Cellular will be permitted to offer and sell additional notes under the same indenture having the same terms in all respects as the notes, except that interest will accrue from their date of issuance. Any offering of additional notes is subject to the covenant described below under the caption “Certain Covenants — Limitation on Consolidated Indebtedness.”

      The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions, and offers to purchase. Rural Cellular will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on February 1, 2010.

      Interest on the notes will accrue at a rate of 9 7/8% per annum and will be payable semi-annually in arrears on each February 1 and August 1, commencing on February 1, 2004 to the Holders of record on the immediately preceding January 15 and July 15.

      Interest on the notes will accrue from the Issue Date or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Method of Receiving Payment on the Notes

      If a Holder has given wire transfer instructions to us, we will pay all principal, interest, premium, if any, or Liquidated Damages, if any, on that Holder’s notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless we elect to make interest payments by check mailed to the Holders at their address set forth in the security register.

Paying Agent and Registrar for the Notes

      The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the Holders of the notes, and Rural Cellular or any of its Subsidiaries may act as paying agent or registrar.

      All moneys paid by us to a paying agent for the payment of principal, interest, premium, if any, or Liquidated Damages, if any, on any notes which remain unclaimed for two years after such principal, interest, premium or Liquidated Damages have become due and payable may be repaid to us, and thereafter the Holder of such notes may look only to us for payment of them.

Transfer and Exchange

      A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes and fees required by law in connection with such transfer. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note (1) for a period of 15 days before a selection of notes to be redeemed or (2) tendered and not withdrawn in connection with an Offer to Purchase or an Asset Sale Offer.

Optional Redemption

      On or after August 1, 2007, Rural Cellular may, at any time at its option, redeem the notes, in whole or from time to time in part, on not less than 30 nor more than 60 days’ prior notice, at the following redemption prices, expressed as percentages of their principal amount, together with accrued and unpaid interest and Liquidated Damages, if any, on the notes redeemed to but excluding the date fixed for redemption, if redeemed during the twelve-month period beginning on August 1 of each of the years indicated below:

Redemption
Year	Price

2007	104.938%
2008	102.469%
2009 and thereafter	100.000%

      Notwithstanding the above, at any time prior to August 1, 2006, Rural Cellular may, in one or more transactions, redeem up to a total of 35% of the aggregate principal amount of notes issued under the indenture (including additional notes, if any) from the net cash proceeds of an Equity Offering at a price equal to 109.875% of the aggregate principal amount of the notes redeemed, together with accrued and unpaid interest and Liquidated Damages, if any, on the notes redeemed to but excluding the date fixed for redemption; provided, that at least 65% of the aggregate principal amount of notes issued under the indenture (including additional notes, if any) remains outstanding immediately following such redemption. Any such redemption must be made within 45 days after the related Equity Offering. Notes held by Rural Cellular or any of its Subsidiaries will not be deemed to be “outstanding.”

      Notice of any optional redemption of the notes, or portion thereof, will be given by first-class mail to Holders at their addresses appearing in the security register, not less than 30 nor more than 60 days prior to the date fixed for redemption. The notice of redemption shall state the redemption date, the redemption price, if less than all the outstanding notes are to be redeemed, principal amounts of the particular notes to be redeemed, that on the redemption date the redemption price will become due and payable upon each note to be redeemed, and the place or places where such notes are to be surrendered for payment of the redemption price.

      If fewer than all the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the notes are listed on any securities exchange, in compliance with the requirements of the principal securities exchange on which the notes are listed; or

(2) if the notes are not listed on any securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

No Sinking Fund

      The notes are not entitled to the benefit of any sinking fund.

Change of Control

      Upon the occurrence of a Change of Control, each Holder of a note shall have the right to require Rural Cellular to repurchase such note on the terms and conditions set forth in the indenture. Rural Cellular shall, within 30 days following the date of the consummation of a transaction resulting in a Change of Control, mail an Offer to Purchase all outstanding notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to but excluding the date of purchase. Rural Cellular or a third party on its behalf may, but shall not be required to, satisfy Rural Cellular’s obligations under this covenant by mailing such an Offer to Purchase prior to, and contingent upon, the anticipated consummation of a transaction resulting in a Change of Control; provided that Rural Cellular and any such third party shall comply with all applicable laws and regulations, including Rule 14e-1 under the Exchange Act, and the Offer to Purchase shall not close unless the transaction resulting in a Change of Control also occurs.

      The occurrence of a Change of Control may constitute an event of default under the Credit Agreement, entitling the lenders thereunder to accelerate all obligations owing thereunder. Rural Cellular may be prohibited from making or satisfying the Offer to Purchase.

      “Change of Control” means:

(1) directly or indirectly a merger, sale, transfer or other conveyance of all or substantially all the assets of Rural Cellular, on a consolidated basis, to any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), excluding transfers or conveyances to or among Rural Cellular’s current or newly-formed Wholly Owned Restricted Subsidiaries, as an entirety or substantially as an entirety in one transaction or series of related transactions, in each case with the effect that any Person or group of Persons beneficially owns more than 50% of the total Voting Power entitled to vote in the election of directors, managers, or trustees of the transferee entity immediately after such transaction;

(2) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total Voting Power of Rural Cellular;

(3) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board of Directors of Rural Cellular (together with any new directors whose election by such Board or whose nomination for election by the shareholders of Rural Cellular was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Board of Directors of Rural Cellular then in office;

(4) the adoption of a plan relating to the liquidation or dissolution of Rural Cellular; or

(5) any transaction constituting a “change of control” under the instruments governing any Subordinated Indebtedness or Preferred Stock of Rural Cellular, if such “change of control” would provide a holder of such Subordinated Indebtedness or Preferred Stock with a right to require Rural Cellular to repurchase or redeem such Subordinated Indebtedness or Preferred Stock in an aggregate principal amount (or liquidation value, in the case of Preferred Stock) in excess of $20.0 million and such right has not been waived pursuant to the terms thereof. For purposes of this definition, the terms “beneficially own,” “beneficial owner” and “beneficial ownership” shall have the meanings used in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

      Rural Cellular will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations applicable to any Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Rural Cellular will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict; provided that Rural Cellular shall not be relieved of its obligation to make an offer to repurchase the notes under the Change of Control provisions of the indenture by reason of such conflict.

      The Change of Control purchase feature is a result of negotiations between Rural Cellular and the initial purchasers of the notes. Subject to the limitations discussed below, Rural Cellular could, in the future, enter into transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect Rural Cellular’s capital structure. Except for the limitations contained in “— Certain Covenants — Limitation on Consolidated Indebtedness” and “— Certain Covenants — Limitation on Preferred Stock of Restricted Subsidiaries,” the indenture will not contain any covenants or provisions that may afford Holders of the notes protection in the event of some highly leveraged transactions.

      If a Change of Control were to occur, our Credit Agreement, and possibly other Indebtedness of our Subsidiaries, would be required to be repaid, repurchased, or amended. In addition, if a Change of Control were to occur, the terms of our existing senior subordinated notes and, under certain circumstances, the terms of our existing preferred stock would require an offer similar to an Offer to Purchase. Future Indebtedness of Rural Cellular and its Subsidiaries, including Indebtedness which may rank equally in right of payment to the notes, may also contain prohibitions on the repurchase of the notes and on the occurrence of some events that would constitute a Change of Control or may require such Indebtedness to be repurchased upon a Change of Control. In the event that a Change of Control occurs at a time when Rural Cellular is prohibited or prevented from repurchasing the notes, Rural Cellular could seek the consent of the applicable lenders to allow the repurchase or could attempt to refinance the borrowings that contain the prohibition. If Rural Cellular does not obtain such a consent or repay those borrowings, Rural Cellular will remain prohibited from repurchasing the notes. In that case, Rural Cellular’s failure to purchase tendered notes would constitute an Event of Default under the indenture. Finally, Rural Cellular’s ability to pay cash to the Holders of the notes following the occurrence of a Change of Control may be limited by Rural Cellular’s then existing financial resources, including its ability to access the cash flow of its Subsidiaries. Sufficient funds may not be available when necessary to make any required repurchases. See “Risk Factors — In the event of a change of control, we would be obligated to offer to repurchase the notes. Such a repurchase could be prohibited by the terms of our credit agreement. In addition, we may not have sufficient funds to fulfill our obligation to repurchase the notes upon the occurrence of a change of control.”

      Rural Cellular will not be required to make an Offer to Purchase upon a Change of Control if a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to an Offer to Purchase made by Rural Cellular and purchases all notes validly tendered and not withdrawn under such Offer to Purchase.

      The definition of Change of Control includes a phrase relating to the merger, sale, transfer or other conveyance of “all or substantially all” the assets of Rural Cellular on a consolidated basis. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition or quantification of the phrase under applicable law. Accordingly, the ability of a Holder of the notes to require Rural Cellular to repurchase such notes as a result of a merger, sale, transfer or other conveyance of less than all of the assets of Rural Cellular on a consolidated basis to another Person or group may be uncertain.

      Any Change of Domicile transaction will not be deemed a Change of Control under the indenture. In addition, the creation of, or the merger, amalgamation, combination, or consolidation of Rural Cellular with or into a Wholly Owned Restricted Subsidiary for the purpose of forming, a holding company whose only substantial asset is the Capital Stock of Rural Cellular will not be deemed a Change of Control under the indenture, and any such holding company structure will be disregarded.

Certain Covenants

Limitation on Consolidated Indebtedness

      The indenture provides that Rural Cellular will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness, including Acquired Indebtedness, except that Rural Cellular may Incur Indebtedness, if Rural Cellular’s Operating Cash Flow Ratio would have been less than 7.0 to 1.0, and if such Indebtedness proposed to be Incurred is Senior Indebtedness, then Rural Cellular’s Senior Operating Cash Flow Ratio would also have been less than 4.75 to 1.0.

      Notwithstanding the above, Rural Cellular and its Restricted Subsidiaries may Incur the following Indebtedness without regard to the above limitations:

(1) Indebtedness evidenced by the notes on the Issue Date and a like principal amount of new notes to be issued pursuant to the terms of the registration rights agreement described under “The Exchange Offer”;

(2) Indebtedness, letters of credit, and bankers’ acceptances Incurred by Rural Cellular under the Credit Agreement in an aggregate principal amount not to exceed $600.7 million at any time outstanding, reduced by the amount of repayments and permanent reductions of Indebtedness Incurred under this clause (2) due to the application of Net Cash Proceeds after the Issue Date as set forth in the “— Limitation on Asset Sales and Sales of Subsidiary Stock” covenant;

(3) Indebtedness of Rural Cellular or any of its Restricted Subsidiaries owing to Rural Cellular or any of its Restricted Subsidiaries (“Intercompany Indebtedness”); provided that (A) in the case of any such Indebtedness of Rural Cellular, such obligations will be unsecured and subordinated by their terms in all respects to the Holders’ rights pursuant to the notes, and (B) if any event occurs that causes a Person that is a Restricted Subsidiary to no longer be a Restricted Subsidiary, then this clause (3) will no longer be applicable to such Indebtedness of that Person;

(4) Indebtedness of Rural Cellular or any Restricted Subsidiary issued in exchange for, or to renew, replace, extend, refinance, or refund, any Indebtedness of Rural Cellular or such Restricted Subsidiary Incurred pursuant to clauses (1), (4), (6), (8), (11), or (14) or pursuant to the first paragraph of this covenant, which Indebtedness was outstanding or committed on the date of exchange, renewal, replacement, extension, refinancing, or refunding; provided, however, that:

(A) such Indebtedness does not exceed the principal amount (or in the case of Redeemable Stock or Preferred Stock that constitutes Indebtedness, the aggregate redemption or repurchase price or liquidation value) of outstanding or committed Indebtedness so exchanged, renewed, replaced, extended, refinanced, or refunded plus all accrued interest, dividends, and premiums on the Indebtedness and all fees, expenses, penalties, and premiums incurred in connection therewith;

(B) such exchanging, renewing, replacing, extending, refinancing, or refunding Indebtedness has (x) a final maturity that is later than the final maturity of the Indebtedness being so exchanged, renewed, replaced, extended, refinanced, or refunded, and (y) an Average Life, at the time of such exchange, renewal, replacement, extension, refinancing, or refunding of such Indebtedness, that is equal to or greater than the Average Life of the Indebtedness being so exchanged, renewed, replaced, extended, refinanced, or refunded;

(C) in the case of any exchanging, renewing, replacing, extending, refinancing, or refunding of Indebtedness subordinated to the notes (or Preferred Stock that constitutes Indebtedness), the exchanging, renewing, replacing, extending, refinancing, or refunding Indebtedness ranks subordinate in right of payment to the notes to substantially the same extent as, or to a greater extent than, the Indebtedness so exchanged, renewed, replaced, extended, refinanced, or refunded; and

(D) no Indebtedness of Rural Cellular may be exchanged, renewed, replaced, extended, refinanced, or refunded by the Incurrence of Indebtedness or the issuance of Capital Stock by any Restricted Subsidiary;

(5) Indebtedness Incurred by Rural Cellular or any of its Restricted Subsidiaries under Hedge Agreements to protect Rural Cellular or any of its Restricted Subsidiaries from interest or foreign currency risk on Indebtedness permitted to be Incurred by the indenture or to manage such risk, provided, that the notional principal amount of any such Hedge Agreements does not exceed the principal amount of Indebtedness to which such Hedge Agreements relate, and such Hedge Agreements are not for speculative purposes;

(6) Indebtedness of Rural Cellular and its Restricted Subsidiaries existing on the Issue Date (other than Indebtedness Incurred under clause (3) above) (“Existing Indebtedness”);

(7) any guarantee by any Restricted Subsidiary of any Indebtedness Incurred under the Credit Agreement under clause (2) above;

(8) Acquired Indebtedness of Rural Cellular; provided that, on a pro forma basis after giving effect to the Incurrence of such Acquired Indebtedness, Rural Cellular would be able to Incur at least $1.00 of additional Indebtedness pursuant to the provisions described under the first paragraph of this covenant, “— Limitation on Consolidated Indebtedness,” and if such Acquired Indebtedness is Senior Indebtedness, Rural Cellular would also be able to Incur at least $1.00 of additional Senior Indebtedness pursuant to the provisions described under the first paragraph of this covenant, “— Limitation on Consolidated Indebtedness”;

(9) Indebtedness of Rural Cellular or any of its Restricted Subsidiaries in respect of performance, bid, surety, appeal, or similar bonds or completion or performance guarantees provided in the ordinary course of business;

(10) Indebtedness of Rural Cellular or any of its Restricted Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price, or similar obligations, or from guarantees or letters of credit, surety bonds, or performance bonds securing any obligations of Rural Cellular or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets, or Subsidiary of Rural Cellular (other than guarantees of, or similar obligations under, Indebtedness Incurred by any Person acquiring all or any portion of such business, assets, or Restricted Subsidiary of Rural Cellular for the purpose of financing such acquisition), in an amount not to exceed the gross proceeds actually received by Rural Cellular or any Restricted Subsidiary in connection with such disposition;

(11) Indebtedness of Rural Cellular or any of its Restricted Subsidiaries represented by Capital Lease Obligations, mortgage financings, or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant, or equipment used in the business of Rural Cellular or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Indebtedness Incurred pursuant to clause (4) above in exchange for, or to renew, replace, extend, refinance, or refund any Indebtedness Incurred pursuant to this clause (11), not to exceed the greater of 1.0% of Total Assets at any time outstanding and $12.0 million;

(12) Indebtedness of Rural Cellular or any of its Restricted Subsidiaries owed to, including obligations in respect of letters of credit for the benefit of, any Person in connection with workers’ compensation, health, disability, or other employee benefits or property, casualty, or liability insurance provided by such Person to Rural Cellular or any of its Restricted Subsidiaries, in each case Incurred in the ordinary course of business;

(13) Indebtedness of Rural Cellular or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft, or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within two Business Days after its Incurrence; and

(14) Indebtedness of Rural Cellular or any of its Restricted Subsidiaries, other than Indebtedness permitted pursuant to clauses (1) through (13) above, which does not exceed $35 million at any time outstanding including all Indebtedness Incurred pursuant to clause (4) above in exchange for, or to renew, replace, extend, refinance, or refund any such Indebtedness.

      For the avoidance of doubt, all Indebtedness outstanding under the Credit Agreement, after application of the net proceeds from the issuance of the notes, shall be deemed to have been Incurred under clause (2) above. For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories described in clause (1) and clauses (3) through (14) above, or is entitled to be Incurred pursuant to the first paragraph of this covenant, Rural Cellular, in its sole discretion, will be permitted to classify such item of Indebtedness on the date of its Incurrence, or later reclassify such item of Indebtedness, in any manner that complies with this covenant.

      The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and payments of dividends on Redeemable Stock or Preferred Stock in the form of additional shares of the same class of Redeemable Stock or Preferred Stock will not be deemed to be an Incurrence of Indebtedness or an issuance of Redeemable Stock or Preferred Stock for the purposes of this covenant.

Limitation on Preferred Stock of Restricted Subsidiaries

      The indenture prohibits Rural Cellular from allowing any of its Restricted Subsidiaries to create or issue any Preferred Stock except:

(1) Preferred Stock outstanding on the Issue Date (“Existing Preferred Stock”);

(2) Preferred Stock issued to and held by Rural Cellular or any Wholly Owned Restricted Subsidiary of Rural Cellular;

(3) Preferred Stock issued by any Person prior to that Person’s having become a Restricted Subsidiary of Rural Cellular; and

(4) Preferred Stock issued by a Restricted Subsidiary in exchange for, or the proceeds of which are used to refinance outstanding Preferred Stock of a Restricted Subsidiary; provided that (a) the liquidation value of the refinancing Preferred Stock does not exceed the liquidation value so refinanced plus financing fees and other expenses, penalties, and premiums associated with such refinancing and all accrued dividends on such Preferred Stock and (b) such refinancing Preferred Stock has no mandatory redemptions prior to (and in no greater amounts than) the Preferred Stock being refinanced.

      The payment of dividends on Preferred Stock in the form of additional shares of the same class of Preferred Stock will not be deemed to be a creation or issuance of Preferred Stock for purposes of this covenant.

Limitation on Asset Sales and Sales of Subsidiary Stock

      The indenture provides that after the Issue Date, Rural Cellular will not, and will not permit any of its Restricted Subsidiaries to, in one transaction or a series of related transactions, convey, sell, transfer, assign, or otherwise dispose of, directly or indirectly, any of its property, business, or assets, including any sale or other transfer or issuance of any Capital Stock of any Restricted Subsidiary of Rural Cellular, whether owned on the Issue Date or thereafter acquired (an “Asset Sale”) unless:

(a) such Asset Sale is for Fair Market Value;

(b) at least 75% of the value of the consideration for such Asset Sale consists of:

(1) cash or Cash Equivalents,

(2) the assumption by the transferee (and release of Rural Cellular or the relevant Restricted Subsidiary, as the case may be) of Senior Indebtedness of Rural Cellular or Indebtedness of any Restricted Subsidiary, or

(3) notes, obligations or other marketable securities (collectively “Marketable Securities”) that are converted within 30 days after consummation of such Asset Sale into cash or Cash Equivalents; and

(c) the Net Cash Proceeds therefrom are, at Rural Cellular’s option and, to the extent it so elects, applied on or prior to the date that is 365 days after the date of such Asset Sale:

(1) to the repayment of Indebtedness under the Credit Agreement (which payment permanently reduces the commitment thereunder);

(2) to the repurchase of the notes, and other Senior Indebtedness of Rural Cellular or Indebtedness of any Restricted Subsidiary containing similar provisions with respect to the repurchase of such Indebtedness with the net proceeds of asset sales, pursuant to an offer to purchase (an “Asset Sale Offer”) described below;

(3) to the making of capital expenditures or other acquisitions of long-term assets (other than Capital Stock) that are used or useful in a Wireless Communications Business that is owned wholly by Rural Cellular or any of its Restricted Subsidiaries;

(4) to the acquisition of all or substantially all of the assets of, or Capital Stock representing a majority of the Voting Power of, an entity engaged primarily in a Wireless Communications Business; or

(5) any combination of the foregoing.

      Notwithstanding the foregoing provisions of the prior paragraph:

(1) the conveyance, sale, transfer, or other disposition of all or substantially all the assets of Rural Cellular on a consolidated basis will be governed by the provisions of the indenture described under the caption “Change of Control” and/or the provisions of the indenture described under “Consolidation, Merger, Conveyance, Transfer or Lease” and not by the provisions of this Asset Sale covenant;

(2) any Restricted Subsidiary of Rural Cellular may convey, sell, lease, transfer, or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to Rural Cellular or any of its Wholly Owned Restricted Subsidiaries;

(3) Rural Cellular and its Restricted Subsidiaries may, in the ordinary course of business, (A) convey, sell, lease, transfer, assign, or otherwise dispose of assets, provided that if such conveyance, sale, lease, transfer, assignment, or other disposition is to a Person other than a Restricted Subsidiary, the consideration received reflects the Fair Market Value of such assets and (B) exchange assets for either assets or equity interests in Wireless Communications Businesses, provided that (a) the assets or equity interests received have a Fair Market Value substantially equal to the assets exchanged and (b) the assets received by Rural Cellular are controlled by Rural Cellular with respect to voting rights and day-to-day operations, or the equity interests received by Rural Cellular represent a controlling interest in the total Voting Power and day-to-day operations of a Person that is the issuer of such equity interests;

(4) Rural Cellular and its Restricted Subsidiaries may make an exchange of assets where Rural Cellular and/or its Restricted Subsidiaries receive consideration for such assets at least 75% of which consists of (a) cash, (b) long-term assets (other than Capital Stock) at Fair Market Value that are used or useful in a Wireless Communications Business, or (c) any combination thereof (it being understood that any net cash proceeds shall be treated as Net Cash Proceeds under clause (c) of the preceding paragraph);

(5) Rural Cellular and its Restricted Subsidiaries may sell, exchange, or dispose of damaged, worn out, or other obsolete property in the ordinary course of business or other property no longer necessary for the proper conduct of the business of Rural Cellular or any of its Restricted Subsidiaries; and

(6) in addition to Asset Sales permitted by the foregoing clauses (1) through (5), without compliance with the restrictions set forth in the immediately preceding paragraph, Rural Cellular may consummate any single Asset Sale or series of related Asset Sales with respect to assets the Fair Market Value of which does not exceed $10.0 million in the aggregate after the Issue Date.

      Notwithstanding the foregoing, none of the following items will be deemed an Asset Sale:

(1) an issuance of Capital Stock by a Restricted Subsidiary of Rural Cellular to Rural Cellular or to a Wholly Owned Restricted Subsidiary of Rural Cellular;

(2) the sale or other disposition of cash or Cash Equivalents;

(3) the surrender or waiver of contract rights or settlement, release, or surrender of a contract, tort or other litigation claim in the ordinary course of business;

(4) the lease, sublease, or licensing of any property in the ordinary course of business;

(5) a Restricted Payment (other than a Permitted Investment) that is not prohibited by the covenant described under the caption, “— Limitation on Restricted Payments,” or a Permitted Investment pursuant to clauses (9), (11), and (12) of the definition thereof;

(6) the sale of inventory in the ordinary course of business;

(7) any issuance of employee stock options or stock awards by Rural Cellular pursuant to benefit plans in existence on the Issue Date; and

(8) the granting of Liens not prohibited by the indenture.

      The indenture provides that an Asset Sale Offer may be deferred until the accumulated Net Cash Proceeds not applied to the uses set forth in subsections (c)(1) through (c)(5) in the first paragraph of this covenant exceed $10.0 million. Pending the final application of any such Net Cash Proceeds, Rural Cellular may temporarily reduce revolving credit borrowings or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the indenture.

      An Asset Sale Offer will remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Asset Sale Offer Period”). To the extent that any Senior Indebtedness of Rural Cellular or Indebtedness of any Restricted Subsidiary requires Rural Cellular or that Restricted Subsidiary to make an offer similar to an Asset Sale Offer, Rural Cellular and each such Restricted Subsidiary may make simultaneous offers, with such offer being limited to proceeds not used in such Asset Sale Offer to repurchase such Indebtedness of Rural Cellular or such Restricted Subsidiaries. No later than five Business Days after the termination of the Asset Sale Offer Period (the “Asset Sale Purchase Date”), Rural Cellular will purchase the principal amount of notes required to be purchased pursuant to this covenant (the “Asset Sale Offer Amount”) at a purchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest and Liquidated Damages, if any, to but excluding the date of the purchase or, if less than the Asset Sale Offer Amount has been tendered, all notes tendered in response to the Asset Sale Offer.

      If the Asset Sale Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender notes pursuant to the Asset Sale Offer.

      On or before the Asset Sale Purchase Date, Rural Cellular will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Sale Offer Amount of notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Asset Sale Offer Amount has been tendered, all notes tendered, and will deliver to the trustee an Officers’ Certificate stating that such notes or portions thereof were accepted for payment by Rural Cellular in accordance with the terms of this covenant. Rural Cellular, the Depositary, or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Asset Sale Purchase Date), mail or deliver to each tendering Holder an amount equal to the purchase price of the notes tendered by such Holder and accepted by Rural Cellular for purchase, and Rural Cellular will promptly issue a new note, and the trustee, upon written request from Rural Cellular, will authenticate and mail or deliver such new note to such Holder, in a principal amount equal to any unpurchased portion of the note surrendered. Any note not so accepted will be promptly mailed or delivered by Rural Cellular to the Holder thereof. Rural Cellular will publicly announce the results of the Asset Sale Offer on the Asset Sale Purchase Date. Upon completion of each Asset Sale Offer, the amount of accumulated Net Cash Proceeds not applied to the uses set forth in subsections (c)(1) through (c)(5) in the first paragraph of this section “— Limitation on Asset Sales and Sales of Subsidiary Stock” shall be reset to zero, and Rural Cellular and its Restricted Subsidiaries may use such amount for any purpose not otherwise prohibited by the indenture.

      Rural Cellular will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations applicable to any Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Rural Cellular will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict; provided that Rural Cellular shall not be relieved of its obligation to make an offer to repurchase the notes under the Asset Sale provisions of the indenture by reason of such conflict.

      The Credit Agreement currently prohibits Rural Cellular from purchasing any notes and also provides that certain asset sale events with respect to Rural Cellular would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Indebtedness to which Rural Cellular becomes a party may contain similar covenants. In the event that an Asset Sale Offer is required to occur at a time when Rural Cellular is prohibited or prevented from repurchasing the notes, Rural Cellular could seek the consent of the applicable lenders to allow the repurchase or could attempt to refinance the borrowings that contain the prohibition. If Rural Cellular does not obtain such a consent or repay those borrowings, Rural Cellular will remain prohibited from repurchasing the notes. In that case, Rural Cellular’s failure to purchase tendered notes or to make an Asset Sale Offer would constitute an Event of Default under the indenture.

Limitation on Restricted Payments

      The indenture prohibits Rural Cellular or any Restricted Subsidiary from directly or indirectly making any Restricted Payment unless after giving effect to the Restricted Payment:

(a) no Default or Event of Default has occurred and is continuing;

(b) Rural Cellular would be permitted to Incur an additional $1.00 of Indebtedness pursuant to the Operating Cash Flow Ratio test described in the first paragraph under “— Limitation on Consolidated Indebtedness”; and

(c) the total of all Restricted Payments made on or after January 16, 2002 does not exceed the sum, without duplication, of (1) Cumulative Operating Cash Flow less 1.60 times Cumulative Interest Expense, (2) 100% of the aggregate Qualified Capital Stock Proceeds of Rural Cellular after January 16, 2002, (3) 100% of the cash proceeds received from an Unrestricted Subsidiary to the extent of Investments (other than Permitted Investments) made in such Unrestricted Subsidiary since January 16, 2002, and (4) to the extent that any Investment, other than a Permitted Investment, that was made after the Issue Date is sold or otherwise liquidated or repaid, or the Person in whom such Investment was made subsequently becomes a Restricted Subsidiary of Rural Cellular, the lesser of (x) the cash or Cash Equivalents received upon the sale, liquidation, or repayment of such Investment, less the cost of disposition, if any, or the cash plus the Fair Market Value of any assets other than cash held by such Person on the date it becomes a Restricted Subsidiary of Rural Cellular, as applicable, and (y) the initial amount of such Investment.

      The foregoing provision shall not be violated by reason of:

(1) the payment of any dividend within 60 days after declaration thereof if at the declaration date such payment would have complied with the preceding provision;

(2) any refinancing of any Indebtedness otherwise permitted under the provision of the indenture described under clause (2) or (4) of the second paragraph of “— Limitation on Consolidated Indebtedness”;

(3) (a) the issuance of the Senior Subordinated Exchange Debentures in exchange for the Exchangeable Preferred Stock in accordance with the terms of the Exchangeable Preferred Stock in effect on the Issue Date; provided, that after giving effect thereto, Rural Cellular’s Operating Cash Flow Ratio would have been less than 6.5 to 1.0, or (b) the issuance of Additional Senior Subordinated Exchange Debentures in exchange for the Junior Exchangeable Preferred Stock in accordance with the terms of the Junior Exchangeable Preferred Stock in effect on the Issue Date, provided that after giving effect thereto, Rural Cellular’s Operating Cash Flow Ratio would have been less than 6.5 to 1.0;

(4) the purchase, redemption, or other acquisition or retirement for value of Capital Stock of any Restricted Subsidiary held by Persons other than Rural Cellular or any of its Restricted Subsidiaries;

(5) the making of any Investment other than a Permitted Investment or the payment, redemption, defeasance, repurchase, or other acquisition or retirement of any Capital Stock of Rural Cellular or any Subordinated Indebtedness prior to its scheduled maturity or the payment of dividends on any Capital Stock of Rural Cellular either in exchange for or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Rural Cellular) of Qualified Capital Stock of Rural Cellular; provided that the amount of any such net cash proceeds that are utilized for any such Investment, payment, redemption, defeasance, repurchase or other acquisition, retirement, or dividend will be excluded from clause (c)(2), above;

(6) the repurchase, redemption, acquisition, or other retirement for value of any Capital Stock of Rural Cellular or any of its Restricted Subsidiaries held by any employee benefit plans of Rural Cellular or any of its Restricted Subsidiaries, any current or former employees or directors of Rural Cellular or any of its Restricted Subsidiaries, or pursuant to any management equity subscription agreement or stock option agreement of Rural Cellular or any of its Restricted Subsidiaries; provided that the aggregate price paid for all such repurchased, redeemed, acquired, or retired Capital Stock shall not exceed $1.0 million in any 12-month period;

(7) the payment of dividends on either the Exchangeable Preferred Stock or on the Junior Exchangeable Preferred Stock after February 15, 2005, which dividends do not exceed $30.0 million in the aggregate since January 16, 2002; provided that in no event may any such payment be made unless the Operating Cash Flow Ratio of Rural Cellular, calculated on the basis that the Preferred Stock on which such dividends are proposed to be paid constitutes Indebtedness, is less than 7.0 to 1.0;

(8) the distribution, as a dividend or otherwise, of Capital Stock of, or Indebtedness owed to Rural Cellular or a Restricted Subsidiary by, any Unrestricted Subsidiary;

(9) any purchase, redemption, retirement, defeasance, or other acquisition for value of any Subordinated Indebtedness pursuant to the provisions of such Subordinated Indebtedness upon a Change of Control or an Asset Sale after Rural Cellular shall have complied with the provisions of the indenture described under the captions “Change of Control” or “Limitation on Asset Sales and Sales of Subsidiary Stock,” as the case may be; or

(10) Restricted Payments, in addition to Restricted Payments permitted pursuant to clauses (1) through (9) of this paragraph, not in excess of $25.0 million in the aggregate after the Issue Date;

provided that with respect to clauses (3) through (10) above, no Default or Event of Default shall have occurred and be continuing, and the payments described in clauses (1), (6), (7), (9), and (10) of this paragraph will count as Restricted Payments for the calculation under the first paragraph of this section, “— Limitation on Restricted Payments.”

      In determining whether any Restricted Payment is permitted by the covenant described above, Rural Cellular may allocate all or any portion of such Restricted Payment among the categories described in clauses (1) through (10) of the immediately preceding paragraph or among such categories and the types of Restricted Payments described in the first paragraph under the “— Limitation on Restricted Payments” heading above; provided that at the time of such allocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of the covenant described above.

      As of June 30, 2003, Rural Cellular would have been able to make a total of $55.1 million of Restricted Payments under the first paragraph of this section, “— Limitation on Restricted Payments.”

Limitation on Distributions and Transfers by Restricted Subsidiaries

      The indenture provides that Rural Cellular shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual restriction or prohibition on the ability of any Restricted Subsidiary to:

(a) pay dividends on, or make other distributions in respect of, its Capital Stock, or any other ownership interest or participation in, or measured by, its profits, to Rural Cellular or any Restricted Subsidiary or pay any Indebtedness or other obligation owed to Rural Cellular or any Restricted Subsidiary,

(b) make any loans or advances to Rural Cellular or any Restricted Subsidiary or

(c) transfer any of its property or assets to Rural Cellular or any Restricted Subsidiary.

      Notwithstanding the foregoing, Rural Cellular may, and may permit any Restricted Subsidiary to, suffer to exist any such restriction or prohibition:

(1) pursuant to the indenture, the notes, the new notes to be issued pursuant to the terms of the registration rights agreement, the Credit Agreement, any other agreement in effect on the Issue Date and, if executed and delivered, the Exchange Indenture, provided that any such restriction or prohibition in the Exchange Indenture is no more restrictive than that contained in the indenture,

(2) pursuant to an agreement relating to any Indebtedness or Capital Stock of such Restricted Subsidiary which was outstanding or committed prior to the date on which such Restricted Subsidiary became a Restricted Subsidiary of Rural Cellular other than restrictions or prohibitions adopted in anticipation of becoming a Restricted Subsidiary; provided, that such restriction or prohibition shall not apply to any property or assets of Rural Cellular or any Restricted Subsidiary other than the property or assets of such Restricted Subsidiary and its Subsidiaries,

(3) existing under or by reason of applicable law, rule, regulation, or order,

(4) pursuant to customary provisions restricting subletting or assignment of any lease governing any leasehold interest of any Restricted Subsidiary,

(5) pursuant to purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the type referred to in clause (c) of this covenant,

(6) pursuant to restrictions of the type referred to in clause (c) of this covenant contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent that such Liens were otherwise incurred in accordance with the “Limitation on Liens” provision described below and restrict the transfer of property subject to such agreements,

(7) pursuant to any agreement for the sale or other disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or disposition,

(8) pursuant to other agreements in effect on the Issue Date,

(9) pursuant to customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business; and

(10) pursuant to an agreement effecting an amendment, modification, restatement, supplement, renewal, increase, extension, refinancing, replacement, or refunding of any agreement described in clauses (1), (2), and (8) above; provided that the provisions contained in such amendment, modification, restatement, supplement, renewal, increase, extension, refinancing, replacement, or refunding agreement relating to such restriction or prohibition are not materially more restrictive, taken as a whole, than the provisions contained in the agreement which is the subject thereof.

Limitation on the Activities of Rural Cellular and its Restricted Subsidiaries

      The indenture provides that Rural Cellular will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Telecommunications Business, except to the extent it is not material to Rural Cellular and its Restricted Subsidiaries, taken as a whole.

Limitation on Transactions with Affiliates

      Rural Cellular will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer, or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance, or guarantee with, or for the benefit of, any Affiliate, other than Rural Cellular or a Restricted Subsidiary (each of the foregoing transactions, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to Rural Cellular or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Rural Cellular or such Restricted Subsidiary with an unrelated Person; and

(2) Rural Cellular delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $7.5 million, a determination by the Board of Directors of Rural Cellular set forth in a Board Resolution and an Officers’ Certificate certifying that each such Affiliate Transaction complies with clause (1) above and that each such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Rural Cellular; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to Rural Cellular of the financial terms of such Affiliate Transaction or series or related Affiliate Transactions from a financial point of view issued by an accounting, appraisal, or investment banking firm of national standing.

      However, this limitation on transactions with our Affiliates will not limit, or be applicable to any agreement in effect on the Issue Date and any amendments, extensions, or renewals of any such agreement, so long as any such amendment, extension, or renewal is not materially more disadvantageous, taken as a whole, to us or to any Restricted Subsidiary as the original agreement in effect on the date of the indenture. In addition, the following items will not be deemed to be Affiliate Transactions:

(1) any employment, service, or termination agreement entered into by Rural Cellular or any of its Restricted Subsidiaries in the ordinary course of business;

(2) transactions between or among Rural Cellular and/or its Restricted Subsidiaries;

(3) transactions with a Person that is an Affiliate of Rural Cellular solely because Rural Cellular owns Capital Stock in, or controls, such Person;

(4) reasonable and customary fees and compensation paid to, and indemnity provided on behalf of, officers, directors, and employees of Rural Cellular or any Restricted Subsidiary of Rural Cellular, as determined by the Board of Directors of Rural Cellular;

(5) sales or issuances of Qualified Capital Stock to Affiliates or employees of Rural Cellular and its Subsidiaries at Fair Market Value; and

(6) Restricted Payments that are not prohibited by the provisions of the indenture as described above under the caption “— Limitation on Restricted Payments” and Permitted Investments.

Limitation on Liens

      The indenture provides that Rural Cellular will not, and will not permit any of its Restricted Subsidiaries to, Incur or suffer to exist any Lien on or with respect to any property or assets now owned or hereafter acquired securing any obligation without making, or causing such Restricted Subsidiary to make, effective provision for securing the notes

(1) equally and ratably with such obligation as to such property for so long as such obligation will be so secured or

(2) in the event such obligation is Indebtedness of Rural Cellular or a Restricted Subsidiary which is subordinate by its terms in right of payment to the notes, prior to such obligation as to such property for so long as such obligation will be so secured.

      The above restrictions shall not apply to:

(1) Liens existing on the Issue Date securing obligations of Rural Cellular or any of its Restricted Subsidiaries outstanding on the Issue Date, other than Indebtedness under the Credit Agreement (“Existing Liens”);

(2) Liens securing Indebtedness of Rural Cellular or any Restricted Subsidiary under the Credit Agreement, which Indebtedness is permitted to be Incurred under clause (2) or (7) of the second paragraph under “— Limitation on Consolidated Indebtedness”;

(3) Liens in favor of Rural Cellular or any of its Restricted Subsidiaries;

(4) Liens to secure Indebtedness of Rural Cellular or a Restricted Subsidiary outstanding or committed for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the equipment or other property subject to such Liens; provided, however, that (a) the principal amount of any Indebtedness secured by such a Lien does not exceed 100% of such purchase price or cost, (b) such Lien does not extend to or cover any property other than such item of property or any improvements on such item, and (c) the Incurrence of such Indebtedness is otherwise permitted by the indenture;

(5) (a) Liens on property existing immediately prior to the time of acquisition thereof (and not Incurred in anticipation of the financing of such acquisition) by Rural Cellular or any Restricted Subsidiary and (b) Liens in respect of Acquired Indebtedness existing at the time of the relevant acquisition by Rural Cellular; provided that such Liens do not extend to any assets of Rural Cellular other than the assets being acquired and as long as such Liens were not Incurred in anticipation of such acquisition;

(6) Liens to secure Indebtedness to extend, renew, refinance, or refund (or successive extensions, renewals, refinancings, or refundings), in whole or in part, Indebtedness secured by any Lien referred to in the foregoing clauses (1), (2), (4), and (5) so long as such Liens do not extend to any other property and the principal amount of Indebtedness so secured is not increased;

(7) Liens on any Permitted Investment in Cooperative Bank Equity in favor of any Cooperative Banks;

(8) Liens Incurred or deposits made to secure the performance of statutory or regulatory obligations, surety or appeal bonds, performance bonds, deposits to secure the performance of tenders, bids, trade contracts, government contracts, import duties, payment of rent, leases or licenses, or other obligations of a like nature incurred in the ordinary course of business, including, without limitation, landlord Liens on leased properties;

(9) Liens for taxes, assessments, or governmental charges or claims that are not yet delinquent, that are not yet subject to penalties or interest for non-payment, or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(10) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s, suppliers’, or other like Liens arising in the ordinary course of business and deposits made to obtain the release of such Liens and with respect of obligations not overdue for a period in excess of 60 days or which are being contested in good faith by appropriate proceedings; provided, that any reserve or other appropriate provision as shall be required to conform with GAAP shall have been made therefor;

(11) easements, rights-of-way, zoning ordinances, and similar charges, restrictions, exceptions, or other irregularities, reservations of, or rights of others for: licenses, sewers, electric lines, telegraph and telephone lines, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in any case materially detract from the value of the property subject thereto or do not materially interfere with the ordinary conduct of the business of Rural Cellular or any of its Restricted Subsidiaries;

(12) Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and other similar Liens arising in the ordinary course of business;

(13) leases or subleases granted in the ordinary course of business to third Persons not materially interfering with the ordinary course of business of Rural Cellular or any of its Restricted Subsidiaries;

(14) Liens (other than any Lien imposed by ERISA or any rule or regulation promulgated thereunder) Incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, and other types of social security;

(15) deposits made in the ordinary course of business to secure liability to insurance carriers;

(16) any attachment, appeal, or judgment Lien not constituting an Event of Default under clause (7) of the first paragraph of the section described below under the caption “— Events of Default and Remedies”;

(17) Liens under licensing agreements for use of intellectual property entered into in the ordinary course of business;

(18) any interest or title of a lessor or lessee or sublessor or sublessee under any operating lease entered into by Rural Cellular and its Restricted Subsidiaries in the ordinary course of business;

(19) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Rural Cellular and its Restricted Subsidiaries in the ordinary course of business;

(20) rights of set-off as to deposit accounts or other funds maintained with a depository or other financial institution;

(21) Liens on property subject to capital leases to the extent the related Capital Lease Obligation is permitted to be Incurred pursuant to clause (11) of the second paragraph under “— Limitation on Consolidated Indebtedness”;

(22) Liens securing Hedge Agreements permitted to be Incurred pursuant to clause (5) of the second paragraph under “— Limitation on Consolidated Indebtedness,” so long as the related Indebtedness is, and the indenture permits such Indebtedness to be, secured by a Lien on the same property securing such Hedge Agreements;

(23) Liens securing Indebtedness permitted to be Incurred pursuant to clause (10), (12), (13), and (14) of the second paragraph under “— Limitation on Consolidated Indebtedness”; and

(24) any other Liens in respect of any Indebtedness, which Indebtedness does not exceed $10 million in the aggregate.

Covenants upon Attainment of an Investment Grade Rating

      The indenture provides that the applicability of the covenants described above under “— Certain Covenants — Limitation on Consolidated Indebtedness,” “— Certain Covenants — Limitation on Preferred Stock of Restricted Subsidiaries,” “— Certain Covenants — Limitation on Asset Sales and Sales of Subsidiary Stock,” “— Certain Covenants — Limitation on Restricted Payments,” “— Certain Covenants — Limitation on Distributions and Transfers by Restricted Subsidiaries,” “— Certain Covenants — Limitation on Transactions with Affiliates,” and “— Certain Covenants — Limitation on Liens” (and portions of other covenants, to the extent such portions refer to such covenants) will be suspended for the period during which the notes are rated Investment Grade (a “Covenant Suspension”).

      In addition, if Rural Cellular’s obligations under the notes and the indenture have either been assumed or guaranteed fully and unconditionally on a senior basis by an issuer whose senior, unsecured Indebtedness is rated Investment Grade, the applicability of the covenant described below under “Reports” will be suspended for the period during which the notes are rated Investment Grade.

      In the event that a Covenant Suspension whose duration is not less than six months occurs but terminates because the notes are no longer rated Investment Grade:

(1) All Indebtedness Incurred by Rural Cellular and its Restricted Subsidiaries during the Covenant Suspension that would not have been permitted to be incurred under the covenant described above under “— Certain Covenants — Limitation on Consolidated Indebtedness” had such covenant been applicable during the Covenant Suspension shall be deemed to be “Existing Indebtedness”;

(2) All Liens incurred by Rural Cellular and its Restricted Subsidiaries during the Covenant Suspension that would not have been permitted to be incurred under the covenant described above under “— Certain Covenants — Limitation on Liens” had such covenant been applicable during the Covenant Suspension shall be deemed to be “Existing Liens”;

(3) All Preferred Stock issued by Rural Cellular’s Restricted Subsidiaries during the Covenant Suspension that would not have been permitted to be issued under the covenant described above under “— Certain Covenants — Limitation on Preferred Stock of Restricted Subsidiaries” had such covenant been applicable during the Covenant Suspension shall be deemed to be “Existing Preferred Stock”; and

(4) Restricted Payments made by Rural Cellular or any of its Restricted Subsidiaries during the Covenant Suspension that would not have been permitted to be Incurred under the covenant described above under “— Certain Covenants — Limitation on Restricted Payments” shall not be deemed to cause a Default or Event of Default under such covenant; provided, however, that all Restricted Payments made during the Covenant Suspension shall count as Restricted Payments for the calculation under the first paragraph of “— Certain Covenants — Limitation on Restricted Payments.”

Consolidation, Merger, Conveyance, Transfer, or Lease

      The indenture provides that Rural Cellular will not, directly or indirectly, consolidate with or merge into any Person or permit any other Person to consolidate with or merge into Rural Cellular, or transfer, sell, convey, or lease, or otherwise dispose of all or substantially all of its assets to any Person (in one transaction or a series of related transactions), unless:

(1) (a) Rural Cellular is the surviving entity or (b) if Rural Cellular is not the surviving entity, then the successor or transferee assumes all the obligations of Rural Cellular under the notes and the indenture, and the surviving entity is a corporation organized and validly existing under the laws of the United States of America, the District of Columbia, or any State of the United States,

(2) the Consolidated Net Worth of the successor or transferee (if any) immediately after the transaction is not less than 100% of Rural Cellular’s Consolidated Net Worth immediately prior to the transaction,

(3) (a) immediately after giving effect to such transaction, Rural Cellular (or its permitted successor or transferee) would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Operating Cash Flow Ratio test described in the first paragraph under “— Certain Covenants — Limitation on Consolidated Indebtedness,” or (b) the Operating Cash Flow Ratio for Rural Cellular, or its permitted successor or transferee, will, on the date of such transaction after giving pro forma effect thereto and to any related financing transactions as if the same had occurred at the beginning of the Reference Period, not be greater than such Operating Cash Flow Ratio for Rural Cellular immediately prior to such transaction;

(4) after giving effect to such transaction no Default or Event of Default has occurred and is continuing, and

(5) an Officers’ Certificate and an Opinion of Counsel covering such conditions is delivered to the trustee.

      Notwithstanding the foregoing, Rural Cellular may do the following without complying with clause (3) above: (1) any Change of Domicile transaction or (2 the creation of, or the merger, amalgamation, combination, or consolidation of Rural Cellular with or into a Wholly Owned Restricted Subsidiary for the purpose of forming, a holding company whose only substantial asset is the Capital Stock of Rural Cellular, with any such holding company structure being disregarded.

Reports

      Whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, Rural Cellular will furnish to the Holders of the notes:

(1) All quarterly and annual financial information that would be required to be contained in a filing with the Commission on Form 10-Q and Form 10-K if Rural Cellular were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by Rural Cellular’s certified independent accountants; and

(2) All current reports that would be required to be filed with the Commission on Form 8-K if Rural Cellular were required to file such reports.

      In addition, whether or not required by the rules and regulations of the Commission, Rural Cellular (if necessary) will file a copy of all such information and reports referred to in (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations, unless the Commission will not accept such a filing, and make such information available to securities analysts and prospective investors upon request.

Payments for Consent

      Rural Cellular will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver, or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive, or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver, or agreement.

Events of Default and Remedies

      The following are Events of Default under the indenture:

(1) failure to pay the principal of or premium, if any, on the notes at Maturity;

(2) failure to pay any interest or Liquidated Damages, if any, on the notes for a period of 30 consecutive days or more after those amounts become due and payable;

(3) failure to offer to purchase or purchase notes, in the time periods required by the indenture, required to be purchased by Rural Cellular pursuant to any of the provisions of the indenture described under “— Change of Control” or “— Certain Covenants — Limitation on Asset Sales and Sales of Subsidiary Stock”;

(4) failure to perform or comply with the provisions of the indenture described under “— Consolidation, Merger, Conveyance, Transfer, or Lease”;

(5) failure to perform any other covenant or agreement of Rural Cellular under the indenture that continues for 30 days after written notice to Rural Cellular by the trustee or Holders of at least 25% in aggregate principal amount of outstanding notes;

(6) default under any mortgage, indenture, or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Rural Cellular or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Rural Cellular or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

•	is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

•	results in the acceleration of such Indebtedness prior to its express maturity,

      and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

(7) the rendering of a final judgment or judgments against Rural Cellular or a Restricted Subsidiary in an amount in excess of $20 million, excluding amounts covered by insurance, which remains undischarged or unstayed for a period of 60 days after the date on which the right of appeal has expired; and

(8) certain events of bankruptcy, insolvency, or reorganization affecting Rural Cellular or a Significant Subsidiary.

      If an Event of Default, other than an event described under (8) above, shall occur and be continuing, either the trustee or the Holders of at least 25% in aggregate principal amount of the notes by notice as provided in the indenture may declare the principal amount of the notes to be due and payable immediately; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of outstanding notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of the notes, have been cured or waived as provided in the indenture. If an Event of Default described under (8) above shall occur, the notes will become immediately due and payable without any declaration or other act on the part of the trustee or any Holder. The Holders of a majority in aggregate principal amount of the outstanding notes may waive any past Default or Event of

Default under the indenture, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the Holder of each outstanding note affected.

      No Holder of any note will have any right to institute any proceeding with respect to the indenture or for any remedy under it, unless such Holder shall have previously given to the trustee written notice of an Event of Default and unless the Holders of at least 25% in aggregate principal amount of the outstanding notes shall have made written request to the trustee and the trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a note for enforcement of payment of the principal of and premium, if any, or interest on such note on or after the respective due dates expressed in such note.

      In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Rural Cellular with the intention of avoiding payment of the premium that Rural Cellular would have had to pay if it then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to August 1, 2007 by reason of any willful action or inaction taken or not taken by or on behalf of Rural Cellular with the intention of avoiding the prohibition on redemption of the notes prior to August 1, 2007 then, upon acceleration of the notes, an additional premium shall also become and be immediately due and payable in the amount set forth below, for each of the years set forth below as of August 1 in each year (expressed as a percentage of the principal amount of each note):

Additional
Year	Premium

2003	14.813%
2004	12.344%
2005	9.875%
2006	7.406%

Modification and Waiver

      Modifications and amendments of the indenture may be made by Rural Cellular and the trustee with the consent of the Holders of a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of the Holder of each note affected thereby,

(1) change the Stated Maturity of the principal of, or any installment of interest or Liquidated Damages, if any, on, any note,

(2) reduce the principal amount of, or premium, if any, or Liquidated Damages, if any, or interest on any note,

(3) change the place or currency of payment of principal of, or premium or Liquidated Damages, if any, or interest on any note,

(4) impair the right to institute suit for the enforcement of any payment on or with respect to any note, except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of notes under certain circumstances,

(5) reduce the percentage of aggregate principal amount of notes outstanding necessary to amend the indenture,

(6) reduce the percentage of aggregate principal amount of notes outstanding necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults,

(7) modify the provisions with respect to modification and waiver,

(8) modify or add any provision of the indenture affecting the ranking of the notes in a manner that adversely affects the Holders of the notes,

(9) following the mailing of an Offer to Purchase notes, modify the provisions of the indenture with respect to such Offer to Purchase in a manner adverse to such Holder, or

(10) alter the provisions under the caption “— Optional Redemption” or waive a redemption payment with respect to any note thereunder.

      Notwithstanding the preceding, without the consent of any Holder of notes, Rural Cellular and the trustee may amend or supplement the indenture or the notes:

(1) to cure any ambiguity, defect, or inconsistency,

(2) to provide for uncertificated notes in addition to or in place of certificated notes,

(3) to provide for the assumption of Rural Cellular’s obligations to Holders of notes in the case of a consolidation, amalgamation, combination, or merger or sale of all or substantially all of Rural Cellular’s assets in accordance with the provisions described above under the caption “— Consolidation, Merger, Conveyance, Transfer, or Lease,”

(4) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder,

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended,

(6) to evidence and provide for the acceptance of appointment of a successor trustee, or

(7) to provide for the issuance of additional notes in accordance with the indenture.

      The consent of the Holders of the notes is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if the consent approves the substance of the proposed amendment.

      The Holders of a majority in aggregate principal amount of the outstanding notes may waive compliance by Rural Cellular and its Restricted Subsidiaries with certain restrictive provisions of the indenture.

Defeasance

      The indenture provides that Rural Cellular, at its option,

(1) will be discharged from any and all obligations in respect of outstanding notes (except for certain obligations to register the transfer or exchange of notes, to replace mutilated, lost, destroyed, or stolen notes, and to maintain paying agents and hold moneys for payment in trust), or

(2) need not comply with certain restrictive covenants and that such omission shall not be deemed to be an Event of Default under the indenture and the notes,

in either case (1) or (2) upon irrevocable deposit with the trustee, in trust for the benefit of the Holders of the notes, of money, and/or U.S. government obligations which will provide money without the need for reinvestment, in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay the principal of, and premium, if any, each installment of interest, if any, and Liquidated Damages, if any, on the outstanding notes in accordance with the terms of the indenture and the notes. Such trust may only be established if, among other things,

(a) with respect to clause (1), Rural Cellular shall have delivered to the trustee an Opinion of Counsel to the effect that Rural Cellular has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which provides that Holders of notes will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance, and discharge and will be subject to federal income tax on the same amount, in the same manner, and at the same times as would have been the case if such deposit, defeasance, and discharge had not occurred; or, with respect to clause (2), Rural Cellular shall have delivered to the trustee an Opinion of Counsel to the effect that the Holders of the notes will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner, and at the same times as would have been the case if such deposit, defeasance, and discharge had not occurred;

(b) no Default or Event of Default shall have occurred and be continuing on the date of such deposit, other than an Event of Default resulting from the borrowing of funds to be applied to such deposit;

(c) no Event of Default described under clause (8) under “— Events of Default and Remedies” above or event that, with the passing of time or the giving of notice, or both, shall constitute an Event of Default under such clause (8) shall have occurred and be continuing at any time during the period ending on the 91st day following such date of deposit;

(d) such deposit shall not cause the trust so created to be subject to the Investment Company Act of 1940, as amended, or shall be qualified under such act or exempt from regulation thereunder; and

(e) certain other customary conditions precedent.

Notices

      Notices to Holders of notes will be sent by mail to the addresses of such Holders as they may appear in the security register.

Title

      Rural Cellular, the trustee, and any agent of the trustee may treat the Holder of any note as its absolute owner (whether or not such note may be overdue) for the purpose of making payment and for all other purposes.

No Personal Liability of Directors, Officers, Employees, and Shareholders

      No director, officer, employee, incorporator, or shareholder of Rural Cellular or its Subsidiaries, as such, shall have any liability for any obligations of Rural Cellular under the notes, the indenture, or for any claim based on, in respect of, or by reason of, those obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

Governing Law

      The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

The Trustee

      The indenture provides that, subject to the duty of the trustee during an Event of Default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the trustee reasonable security or indemnity. Subject to certain provisions, including those requiring security or indemnification of the trustee, the Holders of a majority in principal amount of the notes will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

      Rural Cellular and the Restricted Subsidiaries are required to furnish to the trustee annually a statement as to the performance by them of their respective obligations under the indenture and as to any default in such performance.

      From time to time, we may enter into other transactions with the trustee.

Certain Definitions

      Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such items, as well as any other capitalized terms used herein for which no definition is provided.

      “Acquired Indebtedness” means Indebtedness of a Person (including an Unrestricted Subsidiary) (1) existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in the case of both of the preceding clause (1) and clause (2), other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness will be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary.

      “Additional Senior Subordinated Exchange Debentures” means the senior subordinated exchange debentures that may be issued by Rural Cellular in accordance with the terms of the Junior Exchangeable Preferred Stock in effect on the Issue Date.

      “Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise; provided, that beneficial ownership of 10% or more of the Voting Power of a Person will be deemed to be control. The terms “controlling” and “controlled” have meanings correlative to the foregoing.

      “Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such Sale and Leaseback Transaction, determined in accordance with GAAP.

      “Average Life” means, as of any date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:

(1) the sum of the product of (x) the number of years from such date of determination to the date of each successive scheduled amortization, redemption, or principal payment of such Indebtedness (or similar payment with respect to such Preferred Stock), times (y) the amount of such payment; by

(2) the sum of all such payments.

      “Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of Rural Cellular to have been duly adopted by the Board of Directors of Rural Cellular, to be in full force and effect on the date of such certification, and delivered to the trustee.

      “Business Day” means each Monday, Tuesday, Wednesday, Thursday, and Friday which is not a day on which banking institutions in New York City or the State of Minnesota are authorized or obligated by law or executive order to close.

      “Capital Lease Obligation” means that portion of any obligation of a Person as lessee under a lease which is required to be capitalized on the balance sheet of such lessee in accordance with GAAP.

      “Capital Stock” means, with respect to any Person, any and all shares, interests, participations, or other equivalents (however designated, including voting and non-voting) of equity of such Person; provided that in no event shall “Capital Stock” of any Person include any debt security convertible or exchangeable into equity of such Person until conversion or exchange, as applicable.

      “Cash Equivalents” means:

(1) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), in each case, maturing within one year after the date of acquisition;

(2) time deposits, certificates of deposit, banker’s acceptances, money market deposits, and commercial paper issued by, or deposited with, any domestic bank or trust company of recognized standing having capital and surplus in excess of $200 million and commercial paper issued by others rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s and in each case maturing within one year after the date of acquisition;

(3) repurchase obligations with a term of not more than seven days for underlying securities of the types described in (1) and (2) above entered into with any financial institution meeting the qualifications specified in clause (2) above; and

(4) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (2) and (3) above.

      “Change of Domicile” means a transaction or series of related transactions, including without limitation (1) a merger, amalgamation, combination, or consolidation of Rural Cellular with or into another Person, (2) the acquisition of all the Capital Stock of Rural Cellular, or (3) the sale, transfer or other conveyance of all or substantially all the assets of Rural Cellular on a consolidated basis to another Person, the sole purpose of which is to reincorporate Rural Cellular under the laws of the United States, in another State of the United States, or in the District of Columbia.

      “Commission” means the United States Securities and Exchange Commission.

      “Consolidated Indebtedness” of any Person means at any date of determination, the Indebtedness of such Person and its Restricted Subsidiaries at such date, on a consolidated basis.

      “Consolidated Interest Expense” of any Person means for any period the interest expense included in an income statement of such Person and its Restricted Subsidiaries, on a consolidated basis, for such period, including without limitation or duplication (or, to the extent not so included, with the addition of),

(1) the portion of any rental obligation in respect of any Capital Lease Obligation allocable to interest expense in accordance with GAAP;

(2) the amortization of Indebtedness discounts;

(3) any payments or fees, other than reimbursement or similar obligations, with respect to letters of credit, bankers’ acceptances, or similar facilities;

(4) net payment obligations under Hedge Agreements;

(5) the portion other than Attributable Debt of any rental obligations in respect of any Sale and Leaseback Transaction; and

(6) Preferred Stock dividends accrued or payable other than dividends on Qualified Capital Stock of such Person.

      Notwithstanding the foregoing:

(a) in the event that any of Rural Cellular’s Qualified Capital Stock is classified as indebtedness because of SFAS 150 or a change in GAAP occurring after the Issue Date, dividend payments on such Qualified Capital Stock will not be included in “Consolidated Interest Expense”; and

(b) for purposes of the covenant described under the caption “— Limitation on Restricted Payments,” “Consolidated Interest Expense” shall exclude any non-cash charges resulting from the write-down of unamortized security issuance costs, to the extent included in “Consolidated Interest Expense.”

      “Consolidated Net Income” of any Person means for any period the net income (or loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded therefrom (to the extent included and without duplication):

(1) the net income (or loss) of any Person, other than such Person, that is not a Restricted Subsidiary of such Person except to the extent of the amount of dividends or other distributions actually paid to such Person or a Restricted Subsidiary of such Person by such other Person during such period,

(2) gains or losses from sales of assets other than sales of inventory in the ordinary course of business,

(3) in the event that any of Rural Cellular’s Qualified Capital Stock is classified as indebtedness because of SFAS 150 or a change in GAAP occurring after the Issue Date, dividend payments thereon, to the extent they are treated as interest expense under GAAP,

(4) for purposes of the “— Limitation on Restricted Payments” covenant, the net income, if positive, of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at that time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulations applicable to such Restricted Subsidiary, except to the extent such restrictions with respect to the payment of dividends or similar distributions have been validly waived, and

(5) all extraordinary gains and extraordinary losses.

      “Consolidated Net Worth” of any Person means the consolidated shareholders’ equity of such Person, determined on a consolidated basis in accordance with GAAP; provided that such computation shall exclude (1) any amounts attributable to Redeemable Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock, and the principal amount of any promissory notes receivable from the sale of the Capital Stock of Rural Cellular or any of its Restricted Subsidiaries and (2) Unrestricted Subsidiaries.

      “Cooperative Bank Equity” means non-voting equity interests in Cooperative Banks.

      “Cooperative Banks” means lenders under the Credit Agreement which are cooperative banks.

      “Credit Agreement” means the Third Amended and Restated Loan Agreement, dated as of June 29, 2000 as amended through and including the issue date among Rural Cellular, Toronto Dominion (Texas), Inc., as Administrative Agent, TD Securities (USA) Inc., as Book Runner and Lead Arranger, and First Union National Bank and PNC Bank, as Co-Syndication Agents, and the other lenders party to such Agreement, as such agreement may be further amended, supplemented, restated, refunded, replaced, renewed, extended, refinanced, increased, or otherwise modified, in whole or in part, from time to time.

      “Cumulative Interest Expense” means the total amount of Consolidated Interest Expense of Rural Cellular and its Restricted Subsidiaries for the period beginning on the first day of the completed fiscal quarter immediately preceding January 16, 2002, through and including the end of the last completed fiscal quarter preceding the date of any proposed Restricted Payment.

      “Cumulative Operating Cash Flow” means Operating Cash Flow of Rural Cellular and its Restricted Subsidiaries for the period beginning on the first day of the completed fiscal quarter immediately preceding January 16, 2002, through and including the end of the last completed fiscal quarter preceding the date of any proposed Restricted Payment.

      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

      “Depositary” means a clearing agency registered under the Exchange Act that is designated to act as Depositary for the notes until a successor Depositary shall have become such pursuant to the applicable provisions of the indenture, and thereafter “Depositary” shall mean such successor Depositary. The Depositary initially is The Depository Trust Company.

      “Equity Offering” means any public or private sale of Qualified Capital Stock by Rural Cellular for the account of Rural Cellular.

      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

      “Exchange Indentures” means the indentures under which the Senior Subordinated Exchange Debentures and the Additional Senior Subordinated Exchange Debentures may be issued.

      “Exchangeable Preferred Stock” means the 11 3/8% Senior Exchangeable Preferred Stock of Rural Cellular.

      “Fair Market Value” means, with respect to any assets or Person, the price which could be negotiated in an arm’s-length free market transaction between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined (1) if such Person or assets have a Fair Market Value of up to $2.5 million, by any executive officer of Rural Cellular and evidenced by an Officers’ Certificate, dated within 30 days of the relevant transaction, (2) if such Person or assets have a Fair Market Value equal to or in excess of $2.5 million but not in excess of $10.0 million, by a majority of the Board of Directors of Rural Cellular and evidenced by a Board Resolution, dated within 30 days of the relevant transaction or (3) if such Person or assets have a Fair Market Value in excess of $10.0 million, by a majority of the Board of Directors of Rural Cellular and evidenced by a Board Resolution, dated within 30 days of the relevant transaction, based on an appraisal of an independent appraiser of national reputation.

      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity or entities as have been approved by a significant segment of the accounting profession in the United States, which are in effect from time to time.

      “Hedge Agreements” means any interest rate or currency exchange rate swap, cap, collar, floor, caption, or swaption agreements, or any similar arrangements arising at any time between Rural Cellular or any Restricted Subsidiary, on the one hand, and any Person, on the other hand, as such agreement or arrangement may be modified, supplemented, and in effect from time to time.

      “Holder” means a Person in whose name a note is registered in the security register.

      “Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange, or otherwise), assume, guarantee, or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and “Incurrence,” “Incurred,” “Incurable,” and “Incurring” shall have meanings correlative to the foregoing).

      “Indebtedness” means (without duplication), with respect to any Person:

(1) every obligation of such Person for money borrowed,

(2) every obligation of such Person evidenced by bonds, debentures, notes, or similar instruments, including obligations Incurred in connection with the acquisition of property, assets, or businesses,

(3) every reimbursement or similar obligation of such Person with respect to letters of credit, bankers’ acceptances, or similar facilities issued for the account of such Person,

(4) every obligation of such Person issued or assumed as the deferred and unpaid purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business),

(5) every Capital Lease Obligation of such Person,

(6) the maximum fixed redemption or repurchase price of Redeemable Stock of such Person at the time of determination,

(7) Attributable Debt of such Person with respect to any Sale and Leaseback Transaction to which such Person is a party,

(8) all obligations under Hedge Agreements,

(9) every obligation of the type referred to in clauses (1) through (8) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor, or otherwise or for which such Person provides any form of credit support, and if such credit support takes the form of a Lien on any assets of the specified Person (which Lien is permitted to be Incurred by the indenture) where such Indebtedness is without recourse to such Person, the amount of such Indebtedness will be the lesser of (A) the Fair Market Value of such assets as of the date of determination and (B) the amount of such Indebtedness; and

(10) the liquidation value of Preferred Stock of a Subsidiary of such Person issued and outstanding, except for Preferred Stock held by such Person (or one of its Wholly Owned Restricted Subsidiaries);

      provided, that for all purposes of the indenture,

(A) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP,

(B) Indebtedness shall not include any liability for federal, state, local, or other taxes, and

(C) in the event that any of Rural Cellular’s Qualified Capital Stock is classified as indebtedness because of SFAS 150 or a change in GAAP occurring after the Issue Date, such Qualified Capital Stock shall not be included in “Indebtedness.”

      For purposes of the indenture, the amount of any Indebtedness under any Hedge Agreement shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Hedge Agreement had terminated at the end of such fiscal quarter, and in making such determination, if such Hedge Agreement or any related agreement provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligations shall be the net amount so determined, unless the counterparty under such agreement is in default under such agreement or defaults in making the corresponding payment to such Person.

      “Investment” by any Person in any other Person means (without duplication):

(1) the acquisition (whether by purchase, merger, consolidation, or otherwise) by such Person (whether for cash, property, services, securities, or otherwise) of Capital Stock, bonds, notes, debentures, partnership or other ownership interests, or other securities of such other Person;

(2) the making by such Person of any deposit with, or advance, loan, or other extension of credit to, such other Person or any commitment to make any such advance, loan, or extension;

(3) the entering into by such Person of any guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of such other Person;

(4) the making of any capital contribution by such Person to such other Person; and

(5) the designation by the Board of Directors of Rural Cellular of any Person to be an Unrestricted Subsidiary.

      For purposes of the covenant described in “— Certain Covenants — Limitation on Restricted Payments,”

(A) “Investment” shall include and be valued at the Fair Market Value of such Person’s pro rata interest in the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the lesser of (x) the Fair Market Value of such Person’s pro rata interest in the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (y) the Fair Market Value of the amount of such Person’s Investments (other than Permitted Investments) made in (net of cash distributions received from) such Unrestricted Subsidiary since the Issue Date, and

(B) the amount of any Investment shall be the Fair Market Value of such Investment at the time any such Investment is made.

      “Investment Grade” means a rating of the relevant debt obligation of a Person by both S&P and Moody’s, any such rating being in one of such agency’s four highest generic rating categories that signifies investment grade (i.e., currently BBB- (or the equivalent) or higher by S&P and Baa3 (or the equivalent) or higher by Moody’s); provided in each case such ratings are publicly available; provided that in the event either S&P or Moody’s is no longer in existence for purposes of determining whether such debt obligations are rated “Investment Grade,” such organization may be replaced by a nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) designated by Rural Cellular, written notice of which shall be given to the trustee.

      “Issue Date” means the time and date of the first issuance of the notes under the indenture.

      “Junior Exchangeable Preferred Stock” means the 12 3/4% Junior Exchangeable Preferred Stock of Rural Cellular.

      “Lien” means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than an easement not materially impairing usefulness or marketability), encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

      “Liquidated Damages” means the liquidated damages payable under the registration rights agreement entered into by Rural Cellular on the Issue Date.

      “Maturity” means, when used with respect to any note, the date on which the principal of such note becomes due and payable, whether at the Stated Maturity or by declaration of acceleration, call for redemption, or otherwise.

      “Moody’s” means Moody’s Investors Service, Inc. and its successors.

      “Net Cash Proceeds” means the aggregate amount of cash and Cash Equivalents received by Rural Cellular and its Restricted Subsidiaries in respect of an Asset Sale (including upon the conversion to cash or Cash Equivalents of (a) any note or installment receivable at any time or (b) any other property as and when any cash and Cash Equivalents are received in respect of any property received in an Asset Sale but only to the extent such cash or Cash Equivalents are received within one year after such Asset Sale), less the sum of (1) all out-of-pocket fees, commissions, and other expenses incurred in connection with such Asset Sale, including the amount (estimated in good faith by the Board of Directors of Rural Cellular) of income, franchise, sales, and other applicable taxes required to be paid by Rural Cellular or any Restricted Subsidiary of Rural Cellular in connection with such Asset Sale and (2) the aggregate amount of cash so received which is used to retire any existing Senior Indebtedness of Rural Cellular or Indebtedness of any Restricted Subsidiary; provided that Indebtedness ranking equal in right of payment with the notes which is issued pursuant to documentation providing for the making of an offer to repurchase or repay such Indebtedness in connection with an Asset Sale shall be treated as provided in “— Certain Covenants — Limitation on Asset Sales and Sales of Subsidiary Stock.”

      “Non-Recourse Debt” means Indebtedness:

(1) as to which neither Rural Cellular nor any of its Restricted Subsidiaries:

(a) provides credit support of any kind (including any undertaking, agreement, or instrument that would constitute Indebtedness);

(b) is directly or indirectly liable, as a guarantor or otherwise; or

(c) constitutes the lender other than with respect to amounts that are lent by Rural Cellular or one of its Restricted Subsidiaries to an Unrestricted Subsidiary in compliance with the covenants described under “— Certain Covenants — Limitation on Restricted Payments” and “— Certain Covenants — Limitation on Transactions with Affiliates” and are otherwise permitted by the indenture;

(2) no default with respect to which, including any rights that the holders of such Indebtedness may have to take enforcement action against an Unrestricted Subsidiary, would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Rural Cellular or any of its Restricted Subsidiaries to declare a default on that other Indebtedness or cause the payment of that other Indebtedness to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders will not have any recourse to the assets of Rural Cellular or the stock or assets of any of its Restricted Subsidiaries.

      “Offer to Purchase” means a written offer (the “Offer”) sent by Rural Cellular to each Holder at his address appearing in the security register on the date of the Offer offering to purchase up to the principal amount of notes specified in such Offer at the purchase price specified in such Offer. Unless otherwise required by applicable law, the Offer shall specify an expiration date (the “Expiration Date”) of the Offer to Purchase which, subject to any contrary requirements of applicable law, shall be not less than 30 days nor more than 60 days after the date of such Offer to Purchase (or, in the case of any Offer to Purchase made prior to the occurrence of a Change of Control and contingent upon such occurrence, the later of (x) 60 days after the date of such Offer to Purchase and (y) the date of occurrence of such Change of Control) and a settlement date (the “Purchase Date”) for purchase of notes within five Business Days after the Expiration Date. The Offer shall also state the section of the indenture pursuant to which the Offer to Purchase is being made, the aggregate principal amount of the outstanding notes offered to be purchased by Rural Cellular, the purchase price to be paid by Rural Cellular, and the place or places where notes are to be surrendered for tender pursuant to the Offer to Purchase.

      “Officers’ Certificate” means a certificate signed by two officers at least one of whom shall be the principal executive officer, principal accounting officer, or principal financial officer of Rural Cellular and delivered to the trustee.

      “Operating Cash Flow” for any Person for any period means:

(1) the Consolidated Net Income of such Person for such period, plus

(2) the sum, without duplication (and only to the extent such amounts are deducted in determining such Consolidated Net Income), of:

(a) the provisions for income taxes for such period for such Person and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP,

(b) depreciation, amortization, and other non-cash charges of such Person and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, and

(c) Consolidated Interest Expense, to the extent that any such expense was deducted in computing such Consolidated Net Income, of such Person for such period,

less the amount of all cash payments made during such period by such Person and its Restricted Subsidiaries to the extent such payments relate to non-cash charges that were added back in determining Operating Cash Flow for such period or for any prior period (and only to the extent such amounts are included in determining such Consolidated Net Income).

      In the case of a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary, the determination of the percentage of the Operating Cash Flow of such Restricted Subsidiary that is to be included in the calculation of Rural Cellular’s Operating Cash Flow shall be made on a pro forma basis on the assumption that the percentage of Rural Cellular’s common equity interest in such Restricted Subsidiary throughout the applicable Reference Period was equivalent to its common equity interest on the date of the determination.

      “Operating Cash Flow Ratio” means, on any date (the “Transaction Date”), with respect to any Person, the ratio of

(1) Consolidated Indebtedness of such Person and its Restricted Subsidiaries on the Transaction Date (after giving pro forma effect to the Incurrence of any Indebtedness and the application of the proceeds thereof on such Transaction Date) divided by

(2) the aggregate amount of Operating Cash Flow of such Person;

      provided, that for purposes of such computation, in calculating Operating Cash Flow and Consolidated Indebtedness:

(A) the transaction giving rise to the need to calculate the Operating Cash Flow Ratio will be assumed to have occurred (on a pro forma basis) on the first day of the Reference Period;

(B) acquisitions that have been made by such Person or any of its Restricted Subsidiaries, including through consolidations, amalgamations, combinations, or mergers during the Reference Period or subsequent thereto and on or prior to the Transaction Date will be given effect (on a pro forma basis) as if they had occurred on the first day of the Reference Period;

(C) businesses disposed of by such Person or any of its Restricted Subsidiaries during the Reference Period or subsequent thereto and on or prior to the Transaction Date will be given effect (on a pro forma basis) as if they had occurred on the first day of the Reference Period; and

(D) the Indebtedness of any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary shall be determined in accordance with the actual percentage of the Person’s common equity interest in such Restricted Subsidiary on the date of determination of the Operating Cash Flow Ratio (thus, for example, in the case of a Restricted Subsidiary in which such Person owns a 51% common equity interest, 51% of such Subsidiary’s Indebtedness would be included in the calculation of such Person’s aggregate Indebtedness).

      “Opinion of Counsel” means a written opinion of counsel, who may be counsel for Rural Cellular, and who shall be reasonably acceptable to the trustee, delivered to the trustee.

      “Paying Agent” means the paying agent for the notes, as appointed under the indenture.

      “Permitted Investments” means:

(1) Investments in Cash Equivalents;

(2) Investments in Rural Cellular or a Restricted Subsidiary;

(3) Investments in a Person substantially all of whose assets are of a type generally used in a Wireless Communications Business (an “Acquired Person”) if, as a result of such Investments, (A) the Acquired Person immediately thereupon becomes a Restricted Subsidiary or (B) the Acquired Person immediately thereupon either (a) is merged or consolidated with or into Rural Cellular or any Restricted Subsidiary or (b) transfers or conveys all or substantially all of its assets to, or is liquidated into, Rural Cellular or any of its Restricted Subsidiaries;

(4) Investments in accounts and notes receivable acquired in the ordinary course of business;

(5) any securities received in connection with an Asset Sale and any Investment with the Net Cash Proceeds from any Asset Sale in Capital Stock of a Person, all or substantially all of whose assets are of a type used in a Wireless Communications Business, that complies with the “Limitation on Asset Sales and Sales of Subsidiary Stock” covenant;

(6) advances and prepayments for asset purchases in the ordinary course of business in a Wireless Communications Business of Rural Cellular or a Restricted Subsidiary;

(7) customary loans or advances made in the ordinary course of business to officers, directors, or employees of Rural Cellular or any of its Restricted Subsidiaries for travel, entertainment, and moving and other relocation expenses not to exceed $5.0 million at any one time outstanding;

(8) the purchase of Cooperative Bank Equity in Cooperative Banks to the extent required by the charter documents of such Cooperative Banks in connection with the Incurrence of any Indebtedness which is provided by such Cooperative Banks under the Credit Agreement, provided that such Incurrence is permitted under the terms of the indenture;

(9) Investments in Wireless Alliance not exceeding $10.0 million in the aggregate made after January 16, 2002;

(10) Investments received in satisfaction of judgments, settlements of debt, or compromises of obligations incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(11) Investments arising from Hedge Agreements permitted to be Incurred pursuant to clause (5) of the second paragraph under “— Limitation on Consolidated Indebtedness;”

(12) Investments in any Person, which Investments have an aggregate Fair Market Value, measured on the date each such Investment is made and without giving effect to subsequent changes in value, when taken together with all other Investments made pursuant to this clause (12) since the Issue Date not exceeding $15.0 million;

(13) receivables owing to Rural Cellular or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(14) Investments that are deemed to have been made as a result of the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such Person (only to the extent that the making of such Investment through the acquisition of such Person was already deemed to be a Restricted Payment made pursuant to the covenant under the caption “— Limitation on Restricted Payments” as of the date of such acquisition); and

(15) Investments in prepaid expenses and lease, utility, and workers’ compensation performance and other similar deposits.

      “Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization, or government or any agency or political subdivision thereof.

      “Preferred Stock” means, with respect to any Person, any and all shares of Capital Stock of such Person that have preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

      “pro forma basis” means on a pro forma basis as calculated in accordance with Regulation S-X, as amended, under the Securities Act.

      “Qualified Capital Stock” means, with respect to any Person, any and all shares of Capital Stock other than Redeemable Stock.

      “Qualified Capital Stock Proceeds” means, with respect to any Person,

(1) in the case of any sale of Qualified Capital Stock, the aggregate net cash proceeds received by such Person (plus 70% of the Fair Market Value of long-term assets that are used or usable in a Wireless Communications Business), after payment of expenses, commissions, and the like Incurred by such Person in connection therewith, and net of Indebtedness that such Person Incurred, guaranteed, or otherwise became liable for in connection with the issuance or acquisition of such Capital Stock; and

(2) in the case of any exchange, exercise, conversion, or surrender of any Redeemable Stock or Indebtedness of such Person issued (other than to any Subsidiary) for cash after January 16, 2002 for or into shares of Qualified Capital Stock of such Person, the liquidation value of the Redeemable Stock or the net book value of such Indebtedness as adjusted on the books of such Person to the date of such exchange, exercise, conversion, or surrender, plus any additional amount paid by the security holders to such Person upon such exchange, exercise, conversion, or surrender and less any and all payments made to the security holders, and all other expenses, commissions, and the like Incurred by such Person or any Subsidiary in connection therewith.

      “Redeemable Stock” of any Person means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation, is required to be redeemed prior to the 91st day after the final Stated Maturity of the notes or is redeemable at the option of the holder thereof at any time prior to the 91st day after the final Stated Maturity of the notes, except to the extent such Capital Stock is solely redeemable with any Capital Stock that is not Redeemable Stock; provided that:

(1) only the portion of the Capital Stock which is mandatorily redeemable or is so redeemable at the option of the holder prior to such date shall be deemed Redeemable Stock;

(2) if such Capital Stock is issued in the ordinary course of business to any employee or to any plan for the benefit of employees of Rural Cellular or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Redeemable Stock solely because it may be required to be repurchased by Rural Cellular or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death, or disability; and

(3) any Capital Stock that would not constitute Redeemable Stock but for provisions in it giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of a “change of control” or “asset sale” occurring prior to the final Stated Maturity of the notes shall not constitute Redeemable Stock if the “change of control” or “asset sale” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the “Change of Control” or “Asset Sale” covenant, as applicable, in the indenture and such Capital Stock specifically provides that such Person will not repurchase or redeem any such Capital Stock pursuant to such provision prior to Rural Cellular’s repurchase of the notes as required pursuant to such “Change of Control” or “Asset Sale” covenant, as applicable.

      “Reference Period” with regard to any Person means the last four completed fiscal quarters of such Person immediately preceding any date upon which any determination is to be made pursuant to the terms of the notes or the indenture.

      “Restricted Payment” means, with respect to any Person:

(1) any declaration or payment of a dividend or making any other payment or other distribution (including, without limitation, any payment in connection with any merger or consolidation involving such Person or any Restricted Subsidiary of such Person) on or on account of any shares of Capital Stock of such Person or any Restricted Subsidiary of such Person (other than a dividend payable solely in shares of the Qualified Capital Stock of such Person or options, warrants, or other rights to acquire the Qualified Capital Stock of such Person and other than any declaration or payment of a dividend or other distribution by a Restricted Subsidiary to Rural Cellular or another Wholly Owned Restricted Subsidiary of Rural Cellular);

(2) any payment on account of the purchase, redemption, retirement, or acquisition (including by way of issuing any Indebtedness or Redeemable Stock in exchange for Qualified Capital Stock) of (A) any shares of Capital Stock of such Person or any Subsidiary of such Person held by Persons other than such Person or any of its Restricted Subsidiaries or any shares of Capital Stock of the direct or indirect parent of such Person or (B) any option, warrant, or other right to acquire shares of Capital Stock of such Person or any Restricted Subsidiary of such Person or any of its Restricted Subsidiaries, in each case, other than pursuant to the cashless exercise of options, warrants, or other rights to acquire Capital Stock of such Person;

(3) any Investment (other than a Permitted Investment) made by such Person; and

(4) any payment on or with respect to any Subordinated Indebtedness of such Person, or any redemption, defeasance, repurchase, or other acquisition or retirement for value prior to any scheduled maturity, repayment, or sinking fund payment, of any Subordinated Indebtedness of such Person, except a payment of interest or principal at the Stated Maturity thereof;

      provided that the term “Restricted Payment” does not include the payment of a dividend or other distribution by any Restricted Subsidiary on shares of its Capital Stock that is paid pro rata to all holders of such Capital Stock.

      “Restricted Subsidiary” of any Person means any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person.

      “Sale and Leaseback Transaction” of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 270 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

      “S&P” means Standard & Poor’s Ratings Services and its successors.

      “Securities Act” means the Securities Act of 1933, as amended.

      “Senior Indebtedness” means all unsubordinated Indebtedness of Rural Cellular or of any Restricted Subsidiary, whether outstanding on the Issue Date or thereafter Incurred, including, without limitation, the notes and all Indebtedness outstanding under the Credit Agreement on the Issue Date after giving effect to the issuance of the notes and the application of the proceeds from it.

      “Senior Operating Cash Flow Ratio” means, on any date (the “Senior Transaction Date”), with respect to any Person, the ratio of

(1) consolidated Senior Indebtedness of such Person and its Restricted Subsidiaries on the Senior Transaction Date (after giving pro forma effect to the Incurrence of any Indebtedness and the application of the proceeds thereof on such Senior Transaction Date) divided by

(2) the aggregate amount of Operating Cash Flow of such Person;

      provided, that for purposes of such computation, in calculating Operating Cash Flow and consolidated Senior Indebtedness:

(A) the transaction giving rise to the need to calculate the Senior Operating Cash Flow Ratio will be assumed to have occurred (on a pro forma basis) on the first day of the Reference Period;

(B) acquisitions that have been made by such Person or any of its Restricted Subsidiaries, including through consolidations, amalgamations, combinations, or mergers during the Reference Period or subsequent thereto and on or prior to the Senior Transaction Date will be given effect (on a pro forma basis) as if they had occurred on the first day of the Reference Period;

(C) businesses disposed of by such Person or any of its Restricted Subsidiaries during the Reference Period or subsequent thereto and on or prior to the Transaction Date will be given effect (on a pro forma basis) as if they had occurred on the first day of the Reference Period; and

(D) the Indebtedness of any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary shall be determined in accordance with the actual percentage of the Person’s common equity interest in such Restricted Subsidiary on the date of determination of the Operating Cash Flow Ratio (thus, for example, in the case of a Restricted Subsidiary in which such Person owns a 51% common equity interest, 51% of such Subsidiary’s Indebtedness would be included in the calculation of such Person’s aggregate Indebtedness).

      “Senior Subordinated Exchange Debentures” means the senior subordinated debentures that may be issued by Rural Cellular in accordance with the terms of the Exchangeable Preferred Stock in effect on the Issue Date.

      “SFAS 150” means Statement No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” of the Financial Accounting Standards Board.

      “Significant Subsidiary” means any Restricted Subsidiary of Rural Cellular that is a “significant subsidiary” as defined in Article 1-02(w) of Regulation S-X under the Securities Act.

      “Stated Maturity,” when used with respect to any note or any installment of interest thereon, means the date specified in such note as the date on which the principal of such note or such installment of interest is due and payable.

      “Subordinated Indebtedness” means Indebtedness of Rural Cellular or any Restricted Subsidiary of Rural Cellular, whether outstanding on the date hereof or hereafter Incurred, which is by its terms expressly subordinate or junior in right of payment to any other Indebtedness of Rural Cellular or a Restricted Subsidiary, as the case may be.

      “Subsidiary” means, as applied to any Person, (1) any corporation of which more than fifty percent (50%) of the outstanding Capital Stock (other than directors’ qualifying shares) having ordinary Voting Power to elect its board of directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such Voting Power by reason of the happening of any contingency, or any entity other than a corporation of which more than fifty percent (50%) of the outstanding ownership interests, is at the time owned directly or indirectly by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, or (2) any other entity which is directly or indirectly controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person.

      “Telecommunications Business” means the business of (1) transmitting, or providing services relating to the transmission of, voice, video, or data through owned or leased wireline or wireless transmission facilities, (2) creating, developing, constructing, installing, repairing, maintaining, or marketing communications-related systems, network equipment and facilities, software, and other products, or (3) evaluating, owning, operating, participating in, or pursuing any other business that is primarily related to those identified in clause (1) or (2) above (in the case of this clause (3), however, in a manner consistent with Rural Cellular’s manner of business on the Issue Date), and shall, in any event, include all businesses in which Rural Cellular or any of its Subsidiaries is engaged on the Issue Date or has entered into agreements to engage in or to acquire a company to engage in or contemplate engaging in, as expressly set forth in the offering memorandum used in connection with the issuance of the notes; provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by Rural Cellular’s Board of Directors.

      “Total Assets” means the total assets of Rural Cellular and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, as shown on the most recently available consolidated balance sheet of Rural Cellular.

      “Unrestricted Subsidiary” of any Person means (1) any Subsidiary of such Person that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below and (2) any Subsidiary of an Unrestricted Subsidiary. Any Subsidiary of Rural Cellular may be designated by the Board of Directors of Rural Cellular as an Unrestricted Subsidiary by a Board Resolution, but only if the Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement, or understanding with Rural Cellular or any Restricted Subsidiary of Rural Cellular, unless the terms of any such agreement, contract, arrangement, or understanding are no less favorable to Rural Cellular or the Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Rural Cellular;

(3) is a Person with respect to which neither Rural Cellular nor any of its Restricted Subsidiaries has any direct or indirect obligation

(a) to subscribe for additional Capital Stock or

(b) to maintain or preserve that Person’s financial condition or to cause that Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Rural Cellular that does not constitute Senior Indebtedness.

      Any such designation by the Board of Directors of Rural Cellular shall be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to that designation and an Officers’ Certificate certifying that that designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Certain Covenants — Limitation on Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall, after that time, cease to be an Unrestricted Subsidiary for purposes of the indenture, and any Indebtedness of that Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Rural Cellular as of that date (and, if that Indebtedness is not permitted to be incurred as of that date under the covenants described above under the caption “— Certain Covenants — Limitation on Consolidated Indebtedness,” Rural Cellular shall be in default of that covenant). The Board of Directors of Rural Cellular may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that the designation shall be deemed to be an incurrence of Indebtedness by a

Restricted Subsidiary of Rural Cellular of any outstanding Indebtedness of such Unrestricted Subsidiary, and that designation shall only be permitted if:

(A) the Indebtedness is permitted under the covenant described above under the caption “— Certain Covenants — Limitation on Consolidated Indebtedness” calculated on a pro forma basis as if that designation had occurred at the beginning of the Reference Period, and

(B) no Default or Event of Default would occur or be in existence following that designation.

      Wireless Alliance shall be deemed an Unrestricted Subsidiary as of the Issue Date and shall thereafter remain an Unrestricted Subsidiary unless and until designated by the Board of Directors as a Restricted Subsidiary in accordance with the terms of the indenture.

      “Voting Power” of any Person means the aggregate number of votes of all classes of Capital Stock of such Person which ordinarily have voting power for the election of directors of such Person.

      “Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

      “Wireless Alliance” means Wireless Alliance, LLC, a Minnesota limited liability company.

      “Wireless Communications Business” means any business substantially related to the ownership, development, operation, or acquisition of wireless communications services permitted under the Federal Communications Commission’s (the “FCC”) Commercial Mobile Radio Services rules (and the related provisions of the FCC’s Public Mobile Services and Personal Communications Services rules), and other related telecommunications business services.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

      The following is a summary of certain U.S. federal income tax consequences of the exchange of old notes for new notes as well as the ownership and disposition of new notes. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). The discussion does not address all of the tax consequences that may be relevant to a particular holder or to holders subject to special treatment under U.S. federal income tax laws (including, but not limited to, holders of old notes who did not acquire the old notes on original issuance for cash at the initial offering price, insurance companies, regulated investment companies, real estate investment trusts, foreign and domestic tax-exempt organizations and private foundations, financial institutions, brokers, dealers in securities or currencies, traders that elect to mark-to-market their securities, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, holders who will hold the notes as a hedge against currency risks or as part of a straddle, synthetic security, conversion transaction or other integrated investment comprised of the notes and one or more other investments, “controlled foreign corporations,” “passive foreign investment companies,” and “foreign personal holding companies”). This discussion is limited to holders that hold their notes as capital assets. No IRS ruling or opinion of counsel has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. In addition, this summary does not discuss state or local taxes or U.S. federal taxes other than income taxes. In addition, this summary does not discuss state or local taxes or U.S. federal taxes other than income taxes. You should consult your own tax advisers as to the U.S. federal income tax consequences of exchanging old notes for new notes and the holding and disposing of new notes as well as the effects of state, local, and non-U.S. tax laws.

      For purposes of this discussion, a U.S. person means any one of the following:

•	a citizen or resident of the United States,

•	a corporation or partnership created or organized in the United States or under the laws of the United States or of any political subdivision of the United States,

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or

•	a trust that (i) is subject to the primary supervision of the U.S. courts and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has properly elected to continue to be treated as a U.S. person under applicable Treasury Regulations.

      If a partnership (including any entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) is a holder of the notes, the U.S. federal income tax treatment of a partner in such a partnership will generally depend on the status of the partnership and the activities of the partnership. Partners and partnerships are particularly urged to consult their own tax advisors as to the particular federal income tax consequences applicable to them.

      As used herein, the term “U.S. holder” means a holder that is a U.S. person, and the term “non-U.S. holder” means a holder that is not a U.S. person.

Effect of Exchange of Old Notes for New Notes

      The exchange of the old notes for new notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes. Consequently, holders of the notes will not recognize taxable gain or loss for U.S. federal income tax purposes as a result of such exchange. The holding period for the new notes received in the exchange offer will include the holding period for the old notes surrendered in exchange therefor, and the tax basis of the new notes will equal the tax basis of the old notes immediately before the exchange. There will be no U.S. federal income tax consequences of the exchange offer to a holder that does not tender old notes pursuant to the exchange offer.

U.S. Holders

      Payments of Interest. Payments of interest on new notes generally will be taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or received (in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes).

      Disposition of New Notes. Upon the sale, redemption, or other disposition of a new note, a U.S. holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale, redemption, or other disposition and the U.S. holder’s adjusted tax basis in the new note. For these purposes, the amount realized on the sale, redemption, or other disposition of a new note does not include any amount received that is attributable to accrued but unpaid interest, which will be taxable as ordinary income unless previously taken into account. Capital gain or loss on the sale, redemption, or other disposition of a new note will be long-term capital gain or loss if the new note and the old note were held for a total of more than one year.

Non-U.S. Holders

      Payments of Interest. Subject to the discussion below concerning information reporting and backup withholding, payments of interest on a new note to any non-U.S. holder will generally not be subject to U.S. federal income tax or withholding tax, provided that all of the following are true:

•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the non-U.S. holder is not a controlled foreign corporation to which we are a related person for U.S. federal income tax purposes;

•	the non-U.S. holder is not a bank with respect to which the receipt of interest on the new notes is described in section 881(c)(3)(A) of the Code;

•	the interest is not effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business; and

•	the non-U.S. holder certifies, on Form W-8BEN (or other applicable form) under penalties of perjury, that it is the beneficial owner of the new notes and is not a United States person and provides its name and address and (i) files such form with the paying agent or (ii) in the case of a note held through a foreign partnership or other intermediary, the beneficial owner and the foreign partnership or other intermediary satisfy certain certification requirements of applicable Treasury Regulations.

      Interest paid to a non-U.S. holder that does not qualify for the above exemption from withholding tax generally will be subject to withholding of U.S. federal income tax at the applicable rate, unless the non-U.S. holder of the new note provides our paying agent with a properly executed:

(1) IRS Form W-8BEN (or other applicable form) claiming an exemption from (or reduction in) U.S. withholding tax under the benefit of an applicable income tax treaty; or

(2) IRS Form W-8ECI (or other applicable form) stating that the interest paid on the new note is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. If, however, the interest is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder, the interest will be subject to U.S. federal income tax imposed on net income on the same basis as applies to U.S. persons generally. In addition, for corporate holders and under certain circumstances, the branch profits tax may also apply.

      Non-U.S. holders should consult any applicable income tax treaties, which may provide for exemption from (or reduction in) U.S. withholding tax and for other rules different from those described above.

      Disposition of New Notes. Subject to the discussion below concerning information reporting and backup withholding, any gain realized by a non-U.S. holder on the sale, redemption, or other disposition of a new note generally will not be subject to a U.S. federal income tax, unless (i) such gain is effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States, (ii) the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied, (iii) such gain represents accrued but unpaid interest not previously included in income, in which case the rules regarding interest would apply, or (iv) the non-U.S. holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

Information Reporting and Backup Withholding

      In general, payments of interest and the proceeds of the sale, exchange, redemption, retirement, or other disposition of the new notes payable by a U.S. paying agent or other U.S. intermediary will be subject to information reporting. In addition, backup withholding at the applicable rate will generally apply to these payments if (i) in the case of a U.S. holder, the holder fails to provide an accurate taxpayer identification number, fails to certify that such holder is not subject to backup withholding, or fails to report all interest and dividends required to be shown on its U.S. federal income tax returns or (ii) in the case of a non-U.S. holder, the holder fails to provide the certification on IRS Form W-8BEN described above or otherwise does not provide evidence of exempt status. Certain U.S. holders (including, among others, corporations) and non-U.S. holders that comply with certain certification requirements are not subject to backup withholding. Any amount paid as backup withholding will be creditable against the holder’s federal income tax liability provided that the required information is timely furnished to the IRS. Holders of new notes should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

PLAN OF DISTRIBUTION AND SELLING RESTRICTIONS

      The exchange offer is not being made to, nor will we accept surrenders of old notes for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

      The distribution of this prospectus and the offer and sale of the new notes may be restricted by law in certain jurisdictions. Persons who come into possession of this prospectus or any of the new notes must inform themselves about and observe any such restrictions. You must comply with all applicable laws and regulations in force in any jurisdiction in which you purchase, offer, or sell the new notes or possess or distribute this prospectus and, in connection with any purchase, offer, or sale by you of the new notes, must obtain any consent, approval, or permission required under the laws and regulations in force in any jurisdiction to which you are subject or in which you make such purchase, offer, or sale.

      Based on interpretive letters issued by the SEC staff to third parties in transactions similar to the exchange offer, we believe that a holder of new notes, other than a broker-dealer, may offer new notes for resale, resell, or otherwise transfer the new notes without complying with the registration and prospectus delivery requirements of the Securities Act, if the holder:

•	is not an “affiliate,” as defined under the Securities Act, of RCC;

•	acquired the new notes in the ordinary course of business;

•	is not engaged in, does not intend to engage in, and has no arrangement or understanding with any person to participate in a “distribution,” as defined under the Securities Act, of the new notes; and

•	is not acting on behalf of any person who could not truthfully make the foregoing representations.

      If any of the above conditions is not satisfied or you acquired your old notes to be exchanged for new notes in the exchange offer directly from RCC or any of its affiliates, you must acknowledge and agree that you:

•	may not, under SEC policy as in effect on July 1, 2003, rely on the position of the SEC enunciated in Morgan Stanley and Co., Inc. (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling dated July 2, 1993, and similar no-action letters and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K.

      Any broker-dealer that receives new notes for its own account in exchange for old notes may be deemed to be an “underwriter” within the meaning of the Securities Act. Each broker-dealer that receives new notes for its own account in exchange for old notes must represent that the old notes to be exchanged for the new notes were acquired by it as a result of marketmaking activities or other trading activities (and not acquired directly from RCC or any of its affiliates) and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes; however, by so acknowledging and by delivering a prospectus, the participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. To date, the SEC has taken the position that broker-dealers may use a prospectus such as this one to fulfill their prospectus delivery requirements with respect to resales of new notes received in an exchange such as the exchange pursuant to the exchange offer, if the old notes for which the new notes were received in the exchange were acquired for their own accounts as a result of marketmaking or other trading activities (and not acquired directly from the issuer or any of its affiliates). Any profit on these resales of new notes and any commissions or concessions received by a broker-dealer in connection with these resales may be deemed to be underwriting compensation under the Securities Act.

      We have agreed that during the period ending on the earlier of (1) one year from the date on which the exchange offer is consummated, subject to extension in limited circumstances, and (2) the date on which all transfer restricted securities covered by the exchange offer registration statement have been sold pursuant thereto, we will use commercially reasonable efforts to keep the exchange offer registration statement effective to the extent necessary to ensure that this prospectus is available for sales of the new notes by participating broker-dealers.

      A broker-dealer desiring that the exchange offer registration statement be kept continuously effective for resales of new notes must notify us in writing that such broker-dealer acquired new notes as a result of marketmaking or other trading activities and that such new notes were not received in exchange for old notes (in the exchange offer) that were acquired directly from us or any of our affiliates, such that the broker-dealer would be required to deliver a prospectus under the Securities Act upon a subsequent sale or other disposition of the new notes. A broker-dealer making dispositions of new notes pursuant to the exchange offer registration statement will be required to suspend its use of the prospectus included in the exchange offer registration statement, as amended or supplemented, under specified circumstances upon receipt of written notice to that effect from us.

      We will not receive any proceeds from any sale of the new notes by broker-dealers. Broker-dealers acquiring new notes for their own accounts may sell the notes in one or more transactions in the over-the-counter market, in negotiated transactions, through writing options on the new notes, or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices, or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of such new notes.

      We have agreed to pay all expenses incident to our participation in the exchange offer, including the reasonable fees and disbursements of one counsel for the holders of old notes and the initial purchaser, other than underwriting discounts and commissions, and will indemnify holders of the old notes, including any broker-dealers selling new notes in accordance with this “Plan of Distribution and Selling Restrictions” section, against specified types of liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

      Certain legal matters in connection with the notes are being passed upon for us by Skadden, Arps, Slate, Meagher & Flom (Illinois), Chicago, Illinois, Moss & Barnett, A Professional Association, Minneapolis, Minnesota, and Elizabeth L. Kohler, Rural Cellular Corporation, Colchester, Vermont.

INDEPENDENT AUDITORS

      The consolidated financial statements of Rural Cellular and its consolidated subsidiaries as of and for the years ended December 31, 2002 and 2001 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is included in this prospectus (which report includes explanatory paragraphs related to: (i) the adoption of Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities (an amendment of SFAS No. 133),” as discussed in Note 5, (ii) the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets,” as discussed in Note 3, (iii) the adoption of SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB No. 13 and Technical Corrections,” as discussed in Note 13, and (iv) the application of procedures relating to certain other disclosures and reclassification of financial statement amounts related to the 2000 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance with respect to such disclosures and reclassifications), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements of Rural Cellular and its consolidated subsidiaries as of and for the year ended December 31, 2000, have been audited by Arthur Andersen LLP, independent auditors, as stated in their report, which is included in this prospectus (which report includes an explanatory paragraph concerning the adoption of SFAS No. 133, as discussed in Note 5 to those consolidated financial statements). Arthur Andersen LLP has not consented to the inclusion of its report in this prospectus. For a discussion of the risks relating to Arthur Andersen LLP’s audit of our financial statements, see “Risk Factors — You may be unable to pursue any legal claims against Arthur Andersen LLP, our former independent public accountants.”

      In June 2002, our board of directors engaged Deloitte & Touche LLP as our independent auditors and dismissed Arthur Andersen LLP, our former auditors. During the fiscal years ended December 31, 2000 and 2001 and until the date of dismissal, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure or with respect to our financial statements which, if not resolved to the satisfaction of Arthur Andersen LLP would have caused it to make reference to the subject matter of the disagreement in connection with its report. The report of Arthur Andersen LLP for the fiscal years ended December 31, 2000 and 2001 did not contain an adverse opinion or disclaimer of opinion nor was the report qualified or modified as to uncertainty, audit scope, or accounting principles. Prior to the board’s decision to engage Deloitte & Touche LLP, we did not consult Deloitte Touche LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

MARKET DATA

      The market data presented in this prospectus are based upon estimates by us and the use of various third party sources where available. Although we believe these sources are generally reliable, we cannot guarantee and have not independently verified the accuracy or completeness of such information. Moreover, while we believe that our estimates are reasonable and reliable, in certain cases such estimates cannot be verified by information available from independent sources. Accordingly, no assurance can be given that such market data are accurate in all material respects.

AVAILABLE INFORMATION

      We are currently subject to the informational requirements of the Securities Exchange Act of 1934, or the Exchange Act. We are required to file annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any of the reports, proxy statements and other information that we file with the SEC at the public reference room maintained by the SEC at:

Securities and Exchange Commission

450 Fifth Street, N.W., Room 1024
Washington, D.C. 20549

      You may obtain information on the operation of the public reference room by calling the SEC at (800) 732-0330. In addition, we are required to file electronic versions of those materials with the SEC through the SEC’s EDGAR system. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

      You may request a copy of each of our filings at no cost, by contacting us at the following address, telephone, or facsimile number:

Rural Cellular Corporation

3905 Dakota Street, SW
P.O. Box 2000
Alexandria, Minnesota 56308-2000
Attn: Treasurer
Telephone: (320) 762-2000
Facsimile: (320) 808-2102

      In addition, copies of the indenture relating to the notes and the registration rights agreement are available from us at the same address and telephone or facsimile number.

INCORPORATION BY REFERENCE

      Rather than include in this prospectus some of the information that we include in reports filed with the SEC, we are incorporating this information by reference, which means that we are disclosing important information to you by referring to those publicly filed documents that contain the information. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. Accordingly, we incorporate by reference the following:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2003, and June 30, 2003; and

•	Current Reports on Form 8-K filed with the SEC on July 11, 2003 (announcing acquisition of 1900 MHz spectrum), July 21, 2003 (announcing unregistered offering of senior notes), August 5, 2003 (announcing completion of unregistered offering of senior notes), and October 6, 2003 (conformed financial statements), and Item 5 of the Current Report on Form 8-K filed with the SEC on October 15, 2003 (announcement of exchange of assets).

      In addition, all reports and other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus will be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of the filing of such reports and documents. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      Copies of our filings are available from the SEC or from us at the addresses noted above.

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of

	December 31,	June 30,
	2002	2003

	(In thousands)
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$53,788	$147,033
Accounts receivable, less allowance for doubtful accounts of $3,096 and $3,209.	46,442	56,060
Inventories	6,624	5,214
Other current assets	3,217	5,248

Total current assets	110,071	213,555

PROPERTY AND EQUIPMENT, less accumulated depreciation of $172,629 and $190,949.	240,536	230,583

LICENSES AND OTHER ASSETS:
Licenses, net	618,576	618,576
Goodwill, net	369,829	369,829
Customer lists, net	92,748	82,473
Deferred debt issuance costs, less accumulated amortization of $11,427 and $13,527.	25,176	24,034
Other assets, less accumulated amortization of $1,432 and $1,574	6,042	6,032

Total licenses and other assets	1,112,371	1,100,944

	$1,462,978	$1,545,082

The accompanying notes are an integral part of these condensed consolidated balance sheets.

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of

	December 31,	June 30,
	2002	2003

	(In thousands,
	except per share data)
	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$41,633	$37,012
Current portion of long-term debt	79,047	52,440
Advance billings and customer deposits	10,447	10,888
Accrued interest	18,476	18,035
Dividends payable	6,412	3,171
Other accrued expenses	9,552	9,022

Total current liabilities	165,567	130,568
LONG-TERM LIABILITIES	1,211,026	1,296,551

Total liabilities	1,376,593	1,427,119

REDEEMABLE PREFERRED STOCK	569,500	605,343
SHAREHOLDERS’ DEFICIT:
Class A common stock; $.01 par value; 200,000 shares authorized, 11,229 and 11,455 issued	112	115
Class B common stock; $.01 par value; 10,000 shares authorized, 693 and 613 issued	7	6
Additional paid-in capital	192,294	192,407
Accumulated deficit	(669,508)	(679,591)
Accumulated other comprehensive loss	(6,020)	(317)

Total shareholders’ deficit	(483,115)	(487,380)

	$1,462,978	$1,545,082

The accompanying notes are an integral part of these condensed consolidated balance sheets.

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Six Months Ended
	June 30,

	2002	2003

	(In thousands,
	except per share data)

	(Unaudited)
REVENUE:
Service	$155,970	$171,827
Roaming	60,017	60,851
Equipment	7,843	8,303

Total revenue	223,830	240,981

OPERATING EXPENSES:
Network costs, excluding depreciation and amortization	48,898	48,804
Cost of equipment sales	7,971	17,124
Selling, general and administrative	57,849	62,967
Depreciation and amortization	39,509	39,753

Total operating expenses	154,227	168,648

OPERATING INCOME	69,603	72,333

OTHER INCOME (EXPENSE):
Interest expense, net	(59,085)	(50,622)
Other	78	988

Other expense, net	(59,007)	(49,634)

INCOME BEFORE CUMULATIVE EFFECT ADJUSTMENT	10,596	22,699
CUMULATIVE EFFECT ADJUSTMENT	(417,064)	—

NET INCOME (LOSS)	(406,468)	22,699

PREFERRED STOCK DIVIDEND	(29,473)	(32,782)

NET LOSS APPLICABLE TO COMMON SHARES	$(435,941)	$(10,083)

NET LOSS APPLICABLE TO COMMON SHARES:
Net loss per share applicable to common shares before cumulative effect adjustment	$(1.59)	$(0.84)
Cumulative effect adjustment	(34.99)	—

Net loss per basic and diluted share	$(36.58)	$(0.84)

WEIGHTED AVERAGE SHARES USED TO COMPUTE
INCOME (LOSS) PER SHARE:
Basic	11,919	12,050
Diluted	11,919	12,050
COMPREHENSIVE LOSS:
Net loss applicable to common shares	$(435,941)	$(10,083)
Hedging activity: mark-to-market adjustments — financial instruments	2,517	5,703

TOTAL COMPREHENSIVE LOSS	$(433,424)	$(4,380)

The accompanying notes are an integral part of these condensed consolidated financial statements.

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,

	2002	2003

	(In thousands)
	(Unaudited)
OPERATING ACTIVITIES:
Net income (loss)	$(406,468)	$22,699
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	39,509	39,753
Loss on extinguishment of debt	3,319	—
Mark-to-market adjustments — financial instruments	9,117	3,736
Cumulative effect adjustment	417,064	—
Other	1,580	1,425
Change in other operating elements:
Accounts receivable	(5,801)	(9,618)
Inventories	2,251	1,410
Other current assets	(675)	(2,031)
Accounts payable	(4,558)	(4,621)
Advance billings and customer deposits	1,794	441
Other accrued expenses	7,034	(971)

Net cash provided by operating activities	64,166	52,223

INVESTING ACTIVITIES:
Purchases of property and equipment	(25,630)	(19,757)
Proceeds from sale of REC/ RTB stock	650	—
Proceeds from sale of property and equipment	—	195
Other	51	4

Net cash used in investing activities	(24,929)	(19,558)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock related to employee stock purchase plan and stock options	330	113
Proceeds from issuance of long-term debt	342,550	120,000
Repayments of long-term debt	(360,208)	(23,486)
Payments of debt issuance costs	(10,244)	(1,071)
Repayment of swaption	—	(34,184)
Other	(101)	(792)

Net cash provided by (used in) financing activities	(27,673)	60,580

NET INCREASE IN CASH AND CASH EQUIVALENTS	11,564	93,245
CASH AND CASH EQUIVALENTS, at beginning of period	1,995	53,788

CASH AND CASH EQUIVALENTS, at end of period	$13,559	$147,033

The accompanying notes are an integral part of these condensed consolidated financial statements.

Supplemental Disclosure of Condensed Consolidated Cash Flow Information

	Six Months Ended
	June 30,

	2002	2003

	(In thousands)
Cash paid for:
Interest	$39,907	$50,747
Noncash financing transactions:
Preferred security dividends	$29,473	$32,782

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(1)	Basis of Presentation:

      Throughout this document, Rural Cellular Corporation and its subsidiaries are referred to as “RCC,” “we,” “our,” or “us.”

      The accompanying unaudited condensed consolidated financial statements for the six months ended June 30, 2002 and 2003 have been prepared by management. In the opinion of management, only normal recurring adjustments necessary to present fairly the financial position, results of operations, and cash flows for all periods presented have been made.

      Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed consolidated financial statements be read in conjunction with the consolidated financial statements and the notes thereto included in our Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission on March 24, 2003. The results of operations for the six months ended June 30, 2003 are not necessarily indicative of the operating results for the full fiscal year or for any other interim periods.

(2)	Summary of Significant Accounting Policies:

      Effective June 2003, we adopted the provisions of Emerging Issues Task Forces (“EITF”) No. 01-14 (“EITF 01-14”), “Income Statement Characterization of Reimbursements Received for “Out-of-Pocket’ Expenses Incurred,” which requires reimbursements received for out-of-pocket expenses to be characterized as revenue with offsetting expenses included in operating expense. We previously treated Universal Service Fund contributions and certain other regulatory fees, which, at our option, we passed on to our customers, as offsetting balance sheet transactions. Effective in the second quarter of 2003, these transactions increase service revenue and selling, general, and administrative expense. Prior period amounts have been reclassified to provide consistent treatment. None of these reclassifications had an impact on operating income or net income (loss).

      In May 2003, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS No. 150,”) “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify a financial instrument with certain defined characteristics as a liability (or an asset in some circumstances). The requirements of this statement apply to an issuer’s classification and measurement of freestanding financial instruments, including those that comprise more than one option or forward contract. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. We are in the process of assessing the final impact of adopting SFAS No. 150 on our financial position and results of operations, however management does not anticipate a cumulative effect adjustment upon adoption.

      In April 2003, the FASB issued SFAS No. 149, “Amendment on Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS No. 149”), which amends and clarifies the accounting guidance on derivative instruments and hedging activities that fall within the scope of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 149 also amends certain other existing pronouncements to provide more uniform reporting of contracts that are derivatives in their entirety or that contain embedded derivatives that warrant separate accounting. SFAS No. 149 is effective for us on a prospective basis for contracts entered into or modified and for hedging relationships designated

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

for fiscal periods beginning after June 30, 2003. We do not believe this statement will have an impact on our results of operations, financial position, or cash flows.

      In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure, an Amendment of FASB Statement No. 123” (“SFAS No. 123”). SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for employee stock-based compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosure in annual and interim financial statements about the method of accounting used by the issuer for stock-based compensation and its effect on the issuer’s reported results.

      We account for stock options under Accounting Principles Board Opinion No. 25, recognizing no compensation cost. Had compensation cost for our plans been determined in accordance with SFAS No. 148 and SFAS No. 123, our results of operations and net loss per share would have been adjusted to the following pro forma amounts:

	Six Months Ended
	June 30,

	2002	2003

	(In thousands,
	except for per share data)
Net loss applicable to common shares:
As reported	$(435,941)	$(10,083)
Fair value compensation expense	(2,645)	(1,546)

Pro forma	$(438,586)	$(11,629)

Net loss per basic and diluted share:
As reported	$(36.58)	$(0.84)
Fair value compensation expense	(0.22)	(0.13)

Pro forma	$(36.80)	$(0.97)

      The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 2002 and 2003: expected volatility of 88% and 93%, respectively; risk-free interest rates of 4.25% in 2002 and 2003; expected life of 10 years and no expected dividend yield. The weighted average per share fair value of options granted in 2002 and 2003 was $3.85 and $1.23 per share, respectively.

      In November 2002, the EITF reached consensus on EITF No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” This consensus requires that revenue arrangements with multiple deliverables be divided into separate units of accounting if the deliverables in the arrangement meet specific criteria. In addition, arrangement consideration must be allocated among the separate units of accounting based on their relative fair values, with certain limitations. The sale of wireless service with an accompanying handset constitutes a revenue arrangement with multiple deliverables. As of June 15, 2003, we adopted the provisions of this consensus for revenue arrangements. Based on our analysis we have determined that our current accounting treatment meets the EITF guidance and will not impact our results of operations, financial position, and cash flows.

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(3)	Licenses and Other Intangible Assets:

      The components of licenses and other intangible assets are as follows:

	As of December 31, 2002			As of June 30, 2003

	Gross			Gross
	Carrying	Accumulated	Net Carrying	Carrying	Accumulated	Net Carrying
	Value	Amortization	Value	Value	Amortization	Value

	(In thousands)
Licenses	$668,985	$(50,409)	$618,576	$668,985	$(50,409)	$618,576
Other intangible assets:
Goodwill	402,165	(32,336)	369,829	402,165	(32,336)	369,829
Customer lists	159,030	(66,282)	92,748	159,030	(76,557)	82,473

Total	$1,230,180	$(149,027)	$1,081,153	$1,230,180	$(159,302)	$1,070,878

      Customer list amortization expense for the six months ended June 30, 2003 was approximately $10.3 million. It is estimated to be approximately $10.3 million for the remainder of 2003, $20.6 million in each of 2004 through 2006, and $10.3 million in 2007.

(4)	Long-Term Liabilities:

      We had the following long-term liabilities outstanding (in thousands):

	December 31,	June 30,
	2002	2003

Credit facility (long-term portion):
Revolver	$16,142	$131,142
Term Loan A (terminates 04/03/2008)	316,540	290,344
Term Loan B (terminates 10/03/2008)	185,223	184,290
Term Loan C (terminates 04/03/2009)	185,223	184,290
Term Loan D (terminates 10/03/2009)	54,766	54,489

	757,894	844,555
9 3/4% senior subordinated notes	300,000	300,000
9 5/8% senior subordinated notes	125,000	125,000
Derivative financial instruments	12,158	10,978
Deferred tax liability and other	15,974	16,018

Long-term liabilities	$1,211,026	$1,296,551

      Credit facility — Advances under the credit facility bear interest at the London Interbank Offering Rate (“LIBOR”) plus an applicable margin based on our ratio of indebtedness to annualized operating cash flow as of the end of the most recently completed fiscal quarter. As of June 30, 2003, the effective rate of interest on the credit facility, excluding the impact of hedge agreements, was 4.49%. A commitment fee not to exceed 0.50% on the unused portion of the credit facility is payable quarterly. Borrowings under the credit facility are secured by a pledge of substantially all the assets of RCC, excluding our 70% ownership in Wireless Alliance, LLC. At June 30, 2003, we had $135.3 million in unused capacity under the revolver. Future availability under the revolver will be determined quarterly based on our leverage ratios as described in the credit facility agreement.

      The credit facility is subject to various covenants, including the ratio of senior indebtedness to annualized operating cash flow, the ratio of total indebtedness to annualized operating cash flow, and the

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

ratio of annualized operating cash flow to interest expense. Mandatory commitment reductions are required upon any material sale of assets.

      In March 2001, January 2002, and August 2003 we obtained amendments and waivers of certain of the financial covenants in the credit facility.

      9 5/8% Senior Subordinated Notes — In 1998, we issued $125 million principal amount of 9 5/8% senior subordinated notes due 2008. Interest on the senior subordinated notes is payable semi-annually on May 15 and November 15. The senior subordinated notes will mature on May 15, 2008, and are redeemable, in whole or in part, at our option, at any time on or after May 15, 2003.

      9 3/4% Senior Subordinated Notes — In 2002, we issued $300 million principal amount of 9 3/4% senior subordinated notes due 2010. Interest on the 9 3/4% senior subordinated notes is payable semi-annually on January 15 and July 15. The 9 3/4% senior subordinated notes will mature on January 15, 2010, and are redeemable, in whole or in part, at the option of RCC, at any time on or after January 16, 2006.

      Current portion of long-term debt — The current portion of our long-term debt included the following:

	As of

	December 31,	June 30,
	2002	2003

	(In thousands)
Current portion of credit facility Term Loan A (terminates 04/03/2008)	$32,745	$48,027
Term Loan B (terminates 10/03/2008)	1,400	1,866
Term Loan C (terminates 04/03/2009)	1,400	1,866
Term Loan D (terminates 10/03/2009)	414	552

	35,959	52,311
Financial Instruments Swaption(1)	30,072	—
Other financial instruments	6,326	—
Purchase option agreement(2) 6,500	6,500	—
Other	190	129

Total	$79,047	$52,440

(1)	The counterparty exercised the optional early termination provision of the Swaption, requiring RCC to pay the counterparty the negative fair market value of the swaption on May 15, 2003 of $34.2 million.

(2)	In conjunction with an acquisition, we entered into a purchase option to acquire certain cell sites in the future for $6.5 million. We exercised the option on February 28, 2003. At December 31, 2002, the option was included in current liabilities. We assumed an agreement to utilize the assets covered by the option for the period prior to exercising the option.

(5)	Financial Instruments:

      We use derivative financial instruments to reduce our exposure to adverse fluctuations in interest rates, to meet bank covenants, and to reduce borrowing rates. RCC is not a party to leveraged derivatives and does not hold or issue financial instruments for speculative purposes.

      SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (as amended by SFAS No. 137, No. 138 and No. 149) (“SFAS No. 133”), requires that an entity determine the fair value of all derivatives and recognize them as either assets or liabilities on the balance sheet. The changes in fair value of the derivative are booked based on the intended use of the derivative, the ability to meet hedge designation criteria and the degree of effectiveness measured at each period end.

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Interest Rate Management

      At June 30, 2003, RCC held derivative instruments with a notional amount of $459.0 million. Because we are required under the terms of our credit facility to mitigate the risk of rising interest rates on at least 50% of the principal amount of the loans outstanding for an average period of three years from the date of the hedge agreements, RCC uses collars, swaps, and caps to hedge credit facility debt. These derivatives are recorded on the balance sheet at fair value with related changes in fair value included in the statement of operations and are not accounted for as hedges under SFAS No. 133. RCC’s derivative instruments and valuations are set forth in the table below. The fair values, except for the Class M and Class T convertible preferred stock, are based on quoted market prices or, if quoted market prices are not available, estimates using present value and other valuation techniques. During the second quarter of 2003, derivative instruments with a notional amount of $843.1 million expired or were terminated at the option of RCC or the counterparty.

				Estimated
		Carrying Value		Fair Market Value

	Notional	December 31,	June 30,	December 31,	June 30,
	Amount	2002	2003	2002	2003

	(Dollars in thousands)
Financial assets
Interest rate flooridors:
Fleet Bank (terminated May 12, 2003)	—	$631	$—	$631	$—
Interest rate cap(1):
Bear Stearns Bank (terminates March 27, 2006)	175,000	—	522	—	522

Total financial assets	$175,000	$631	$522	$631	$522

Financial liabilities
Credit facility	$—	$793,853	$896,866	$689,064	$834,085
9 5/8% senior subordinated notes	—	125,000	125,000	81,250	110,313
9 3/4% senior subordinated notes	—	300,000	300,000	195,000	268,875
11 3/8% senior exchangeable preferred stock	—	240,882	254,676	57,812	160,446
12 1/4% junior exchangeable preferred stock	—	195,035	207,085	42,908	84,391
Class M convertible preferred stock(2)	—	110,000	110,000	110,000	110,000
Class T convertible preferred stock(2)	—	7,541	7,541	7,541	7,541

	—	1,772,311	1,901,168	1,183,575	1,575,651
Derivative financial instruments Interest rate swap agreements(1):
TD Securities (terminates May 16, 2005)	84,000	9,010	8,066	9,010	8,066
PNC Bank (terminated May 16, 2003)	—	975	—	975	—
Fleet Bank (terminates March 7, 2006)	200,000	—	2,912	—	2,912
Reverse swap agreements:
Fleet Bank (terminated June 2, 2003)	—	1,832	—	1,832	—
Dresdner Bank (terminated June 2, 2003)	—	1,316	—	1,316	—
Interest rate collar agreements:
PNC Bank (terminated May 25, 2003)	—	966	—	966	—
Union Bank (terminated June 5, 2003)	—	1,622	—	1,622	—
PNC Bank (terminated June 6, 2003)	—	1,827	—	1,827	—
Union Bank (terminated June 5, 2003)	—	936	—	936	—
Swaption(3):
TD Securities (terminated May 15, 2003)	—	30,072	—	30,072	—

	284,000	48,556	10,978	48,556	10,978
Other long-term liabilities	—	323	367	323	367

Total financial liabilities	$284,000	$1,821,190	$1,912,513	$1,232,454	$1,586,996

(1)	Recorded on our balance sheet at fair value, with related changes in fair value included in the statement of operations, and is not accounted for as a hedge under SFAS No. 133.

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(2)	These financial instruments are not actively traded and, therefore, the estimated fair market value is stated at the carrying value.

(3)	We issued $125 million in subordinated debt in May 1998 that matures in May 2008. The $8.7 million value of an embedded call option within the subordinated debt was monetized in March 2001, resulting in a swaption. The swaption does not qualify for hedge accounting treatment under SFAS No. 133 and, as such, is recorded in the balance sheet at fair value with related changes in fair value included in the statement of operations. On May 15, 2003, the counterparty exercised its option to terminate the swaption, and we paid the counterparty $34.2 million.

(6)	Preferred Securities:

      We have issued the following preferred stock with liquidation preferences of $1,000 per share:

				Other		Shares
		Dividend	Conversion	Features,	Number	Distributed as
		Rate	Price to	Rights,	of Shares	Dividends	Accrued
	Mandatory	Per	Common	Preferences	Originally	through	Dividends at
	Redemption Date	Annum	Stock	and Powers	Issued	June 30, 2003	June 30, 2003

							(In thousands)
Senior Exchangeable Preferred Stock	May 2010	11.375%	—	Non-Voting	150,000	104,676	$3,621
Junior Exchangeable Preferred Stock	February 2011	12.250%	—	Non-Voting	140,000	67,085	3,171
Class M Voting Convertible Preferred Stock	April 2012	8.000%	$53.000	Voting	110,000	—	32,235
Class T Convertible Preferred Stock	April 2020	4.000%	$50.631	Non-Voting	7,541	—	979

Total					407,541	171,761	$40,006

      Preferred security balance sheet reconciliation (in thousands):

As of
June 30, 2003

Preferred securities originally issued	$407,541
Preferred dividends issued (junior and senior)	171,761
Accrued long-term preferred security dividends (Senior, Class M and Class T)	36,835
Unamortized issuance costs	(10,794)

Net preferred securities	$605,343

      Dividends on the senior exchangeable preferred stock are cumulative, are payable quarterly, and may be paid, at our option, on any dividend payment date occurring on or before May 15, 2003, either in cash or by the issuance of additional shares of senior exchangeable preferred stock having an aggregate liquidation preference equal to the amount of such dividends. Although we are continuing to evaluate our alternatives, we do not currently anticipate that we will declare cash dividends on our senior exchangeable preferred stock for the foreseeable future, except to the extent, if any, that we may be legally required to do so. We have continued to accrue the undeclared dividends by increasing the carrying amount of the preferred stock as the dividends are payable under the mandatory redemption feature.

      Dividends on the junior exchangeable preferred stock are cumulative, are payable quarterly, and may be paid, at our option, on any dividend payment date occurring on or before February 15, 2005, either in cash or by the issuance of additional shares of junior exchangeable preferred stock having an aggregate liquidation preference equal to the amount of such dividends.

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The senior and junior exchangeable preferred stock are non-voting, except as otherwise required by law and as provided in their respective Certificates of Designation. Each Certificate of Designation provides that at any time cash dividends on the outstanding exchangeable preferred stock are in arrears and unpaid for six or more quarterly dividend periods (whether or not consecutive), the holders of a majority of the outstanding shares of the affected exchangeable preferred stock, voting as a class, will be entitled to elect the lesser of two directors or that number of directors constituting 25% of the members of the Board of Directors. The voting rights will continue until such time as all dividends in arrears on the exchangeable preferred stock are paid in full (and in the case of dividends payable on the senior exchangeable preferred stock after May 15, 2003, or in the case of dividends payable on the junior exchangeable preferred stock after February 15, 2005, are paid in cash), at which time the terms of any directors elected pursuant to such voting rights will terminate. Voting rights may also be triggered by other events described in the Certificates of Designation.

      Dividends on the Class M convertible preferred stock are compounded, accrue at 8% per annum, and are payable upon redemption or upon liquidation of RCC. The Class M convertible preferred stock is convertible into our Class A common stock at $53.00 per share subject to certain adjustments. Dividends are not payable if the shares are converted. The holders of the Class M convertible preferred stock are entitled to vote on all matters submitted to the holders of the common stock on an as-converted basis.

      In order to comply with the FCC rules regarding cross-ownership of cellular licensees within a given market, we issued 7,541 shares of Class T convertible preferred stock to Telephone & Data Systems, Inc. (“TDS”) with a par value of $1,000 per share on March 31, 2000 in exchange for 43,000 shares of Class A common stock and 105,940 shares of Class B common stock owned by TDS. TDS or RCC can convert the convertible preferred stock into the original number of shares of Class A or Class B common stock in the future if ownership by TDS of the common stock would then be permissible under FCC rules. Dividends on the Class T convertible preferred stock are cumulative, have a fixed coupon rate of 4% per annum, and are payable in April 2020. Dividends are not payable if the shares are converted. Shares of Class T convertible preferred stock are non-voting, except as otherwise required by law and as provided in the Certificate of Designation.

      The senior exchangeable preferred stock is senior to the junior exchangeable preferred stock, Class M convertible preferred stock, Class T convertible preferred stock and common stock of RCC with respect to dividend rights and rights on liquidation, winding-up and dissolution of RCC. The junior exchangeable preferred stock is junior to the senior exchangeable preferred stock and Class T convertible preferred stock and senior to the Class M convertible preferred stock and common stock with respect to dividend rights and rights on liquidation, winding-up and dissolution of RCC.

      We are required to redeem the senior exchangeable preferred stock, junior exchangeable preferred stock, Class M convertible preferred stock, and Class T convertible preferred stock at 100% of their total liquidation preference plus accumulated and unpaid dividends at their respective redemption dates.

(7)	Events Subsequent to June 30, 2003:

      Placement of senior notes and credit facility amendment

      On August 1, 2003, we completed the placement of $325 million principal amount of 9 7/8% senior notes due 2010. Interest on the notes is payable semi-annually on February 1 and August 1. The net proceeds from the offering, together with existing cash, were used to reduce outstanding borrowings under our credit facility by $356.1 million, as follows:

•	$131.1 million under the revolving credit facility,

•	$99.4 million under Term Loan A,

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	$54.7 million under Term Loan B,

•	$54.7 million under Term Loan C, and

•	$16.2 million under Term Loan D.

      On August 1, 2003, after giving effect to the offering and the pay down of the credit facility, $541 million remained outstanding under our credit facility. As of August 1, 2003, we had $60 million of availability remaining unused under the credit facility revolver in addition to approximately $100 million in cash and cash equivalents on hand.

      In conjunction with the completed senior notes offering, we amended our credit facility. The credit facility amendment includes a $100 million basket that may be used toward the repurchase of our senior notes, subordinated notes or any of our preferred stock. Such repurchases are limited by covenants in other governing instruments, which may fluctuate. We may, in our sole discretion, determine to acquire such securities through open market purchases, privately negotiated transactions, or otherwise, upon such terms and at such prices as we may determine from time to time. Prior to any acquisition of preferred shares, we are required to pay any previously unpaid cash dividends on the senior preferred stock. Any such dividends would reduce the credit facility basket referred to above.

      Amendments to the credit facility included:

•	changes in the financial covenants,

•	a requirement to refinance or extend the maturity date of our 9 7/8% senior notes beyond March 31, 2010, on or before July 31, 2009, or an event of default will occur,

•	a requirement to refinance or extend the maturity date of our 9 5/8% senior subordinated notes due 2008 beyond January 1, 2010, on or before November 15, 2007, or an event of default will occur,

•	the addition of a letter of credit subfacility of up to $5.0 million,

•	increase in the applicable margins with respect to the interest rates applicable to the outstanding debt under the credit facility, and

•	a requirement that no less than 50% of our total debt be fixed rate debt, after giving effect to our interest rate hedging agreements.

RATINGS CHANGE ON OUR SENIOR SUBORDINATED NOTES AND SENIOR EXCHANGEABLE PREFERRED STOCK

      On July 21, 2003, Standard & Poor’s Ratings Services lowered its ratings on our senior subordinated notes to CCC, the rating on our senior exchangeable preferred stock to D, and the rating on our junior exchangeable preferred stock to CCC-. On July 22, 2003, Moody’s Investors Service announced that it had lowered the rating on our senior subordinated notes to Caa2, the rating on our senior exchangeable preferred stock to Ca, and the rating on our junior exchangeable preferred stock to C.

INDEPENDENT AUDITORS’ REPORT

Shareholders and Board of Directors

Rural Cellular Corporation and Subsidiaries
Alexandria, Minnesota

      We have audited the accompanying consolidated balance sheets of Rural Cellular Corporation and Subsidiaries (the Company) as of December 31, 2001 and 2002, and the related consolidated statements of operations, shareholders’ (deficit) equity, and cash flows for each of the two years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of the Company as of December 31, 2000 and for the year then ended were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated February 1, 2002, prior to the disclosures and reclassifications related to goodwill and the extraordinary loss as discussed in Note 3 and Note 13, respectively.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform our audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2001 and 2002, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

      As discussed in Note 5, effective January 1, 2001, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities (an amendment of SFAS No. 133).

      As discussed in Note 3 to the consolidated financial statements, the Company changed its method of accounting for goodwill and licenses in 2002.

      As discussed in Note 13, effective January 1, 2003, the Company adopted the provisions of SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections.

      As discussed above, the consolidated financial statements of the Company as of December 31, 2000 and for the year then ended were audited by other auditors who have ceased operations. As described in Note 3, these financial statements have been revised to include the transitional disclosures required by SFAS No. 142, Goodwill and Other Intangible Assets, which was adopted by the Company as of January 1, 2002. Our audit procedures with respect to the disclosures in Note 3 with respect to 2000 included (i) agreeing the previously reported net loss to the previously issued financial statements and the adjustments to reported net loss representing amortization expense recognized in this period related to goodwill and licenses that are no longer being amortized as a result of initially applying SFAS No. 142 to the Company’s underlying records obtained from management, and (ii) testing the mathematical accuracy of the reconciliation of adjusted net loss to reported net loss and the related earnings-per-share amounts. Also, as discussed in Note 13, the financial statements have been revised to reflect the reclassification requirements of SFAS No. 145. Our audit procedures with respect to the 2000 consolidated statement of operations reclassification were to add the amount previously reported as an extraordinary item to the interest expense amount and test the mathematical accuracy of the 2000 consolidated statement of operations. In our opinion, the disclosures for 2000 in Note 3 and the reclassification of the extraordinary loss to interest expense for 2000 are appropriate. However, we were not engaged to audit, review, or apply any procedures to the 2000 consolidated financial statements of the Company other than with respect to such disclosures and, accordingly, we do not express an opinion or any other form of assurance on the 2000 consolidated financial statements taken as a whole.

DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

February 7, 2003, except Note 13, as to which the date is April 23, 2003.

This is a copy of a previously issued report.

In accordance with the Securities and Exchange Commission’s amendment of Rule 2-02 of Regulation S-X, the following report is a copy of a report previously issued by Arthur Andersen LLP, our former independent public accountants, who have ceased operations.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Rural Cellular Corporation:

      We have audited the accompanying consolidated balance sheets of Rural Cellular Corporation (a Minnesota corporation) and subsidiaries as of December 31, 2000 and 2001, and the related consolidated statements of operations, shareholders’ (deficit) equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rural Cellular Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

      As explained in Note 5 to the financial statements, effective January 1, 2001 the Company adopted the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.”

ARTHUR ANDERSEN LLP

Minneapolis, Minnesota,

February 1, 2002

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of December 31,

	2001	2002

	(In thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,995	$53,788
Accounts receivable, less allowance for doubtful accounts of $4,016 and $3,096	45,279	46,442
Inventories	6,617	6,624
Other current assets	2,408	3,217

Total current assets	56,299	110,071

PROPERTY AND EQUIPMENT, less accumulated depreciation of $137,776 and $172,629	244,980	240,536

LICENSES AND OTHER ASSETS:
Licenses, less accumulated amortization of $50,409 and $50,409	1,030,624	618,576
Goodwill, less accumulated amortization of $32,493 and $32,336	361,184	369,829
Customer lists, less accumulated amortization of $45,730 and $66,282	113,299	92,748
Deferred debt issuance costs, less accumulated amortization of $8,306 and $11,427	22,549	25,176
Other assets, less accumulated amortization of $1,230 and $1,432	7,844	6,042

Total licenses and other assets	1,535,500	1,112,371

	$1,836,779	$1,462,978

The accompanying notes are an integral part of these consolidated financial statements.

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of December 31,

	2001	2002

	(In thousands,
	except per share data)
LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
CURRENT LIABILITIES:
Accounts payable	$35,167	$41,633
Current portion of long-term debt	189	79,047
Advance billings and customer deposits	9,315	10,447
Accrued interest	13,033	18,476
Dividends payable	5,710	6,412
Other accrued expenses	11,158	9,552

Total current liabilities	74,572	165,567
LONG-TERM LIABILITIES	1,286,301	1,211,026

Total liabilities	1,360,873	1,376,593

COMMITMENTS AND CONTINGENCIES (Note 9)
REDEEMABLE PREFERRED STOCK	509,736	569,500
SHAREHOLDERS’ DEFICIT:
Class A common stock; $.01 par value; 200,000 shares authorized, 11,176 and 11,229 issued	112	112
Class B common stock; $.01 par value; 10,000 shares authorized, 728 and 693 issued	7	7
Additional paid-in capital	191,964	192,294
Accumulated deficit	(213,050)	(669,508)
Accumulated other comprehensive loss	(12,863)	(6,020)

Total shareholders’ deficit	(33,830)	(483,115)

	$1,836,779	$1,462,978

The accompanying notes are an integral part of these consolidated financial statements.

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,

	2000	2001	2002

	(In thousands, except per share data)
REVENUE:
Service	$238,556	$310,520	$319,933
Roaming	98,693	116,541	122,703
Equipment	18,848	18,627	20,442

Total revenue	356,097	445,688	463,078

OPERATING EXPENSES:
Network costs, excluding depreciation and amortization	85,988	101,509	97,200
Cost of equipment sales	34,711	28,415	29,184
Selling, general and administrative	95,034	122,387	119,185
Depreciation and amortization	91,078	112,577	82,497

Total operating expenses	306,811	364,888	328,066

OPERATING INCOME	49,286	80,800	135,012

OTHER INCOME (EXPENSE):
Interest expense	(90,764)	(130,432)	(114,478)
Interest and dividend income	2,249	1,172	562
Other	(24)	(752)	66

Other expense, net	(88,539)	(130,012)	(113,850)

INCOME (LOSS) BEFORE INCOME TAXES AND CUMULATIVE CHANGE IN ACCOUNTING PRINCIPLE	(39,253)	(49,212)	21,162
INCOME TAX PROVISION	—	—	—

INCOME (LOSS) BEFORE CUMULATIVE CHANGE IN ACCOUNTING PRINCIPLE	(39,253)	(49,212)	21,162
CUMULATIVE CHANGE IN ACCOUNTING PRINCIPLE	—	1,621	(417,064)

NET LOSS	(39,253)	(47,591)	(395,902)
PREFERRED STOCK DIVIDEND	(44,081)	(54,545)	(60,556)

NET LOSS APPLICABLE TO COMMON SHARES	$(83,334)	$(102,136)	$(456,458)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, BASIC AND DILUTED	11,510	11,865	11,920

NET LOSS APPLICABLE TO COMMON SHARES BEFORE CUMULATIVE CHANGE IN ACCOUNTING PRINCIPLE	$(7.24)	$(8.74)	$(3.30)
CUMULATIVE CHANGE IN ACCOUNTING PRINCIPLE	—	0.13	(34.99)

NET LOSS PER BASIC AND DILUTED SHARE	$(7.24)	$(8.61)	$(38.29)

The accompanying notes are an integral part of these consolidated financial statements.

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ (DEFICIT) EQUITY

	Class A	Class A	Class B	Class B			Accumulated
	Common	Common	Common	Common	Additional		Other
	Stock	Stock	Stock	Stock	Paid-In	Accumulated	Comprehensive	Shareholders’	Comprehensive
	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	(Deficit) Equity	Loss

	(In thousands)
BALANCE, December 31, 1999	8,090	$81	1,032	$10	$36,916	$(27,580)	$—	$9,427	$—
Conversion of common stock to Class T preferred stock	(43)	—	(105)	(1)	(7,539)	—	—	(7,540)	—
Issuance of common stock, net	2,749	27	—	—	160,409	—	—	160,436	—
Conversion of Class B common stock to Class A common stock	145	1	(145)	(1)	—	—	—	—	—
Stock issued through employee stock purchase plan	38	—	—	—	375	—	—	375	—
Stock options exercised	55	1	—	—	590	—	—	591	—
COMPONENTS OF COMPREHENSIVE LOSS
Net loss applicable to common shares and total comprehensive loss	—	—	—	—	—	(83,334)	—	(83,334)	(83,334)

BALANCE, December 31, 2000	11,034	110	782	8	190,751	(110,914)	—	79,955	—
Conversion of Class B common stock to Class A common stock	54	1	(54)	(1)	—	—	—	—	—
Stock issued through employee stock purchase plan	25	—	—	—	620	—	—	620	—
Stock options exercised	63	1	—	—	593	—	—	594	—
COMPONENTS OF COMPREHENSIVE LOSS
Net loss applicable to common shares	—	—	—	—	—	(102,136)	—	(102,136)	(102,136)
Cumulative effect of SFAS No. 133 at January 1, 2001	—	—	—	—	—	—	(5,526)	(5,526)	(5,526)
Current year effect of SFAS No. 133	—	—	—	—	—	—	(7,337)	(7,337)	(7,337)
Total comprehensive loss	—	—	—	—	—	—	—	—	(114,999)

BALANCE, December 31, 2001	11,176	112	728	7	191,964	(213,050)	(12,863)	(33,830)

Conversion of Class B common stock to Class A common stock	35	0	(35)	0	—	—	—	—	—
Stock issued through employee stock purchase plan	17	0	—	0	317	—	—	317	—
Stock options exercised	1	0	—	0	13	—	—	13	—
COMPONENTS OF COMPREHENSIVE LOSS
Net loss applicable to common shares	—	—	—	—	—	(456,458)	—	(456,458)	(456,458)
Current year effect of SFAS No. 133	—	—	—	—	—	—	6,843	6,843	6,843
Total comprehensive loss	—	—	—	—	—	—	—		$(449,615)

BALANCE, December 31, 2002	11,229	$112	693	$7	$192,294	$(669,508)	$(6,020)	$(483,115)

The accompanying notes are an integral part of these consolidated financial statements.

RURAL CELLULAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,

	2000	2001	2002

	(In thousands)
OPERATING ACTIVITIES:
Net loss	$(39,253)	$(47,591)	$(395,902)
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	91,078	112,577	82,497
Early extinguishment of debt	925	—	3,319
Adjustments of interest rate derivatives to fair market value	—	16,425	15,104
Cumulative change in accounting principle	—	(1,621)	417,064
Other	1,421	1,964	3,209
Change in other operating elements:
Accounts receivable	(14,071)	849	(475)
Inventories	145	292	(7)
Other current assets	192	605	(809)
Accounts payable	25,297	(7,786)	6,466
Advance billings and customer deposits	1,721	1,199	1,112
Other accrued liabilities	14,717	(1,410)	6,744

Net cash provided by operating activities	82,172	75,503	138,322

INVESTING ACTIVITIES:
Purchases of property and equipment	(54,832)	(45,979)	(59,835)
Proceeds from sale of property and equipment	—	—	462
Purchases of wireless properties, net of cash acquired	(1,232,692)	(178,566)	—
Proceeds from sale of other long-lived assets	—	48,929	650
Pending acquisition costs	(10,000)	—	—
Other	(1,763)	1,080	37

Net cash used in investing activities	(1,299,287)	(174,536)	(58,686)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock related to employee stock purchase plan and stock options	966	1,214	331
Proceeds from offering of common stock, net	160,436	—	—
Proceeds from issuance of preferred securities, net	263,394	—	—
Proceeds from issuance of long-term debt	1,104,948	349,344	362,550
Repayments of long-term debt	(299,350)	(256,089)	(380,402)
Proceeds from swaption	—	8,720	—
Proceeds from interest rate swap transactions	6,550	—	—
Payments of debt issuance costs	(18,909)	(4,366)	(10,322)

Net cash (used in) provided by financing activities	1,218,035	98,823	(27,843)

NET INCREASE (DECREASE) IN CASH	920	(210)	51,793
CASH AND CASH EQUIVALENTS, at beginning of year	1,285	2,205	1,995

CASH AND CASH EQUIVALENTS, at end of year	$2,205	$1,995	$53,788

The accompanying notes are an integral part of these consolidated financial statements.

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000, 2001, and 2002

1.	Organization and Nature of Business

      Rural Cellular Corporation and its subsidiaries (the “Company” or “RCC”), a Minnesota corporation, provide wireless communication services in portions of the Midwest, South, Northeast and Northwest areas of the United States. The Company operates its cellular and paging systems under licenses granted by the Federal Communications Commission (“FCC”). The Company’s operations are subject to the applicable rules and regulations of the FCC.

      At December 31, 2002, the Company had negative working capital of $(55.5) million and a shareholders’ deficit of $(483.1) million.

      Beginning in 2003, the Company’s cash requirements will increase each year, due in part to scheduled principal payments under its credit facility and payment of cash dividends on its preferred stock. The Company currently pays dividends on its senior and junior exchangeable preferred stock by issuing additional shares of exchangeable preferred stock. Beginning August 15, 2003, for the Company’s senior exchangeable preferred stock, and beginning May 15, 2005, for its junior exchangeable preferred stock, dividends are to be paid in cash. In addition, the Company may need substantial cash resources to upgrade its networks to 2.5G and 3.0G technologies starting in 2003.

2.	Strategic History

      RCC was founded in 1991 through the combination of five partnerships holding different cellular licenses in Minnesota. Since then, it has completed the following acquisitions (the “Acquisitions”):

•	In May 1997, the Company acquired wireless operations and licenses covering portions of Maine for approximately $85.7 million.

•	In July 1998, the Company acquired wireless operations and licenses covering all of Vermont and portions of Massachusetts, New Hampshire, and New York for approximately $262.5 million.

•	In August 1998, the Company acquired wireless operations and a license in western Maine for approximately $7.5 million.

•	In February 1999, the Company acquired wireless operations and a license in South Dakota for approximately $11.9 million.

•	In April 2000, the Company acquired wireless operations and licenses covering portions of Alabama, Kansas, Mississippi, Oregon, and Washington for approximately $1.265 billion.

•	In January 2001, the Company acquired wireless operations and licenses in the Portsmouth, New Hampshire service area for approximately $194.3 million. In the acquisition, the Company also acquired an ILEC business of the seller. The Company sold the ILEC business in October 2001 for approximately $35.5 million.

Accounting Treatment

      The purchase prices for the Acquisitions were allocated to the net assets based on their estimated fair values and the excess was allocated to licenses and goodwill. The Acquisitions were accounted for under the purchase method of accounting; accordingly, operating results for each acquired business have been included from the date of acquisition.

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	Summary of Significant Accounting Policies

Revenue Recognition

      The Company’s revenue primarily consists of service, roaming, and equipment revenue, each of which is described below:

•	Service revenue includes monthly access charges, charges for airtime used in excess of the time included in the service package purchased, activation fees, long distance charges derived from calls placed by customers as well as cellular and paging equipment lease revenue. Also included are charges for such features as voicemail, call waiting, and call forwarding. Service revenue also includes incollect revenue, which consists of charges to the Company’s customers when they use their wireless phones in other wireless markets. The Company does not charge installation or connection fees.

•	Roaming revenue includes outcollect revenue. Roaming revenue and incollect cost information is provided to RCC primarily through a third party centralized clearinghouse. From the clearinghouse the Company receives settlement data each month. Management bases its accrual of roaming revenue and incollect expense on these clearinghouse reports. RCC follows this method since reasonably dependable estimates of roaming revenue and incollect cost can be made.

•	Equipment revenue includes sales of cellular and paging equipment and accessories and network equipment reselling.

Recently Issued Accounting Pronouncements

      In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure, an Amendment of FASB Statement No. 123.” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for employee stock-based compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosure in annual and interim financial statements about the method of accounting used by the issuer for stock-based compensation and its effect on the issuer’s reported results. The disclosure provisions of SFAS No. 148 are included in Note 7 of these Notes to Consolidated Financial Statements. The Company applies the principles of APB Opinion No. 25 and related interpretations in accounting for its stock-based compensation plans.

      In November 2002, the Emerging Issues Task Force (“EITF”) reached consensus on EITF No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” This consensus requires that revenue arrangements with multiple deliverables be divided into separate units of accounting if the deliverables in the arrangement meet specific criteria. In addition, arrangement consideration must be allocated among the separate units of accounting based on their relative fair values, with certain limitations. The sale of wireless service with an accompanying handset constitutes a revenue arrangement with multiple deliverables. We will be required to adopt the provisions of this consensus for revenue arrangements entered into after June 30, 2003. We are currently evaluating whether we will elect to report the change in accounting as a cumulative-effect adjustment or to apply it on a prospective basis. Additionally, we are currently assessing the impact of this consensus on our results of operations, financial position, and cash flows.

      In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 clarifies the requirements for a guarantor’s accounting for and disclosure of certain issued and outstanding guarantees. The initial recognition and initial measurement provisions of FIN 45

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

are applicable to guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for financial statements for interim or annual periods ending after December 15, 2002.

      In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 supersedes previous accounting guidance, principally EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by SFAS No. 146 include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. The Company will adopt SFAS No. 146 prospectively for exit or disposal activities initiated after December 31, 2002.

      In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS No. 145 requires that gains and losses from the extinguishments of debt be classified as extraordinary items only if they meet the criteria in Accounting Principles Board Opinion No. 30 (“Opinion No. 30”). SFAS No. 145 is effective for RCC for periods beginning January 1, 2003. Upon the adoption of SFAS No. 145, RCC will reclassify prior period statements of operations to conform to the presentation required by SFAS No. 145. Under SFAS No. 145, the Company will report gains and losses on extinguishments of debt in interest expense.

      In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” SFAS No. 144 develops a single accounting model for long-lived assets to be disposed of, whether previously held and used or newly acquired. RCC adopted this statement on January 1, 2002. There was no impact to the Company’s financial statements.

      In July 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 provides accounting and reporting standards for costs associated with the retirement of long-lived assets. It requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The Company has determined this new accounting standard will not affect its results of operations, financial position and cash flows. The Company was required to implement this standard effective January 1, 2003.

      In accordance with guidance set forth in SFAS No. 142, “Goodwill and Other Intangible Assets,” the Company evaluates its goodwill and indefinite lived intangible assets for impairment at least annually and more frequently when indicators of impairment exist. Effective with the adoption of SFAS No. 142, RCC is no longer amortizing goodwill or indefinite lived assets. Additionally, the Company has reassessed the useful lives of previously recognized intangible assets (primarily customer lists and FCC licenses). The Company reassessed the useful life of its customer lists and determined its current policy continues to be appropriate. A significant portion of the Company’s intangible assets consists of licenses that provide its wireless operations with the exclusive right to utilize certain radio frequency spectrum to provide cellular communication services. While licenses are issued for only a fixed time, generally ten years, such licenses are subject to renewal by the FCC. Renewals of licenses have occurred routinely and at nominal cost. Moreover, the Company has determined that there are currently no legal, regulatory, contractual, competitive, economic or other factors that limit the useful life of the Company’s wireless licenses. As a result, licenses will be treated as an indefinite-lived intangible asset under the provisions of SFAS No. 142

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and will not be amortized but rather will be tested for impairment. The Company will reevaluate the useful life determination for licenses each quarter to determine whether events and circumstances continue to support an indefinite useful life.

      Upon adoption of SFAS No. 142, the Company completed an impairment test for both its goodwill and licenses and determined that there were impairments of $5.0 million and $412.0 million, respectively. RCC used a fair value approach, using primarily discounted cash flows, to complete the transitional impairment tests. In accordance with SFAS No. 142, the impairment charges are recorded in RCC’s consolidated financial statements for the first quarter of 2002.

      On a prospective basis, RCC is required to test both goodwill and other indefinite-lived intangible assets, including licenses, for impairment on an annual basis (October 1) using a fair value approach. Additionally, goodwill must be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the entity below its carrying value. These events or circumstances would include a significant change in the business climate, including a significant sustained decline in an entity’s market value, regulatory requirements, operating performance indicators, competition, sale or disposition of a significant portion of the business, or other factors. Other indefinite-lived intangible assets must be tested between annual tests if events or changes in circumstances indicate that the asset might be impaired. RCC performed its annual impairment test for both goodwill and licensing costs during the fourth quarter of 2002, using methodologies consistent with those applied for its transitional impairment tests performed as of January 1, 2002. No further impairment was recognized as a result of this testing.

Principles of Consolidation

      The consolidated financial statements include the accounts of RCC and its wholly-owned subsidiaries and its majority owned joint venture, Wireless Alliance, LLC (“Wireless Alliance”). All significant intercompany balances and transactions have been eliminated.

Income Taxes

      The Company follows the liability method of accounting for income taxes, and deferred income taxes are based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities based on enacted tax laws.

Net Loss Per Common Share

      Basic EPS is computed by dividing net loss by the weighted average number of shares outstanding during the year. Diluted EPS is computed by including dilutive common stock equivalents with the basic weighted average shares outstanding. Potential common shares of 1,266,422, 1,588,734, and 1,908,084 related to the Company’s outstanding stock options were excluded from the computation of diluted loss per share for the years ended December 31, 2000, 2001 and 2002, respectively, as inclusion of these shares would have been antidilutive.

Cash Equivalents

      The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Inventories

      Inventories consist of cellular telephone equipment, pagers, and accessories and are stated at the lower of cost, determined using the average cost method, or market.

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Property and Equipment

      Property and equipment are recorded at cost. Additions, improvements, or major renewals are capitalized, while expenditures that do not enhance or extend the asset’s useful life are charged to operating expenses as incurred. Depreciation is computed using the straight-line method based on the estimated useful life of the asset.

      The components of property and equipment and the useful lives of the Company’s assets are as follows as of December 31:

	2001	2002	Useful Lives

	(In thousands)
Land	$7,021	$7,204	N/A
Building and towers	89,113	93,335	15-39 Years
Equipment	225,098	255,370	2-10 Years
Leased handset equipment	31,998	24,082	19 Months
Furniture and fixtures	22,401	22,305	3-10 Years
Assets under construction	7,125	10,869	N/A

	382,756	413,165
Less — accumulated depreciation	(137,776)	(172,629)

Property and equipment — net	$244,980	$240,536

      The Company’s network construction expenditures are recorded as assets under construction until the system or assets are placed in service, at which time the assets are transferred to the appropriate property and equipment category. During the years ended December 31, 2001 and 2002, as a component of assets under construction, the Company capitalized $1.7 million and $1.1 million, respectively, in salaries of the Company’s engineering employees. The Company did not capitalize interest cost in 2001 or 2002.

      At December 31, 2001, accumulated depreciation on handset equipment was approximately $18.6 million as compared to $15.3 million at December 31, 2001. Handset equipment depreciation expense for the year ended December 31, 2001 was $8.5 million as compared to $15.8 million in 2002. The gross carrying value of handset equipment disposals in 2001 was $5.9 million as compared to $21.2 million in 2002.

      Total depreciation expense for the years ended December 31, 2000, 2001 and 2002 was $43.8 million, $49.3 million, and $61.5 million, respectively.

Licenses and Other Intangible Assets

      Licenses consist of the value assigned to paging licenses, Wireless Alliance personal communications services (“PCS”) licenses, other PCS licenses, local multipoint distribution service (“LMDS”) licenses, and cellular licenses acquired through acquisitions or otherwise. Other intangibles, resulting primarily from acquisitions, include the value assigned to customer lists and goodwill. Amortization is computed using the straight-line method based on the estimated useful life of the asset (see discussion of “Recently Issued Accounting Pronouncements”).

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The components of licenses and other intangible assets are as follows as of December 31:

	2001			2002

	Gross			Gross
	Carrying	Accumulated	Net Carrying	Carrying	Accumulated	Net Carrying
	Value	Amortization	Value	Value	Amortization	Value

	(In thousands)
Licenses	$1,081,033	$(50,409)	$1,030,624	$668,985	$(50,409)	$618,576
Other intangible assets:
Goodwill	393,677	(32,493)	361,184	402,165	(32,336)	369,829
Customer lists	159,029	(45,730)	113,299	159,030	(66,282)	92,748

Total	$1,633,739	$(128,632)	$1,505,107	$1,230,180	$(149,027)	$1,081,153

      The effect of the adoption of SFAS No. 142 on the reported net loss and basic and diluted loss per share for all periods presented in the accompanying statements of operations is as follows:

	(Before Cumulative Change in
	Accounting Principle and Including the
	Effect of Preferred Stock Dividends)

	For Years Ended December 31,			(As Reported)

	2000	2001	2002	2000	2001	2002

	(In thousands, except per share amounts)
Net loss applicable to common shares	$(83,334)	$(103,757)	$(39,394)	$(83,334)	$(102,136)	$(456,458)
Add back: goodwill amortization	12,531	16,690	—	12,531	16,690	—
Add back: license amortization	19,499	26,512	—	19,499	26,512	—

Adjusted net loss applicable to common shares	$(51,304)	$(60,555)	$(39,394)	$(51,304)	$(58,934)	$(456,458)

Weighted average common shares outstanding, basic and diluted	11,510	11,865	11,920	11,510	11,865	11,920
Basic and diluted loss per share:
Net loss per basic and diluted share	$(7.24)	$(8.74)	$(3.30)	$(7.24)	$(8.61)	$(38.29)
Add back: goodwill amortization	1.09	1.41	—	1.09	1.41	—
Add back: license amortization	1.69	2.23	—	1.69	2.23	—

Adjusted loss per share (basic and diluted)	$(4.46)	$(5.10)	$(3.30)	$(4.46)	$(4.97)	$(38.29)

      Licenses, goodwill and customer list amortization expense was approximately $46.8 million, $62.8 million and $20.6 million for the years ended December 31, 2000, December 31, 2001 and

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002, respectively. It is estimated to be approximately $20.6 million in each of 2003 through 2006, and $10.4 million in 2007.

      The changes in carrying amount of goodwill and licenses for the year ended December 31, 2002 are as follows (in thousands):

	Goodwill	Licenses	Total

Balance as of December 31, 2001	$361,184	$1,030,624	$1,391,808
Goodwill reclassification	13,661	—	13,661
Impairment charges under SFAS No. 142	(5,016)	(412,048)	(417,064)

Balance as of December 31, 2002	$369,829	$618,576	$988,405

Deferred Debt Issuance Costs

      Deferred debt issuance costs relate to the credit facility and the senior subordinated notes (see Note 4). These costs are being amortized over the respective instruments’ terms.

Other Assets

      Other assets primarily consist of costs related to Wireless Alliance spectrum relocation costs, restricted investments and investments in unconsolidated affiliates. Restricted investments represent the Company’s investments in the stock of CoBank and are stated at cost, which approximates fair value. The restricted investments were purchased pursuant to the terms of a loan agreement and are restricted as to withdrawal. Investments in unconsolidated affiliates are accounted for using the equity method and represent the Company’s ownership interests in Cellular 2000, Inc. Cellular 2000, Inc. is an entity organized to own the Cellular 2000 trade name and the related trademark. Other assets also include the fair market value of an interest rate instrument (“Flooridor”), which was entered into during 2000 and terminates in 2003 (see Note 5).

Business and Credit Concentrations

      RCC operates in one business segment, the operation of wireless communication systems in the United States. During 2002, no single customer accounted for more than 10% of our total revenue or accounts receivable other than AT&T Wireless, which accounted for 10.2% of our total revenue. During 2001 and 2000, no single customer accounted for more than 10% of our total revenue.

Long-Lived Assets

      Effective January 1, 2002, the Company adopted SFAS No. 144 for assessing the impairment of amortizable intangible assets and other long-lived assets. Under SFAS No. 144, if the sum of the expected future cash flows (undiscounted and without interest charges) were less than the carrying amount of the amortizable intangible assets and/or other long-lived assets, the Company would recognize an impairment loss. The Company would measure any impairment based on a projected cash flow method using a discounted rate determined by management to be commensurate with the risk inherent in its current business model.

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

financial statements and the reported amounts of revenue and expenses during the reported periods. Ultimate results could differ from those estimates.

Reclassifications

      Certain reclassifications have been made to prior year’s consolidated financial statements in order to conform to the 2002 presentations. Such reclassifications had no effect on total shareholders’ deficit, net loss applicable to common shares or loss per share as previously reported.

Comprehensive Loss

      The Company follows the provisions of SFAS No. 130, “Reporting Comprehensive Income,” which established standards for reporting and display of comprehensive income and its components. Comprehensive income (loss) reflects the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. For the Company, comprehensive loss represents net losses and the deferred gains on derivative instruments. In accordance with SFAS No. 130, the Company has chosen to disclose comprehensive loss in the accompanying consolidated statement of shareholders’ (deficit) equity.

4.	Long-Term Liabilities

      The Company had the following long-term liabilities outstanding as of December 31 (in thousands):

	2001	2002

Credit facility (net of current portion of $35,959):
Revolver	$159,800	$16,142
Term Loan A (terminates 04/03/2008)	426,508	316,540
Term Loan B (terminates, 10/03/2008)	225,101	185,223
Term Loan C (terminates, 04/03/2009)	225,101	185,223
Term Loan D (terminates, 10/03/2009)	75,000	54,766

	1,111,510	757,894
9 3/4% Senior Subordinated Notes	—	300,000
9 5/8% Senior Subordinated Notes	125,000	125,000
Derivative financial instruments	42,949	12,158
Deferred tax liability	—	15,651
Other	6,842	323

Long-term liabilities	$1,286,301	$1,211,026

Credit Facility

      Advances under the credit facility bear interest at the London Interbank Offering Rate (“LIBOR”) plus an applicable margin based on the Company’s ratio of indebtedness to annualized operating cash flow as of the end of the most recently completed fiscal quarter. As of December 31, 2002, the effective rate of interest on the credit facility, excluding the impact of hedge agreements, was 4.53%. A commitment fee not to exceed 0.50% on the unused portion of the credit facility is payable quarterly. Borrowings under the credit facility are secured by a pledge of all the assets of the Company, excluding its ownership in the stock of Cellular 2000, Inc. and its 70% ownership in Wireless Alliance, LLC. At December 31, 2002, the

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company had $258.9 million available under its credit facility. Future availability under the revolver will be determined quarterly based on our leverage ratios as described by the credit facility agreement.

      The credit facility is subject to various covenants, including the ratio of senior indebtedness to annualized operating cash flow, the ratio of total indebtedness to annualized operating cash flow, and the ratio of annualized operating cash flow to interest expense. Mandatory commitment reductions are required upon any material sale of assets. In January 2002 and March 2001, the Company obtained amendments and waivers of certain of the financial covenants in the credit facility. As of December 31, 2002, the Company was in compliance with all covenants.

Deferred Gain on Hedge and Swap Agreements

      In May 2000, the Company settled swaps it had entered into in August 1998 with a total notional amount of $165 million, resulting in a gain of approximately $3.1 million. In July 2000, the Company settled swaps it had entered into in February 1999 with a total notional amount of $250 million, resulting in a gain of approximately $4.3 million. In accordance with SFAS No. 133, effective January 1, 2001, gains not accreted from these transactions were reclassified into other comprehensive loss within the equity section of the balance sheet. These gains are being accreted into income over the original terms of the settled swaps.

9 5/8% Senior Subordinated Notes

      In 1998, the Company issued $125 million principal amount of 9 5/8% Senior Subordinated Notes due 2008. Interest on the Senior Subordinated Notes is payable semi-annually on May 15 and November 15. The Senior Subordinated Notes will mature on May 15, 2008, and are redeemable, in whole or in part, at the option of the Company, at any time on or after May 15, 2003.

9 3/4% Senior Subordinated Notes

      In 2002, the Company issued $300 million principal amount of 9 3/4% senior subordinated notes due 2010. Interest on the 9 3/4% senior subordinated notes is payable semi-annually on January 15 and July 15. The 9 3/4% senior subordinated notes will mature on January 15, 2010, and are redeemable, in whole or in part, at the option of the Company, at any time on or after January 16, 2006.

Current Portion of Long-Term Debt

      As of December 31, 2002, the Company’s current portion of long-term debt included the following:

Amount

(In thousands)
Credit facility	$35,959
Financial Instruments
Swaption(1)	30,072
Other financial instruments	6,326
Purchase option agreement(2)	6,500
Other	190

Total	$79,047

(1)	The Company anticipates that the counterparty will exercise the optional early termination provision of the Swaption requiring RCC to pay the counterparty the negative fair market value of the swaption on May 15, 2003.

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(2)	In conjunction with an acquisition, the Company became party to a purchase option agreement whereby it may acquire certain cell sites in the future for $6.5 million. The option expired February 28, 2003 at which time the Company exercised the option. At December 31, 2002, the option was included in current liabilities. The Company assumed an agreement to utilize the assets covered by the option for the period prior to exercising the option. The ongoing payments pursuant to this agreement have been reflected as interest expense in the accompanying consolidated statements of operations.

      Maturities of the credit facility, 9 5/8% Senior Subordinated Notes, 9 3/4% Senior Subordinated Notes and early termination of the Swaption are as follows;

		9 5/8% Senior	9 3/4% Senior	Termination
	Credit	Subordinated	Subordinated	of
Year	Facility	Notes	Notes	Swaption(1)	Total

	(In thousands)
2003	$35,959	$—	$—	$30,072	$66,031
2004	61,043	—	—	—	61,043
2005	71,958	—	—	—	71,958
2006	87,240	—	—	—	87,240
2007	91,605	—	—	—	91,605
Thereafter	446,048	125,000	300,000	—	871,048

Total	$793,853	$125,000	$300,000	$30,072	$1,248,925

(1)	The Company anticipates that the counterparty will exercise the optional early termination provision of the Swaption, requiring RCC to pay the counterparty the negative fair market of the swaption on May 15, 2003.

5.	Financial Instruments

      SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (as amended by SFAS No. 137 and No. 138), requires that an entity determine the fair value of all derivatives and recognize them as either assets or liabilities on the balance sheet. The changes in fair value of the derivative are booked based on the intended use of the derivative, the ability to meet hedge designation criteria and the degree of effectiveness measured at each period end.

      The Company uses derivative financial instruments to reduce its exposure to adverse fluctuations in interest rates, to meet bank covenants, and to reduce borrowing rates. RCC is not a party to leveraged derivatives and does not hold or issue financial instruments for speculative purposes.

Interest Rate Management

      The Company is required under the terms of its credit facility ($793.9 million) to mitigate the risk of rising interest rates on at least 50% of the principal amount of the loans outstanding for an average period of three years from the date of the hedge agreements. At year end, RCC held interest rate swap and collar agreements, with a notional amount of $409.0 million, to reduce the risk of rising interest rates on variable rate debt. The swaps and collars are designated and documented as cash flow hedges and are tested for effectiveness quarterly. These derivatives are recorded on the balance sheet at fair value and the effective gains (losses) are accumulated in other comprehensive income (“OCI”). Values in OCI are reclassified to interest expense when the hedged variable rate interest payment is recognized in earnings. Overperformance of the swap identified during effectiveness testing is recognized immediately in interest expense, along with the collar’s time value, which is excluded from testing.

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company entered into its reverse swaps ($135.0 million notional) and purchased a flooridor ($252.0 million notional) to reduce the effective borrowing rates associated with the credit facility and the fixed rate 9 3/4% Senior Subordinated Notes in a declining interest rate environment. These instruments, in addition to the swaption, do not qualify for SFAS No. 133 cash flow or fair value hedge accounting treatment, and as such, the entire change in fair value of these instruments is reflected in interest expense each period.

      RCC’s derivative instruments and valuations are set forth in the table below. The fair values are based on quoted market prices or, if quoted market prices are not available, estimates using present value and other valuation techniques except for Class M and Class T convertible preferred stock.

				Estimated
		Carrying Value		Fair Market Value

	Notional	December 31,	December 31,	December 31,	December 31,
	Amount	2001	2002	2001	2002

	(Dollars in thousands)
Financial assets
Interest rate flooridors(i):
Fleet Bank (terminates May 12, 2003)	$252,000	$1,699	$631	$1,699	$631

Total financial assets	$252,000	$1,699	$631	$1,699	$631

Financial liabilities
Credit facility	$—	$1,111,510	$793,853	$987,145	$689,064
9 5/8% senior subordinated notes	—	125,000	125,000	127,031	81,250
9 3/4% senior subordinated notes	—	—	300,000	—	195,000
11 3/8% senior exchangeable preferred stock	—	215,373	240,882	187,375	57,812
12 1/4% junior exchangeable preferred stock	—	172,901	195,035	145,237	42,908
Class M convertible preferred stock(ii)	—	110,000	110,000	110,000	110,000
Class T convertible preferred stock(ii)	—	7,541	7,541	7,541	7,541

	—	1,742,325	1,772,311	1,564,329	1,183,575
Derivative financial instruments
Interest rate swap agreements:
TD Securities (terminates May 16, 2005)	84,000	5,854	9,010	5,854	9,010
PNC Bank (terminates May 16, 2003)	42,000	2,703	975	2,703	975
Union Bank (unwound January 17, 2002)	—	5,387	—	5,387	—
Fleet Bank (unwound January 14, 2002)	—	2,791	—	2,791	—
Reverse swap agreements:
Fleet Bank (terminates January 15, 2010)	75,000	—	1,832	—	1,832
Dresdner Bank (terminates January 15, 2010)	60,039	—	1,316	—	1,316
Interest rate collar agreements:
PNC Bank (terminates May 25, 2003)	47,000	2,025	966	2,025	966
Fleet Bank (unwound January 14, 2002)	—	3,553	—	3,553	—
Union Bank (terminates June 5, 2003)	96,000	2,961	1,622	2,961	1,622
PNC Bank (terminates June 6, 2003)	94,000	3,301	1,827	3,301	1,827
Union Bank (terminates June 5, 2003)	46,000	1,746	936	1,746	936
Swaption(iii):
TD Securities (terminates May 15, 2003)	131,016	12,628	30,072	12,628	30,072

	675,055	42,949	48,556	42,949	48,556
Other long-term liabilities	—	6,842	323	6,842	323

Total financial liabilities	$675,055	$1,792,116	$1,821,190	$1,614,120	$1,232,454

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(i)	The financial instrument does not qualify for hedge accounting treatment under SFAS No. 133 and, as such, is recorded in the balance sheet at fair value with related changes in fair value included in the statement of operations.

(ii)	The financial instrument is not actively traded and, therefore, the estimated fair market value is stated at the carrying value.

(iii)	Rural Cellular Corporation has $125 million in subordinated debt that was issued in May 1998 and matures in May 2008. The $8.7 million value of an embedded call option within the subordinated debt was monetized in March 2001, resulting in a swaption. The swaption does not qualify for hedge accounting treatment under SFAS No. 133 and as such is recorded in the balance sheet at fair value with related changes in fair value included in the statement of operations.

      Because LIBOR rates have declined subsequent to the inception of the Company’s swaps and collars, their respective market valuations have decreased. Therefore, as required by SFAS No. 133, this decline in market valuation is reflected in the financial statements by an increase in the derivative financial instrument liabilities together with adjustments to interest expense and accumulated other comprehensive loss.

      The following table sets forth these adjustments for 2002:

	Prior to
	SFAS No. 133	SFAS No. 133	As
	Adjustment	Adjustment	Reported

	(In thousands)
Statement of Operations Data:
Interest expense	$99,374	$15,104	$114,478

		SFAS No. 133
		Adjustment for
	As Reported at	Year Ended	As Reported at
	December 31, 2001	December 31, 2002	December 31, 2002

Balance Sheet Data:
ASSETS:
Derivative financial instruments included in other assets	$1,699	$(1,068)	$631
LIABILITIES:
Derivative financial instruments included in current portion of long term debt and long-term liabilities	$42,949	$5,607	$48,556
SHAREHOLDERS’ (DEFICIT) EQUITY:
Accumulated other comprehensive loss	$(12,863)	$6,843	$(6,020)

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Redeemable Preferred Stock

      The Company has issued the following preferred stock with liquidation preferences of $1,000 per share:

				Other	Number
		Dividend	Conversion	Features,	of Shares	Shares Distributed
		Rate	Price to	Rights,	Issued	as Dividends	Accrued Dividends
	Redemption	Per	Common	Preferences	Excluding	through	at December 31,
	Date	Annum	Stock	and Powers	Dividends	December 31, 2002	2002

	(In thousands)
Senior Exchangeable Preferred Stock	05/15/2010	11.375%	—	Non-Voting	150,000	90,882	$3,426
Junior Exchangeable Preferred Stock	02/15/2011	12.250%	—	Non-Voting	140,000	55,035	2,986
Class M Voting Convertible Preferred Stock	04/03/2012	8.000%	$53.000	Voting	110,000	—	26,711
Class T Convertible Preferred Stock	04/03/2020	4.000%	$50.631	Non-Voting	7,541	—	829

Total					407,541	145,917	$33,952

      Preferred security balance sheet reconciliation (in thousands):

As of
December 31,
2002

Preferred securities originally issued	$407,541
Preferred dividends issued	145,917
Accrued long-term preferred security dividends (Class M and Class T)	27,540
Unamortized issuance costs	(11,498)

Net preferred securities	$569,500

      Dividends on the Senior Exchangeable Preferred Stock are cumulative, payable quarterly, and may be paid, at the Company’s option, on any dividend payment date occurring on or before May 15, 2003, either in cash or by the issuance of additional shares of Senior Exchangeable Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends.

      Dividends on the Junior Exchangeable Preferred Stock are cumulative, are payable quarterly, and may be paid, at the Company’s option, on any dividend payment date occurring on or before February 15, 2005, either in cash or by the issuance of additional shares of Junior Exchangeable Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends.

      The Senior and Junior Exchangeable Preferred Stock are non-voting, except as otherwise required by law and as provided in the certificates of designation. The certificates of designation provide that upon the accumulation of accrued and unpaid dividends, if any, on the outstanding Senior or Junior Exchangeable Preferred Stock in an amount equal to six full quarterly dividends (whether or not consecutive), the holders of a majority of the outstanding shares of the affected Exchangeable Preferred Stock, voting as a class, will be entitled to elect the lesser of two directors and that number of directors constituting 25% of the members of the board of directors.

      Dividends on the Class M Preferred Stock are compounded, accrue at 8% per annum, and are payable upon redemption or upon liquidation of the Company. The Class M preferred stock is convertible into the Company’s Class A common stock at $53.00 per share subject to certain adjustments. Dividends are not

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

payable if the shares are converted. The holders of the Class M preferred stock are entitled to vote on all matters submitted to the holders of the common stock on an as-converted basis.

      In order to comply with the FCC rules regarding cross-ownership of cellular licensees within a given market, the Company issued 7,541 shares of Class T Convertible Preferred Stock to Telephone & Data Systems, Inc. (“TDS”) in exchange for 43,000 shares of Class A common stock and 105,940 shares of Class B common stock owned by TDS. TDS or the Company can convert the Class T preferred stock into the original number of shares of Class A or Class B common stock in the future if ownership by TDS of the Common Stock would then be permissible under FCC rules. Dividends on the Class T preferred stock are cumulative, have a fixed coupon rate of 4% per annum, and are payable in April 2020. Dividends are not payable if the shares are converted.

      The Senior Exchangeable Preferred Stock is senior to the Junior Exchangeable Preferred Stock, Class M Convertible Preferred Stock, Class T Convertible Preferred Stock, and common stock of RCC with respect to dividend rights and rights on liquidation, winding-up, and dissolution of RCC. The Junior Exchangeable Preferred Stock is junior to the Senior Exchangeable Preferred Stock and Class T Convertible Preferred Stock and senior to the Class M Convertible Preferred Stock and common stock with respect to dividend rights and rights on liquidation, winding-up, and dissolution of RCC. Shares of the Senior and Junior Exchangeable Preferred Stock and Class T Convertible Preferred Stock are non-voting, except as otherwise required by law and as provided in their respective Certificates of Designation.

      We are required to redeem the Senior Exchangeable Preferred Stock, Junior Exchangeable Preferred Stock, Class M Convertible Preferred Stock, and Class T Convertible Preferred Stock at 100% of their total liquidation preference plus accumulated and unpaid dividends at their respective redemption dates.

7.	Shareholders’ (Deficit) Equity

Authorized Shares

      The Company has 300,000,000 shares of authorized capital stock consisting of 200,000,000 shares of Class A common stock, 10,000,000 shares of Class B common stock and 90,000,000 undesignated shares.

Common Stock Rights

      Holders of Class A common stock are entitled to one vote for each share owned while holders of Class B common stock are entitled to ten votes for each share owned. Each share of Class B common stock may at any time be converted into one share of Class A common stock at the option of the holder. All issued Class B common shares may also be converted into an equivalent number of Class A common shares upon the affirmative vote of not less than 66 2/3% of the then issued Class B common shares. Further, Class B common shares are automatically converted to an equal number of Class A common shares if they are transferred to anyone who is not an affiliate of the transferring shareholder.

      On April 30, 1999 RCC adopted rights plans for its Class A common stock and Class B common stock. The rights plans give each holder of Class A common stock the right to purchase 1/100th of a newly authorized preferred share that is essentially equivalent to one share of Class A common stock and each holder of Class B common stock the right to purchase 1/100th of a newly authorized preferred share, essentially equivalent to one share of Class B common stock. The exercise price for both the Class A rights and the Class B rights is $120 per right.

      The rights become exercisable by existing shareholders only following the acquisition by a buyer, without prior approval of the Company’s board of directors, of 15% or more of the outstanding Common Stock, Class A and Class B, or following the announcement of a tender offer for 15% of the outstanding Common Stock. If a person acquires 15% or more of the Company’s Common Stock, each right (except

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

those held by the acquiring person) will entitle the holder to purchase shares of the Company’s Class A or Class B common stock, as appropriate, having a market value of twice the right’s exercise price, or, in effect, at a 50% discount from the then current market value. If the Company were acquired in a merger or similar transaction after a person acquires 15% of the Company’s outstanding Common Stock, without prior approval of the board of directors, each right would entitle the holder (other than the acquirer) to purchase shares of the acquiring company having a market value of twice the exercise price of the right, or, in effect, at a discount of 50%. Until the acquisition by any person of 15% or more of the Company’s Common Stock, the rights can be redeemed by the board of directors for $.001 per right.

Stock Compensation Plans

      The stock compensation plan (the “Plan”) for employees authorizes the issuance of up to 2,400,000 shares of Class A common stock in the form of stock options, stock appreciation rights or other stock-based awards. The Plan provides that the exercise price of any option shall not be less than 85% of the fair market value of the Class A common stock as of the date of the grant (100% in the case of incentive stock options). Options and other awards granted under the Plan vest and become exercisable as determined by the Board of Directors or a stock option committee.

      The stock option plan for nonemployee directors authorizes the issuance of up to 400,000 shares of Class A common stock. The plan provides that the option price shall not be less than the fair market value of the Class A common stock outstanding on the date of grant. The options vest and become exercisable one year following the date of grant and expire five years thereafter.

      Under the employee stock purchase plan, employees who satisfy certain length of service and other criteria are permitted to purchase shares of Class A common stock at 85% of the fair market value of the Class A common stock on January 1 or December 31 of each year, whichever is lower. In February 2003, RCC’s Board of Directors adopted an amendment to increase the number of shares reserved under the plan to 750,000. This amendment was approved at the Company’s 2003 Annual Meeting of Shareholders.

      The following table summarizes option plan activity through December 31, 2002:

			Employee
	Nonemployee	Stock	Stock
	Directors	Compensation	Purchase
	Plan	Plan	Plan

Options initially authorized under plan	210,000	1,400,000	250,000
Additional options authorized through plan amendment	190,000	1,000,000	—
Options granted	(267,750)	(2,506,606)	(249,961)
Options cancelled	47,250	437,700	—

Options remaining to be issued at December 31, 2002	179,500	331,094	39

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Options outstanding for employees and nonemployees as of December 31, 2002 have exercise prices ranging between $3.18 and $79.25. Information related to stock options is as follows:

	2000		2001		2002

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding, beginning of period	1,046,547	$12.36	1,266,422	$25.80	1,588,734	$26.78
Granted	299,950	70.86	477,006	30.68	503,550	4.43
Exercised	(55,375)	10.92	(70,844)	11.05	(1,450)	8.99
Cancelled	(24,700)	40.66	(83,850)	46.90	(182,750)	63.23

Outstanding, end of period	1,266,422	25.80	1,588,734	26.78	1,908,084	17.40

Exercisable, end of period	488,052	12.28	700,781	18.33	1,015,784	19.12

Weighted average fair value of options granted		$55.94		$24.67		$3.85

      The following table summarizes certain information concerning currently outstanding and exercisable options:

		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
	Number	Contractual	Exercise	Number	Exercise
Exercise Price Range	Outstanding	Life	Price	Exercisable	Price

$ 0.00-$ 9.99	807,653	5	$5.67	369,453	$8.40
$10.00-$19.99	503,275	6	$13.60	374,575	$13.84
$20.00-$29.99	303,600	8	$26.90	59,000	$27.38
$30.00-$39.99	180,106	8	$35.23	138,326	$34.45
$40.00-$49.99	20,000	7	$43.25	12,000	$43.25
$50.00-$59.99	20,300	7	$53.60	11,120	$54.52
$60.00-$69.99	36,750	7	$68.25	36,750	$68.25
$70.00-$80.00	36,400	7	$76.97	14,560	$76.97

$ 0.00-$80.00	1,908,084	7	$17.40	1,015,784	$19.12

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company accounts for stock options under Accounting Principles Board Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for the Company’s plans been determined consistent with SFAS No. 148 and SFAS No. 123, the Company’s results of operations and net loss per share would have been adjusted to the following pro forma amounts:

	Years Ended December 31,

	2000	2001	2002

	(In thousands, except for per share data)
Net loss applicable to common shares:
As reported	$(83,334)	$(102,136)	$(456,458)
Fair value compensation expense	(2,276)	(5,741)	(5,290)

Pro forma	$(85,610)	$(107,877)	$(461,748)

Net loss per basic and diluted share:
As reported	$(7.24)	$(8.61)	$(38.29)
Fair value compensation expense	(0.20)	(0.48)	(0.45)

Pro forma	$(7.44)	$(9.09)	$(38.74)

      The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 2000, 2001 and 2002: expected volatility of 63.47%, 67.71% and 88.0%, respectively; risk-free interest rates of 8.25% in 2000, 7.25% in 2001 and 4.25% in 2002; expected life of 10 years and no expected dividend yield. The per share weighted average fair value of options granted in 2000, 2001 and 2002 was $55.94, $24.67 and $3.85 per share, respectively.

8.	Income Taxes

      The income tax effect of the items that create deferred income tax assets and liabilities are as follows (In thousands):

	December 31,

	2001	2002

Deferred income tax assets:
Operating loss carryforwards	$73,487	$93,040
Tax credit carryforwards	85	—
Temporary differences:
Allowance for doubtful accounts	1,467	1,036
Derivatives	15,675	18,212
Intangible assets	—	52,946
Other	3,265	2,317
Valuation allowance	(33,915)	(158,245)

Total deferred income tax assets	60,064	9,306
Deferred income tax liabilities:
Depreciation	(20,555)	(23,312)
Intangible assets	(37,545)	—
Other	(1,964)	(1,645)

Net deferred income tax liability	$—	$(15,651)

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      As of December 31, 2002, the Company had tax operating loss carryforwards of approximately $244.8 million available to offset future income tax liabilities. These carryforwards expire in the years 2006 through 2022. Internal Revenue Code Section 382 contains provisions that limit the availability and timing of usage of net operating loss carryforwards in the event of certain changes in the ownership of the Company’s common stock.

      In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management has considered the scheduled reversal of deferred tax liabilities, the limitations under Internal Revenue Code Section 382 following a change in ownership and tax planning strategies in making this assessment. Based upon the assessment, management has established a valuation allowance for net deferred income tax assets currently not expected to be realized.

9.	Commitments and Contingencies

Employment Agreements

      The Company has employment agreements with certain executive officers with terms of three years. These agreements provide for payment of amounts up to three times their annual compensation if there is a termination of their employment as a result of a change in control of the Company, as defined in the agreements. The maximum contingent liability under these agreements was $6.9 million at December 31, 2002.

Legal and Regulatory Matters

      Securities Claims. The Company and certain of its officers have been named as defendants in the following actions:

•	Noormohammed Gurwala v. Rural Cellular Corporation, Richard P. Ekstrand, Wesley E. Schultz and David J. Del Zoppo, filed on December 24, 2002 in U.S. District Court for the District of Minnesota.

•	Roderick B. Brown v. Rural Cellular Corporation, Richard P. Ekstrand and Wesley E. Schultz, filed on January 13, 2003 in U.S. District Court for the District of Minnesota.

•	Christian Diaz v. Rural Cellular Corporation, Richard P. Ekstrand, Wesley E. Schultz and David J. Del Zoppo, filed on February 4, 2003 in U.S. District Court for the District of Minnesota.

•	Kenneth Ketter v. Rural Cellular Corporation, Richard P. Ekstrand, Wesley E. Schultz and David J. Del Zoppo, filed on February 14, 2003 in U.S. District Court for the District of Minnesota.

      The plaintiffs in the Gurwala action, the Diaz action, and the Ketter action seek to represent a class consisting of all persons (except defendants) who purchased the common stock of RCC in the market during the time period from January 6, 2002 through November 13, 2002. The plaintiff in the Brown action seeks to represent a class consisting of all persons (except defendants) who purchased any publicly-traded securities of RCC during the time period from May 2001 through November 12, 2002. In all four actions, plaintiffs allege that RCC’s publicly-announced financial results misstated the actual performance because the Company had inappropriately accounted for certain transactions. Plaintiffs further allege that, as a result, the market price of RCC securities was artificially inflated during the respective class periods. Plaintiffs allege that defendants are liable under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. Plaintiffs seek compensatory damages in an unspecified amount, plus their attorneys’ fees, and costs.

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The procedures of the Private Securities Litigation Reform Act (“PSLRA”) apply to these cases. Pursuant to those procedures, the court will consolidate the actions and appoint lead plaintiffs and lead counsel. The lead plaintiffs will then file a consolidated amended complaint. The parties have agreed that no response to the complaints listed above will be due, but that the defendants will respond to a consolidated amended complaint. Under the PSLRA, discovery is stayed until a motion to dismiss is denied or defendants file an answer to the consolidated amended complaint.

      The defendants are beneficiaries of directors’ and officers’ liability insurance, which includes coverage for securities claims, subject to certain exclusions. The carriers have been notified of these actions, but have not provided a formal position on coverage. The Company anticipates that additional cases with similar allegations may be filed.

      Derivative Action. The following is a purported derivative action brought against all of RCC’s directors and against Rural Cellular Corporation, as a nominal defendant.

•	Hiene Junge v. Richard P. Ekstrand, Wesley E. Schultz, Ann K. Newhall, Jeffrey S. Gilbert, Marvin C. Nicolai, George M. Revering, Don C. Swenson, George W. Wikstrom, Paul J. Finnegan, and John Hunt; and Rural Cellular Corporation as nominal defendant, commenced on or about February 20, 2003 in Douglas County District Court, Alexandria, Minnesota.

      The plaintiff is a shareholder of RCC and claims to bring suit on behalf of RCC. No pre-lawsuit demand to investigate the allegations or bring the action was made on the board of directors. The plaintiff alleges that the directors breached their fiduciary duties to RCC, or abused their control, or grossly mismanaged the company, or wasted company assets, by allowing or causing RCC to improperly account for certain transactions in its financial statements during the time period from May 2001 through November 12, 2002. The plaintiff further alleges that the improper accounting eventually led to the commencement of federal securities class actions (described above) against the company, which allegedly will cause RCC to expend significant sums of money. The plaintiff seeks compensatory damages against the directors in an unspecified amount, plus his attorneys’ fees and costs.

      Other Claims. The Company is involved from time to time in other routine legal matters and other claims incidental to its business. The Company believes that the resolution of such routine matters and other incidental claims, taking into account established reserves and insurance, will not have a material adverse impact on its consolidated financial position or results of operations.

Leases

      The Company leases office space and real estate under non-cancelable operating leases. Future minimum payments under these leases as of December 31, 2002 are as follows:

Year	Amount

(In thousands)
2003	$8,310
2004	6,633
2005	4,954
2006	3,059
2007	1,610
Thereafter	4,742

Total	$29,308

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Under the terms of the lease agreements, the Company also is responsible for certain operating expenses and taxes. Total rent expense of $5.8 million, $8.3 million and $9.7 million was charged to operations for the years ended December 31, 2000, 2001 and 2002, respectively.

Off-Balance Sheet Financings and Liabilities

      Other than lease commitments, legal contingencies incurred in the normal course of business, and employment contracts for key employees, the Company does not have any off-balance sheet financing arrangements or liabilities. The Company does not have any majority-owned subsidiaries or any interests in, or relationships with, any material special-purpose entities that are not included in the consolidated financial statements.

10.	Defined Contribution Plan

      The Company has a defined contribution savings and profit-sharing plan for employees who meet certain age and service requirements. Under the savings portion of the plan, employees may elect to contribute a percentage of their salaries to the plan, with the Company contributing a matching percentage of the employees’ contributions. Under the profit-sharing portion of the plan, the Company contributes a percentage of employees’ salaries. Contributions charged to operations for the years ended December 31, 2000, 2001 and 2002 were $662,000, $728,000 and $570,000, respectively. The percentages the Company matches under the savings portion of the plan and contributes under the profit-sharing portion of the plan are determined annually by the Company’s Board of Directors.

11.	Supplemental Cash Flow Information

	Years Ended December 31,

	2000	2001	2002

	(In thousands)
Cash paid for:
Interest	$76,640	$116,961	$86,775
Noncash financing transactions:
Preferred stock dividends	$44,081	$54,545	$60,556

RURAL CELLULAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	Quarterly Results of Operations (Unaudited)

	2001 Quarter Ended				2002 Quarter Ended

	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,

Revenue:
Service	$70,862	$81,453	$81,396	$76,809	$75,497	$80,473	$83,224	$80,739
Roaming	23,215	28,350	38,106	26,870	26,162	33,855	35,400	27,286
Equipment	5,133	4,545	4,842	4,107	3,279	4,564	7,098	5,501

Total revenue	$99,210	$114,348	$124,344	$107,786	$104, 938	$118,892	$125,722	$113,526
Operating income	$15,833	$23,534	$27,971	$13,462	$31,425	$38,178	$38,627	$26,782
Net income (loss) before cumulative change in accounting principle	$(21,271)	$(7,075)	$(12,310)	$(8,556)	$(707)	$11,303	$10,236	$330
Net income (loss)	$(19,650)	$(7,075)	$(12,310)	$(8,556)	$(417,771)	$11,303	$10,236	$330
Net loss applicable to common shares	$(32,813)	$(20,505)	$(26,101)	$(22,717)	$(432,312)	$(3,629)	$(5,098)	$(15,419)
Net loss per share applicable to common shares before cumulative change in accounting principle	$(2.91)	$(1.73)	$(2.20)	$(1.91)	$(1.28)	$(0.30)	$(0.43)	$(1.29)
Net loss per basic and diluted share	$(2.77)	$(1.73)	$(2.20)	$(1.91)	$(36.27)	$(0.30)	$(0.43)	$(1.29)

13.	Subsequent Event

      Effective January 1, 2003, the Company adopted the provisions of SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections.” These provisions require the Company to reclassify extraordinary losses from the early extinguishment of debt to interest expense in the consolidated statements of operations. Amounts reclassified were $925 and $3,319 in 2000 and 2002, respectively.

$325,000,000

Rural Cellular Corporation

9 7/8% Senior Notes due 2010

November 10, 2003